As filed with the U.S. Securities and Exchange Commission on July 24, 2024

Registration No. 333-276234

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 3

TO

FORM F-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

LZ Technology Holdings Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

Cayman Islands	7371	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Unit 311, Floor 3, No. 5999 Wuxing Avenue, Zhili Town, Wuxing District

Huzhou City, Zhejiang province, People’s Republic of China 313000

+86 18605929066

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kevin (Qixiang) Sun, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 (202) 869-0888	Ying Li, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 (212) 530-2206

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement contains two prospectuses, as set forth below.

●	Public Offering Prospectus. A prospectus to be used for the public offering of our Class B Ordinary Shares (as defined below) through the underwriter named on the cover page of this prospectus, which we refer to as the Public Offering Prospectus.

●	The Resale Prospectus. A prospectus to be used for the resale by the selling shareholder set forth therein (the “Selling Shareholder”) of 10,000,000 Class B Ordinary Shares, which we refer to as the Resale Prospectus.

The Resale Prospectus is substantively identical to the Public Offering Prospectus, except for the following principal points:

●	they contain different front and back covers;

●	they contain different Offering sections in the Prospectus Summary;

●	they contain different Use of Proceeds sections;

●	the Capitalization and Dilution sections are deleted from the Resale Prospectus;

●	a Selling Shareholder section is included in the Resale Prospectus;

●	the Underwriting section from the Public Offering Prospectus is deleted from the Resale Prospectus and a Plan of Distribution section is inserted in its place; and

●	the Legal Matters section in the Resale Prospectus deletes the reference to counsel for the underwriters.

The registrant has included in this registration statement a set of alternate pages after the back cover page of the Public Offering Prospectus, which we refer to as the Alternate Pages, to reflect the foregoing differences in the Resale Prospectus as compared to the Public Offering Prospectus. The Public Offering Prospectus will exclude the Alternate Pages and will be used for the public offering by the Registrant. The Resale Prospectus will be substantively identical to the Public Offering Prospectus except for the addition or substitution of the Alternate Pages and will be used for the resale offering by the Selling Shareholder.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED JULY 24, 2024

LZ Technology Holdings Limited

10,000,000 Class B Ordinary Shares

This is the initial public offering, on a firm commitment basis, of 10,000,000 Class B ordinary shares, par value $0.000025 per share (the “Class B Ordinary Shares”) of LZ Technology Holdings Limited, a Cayman Islands exempted company with substantially all of its operations in China, through its subsidiary, Lianzhang Portal Network Technology Co., Ltd., a company incorporated on September 10, 2014 in China. Throughout this prospectus, unless the context indicates otherwise, references to “LZ Technology” refer to LZ Technology Holdings Limited, the Cayman Islands holding company, and references to “we,” the “Company” or “our company” are to the combined business of LZ Technology and its consolidated subsidiaries.

We anticipate that the initial public offering price per Class B Ordinary Share will be between $4.00 and $6.00. In addition, 10,000,000 Class B Ordinary Shares will be offered for resale by the Selling Shareholder pursuant to the Resale Prospectus. We will not receive any proceeds from the sale of the Class B Ordinary Shares by the Selling Shareholder.

Our issued and outstanding share capital consists of Class A ordinary shares, par value $0.000025 per share (the “Class A Ordinary Shares”), and Class B Ordinary Shares. Class A Ordinary Shares are entitled to ten (10) votes per share. Class B Ordinary Shares are entitled to one (1) vote per share. Pursuant to the Company’s current memorandum and articles of association, Class A Ordinary Shares are not convertible into Class B Ordinary Shares. The post offering memorandum and articles of association that will become effective and replace the current memorandum and articles of association upon the effectiveness of this registration statement, will make Class A Ordinary Shares convertible at the option of the holder into Class B Ordinary Shares on a 1:1 basis. Class A Ordinary Shares and Class B Ordinary Shares, collectively, are referred to as “Ordinary Shares” in this prospectus.

Prior to this offering, there has been no public market for either our Class A Ordinary Shares or Class B Ordinary Shares. We have applied for listing the Class B Ordinary Shares on the Nasdaq Capital Market under the symbol “LZMH.” We believe that upon the completion of this offering, we will meet the standards for listing the Class B Ordinary Shares on the Nasdaq Capital Market. We cannot guarantee that we will be successful in listing the Class B Ordinary Shares on the Nasdaq Capital Market; however, we will not complete this offering unless the Class B Ordinary Shares are so listed.

We are an “emerging growth company” and a “foreign private issuer” as defined under the U.S. federal securities laws, and, as such, are eligible for reduced public company reporting requirements for this and future filings. As of the date of this prospectus, our founder and Chairman, Mr. Andong Zhang, the beneficial owner of all of our outstanding Class A Ordinary Shares and 65,065,243 Class B Ordinary Shares, held approximately 82.29% of the voting power of our outstanding share capital. Following this offering, taking into consideration the Class B Ordinary Shares expected to be offered hereby, Mr. Andong Zhang will retain controlling voting power in the Company based on having approximately 80.02% (or approximately 79.69% if the underwriters exercise the over-allotment option in full) of all voting rights and we will meet the definition of a “controlled company” under the corporate governance standards for Nasdaq listed companies. As a “controlled company,” we will be eligible to utilize certain exemptions from the corporate governance requirements of the Nasdaq Stock Market although we do not intend to avail ourselves of these exemptions. See “Prospectus Summary—Implications of Being an Emerging Growth Company,” “Prospectus Summary—Implications of Being a Foreign Private Issuer” and “Prospectus Summary—Implications of Being a Controlled Company.”

INVESTORS PURCHASING SECURITIES IN THIS OFFERING ARE PURCHASING SECURITIES OF LZ Technology, A CAYMAN ISLANDS HOLDING COMPANY, RATHER THAN SECURITIES OF LZ Technology’s SUBSIDIARIES THAT CONDUCT SUBSTANTIVE BUSINESS OPERATIONS IN CHINA. This structure involves unique risks to investors aND investors may never hold equity interests in the Chinese operating companies. Chinese regulatory authorities could disallow this structure, which would likely result in a material change in OUR operations and/or a material change in the value of the securities WE are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless. See “Risk Factors—Risks Related to Doing Business in China” beginning on page 21. LZ Technology is not a Chinese operating company but rather a holding company incorporated in the Cayman Islands. Because LZ Technology has no material operations of its own, we conduct all of our operations through the operating entities established in China, or the PRC, primarily Lianzhang Portal Network Technology Co., Ltd. (“Lianzhang Portal”), LZ Technology’s 96.85% owned indirect subsidiary and Lianzhang Portal’s subsidiaries. All of our subsidiaries are controlled by LZ Technology through direct or indirect equity ownership and we do not have a variable interest entities (“VIE”) structure. For a description of our corporate structure, see “Our Corporate History and Structure” beginning on page 8.

You are specifically cautioned that there are significant legal and operational risks associated with having substantially all of our operations in China, including risks related to the legal, political and economic policies of the Chinese government, the relations between China and the United States, and applicable PRC and United States regulations, which risks could result in a material change in our operations and/or cause the value of the Class B Ordinary Shares to significantly decline or become worthless and affect LZ Technology’s ability to offer or continue to offer its securities to investors. Moreover, the Chinese regulatory authorities may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our PRC subsidiaries’ operations at any time. Recent statements by the Chinese regulatory authorities indicate an intent to strengthen oversight and control over offerings conducted overseas and/or foreign investment in China-based issuers, including without limitation, the cybersecurity review and regulatory review requirements for overseas listing by Chinese companies, whether or not through an offshore holding company. The PRC regulatory authorities also initiated a series of actions and statements to regulate business operations in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement.

On February 17, 2023, the China Securities Regulatory Commission (“CSRC”) promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and five supporting guidelines (collectively, the “Overseas Listing Rules”), which came into effect on March 31, 2023. We are required to make a filing with the CSRC for this offering under the Trial Measures. We submitted the required filing materials to the CSRC on August 29, 2023, and obtained the final confirmation from the CSRC regarding the completion of the filing process on April 30, 2024. Notwithstanding the foregoing, as of the date of this prospectus, according to our PRC counsel, Beijing Hylands Law Firm, no other relevant PRC laws or regulations in effect require that we obtain permission from any PRC authorities to issue securities to foreign investors, and we have not received any inquiry, notice, warning, sanction, or any regulatory objection to this offering from the CSRC, the CAC, or any other PRC authorities that have jurisdiction over our operations. See “Risk Factors—Risks Related to Doing Business in China” beginning on page 21 of this prospectus for a discussion of these legal and operational risks that should be considered before making a decision to purchase the Class B Ordinary Shares.

Furthermore, as more stringent standards have been imposed by the U.S. Securities and Exchange Commission (the “SEC”) and the Public Company Accounting Oversight Board (the “PCAOB”) recently, LZ Technology’s securities may be prohibited from trading if our auditor cannot be fully inspected. Pursuant to the Holding Foreign Companies Accountable Act (the “HFCA Act”) enacted in 2020, if the auditor of a U.S. listed company’s financial statements is not subject to PCAOB inspections for three consecutive “non-inspection” years, the SEC is required to prohibit the securities of such issuer from being traded on a U.S. national securities exchange, such as NYSE and Nasdaq, or in U.S. over-the-counter markets. On December 23, 2022, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. On December 16, 2021, the PCAOB issued its determination that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in China, because of positions taken by authorities in the jurisdiction, and the PCAOB included in the report of its determination a list of the accounting firms that are headquartered in China. This list does not include our auditor, Marcum Asia CPAs LLP. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”) governing inspections and investigations of accounting firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB made a statement announcing that it was able, in 2022, to inspect and investigate completely issuer audit engagements of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong. However, uncertainties still exist as to whether the PCAOB will have continued access for complete inspections and investigations in the future. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCA Act if needed.

While our auditor is based in the U.S. and is registered with PCAOB and subject to PCAOB inspection, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a jurisdiction outside the United States, then such lack of inspection could cause our securities to be delisted from the stock exchange. See “Risk Factors—Risks Related to Doing Business in China—The recent joint statement by the SEC, proposed rule changes submitted by Nasdaq, and acts passed by the U.S. Senate and the U.S. House of Representatives, all call for additional and more stringent criteria to be applied to U.S.-listed companies with significant operations in China. These developments could add uncertainties to our listing, future offerings, business operations, share price and reputation” on page 24. We cannot assure you that Nasdaq or regulatory agencies will not apply additional or more stringent requirements to us. Such uncertainty could cause the market price of the Class B Ordinary Shares to be materially and adversely affected.

Funds may be transferred among LZ Technology and its subsidiaries in the following manners: (1) funds may be transferred to Lianzhang Menhu (Zhejiang) Holding Co., Ltd., a wholly foreign-owned enterprise (the “WFOE” or “LZ Menhu”) from LZ Technology as needed through our subsidiaries in the BVI and/or Hong Kong in the form of capital contribution or shareholder loan, as the case may be; (2) dividends or other distributions may be paid by the WFOE to LZ Technology through our subsidiaries in Hong Kong and the BVI; and (3) our PRC subsidiaries may lend to and borrow from each other from time to time for business operation purposes. LZ Technology, our subsidiaries in BVI and Hong Kong are permitted under PRC laws and regulations to provide funding to our subsidiaries in the form of loans or capital contributions, provided that the applicable governmental registration and approval requirements are satisfied. In the future, cash proceeds raised from financings conducted outside of China, including this offering, may be transferred by LZ Technology to our PRC subsidiaries via capital contribution or shareholder loans, as the case may be. As a holding company, LZ Technology may rely on dividends and other distributions on equity paid by our PRC operating subsidiaries for its cash and financing requirements. Current PRC regulations permit PRC companies to distribute dividends only out of their accumulated profits, and additionally, PRC companies are required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of the company’s registered capital. Funds under such reserve is not distributable as cash dividends. The articles of association of each of our PRC subsidiaries contain provisions that incorporate the foregoing legal restrictions on distribution of dividends under PRC regulations. In addition, if any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends. None of our subsidiaries has made any dividends or other distributions to LZ Technology as of the date of this prospectus. As of the date of this prospectus, neither LZ Technology nor its subsidiaries have made any dividend or distribution to U.S. investors.  LZ Technology and its subsidiaries currently do not have plans to distribute earnings in the foreseeable future. See “Prospectus Summary—Transfer of Funds Through Our Organization” beginning on page 13, “Dividend Policy” on page 51 and the consolidated financial statements and the accompanying footnotes beginning on page F-1 of this prospectus.

As of the date of this prospectus, no cash flows or transfers of other assets have occurred between LZ Technology, our Cayman Islands holding company, and its subsidiaries. However, funds are sometimes transferred among our PRC subsidiaries for working capital purposes. As advised by our PRC counsel, Beijing Hylands Law Firm, the PRC regulations allow affiliated companies to provide each other operating funds through loans, provided that such loans should have a clear term and the interest rate does not exceed the legal maximum limits stipulated by relevant laws or regulations. Currently, other than complying with the applicable PRC laws and regulations, we do not have our own cash management policy and procedures that dictate how funds are transferred. See “Prospectus Summary—Transfer of Funds Through Our Organization” beginning on page 13. While there are currently no foreign exchange restrictions affecting the transfer of funds or assets among LZ Technology, the BVI Subsidiary and the HK Subsidiary, if relevant PRC regulations change, such funds or assets may not be available due to the PRC government’s interventions in or imposition of restrictions on the transfer of funds by our PRC subsidiaries to LZ Technology, whether directly or through HK and/or BVI Subsidiaries, which may adversely affect our business, financial condition and results of operations. See “Risk Factors—Risks Related to Doing Business in China—Currency conversion policies may limit the Company’s ability to utilize the Company’s revenues effectively and affect the value of your investment” on page 26.

	Per Class B Ordinary Share	Total Without Over-Allotment Option	Total With Over-Allotment Option
Initial public offering price	$	$
Underwriting discounts(1)	$	$
Proceeds to us, before expenses	$	$

(1)	Represents underwriting discounts equal to 7% per Class B Ordinary Share purchased by investors introduced by the underwriters and 3.5% per Class B Ordinary Share purchased by investors sourced by the Company, which does not include the non-accountable expense allowance, payable to the underwriters, or the reimbursement of certain expenses of the underwriter. See “Underwriting” beginning on page 147 of this prospectus for additional information regarding total underwriting compensation.

We have granted the underwriter an option, exercisable for 45 days from the date of the closing of this offering, to purchase up to an additional 1,500,000 Class B Ordinary Shares on the same terms as the other Class B Ordinary Shares being purchased by the underwriter from us. For additional information regarding our arrangement with the underwriter, please see “Underwriting” beginning on page 147.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the Class B Ordinary Shares to purchasers in this offering on or about [    ], 2024.

EF HUTTON LLC

The date of this prospectus is [     ], 2024

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. Neither we, nor the underwriter has authorized anyone to provide you with different information. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus, or any free writing prospectus, as the case may be, or any sale of the Class B Ordinary Shares.

For investors outside the United States: Neither we, nor the underwriter has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Class B Ordinary Shares and the distribution of this prospectus outside the United States.

i

COMMONLY USED DEFINED TERMS

Except as otherwise indicated by the context and for the purposes of this prospectus only, references in this prospectus to:

●	“CAC” are to the Cyberspace Administration of China;

●	“CSRC” are to the China Securities Regulatory Commission;

●	“Henduoka” are to Fujian Henduoka Network Technology Co., Ltd., a related party and the provider of the SaaS software for the Company’s intelligent access control and safety management system. Henduoka is a former subsidiary of the Company that was disposed of in November 2022;

●	“Hong Kong” are to the Hong Kong Special Administrative Region of the People’s Republic of China;

●	“IoT” are to Internet of Things which means a network of interconnected physical devices, vehicles, appliances and other items embedded with sensors, software, and connectivity. Through IoT, various devices can be automated and controlled remotely, enhancing efficiency and offering economic benefits;

●	“Lianzhang Portal” are to LZ Menhu’s 96.85% owned subsidiary, Lianzhang Portal Network Technology Co., Ltd., a PRC company;

●	“LZ Menhu” or “WFOE” are to Lianzhang Menhu (Zhejiang) Holding Co., Ltd., a PRC company;

●	“LZ Technology” are to LZ Technology Holdings Limited, a holding company incorporated in the Cayman Islands as an exempted company;

●	“monitors” and “screens,” used interchangeably, are to the Company’s display device utilized in its access control system;

●	“PRC” and “China” are to the People’s Republic of China, and the term “Chinese” has a correlative meaning.

●	“RMB” or “Renminbi” are to the legal currency of China;

●	“SaaS” are to software as a service which means a way of delivering applications remotely over the Internet;

●	“U.S. dollars,” “dollars,” “USD” or “$” are to the legal currency of the United States;

●	“we,” “us,” “the Company,” “our” or “our company” are to LZ Technology and its consolidated subsidiaries; and

●	“Xiamen Infinity” are to Lianzhang Portal’s 100% owned subsidiary, Xiamen Infinity Network Technology Co., Ltd., a PRC company.

This registration statement contains translations of certain RMB amounts into U.S. dollar amounts at specified rates solely for the convenience of the reader. Translations of amounts from RMB into U.S. dollars were calculated at the rate of $1.00=RMB7.0999 representing the middle rate as set forth in the statistical release of the Federal Reserve as of December 31, 2023.

Numerical figures included in this registration statement have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

Our fiscal year end is December 31. References to a particular “fiscal year” are to our fiscal year ended December 31 of that calendar year. Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

For the sake of clarity, this registration statement follows the English naming convention of given name followed by family name, regardless of whether an individual’s name is Chinese or English. For example, the name of our Chairman will be presented as “Andong Zhang” even though, in Chinese, Mr. Zhang’s name is presented as “Zhang Andong.”

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe these industry publications and third-party research, surveys and studies are reliable, you are cautioned not to give undue weight to this information.

We have proprietary rights to trademarks used in this prospectus that are important to our business. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are without the ®, ™ and other similar symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

This prospectus may contain additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other person.

ii

PROSPECTUS SUMMARY

Investors are cautioned that you are buying shares of a Cayman Islands holding company without operations of its own.

This summary highlights information appearing elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. You should carefully read this entire prospectus, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” sections and the financial statements and the related notes, before deciding whether to invest in the Class B Ordinary Shares.

The Company

Overview

As a holding company with no material operations of its own, LZ Technology conducts its operations through its operating entities formed in the PRC, primarily Lianzhang Portal and its subsidiaries. See “Our Corporate History and Structure” beginning on page 8 for more information of our operating structure. The Company’s total revenues increased by RMB405.9 million, or 249.1%, to RMB568.9 million ($80.1 million) for the year ended December 31, 2023, compared to RMB163.0 million for the year ended December 31, 2022. We had net loss of RMB6.4 million ($0.9 million) for the year ended December 31, 2023, compared to net loss of RMB14.8 million for the year ended December 31, 2022. For the years ended December 31, 2022 and 2023, the Company had a total of 247 and 255 customers, respectively, who entered into contracts with the Company to purchase the Company’s products and services. The Company, however, has derived a large portion of its revenues from a few customers. For the years ended December 31, 2022 and 2023, the Company’s top three customers collectively accounted for approximately 84.4% and 24.2% of its total revenue, respectively. For more detailed information regarding our financial performance, see “Summary Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Company is an information technology and advertising company. Its operations are organized primarily into three business verticals: (i) Smart Community, (ii) Out-of-Home Advertising, and (iii) Local Life.

Smart Community. The Company provides intelligent community building access and safety management systems through access control monitors and vendor-provided SaaS platforms. The Company’s intelligent community access control system makes resident access to properties simpler. As of the date of this prospectus, approximately 73,817 of the Company’s access control screens have been installed in over 4,000 residential communities, serving over 2.7 million households.

Out-of-Home Advertising. The Company offers clients one-stop multi-channel advertising solutions. Capitalizing on the Company’s network of monitors that span approximately 120 cities in China such as Shanghai, Beijing, Guangzhou, Shenzhen, Nanjing, Xiamen, Hefei, Dalian, Ningbo, Chengdu, Hangzhou, Wuhan, Chongqing, Changsha, the Company’s Out-of-Home Advertising services help merchants display advertisements in a variety of formats across its intelligent access control and safety management system. Advertisements are placed on the monitors and within the SaaS software. Residents are exposed to these advertisements each time they enter and exit community buildings or open the SaaS software. This level of visibility serves as a highly effective means of advertising, assisting merchants in effectively promoting their brands and accelerating their product sales. Moreover, the Company partners with other outdoor advertising providers to maximize coverage by placing the advertisements on the partners’ numerous displays in public transportation, hotels and other settings as well as deploying posters at events. This broad approach provides clients with a truly comprehensive out-of-home advertising solution.

Local Life. The Company connects local businesses with consumers via online promotions and transactions. With its strong technological capabilities, the Company helps local restaurants, hotels, tourist companies, retail stores, cinemas and other merchants offer deals and coupons to consumers on social media platforms such as WeChat, Douyin (the Chinese version of TikTok) and Xiaohongshu. The Local Life vertical bridges the businesses’ need for product sales and promotions and the consumers’ need for dining, shopping, entertainment, tourist attractions and other local services. In addition, deals from local businesses can also be displayed on the access control screens. In this way, clients of the Company’s Local Life services can also reach the Smart Community residents, leveraging the Company’s access control screens’ extensive coverage and high exposure potential. Since early 2023, we have embarked on executing the strategy of deepening engagement with merchants and manufacturers within our Local Life space through facilitating retail sales of diversified goods and services, including beverages, groceries and travel packages.

The Company reports financial results in one segment. Currently, a substantial portion of the Company’s revenues are generated from advertising and promotional activities, namely by the Out-of-Home Advertising and Local Life verticals. Revenues from Smart Community, which mainly consist of product sales of access control devices and service fees, contribute only a small portion to the Company’s total revenues. Thus, the Smart Community revenues are grouped with other miscellaneous revenue sources, such as advertising design and production and social media account operations, under the catch-all category titled “Other Revenues” in the description of the Company’s revenues.

Our Competitive Strengths

The Company distinguishes itself through the following competitive strengths:

●	Strong branding effect. Currently serving a large number of communities and households, we continue to expand our network of access control screens by seizing opportunities in the urban renewal market. By collaborating with property managers and developers, we are solidifying our position in this segmented field.

●	Robust Research and Development capabilities. We have a dedicated research and development team responsible for constructing and maintaining our devices and hardware system, as well as developing new products and features. This team, with extensive experience in discerning IoT smart technology requirements, spearheading product innovation and carrying out technical implementation, ensures ongoing solutions to challenges and consistent upgrades to our technology infrastructure.

●	Experienced leadership team. The founders of our team have successful entrepreneurial experiences. The founder and Chairman, Andong Zhang, is an expert in intelligent construction designated by the Ministry of Housing and Urban-Rural Development and a distinguished entrepreneur in China. Mr. Zhang is responsible for overall company strategy, positioning, and operational management. Prior to founding the Company, Mr. Zhang founded Qiushi, our hardware supplier and a company engaged in manufacturing monitors and other IoT products. As a model company in the IoT industry, Qiushi received multiple site-visits from industrial associations and governmental officials. With years of deep involvement in intelligent digital technology, products and services, Mr. Zhang has amassed a wealth of industry resources and developed strategic acumen. Since our establishment in 2014, we have broadened our offerings beyond access control systems and related advertising to provide comprehensive advertising packages to clients. This strategic diversification leverages our robust technological capabilities and our strategic alliances with partner outdoor advertising providers to deliver superior value to our clients.

●	Mature business model. The Company’s three business verticals—Smart Community, Out-of-Home Advertising and Local Life—possess a potent synergy. The growth in one vertical can drive improvements in others. Our Smart Community provides crucial access points. These resources benefit our Out-of-Home Advertising by offering an invaluable advertising platform, At the same time, our Local Life services leverage Smart Community’s access points and network to amplify reach and enhance effectiveness. As the number of access control screens increases in Smart Community, the sales volume and bargaining power of our Out-of-Home Advertising grow. Our Local Life vertical complements our Out-of-Home Advertising by providing social media advertising and promotional services. By capitalizing on our operational and technological capabilities, the Company has connected these three sectors within the community landscape, creating a flywheel effect where 1+1+1 > 3 and achieving a more resilient business model.

●	Integration of solutions from various suppliers. The Company aggregates and empowers other outdoor advertising platforms, such as screens in public transportation, building elevators and hotel rooms, as well as advertising opportunities in offline events and activities. We provide customers with integrated multi-channel marketing solutions and precise programmatic delivery. Based on specific customer needs, we can offer tailored advertising planning and broadcasting solutions, using a mix of multi-scene out-of-home advertising, poster displays in events and social media marketing. Through strategic collaborations with other advertising providers and resource owners, we deliver comprehensive and effective advertising services to our clients, helping them achieve maximum brand promotion and product success, truly integrating brand visibility and effectiveness.

●	Favorable marketing ecosystem. Our meticulously planned and executed marketing efforts have forged a robust alliance within the out-of-home advertising industry that pools customer bases. In addition, by employing a model that combines our in-house marketing team with third-party city partners, we continually expand into new strategic cities, enabling us to maintain a solid position in the Smart Community field while simultaneously expanding our advertising platform.

Our Growth Strategies

We plan to pursue the following strategies to grow our business:

●	Solidify our industry position. We intend to continue expanding our marketing efforts to increase awareness of our offerings and brand, aiming to attract new buyers of our intelligent access control and safety management systems and recruit additional city partners. We plan to conduct further regional expansions in 2024, in order to strategically enhance our geographic coverage. In addition, we are committed to the continual development and innovation of our content, service offerings, hardware and software development and integration capabilities, which forms our core competitiveness in penetrating existing and new markets.

●	Enhance our ability to attract, incentivize and retain merchant customers. We aim to further enhance our offerings to attract and retain merchant customers. Leveraging our technological capabilities and network of access control screens, our Local Life vertical bridges residents’ needs for convenient selection and purchase of reliable and competitively priced products and services and merchants’ demands for effective product and service promotion. Recognizing the vast sales potential in the residential community landscape, we plan to deepen our engagement with merchants and manufacturers within our Local Life space. We intend to enable them to offer home delivery services for household supplies and food, coordinate flight and train tickets, hotel accommodation and admission tickets for residents, and present top deals from leading e-commerce platforms. We have started to execute this strategy since the beginning of 2023. We intend to utilize our integrated multi-channel advertising solutions to provide promotional services to merchants and manufacturers that focus on improving their sales performance. At the same time, we provide community households with easy access to high-quality and low-cost products and services, which attracts more communities to join our Smart Community platform, expanding both the audience scope and the marketing resources of the platform. To achieve this, we will continuously refine our business model.

●	Expand into overseas markets. We plan to apply the Company’s model beyond China, targeting foreign markets. The overseas community access control markets show positive trends in technological innovation and demand for security and intelligence, despite regional differences. With the increasing need for safety and convenience, we project completion of our overseas market expansion within the next 3-5 years.

Our Risks and Challenges

Investing in the Class B Ordinary Shares involves a high degree of risk. Investors purchasing securities in this offering are purchasing securities of LZ Technology, a Cayman Islands holding company, rather than securities of LZ Technology’s subsidiaries that conduct substantive business operations in China. This structure involves unique risks to investors and investors may never hold equity interests in the Chinese operating companies. Chinese regulatory authorities could disallow this structure, which would likely result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless. You should carefully consider the risks and uncertainties summarized below and the risks described under the “Risk Factors” section beginning on page 21, including “Risks Related to Doing Business in China” beginning on page 21, “Risks Related to Our Business and Industry” beginning on page 28, “Risks Related to the Smart Community Business” beginning on page 35, “Risks Related to the Out-of-Home Advertising Services” beginning on page 37, “Risks Related to the Local Life Services” beginning on page 39, “Risks Related to this Offering and Ownership of the Class B Ordinary Shares” beginning on page 41, and the other information contained in this prospectus before you decide whether to purchase the Class B Ordinary Shares.

Risks Related to Doing Business in China

As a business operating in China, the Company is subject to risks and uncertainties relating to doing business in China in general, including without limitation, the following:

●

Since all of the Company’s operations are in China, the Company’s business is subject to the complex and rapidly evolving laws and regulations there. The Chinese regulatory authorities may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our PRC subsidiaries’ operations at any time, which could result in a material change in the Company’s operations and/or the value of the Class B Ordinary Shares. See “Risk Factors—Risks Related to Doing Business in China—The economic, political and social conditions in China could affect our business, results of operations, financial conditions and prospects which could result in a material change in the Company’s operations and/or the value of the Class B Ordinary Shares” on page 21;

●	The development of the PRC legal system and changes in the interpretation and enforcement of PRC laws, regulations and policies in China could adversely affect us. See “Risk Factors—Risks Related to Doing Business in China—The development of the PRC legal system and changes in the interpretation and enforcement of PRC laws, regulations and policies in China could adversely affect us” on page 21;

●	Actions by the Chinese regulatory authorities to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. See “Risk Factors—Risks Related to Doing Business in China—The development of the PRC legal system and changes in the interpretation and enforcement of PRC laws, regulations and policies in China could adversely affect us” on page 21.

●	The CSRC has released rules for China-based companies seeking to conduct initial public offerings in foreign markets with respect to filing procedures to be completed with the CSRC. According to these rules, we expect to perform necessary recordation filings with the CSRC for this offering and future securities offerings outside of China, which will subject us to additional compliance requirements. See “Risk Factors—Risks Related to Doing Business in China—The CSRC has released rules for China-based companies seeking to conduct initial public offerings in foreign markets with respect to filing procedures to be completed with the CSRC. According to these rules, we expect to perform necessary recordation filings with the CSRC for this offering and future securities offerings outside of China, which will subject us to additional compliance requirements” on page 22;

●	LZ Technology may rely on dividends and other distributions on equity from our PRC subsidiaries for its cash requirements. See “Risk Factors—Risks Related to Doing Business in China—LZ Technology may rely on dividends and other distributions on equity from our PRC subsidiaries for its cash requirements” on page 22;

●	PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and currency conversion policies may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect the Company’s liquidity and the Company’s ability to fund and expand its business. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and currency conversion policies may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect the Company’s liquidity and the Company’s ability to fund and expand its business” on page 23;

●	The recent joint statement by the SEC, proposed rule changes submitted by Nasdaq, and acts passed by the U.S. Senate and the U.S. House of Representatives, all call for additional and more stringent criteria to be applied to U.S.-listed companies with significant operations in China. These developments could add uncertainties to our listing, future offerings, business operations, share price and reputation. See “Risk Factors—Risks Related to Doing Business in China—The recent joint statement by the SEC, proposed rule changes submitted by Nasdaq, and acts passed by the U.S. Senate and the U.S. House of Representatives, all call for additional and more stringent criteria to be applied to U.S.-listed companies with significant operations in China. These developments could add uncertainties to our listing, future offerings, business operations, share price and reputation” on page 24;

Risks Related to Our Business and Industry

Risks and uncertainties related to the Company’s business and industry include, without limitation, the following:

●	Due to the Company’s accumulated deficit as of December 31, 2023, and net losses from operations for the years ended December 31, 2022 and 2023, there is substantial doubt about the Company’s ability to continue as a going concern.

●	The outbreak of the COVID-19 pandemic has and may continue to adversely affect the Company’s business and results of operations.

●	A significant portion of the Company’s revenue is concentrated in a small number of large customers. Any loss or significant reduction of business with, one or more of them could have a material adverse effect on the Company’s business, financial condition and results of operations.

●	The Company has engaged in transactions with related parties, and terms obtained or consideration that it paid in connection with these transactions may not be comparable to terms available or the amounts that would be paid in arm’s length transactions.

●	The Company has incurred indebtedness and may incur other debt in the future, which may adversely affect its financial condition and future financial results.

●	The Company invests in research and development, and to the extent the Company’s research and development investments are not directed efficiently or do not result in cost-efficient enhancements to the Company’s products and services, the Company’s business and results of operations would be harmed.

●	We may fail to protect our intellectual properties.

●	We may be subject to intellectual property infringement claims.

●	The growth of our business may be adversely affected if we do not implement our growth strategies and initiatives successfully or if we are unable to manage our growth or operations effectively.

●	We may fail to make necessary or desirable strategic alliances, acquisitions or investments, and we may not be able to achieve the benefits we expect from the alliances, acquisition or investments we make.

●	Our success depends on the continuing efforts of our senior management and key employees.

●	If we are unable to recruit, train and retain talents, our business may be materially and adversely affected.

●	Our lack of insurance could expose us to significant costs and business disruption.

●	We may not be able to raise additional capital when desired, on favorable terms or at all.

●	If we fail to implement and maintain an effective system of internal controls to remediate our material weakness over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.

Risks Related to the Smart Community Business

●	Any harm to the Company’s brand or reputation may materially and adversely affect its business.

●	The Company depends on one affiliated manufacturer for substantially all of its hardware manufacturing needs. If this manufacturer experiences any delay, disruption, or quality control problems in its operations and the Company fails to find a replacement manufacturer in a timely manner and on acceptable terms, the Company could lose or fail to grow its market share and its brand may suffer.

●	Defects or performance problems in the Company’s Smart Community devices could result in a loss of customers, reputational damage and decreased revenue. Additionally, the Company may face warranty, indemnity, and product liability claims that may arise from malfunctions.

●	The Company may face disruption to its technology systems, leading to interruptions in the availability of its services.

●	Delays, costs, and disruptions that result from upgrading, integrating, and maintaining the security of the information and technology networks and systems integral to the intelligent access control and safety management system could materially adversely affect the Company’s business.

●	Due to the ever-changing threat landscape, the Company’s Smart Community system may be subject to potential vulnerabilities of wireless and IoT devices, as well as risks related to hacking or other unauthorized access to control or view systems and obtain private information, which may disrupt the normal function of the Smart Community system.

●	The success of the Company’s Smart Community business is dependent upon its ability to obtain and renew contracts with various communities and property managers, which the Company may not be able to obtain on favorable terms.

Risks Related to the Out-of-Home Advertising Services

●	The Company has generated revenues primarily from advertising and promotional activities, namely by the Out-of-Home Advertising and Local Life business verticals, and any loss or significant reduction of business in these verticals could have a material adverse effect on the Company’s revenues, financial positions and operating results.

●	The Company’s advertising strategies depend on its Smart Community monitors to a great extent. If defects were found on the access control monitors, this could have a material adverse impact on the Company’s revenues, financial position and operating results.

●	The Company depends on third-party providers for components of its Out-of-Home Advertising services. Any failure or interruption in the services provided by these third parties could negatively impact the Company’s ability to deliver the advertising packages to clients.

●	The Company relies on third-party telecommunications providers and signal processing centers to transmit and communicate signals to its Smart Community systems.

●	The Company faces intense competition in the Out-of-Home Advertising business.

●	Restrictions on advertising of certain products may restrict the categories of clients that can advertise using the Company’s services.

●	If the Company’s security measures are breached, the Company could lose valuable information, suffer disruptions to its business, and incur expenses and liabilities, including damage to its relationships with customers and business partners.

Risks Related to the Local Life Services

●	The Company expects the Local Life vertical to be a new growth area, and one of its growth strategies is to enhance its ability to attract, incentivize and retain merchant customers for the Local Life services. However, this focus on the Local Life vertical may be unsuccessful.

●	The future success of the Local Life vertical depends upon the Company’s ability to attract and retain high quality merchants.

●	If some of the Company’s merchant customers fail to provide a superior consumer experience, consumers may lose confidence in the products and services the Company promotes generally, which could have a material adverse impact on the Local Life business.

●	The Company faces intense competition in the Local Life business, and it may lose market share and consumers if it fails to compete effectively.

Risks Relating to this Offering and Ownership of the Class B Ordinary Shares

The Company is also subject to risks relating to the Class B Ordinary Shares and this offering, including without limitation, the following:

●	Our dual class voting structure has the effect of concentrating the voting control in holders of our Class A Ordinary Shares, which will limit or preclude your ability to influence corporate matters, and your interests may conflict with the interests of these shareholders. It may also adversely affect the trading market for our Class B Ordinary Shares due to exclusion from certain stock market indices.

●	There has been no public market for the Class B Ordinary Shares prior to this offering and an active trading market for the Class B Ordinary Shares may not develop following the completion of this offering.

●	The initial public offering price for the Class B Ordinary Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.

●	The market price of the Class B Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

●	We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of the Class B Ordinary Shares.

●	We may not be able to maintain a listing of the Class B Ordinary Shares on Nasdaq.

●	If securities or industry analysts publish unfavorable research, or do not continue to cover us, the Company’s share price and trading volume could decline.

●	As the initial public offering price of the Class B Ordinary Shares is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

●	We have broad discretion as to the use of the net proceeds from this offering and our use of the offering proceeds may not yield a favorable return on your investment. Additionally, we may use these proceeds in ways with which you may not agree or in the most effective way.

●	We have not historically declared or paid dividends on the Class B Ordinary Shares and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of the Class B Ordinary Shares.

●	Substantial future sales of the Class B Ordinary Shares or the anticipation of future sales of the Class B Ordinary Shares in the public market could cause the price of the Class B Ordinary Shares to decline.

●	The offering price of the primary offering and resale offering could differ.

●	The resale by the Selling Shareholder may cause the market price of our Class B Ordinary Shares to decline.

●	We may issue additional equity or debt securities, which are senior to the Class B Ordinary Shares as to distributions and in liquidation, which could materially adversely affect the market price of the Class B Ordinary Shares.

●	We will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, and the shareholders could receive less information than they might expect to receive from more mature public companies.

●	Our Chairman, Mr. Andong Zhang, has significant voting power and may take actions that may not be in the best interests of our other shareholders.

●	Upon the completion of this offering, we expect to be a “controlled company” under the rules of Nasdaq and as a result, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

●	We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

●	As a foreign private issuer, we are permitted to rely on exemptions from certain Nasdaq corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of the Class B Ordinary Shares.

●	We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

●	You will be unable to present proposals before annual general meetings or extraordinary general meetings.

●	Certain judgments obtained against us by LZ Technology’s shareholders may not be enforceable.

●	You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because LZ Technology is incorporated under Cayman Islands law.

●	LZ Technology’s memorandum and articles of association contain anti-takeover provisions that could discourage a third party from acquiring us, which could limit LZ Technology’s shareholders’ opportunity to sell their shares at a premium.

●	There is a risk that we will be a passive foreign investment company for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. investors in the Class B Ordinary Shares.

Our Corporate History and Structure

The following diagram illustrates our corporate structure as of the date of this prospectus:

Blue Box – The entity in which investors are purchasing the Class B Ordinary Shares being offered.

Orange Boxes – The entities in which the Company’s operations are conducted.

Upon LZ Technology’s incorporation on November 23, 2022, it had an authorized share capital of $50,000 divided into 50,000 shares of a par value of $1.00 each. On November 23, 2022, one ordinary share, par value of $1.00, was allotted and issued to the initial subscriber, Sertus Nominees (Cayman) Limited, who transferred the share to LZ Digital Technology Holdings Co., Ltd, a British Virgin Islands company (“LZ Holdings”), on the same day. In addition, an additional 49,999 ordinary shares, par value of $1.00 each, were allotted and issued to LZ Holdings for a total consideration of $49,999. As a result, LZ Technology had 50,000 ordinary shares, par value of $1.00 each, issued and outstanding on November 23, 2022.

On June 23, 2023, LZ Technology repurchased 49,999 ordinary shares, $1.00 par value, from LZ Holdings for $49,999. LZ Technology paid the purchase price out of its capital and the repurchased shares were immediately cancelled. As a result of the repurchase, LZ Technology had one ordinary share, $1.00 par value issued and outstanding, which was owned by LZ Holdings.

Immediately following the above repurchase of shares, each issued and unissued share of LZ Technology, par value of $1.00 was subdivided into 10,000 shares, par value of $0.0001 each. As a result of the subdivision, the authorized share capital of LZ Technology changed from $50,000 divided into 50,000 shares with a par value of $1.00 each to $50,000 divided into 500,000,000 shares with a par value of $0.0001 each. In addition, immediately after the subdivision, the authorized share capital of LZ Technology was re-classified and re-designated into $50,000 divided into 20,000,000 Class A Ordinary Shares, par value of $0.0001 each and 480,000,000 Class B Ordinary Shares, par value of $0.0001 each. The then-issued, post-subdivision 10,000 ordinary shares owned by LZ Holdings, were re-classified and re-designated as 10,000 Class A Ordinary Shares.

Following the re-classification and re-designation referred to above, LZ Technology allotted and issued the following shares:

●	9,579,248 Class A Ordinary Shares to LZ Holdings for $957.9248;

●	11,807,883 Class B Ordinary Shares to LZ Holdings for $1,180.7883;

●	6,239,909 Class B Ordinary Shares to BJ Tojoy Shared Enterprise Consulting Ltd for $623.9909;

●	15,000,000 Class B Ordinary Shares to Vanshion Investment Group Limited (万盛投资集团有限公司)for $1,500;

●	16,942,491 Class B Ordinary Shares to Youder Investment Group Limited (友达投资集团有限公司)for $1,694.2491;

●	1,259,273 Class B Ordinary Shares to Sing Family Investment Limited for $125.9273; and

●	3,032,846 Class B Ordinary Shares to Kim Full Investment Company Limited for $303.2846.

Upon completion of the above reorganization, the authorized share capital of LZ Technology became $50,000 divided into 500,000,000 shares of a nominal or par value of $0.0001 each, comprising 20,000,000 Class A Ordinary Shares of a par value of $0.0001 each and 480,000,000 Class B Ordinary Shares of a par value of $0.0001 each. As of June 23, 2023, there were 9,589,248 Class A Ordinary Shares, and 54,282,402 Class B Ordinary Shares issued and outstanding.

On May 24, 2024, Dongling Technology (as defined below) transferred 3.15% of Lianzhang Portal it acquired from Wuxi Xinqu Fin-tech Venture Capital Co., Ltd. (“Wuxi Fin-tech”), a former minority shareholder of Lianzhang Portal, to our WFOE, LZ Menhu. Considering this transaction, LZ Technology’s board of directors amended the resolutions adopted on June 23, 2023 (the “June 2023 Resolutions”) to change the numbers of Class A and Class B Ordinary Shares allotted and issued to LZ Holdings: (i) from 9,579,248 Class A Ordinary Shares to 9,891,163 Class A Ordinary Shares, and (ii) from 11,807,883 Class B Ordinary Shares to 13,632,068 Class B Ordinary Shares. On May 24, 2024, we issued 311,915 Class A Ordinary Shares and 1,824,185 Class B Ordinary Shares to LZ Holdings. For more information, please see “Corporate History and Structure—Lianzhang Portal’s Minority Shareholder.” As of May 24, 2024, there were 9,901,163 Class A Ordinary Shares and 56,106,587 Class B Ordinary Shares issued and outstanding.

On July 15, 2024, LZ Technology effected a subdivision of each of its existing issued and unissued Ordinary Shares with a par value of $0.0001 each into four (4) shares with a par value of $0.000025 each (the “Share Subdivision”). As a result of the Share Subdivision, the authorized share capital of the Company became $50,000 divided into 2,000,000,000 Ordinary Shares, consisting of 80,000,000 Class A Ordinary Shares and 1,920,000,000 Class B Ordinary Shares, with a par value of $0.000025 each. Additionally, the total number of the Company’s issued and outstanding Class A Ordinary Shares increased from 9,901,163 shares to 39,604,652 shares and issued and outstanding Class B Ordinary Shares increased from 56,106,587 shares to 224,426,348.

Immediately upon the completion of the Share Subdivision, the shareholders of LZ Technology surrendered the following Ordinary Shares for no consideration and for cancellation (the “Share Surrender”):

●	17,104,652 Class A Ordinary Shares surrendered by LZ Holdings;

●	23,549,935 Class B Ordinary Shares surrendered by LZ Holdings;

●	10,779,690 Class B Ordinary Shares surrendered by BJ Tojoy Shared Enterprise Consulting Ltd;

●	25,913,094 Class B Ordinary Shares surrendered by Vanshion Investment Group Limited (万盛投资集团有限公司);

●	29,268,824 Class B Ordinary Shares surrendered by Youder Investment Group Limited (友达投资集团有限公司);

●	2,175,444 Class B Ordinary Shares surrendered by Sing Family Investment Limited; and

●	5,239,361 Class B Ordinary Shares surrendered by Kim Full Investment Company Limited.

Upon the completion of the Share Surrender, the total number of issued and outstanding Class A Ordinary Shares of LZ Technology was reduced from 39,604,652 to 22,500,000 shares and the total number of issued and outstanding Class B Ordinary Shares was reduced from 224,426,348 to 127,500,000. The ownership percentages of LZ Technology’s shareholders remained the same after the Share Subdivision and Share Surrender. We have retrospectively reflected the Share Subdivision and Share Surrender in all financial periods presented in this prospectus.

As of the date of this prospectus, there are 22,500,000 Class A Ordinary Shares and 127,500,000 Class B Ordinary Shares issued and outstanding.

On July 15, 2024, we adopted the LZ Technology Holdings Limited 2024 Equity Incentive Plan (the “2024 Plan”). The purpose of the 2024 Plan is to grant share options, restricted share units and other forms of incentive compensation to our officers, employees, directors and consultants. The maximum number of Class B Ordinary Shares that may be issued pursuant to awards granted under the 2024 Plan is 15,000,000 shares. As of the date of this prospectus, all shares remain available for issuance under the 2024 Plan.

On July 15, 2024, in consideration for business consulting services to be provided by JW Investment Management Limited, a British Virgin Islands company (“JW”), commencing on July 15, 2024 and ending on the fourth (4th) anniversary of the date on which the Class B Ordinary Shares begin trading on the Nasdaq, LZ Technology issued JW a pre-funded warrant to purchase 7,500,000 Class B Ordinary Shares (the “JW Warrant”). The JW Warrant has an exercise price of $0.01 per share and provides for piggyback registration rights with respect to the Class B Ordinary Shares issuable upon exercise of the JW Warrant, excluding this registration in connection with the Company’s initial public offering. The JW Warrant will vest in five (5) equal annual installments over a four-year period with the first 20% vesting on the date the Class B Ordinary Shares begin trading on the Nasdaq. The JW Warrant is subject to a limitation on beneficial ownership to 4.99% of the Company’s Class B Ordinary Shares that would be outstanding immediately after exercise. The JW Warrant and the Class B Ordinary Shares issuable upon exercise thereof are subject to the 180-day lock-up required by the underwriters in connection with this offering. A copy of the JW Warrant is filed as an exhibit to this registration statement and the description above is qualified in its entirety by reference to the full text of such exhibit.

As of the date of this prospectus, the Company has the following consolidated subsidiaries:

●	Dongrun Technology Holdings Limited, a wholly owned direct subsidiary, formed on December 5, 2022 under the laws of British Virgin Islands, whose principal activity is investment holding;

●	LZ Digital Technology Group Limited, a wholly owned indirect subsidiary, formed on November 21, 2022 under the laws of Hong Kong, whose principal activity is investment holding;

●	Lianzhang Menhu (Zhejiang) Holding Co., Ltd. (联掌门户（浙江）控股有限公司), or LZ Menhu, the WFOE, a wholly owned indirect subsidiary, formed on May 10, 2023 under PRC laws, whose principal activity is investment holding;

●	Lianzhang Portal Network Technology Co., Ltd (联掌门户网络科技有限公司), or Lianzhang Portal, a 96.85% owned indirect subsidiary, formed on September 10, 2014 under PRC laws, engaged in providing intelligent access control and safety management systems and advertising and promotional services. As of the date of this prospectus, Wuxi Jiangxi Technology Venture Capital Co., Ltd. owns approximately 3.15% of Lianzhang Portal. For more information, please see “Corporate History and Structure—Lianzhang Portal’s Minority Shareholder”;

●	LianZhang Media Co., Ltd. (联掌传媒有限责任公司), a wholly owned subsidiary of Lianzhang Portal, formed on January 16, 2018 under PRC laws, engaged in providing advertising, information system integration service, and information technology consulting service;

●	Xiamen LianZhang Culture Media Co., Ltd. (厦门联掌文化传媒有限责任公司), a wholly owned subsidiary of Lianzhang Portal, formed on October 15, 2014 under PRC laws, engaged in advertising, information system integration service, and information technology consulting service;

●	LianZhang New Community Construction Development (Jiangsu) Co., Ltd. (联掌新型社区建设发展（江苏）有限责任公司), an 80% owned subsidiary of Lianzhang Portal, formed on June 21, 2018 under PRC laws, engaged in sales of access control devices and renovation of old residential areas;

●	Xiamen Lianzhanghui Intelligent Technology Co., Ltd. (厦门联掌慧智能技术有限责任公司), a wholly owned subsidiary of Lianzhang Portal, formed on October 31, 2014 under PRC laws, engaged in sales of access control devices and renovation of old residential areas;

●	Xiamen Infinity Network Technology Co., Ltd. (厦门无限主义网络科技有限公司), or Xiamen Infinity, a wholly owned subsidiary of Lianzhang Portal, formed on August 16, 2021 under PRC laws, engaged in social media advertising of experience and grocery products;

●	Xiamen Limited E-commerce Co., Ltd. (厦门有限主义电子商务有限公司), a wholly owned subsidiary of Lianzhang Portal, formed on April 7, 2022 under PRC laws, whose principal activity is investment holding;

●	Lianzhang Life Services Co., Ltd.联掌生活服务有限责任公司,100% owned subsidiary of Lianzhang Portal, formed on September 14, 2023 under PRC laws, engaged in online sales of local experience and grocery products.

●	Lianzhang Digital Technology (Xiamen) Co., Ltd. (联掌数字科技（厦门）有限公司), or Lianzhang Digital Technology, a wholly owned subsidiary of Lianzhang Portal, formed on May 6, 2023 under PRC laws, engaged in system operation and management;

●	Lianzhang Life Services (Xiamen) Co., Ltd. (联掌生活服务（厦门）有限公司), a wholly owned subsidiary of Lianzhang Digital Technology, formed on May 9, 2023 under PRC laws, engaged in online sales of local experience and grocery products;

●	Lianzhang Digital Marketing Planning (Xiamen) Co., Ltd. (联掌数字营销策划（厦门）有限公司), a wholly owned subsidiary of Lianzhang Digital Technology, formed on May 9, 2023 under PRC laws, engaged in advertising and promotional services;

●	Lianzhang (Xiamen) Audiovisual Technology Co., Ltd. 联掌（厦门）视听技术有限责任公司, a 100% owned subsidiary of Lianzhang Digital Technology, formed on May 23, 2024 under PRC laws, engaged in advertising information system integration services and information technology consulting services.

●	Live Well (Xiamen) Network Technology Co., Ltd. (住得好（厦门）网络科技有限公司), a 70% owned subsidiary of Lianzhang Life Services (Xiamen) Co., Ltd., formed on May 12, 2023 under PRC laws, engaged in online sales of local experience and grocery products;

●	Taizhou Quanxiang Network Technology Co., Ltd. (台州圈享网络科技有限公司), a 51% owned subsidiary of Xiamen Infinity, formed on February 23, 2023 under PRC laws, engaged in online sales of local experience and grocery products;

●	Shanghai Lianxian Digital Technology Co., Ltd. (上海联限数字科技有限公司), a 65% owned subsidiary of Xiamen Limited E-commerce Co., Ltd., formed on April 11, 2023 under PRC laws, engaged in online sales of local experience and grocery products.

You are specifically cautioned that in addition, as we conduct substantially all of our operations in China, there are significant subject to legal and operational risks associated with having substantially all of our operations in China, including risks related to the legal, political and economic policies of the Chinese government, the relations between China and the United States, and applicable PRC and United States regulations, which risks could result in a material change in our operations and/or cause the value of the Class B Ordinary Shares to significantly decline or become worthless and affect LZ Technology’s ability to offer or continue to offer its securities to investors.

Licenses and Permissions

We are not operating in an industry that prohibits or limits foreign investment in China. As a result, as advised by our PRC counsel, Beijing Hylands Law Firm, other than those requisite for a domestic company in China engaged in the same business, as of the date of this prospectus, we are not required to obtain any additional permission to conduct our business operations in China. However, if we do not receive or maintain our existing licenses, or we inadvertently conclude that governmental approvals are not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future and we fail to obtain such approval on a timely basis, we may be subject to governmental investigations, fines, penalties, orders to suspend operations and rectify any non-compliance, or prohibitions from conducting certain business or any financing, which could result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause our securities to significantly decline in value or become worthless.

As of the date of this prospectus, our PRC subsidiaries have received from PRC authorities all requisite licenses, permissions or approvals needed to engage in the businesses currently conducted by them in China in all material aspects, and no permission or approval has been denied. The following table summarizes the licenses and permissions currently held by our PRC subsidiaries.

Company	License/Permit	Issuing Authority	Issuance Date	Term
Lianzhang Menhu (Zhejiang) Holding Co., Ltd. (联掌门户（浙江）控股有限公司)	Business License	Huzhou City Wuxing District Market Supervision Administration 湖州市吴兴区市场监督管理局	April 22, 2024	No fixed term.
Lianzhang Portal Network Technology Co., Ltd (联掌门户网络科技有限公司)	Business License	Huzhou City Wuxing District Market Supervision Administration 湖州市吴兴区市场监督管理局	April 22, 2024	No fixed term.
LianZhang Media Co., Ltd. 联掌传媒有限责任公司	Business License	Wuxi National Technological Innovation District (Wuxi Xinwu District) Administrative Approval Bureau 无锡国家高新技术产业开发区（无锡市新吴区）行政审批局	October 19, 2023	No fixed term.
Xiamen LianZhang Culture Media Co., Ltd. 厦门联掌文化传媒有限责任公司	Business License	Xiamen Market Supervision Administration 厦门市市场监督管理局	August 28, 2020	2064-10-14
LianZhang New Community Construction Development (Jiangsu) Co., Ltd. 联掌新型社区建设发展（江苏）有限责任公司	Business License	Wuxi National Technological Innovation District (Wuxi Xinwu District) Administrative Approval Bureau 无锡国家高新技术产业开发区（无锡市新吴区）行政审批局	April 22, 2024	No fixed term.
Xiamen Lianzhanghui Intelligent Technology Co., Ltd. 厦门联掌慧智能技术有限责任公司	Business License	Xiamen Siming District Market Supervision Administration 厦门市思明区市场监督管理局	September 8, 2017	2064-10-30
Xiamen Infinity Network Technology Co., Ltd. 厦门无限主义网络科技有限公司	Business License	Xiamen Market Supervision Administration 厦门市市场监督管理局	January 4, 2022	No fixed term.
Xiamen Limited E-commerce Co., Ltd. 厦门有限主义电子商务有限公司	Business License	Xiamen Market Supervision Administration 厦门市市场监督管理局	March 20, 2023	No fixed term.
Lianzhang Life Services Co., Ltd.联掌生活服务有限责任公司	Business License	Huzhou City Wuxing District Market Supervision Administration 湖州市吴兴区市场监督管理局	October 19, 2023	No fixed term.
Lianzhang Digital Technology (Xiamen) Co., Ltd. 联掌数字科技（厦门）有限公司	Business License	Xiamen Market Supervision Administration 厦门市市场监督管理局	May 6, 2023	No fixed term.
Lianzhang Life Services (Xiamen) Co., Ltd. 联掌生活服务（厦门）有限公司	Business License	Xiamen Market Supervision Administration 厦门市市场监督管理局	May 10, 2023	2073-05-09
Lianzhang Digital Marketing Planning (Xiamen) Co., Ltd. 联掌数字营销策划（厦门）有限公司	Business License	Xiamen Market Supervision Administration 厦门市市场监督管理局	May 10, 2023	2073-05-09
Lianzhang (Xiamen) Audiovisual Technology Co., Ltd. 联掌（厦门）视听技术有限责任公司	Business License	Xiamen Haicang District Market Supervision Administration 厦门市思明区市场监督管理局	May 23, 2024	No fixed term.
Live Well (Xiamen) Network Technology Co., Ltd. 住得好（厦门）网络科技有限公司	Business License	Xiamen Market Supervision Administration 厦门市市场监督管理局	May, 12, 2023	2073-05-11
Taizhou Quanxiang Network Technology Co., Ltd. 台州圈享网络科技有限公司	Business License	Taizhou Market Supervision Administration Taizhouwan New District Branch 台州市市场监督管理局台州湾新区分局	February 23, 2023	No fixed term.
Shanghai Lianxian Digital Technology Co., Ltd. 上海联限数字科技有限公司	Business License	Jiading District Market Supervision Administration 嘉定区市场监督管理局	June 3, 2024	No fixed term.

As advised by our PRC counsel, Beijing Hylands Law Firm, neither LZ Technology nor any of its subsidiaries is currently required to obtain regulatory approval from Chinese authorities before listing in the U.S. under existing PRC laws, regulations or rules, including from the CSRC or any other Chinese agencies that regulate the business operations of LZ Technology or its subsidiaries. However, according to the Trial Measures, we need to complete the relevant filing procedures with the CSRC for this offering and listing. We submitted the required filing materials to the CSRC on August 29, 2023, and obtained the final confirmation from the CSRC regarding the completion of the filing process on April 30, 2024. We may be subject to sanctions if the documents we file are found to be untrue. Furthermore, the PRC government may take actions to exert more oversight and control over offerings by China based issuers conducted overseas and/or foreign investment in such companies, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors outside China and cause the value of our securities to significantly decline or become worthless. See “Risk Factors—Risks Related to Doing Business in China—The CSRC has released rules for China-based companies seeking to conduct initial public offerings in foreign markets with respect to filing procedures to be completed with the CSRC. According to these rules, we expect to perform necessary recordation filings with the CSRC for this offering and future securities offerings outside of China, which will subject us to additional compliance requirements” on page 22, and “Risk Factors—Risks Related to Doing Business in China— The economic, political and social conditions in China could affect our business, results of operations, financial conditions and prospects which could result in a material change in the Company’s operations and/or the value of the Class B Ordinary Shares” on page 21.

Transfer of Funds Through Our Organization

Funds may be transferred among LZ Technology and its subsidiaries in the following manners: (1) funds may be transferred to LZ Menhu, or the WFOE, from LZ Technology as needed through our subsidiaries in the BVI and/or Hong Kong in the form of capital contribution or shareholder loan, as the case may be; (2) dividends or other distributions may be paid by the WFOE to LZ Technology through our subsidiaries in Hong Kong and the BVI; and (3) our PRC subsidiaries may lend to and borrow from each other from time to time for business operation purposes. LZ Technology, as a holding company with no material operations of its own, its ability to pay dividends and to service any debt it may incur overseas largely depends upon dividends paid by our PRC subsidiaries. If our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to LZ Technology. As of the date of this prospectus, no cash flows or transfers of other assets have occurred between LZ Technology, our Cayman Islands holding company, and any of its subsidiaries.

Funds from LZ Technology to Subsidiaries. LZ Technology is not prohibited under the laws of the Cayman Islands and its memorandum and articles of association to provide funding to its subsidiaries incorporated in the British Virgin Islands and Hong Kong in the form of loans or capital contributions without restrictions on the amount of the funds provided that LZ Technology remains solvent after the provision of such loans or capital contributions. LZ Technology’s subsidiary formed under the laws of the British Virgin Islands (the “BVI Subsidiary”) is not prohibited under the laws of the British Virgin Islands to provide funding to its subsidiary formed in Hong Kong (the “HK Subsidiary”) in the form of loans or capital contributions, without restrictions on the amount of the funds provided that such subsidiary remains solvent after such loans or capital contributions. LZ Technology, the BVI Subsidiary and the HK Subsidiary are permitted under PRC laws and regulations to provide funding to the PRC subsidiaries in the form of loans or capital contributions, provided that the applicable governmental registration and approval requirements are satisfied.  According to the PRC regulations related to foreign investment and foreign currency, any funds that LZ Technology, the BVI Subsidiary or the HK Subsidiary transfers to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China. According to the PRC regulations on foreign-invested enterprises in China, there are no quantity limits on the ability of LZ Technology, the BVI Subsidiary or the HK Subsidiary to make capital contributions to the WFOE in the form of an increase in registered capital or additional paid-in capital. However, any of our PRC subsidiaries may not procure loans which exceed the difference between its registered capital and its total investment amount as recorded in the Foreign Investment Comprehensive Management Information System from parent companies outside of mainland China. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and currency conversion policies may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect the Company’s liquidity and the Company’s ability to fund and expand its business” on page 23.

Funds from Subsidiaries to LZ Technology.  As a holding company, LZ Technology may rely on dividends and other distributions on equity paid by its subsidiaries for its cash and financing requirements. According to the BVI Business Companies Act 2004 (as amended), the BVI Subsidiary may make dividends distribution to the extent that immediately after the distribution, such company’s assets exceed its liabilities and that such company is able to pay its debts as they fall due. According to the Companies Ordinance of Hong Kong, the HK Subsidiary may only make a distribution out of profits available for distribution. Current PRC regulations permit our PRC subsidiaries to distribute dividends only out of their accumulated profits, and additionally, our PRC subsidiaries are required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of the company’s registered capital. Funds under such reserve is not distributable as cash dividends except in the event of a solvent liquidation of the companies. The articles of association of each of our PRC subsidiaries contain provisions that incorporate the foregoing legal restrictions on distribution of dividends under PRC regulations. In addition, if any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends.

Under our current corporate structure, LZ Technology may rely on dividend payments from our PRC operating subsidiaries to fund cash and financing requirements it may have, including the funds necessary to pay dividends and other cash distributions to LZ Technology’s shareholders or to service any debt it may incur. Our subsidiaries in the PRC have generated and retained all cash generated from operating activities and re-invested in our business.

From time to time, funds were transferred among our PRC subsidiaries for working capital purposes. In China, the transfer of funds among PRC companies are subject to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (the second revision in 2020, the “Provisions on Private Lending Cases”), which was implemented on August 20, 2020 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. The Provisions on Private Lending Cases set forth that private lending contracts will be upheld as invalid under the circumstance that (i) the lender swindles loans from financial institutions for relending; (ii) the lender relends the funds obtained by means of a loan from another profit-making legal person, raising funds from its employees, illegally taking deposits from the public; (iii) the lender who has not obtained the lending qualification according to the law lends money to any unspecified object of the society for the purpose of making profits; (iv) the lender knows or should have known in advance that the borrower’s loan is to be used for criminal activities but still provides the loan to the borrower; (v) the lending is in violation of the mandatory provisions of laws or administrative regulations; or (vi) the lending is against the public order and good morals. As advised by our PRC counsel, Beijing Hylands Law Firm, the Provisions on Private Lending Cases do not prohibit using cash generated from one PRC subsidiary to fund another PRC subsidiary’s operations through the way of current lending. We have not been notified of any other restriction which could limit our PRC subsidiaries’ ability to transfer cash among the PRC subsidiaries. Other than complying with the applicable PRC laws and regulations, we currently do not have our own cash management policy and procedures that dictate how funds are transferred. See “Regulations—Regulations Related to Private Lending.”

As of the date of this prospectus, none of our subsidiaries have ever declared any dividends or made other distributions to LZ Technology or their respective shareholders, nor have LZ Technology or any of our subsidiaries ever paid dividends or made other distributions to U.S. investors. We intend to retain all of our available funds and any future earnings after this offering and cash proceeds from financing activities, including this offering, to fund the development and growth of our business. As a result, we do not expect to pay cash dividends in the foreseeable future. See “Dividend Policy” on page 51.

In addition, the PRC regulatory authorities impose control on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. If the foreign exchange control system in China prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to transfer cash out of China, and pay dividends in foreign currencies to our shareholders. In addition, while there are currently no such restrictions on foreign exchange and our ability to transfer cash or assets among LZ Technology, the BVI Subsidiary and the HK Subsidiary, if relevant PRC regulations change, such funds or assets may not be available due to interventions in or the imposition of restrictions by the PRC government on the ability of our PRC subsidiaries to transfer funds or assets to LZ Technology, directly or through HK Subsidiary and/or BVI Subsidiary, which may adversely affect our business, financial condition and results of operations. See “Risk Factors—Risks Related to Doing Business in China—Currency conversion policies may limit the Company’s ability to utilize the Company’s revenues effectively and affect the value of your investment” on page 26.

Recent Regulatory Developments in China

Recently, the PRC regulatory authorities initiated a series of actions and statements to regulate business operations in China, including regulation on overseas listing.

On February 17, 2023, the CSRC issued the Notice on Filing Arrangements for Overseas Securities Offering and Listing by Domestic Companies (the “CSRC Filing Notice”), stating that the CSRC has published the Overseas Listing Rules. The Overseas Listing Rules comprehensively improve and reform the existing regulatory regime for overseas offering and listing of PRC domestic companies’ securities and regulate both direct and indirect overseas offering and listing of PRC domestic companies’ securities.

Pursuant to the Overseas Listing Rules, where a PRC domestic company submits an application for initial public offering to competent overseas regulators or overseas stock exchanges, such issuer must file with the CSRC within three business days after such application is submitted. As advised by our PRC counsel, we are required to go through the filing procedures with the CSRC under the Overseas Listing Rules. We will file with the CSRC within the specific time limit as required by the Overseas Listing Rules and seek guidance from the relevant regulator and/or legal advisors to ensure our compliance in all respects. We submitted the required filing materials to the CSRC on August 29, 2023, and obtained the final confirmation from the CSRC regarding the completion of the filing process on April 30, 2024.

Recent PCAOB Developments

After completion of this offering, the Class B Ordinary Shares may be prohibited from trading on a national exchange under the HFCA Act if the PCAOB is unable to inspect our auditors fully for two consecutive years. Pursuant to the HFCA Act enacted in 2020, if the auditor of a U.S. listed company’s financial statements is not subject to PCAOB inspections for three consecutive “non-inspection” years, the SEC is required to prohibit the securities of such issuer from being traded on a U.S. national securities exchange, such as NYSE and Nasdaq, or in U.S. over-the-counter markets. On December 23, 2022, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” was signed into law, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. The delisting of the Class B Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.

Our auditor, Marcum Asia CPAs LLP, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Our auditor has been inspected by the PCAOB on a regular basis with the last completed inspection in 2023.

On December 16, 2021, the PCAOB issued a report on its determinations that it was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. The PCAOB made its determinations pursuant to PCAOB Rule 6100, which provides a framework for how the PCAOB fulfills its responsibilities under the HFCA Act. The report further listed in its Appendix A and Appendix B, Registered Public Accounting Firms Subject to the mainland China Determination and Registered Public Accounting Firms Subject to the Hong Kong Determination, respectively. Our auditor, Marcum Asia CPAs LLP is headquartered in New York, New York, and did not appear as part of the report and was not listed under its appendix A or appendix B.

On August 26, 2022, the CSRC, the MOF, and the PCAOB signed the Protocol governing inspections and investigations of accounting firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB made a statement announcing that it was able, in 2022, to inspect and investigate completely issuer audit engagements of PCAOB-registered public accounting firms headquartered in China and Hong Kong. However, uncertainties still exist as to whether the PCAOB will have continued access for complete inspections and investigations in the future. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCA Act if needed.

For more detailed information, see “Risks Related to Doing Business in China—The recent joint statement by the SEC, proposed rule changes submitted by Nasdaq, and acts passed by the U.S. Senate and the U.S. House of Representatives, all call for additional and more stringent criteria to be applied to U.S.-listed companies with significant operations in China and Hong Kong. These developments could add uncertainties to our listing, future offerings, business operations, share price and reputation” on page 24.

Implications of Being an Emerging Growth Company

We had less than $1.235 billion in annual gross revenue during our last fiscal year. As a result, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and may take advantage of reduced public reporting requirements. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

●	reduced disclosure regarding executive compensation in periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of the Class B Ordinary Shares pursuant to this offering. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” if our annual gross revenues exceed $1.235 billion or if we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards.

Implications of Being a Foreign Private Issuer

Upon consummation of this offering, we will report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a non-U.S. company with “foreign private issuer” status. Even after we no longer qualify as an emerging growth company, so long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act and the rules thereunder that are applicable to U.S. domestic public companies, including:

●	the rules under the Exchange Act that require U.S. domestic public companies to issue financial statements prepared under U.S. GAAP;

●	sections of the Exchange Act that regulate the solicitation of proxies, consents or authorizations in respect of any securities registered under the Exchange Act;

●	sections of the Exchange Act that require insiders to file public reports of their share ownership and trading activities and that impose liability on insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act that require the filing with the SEC of quarterly reports on Form 10-Q, containing unaudited financial and other specified information, and current reports on Form 8-K, upon the occurrence of specified significant events.

We will file with the SEC, within four months after the end of each fiscal year (or such other reports required by the SEC), an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain of the more extensive SEC executive compensation disclosure rules. Therefore, if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from such rules and will continue to be permitted to follow our home country practice as to the disclosure of such matters.

Implications of Being a Controlled Company

Under the Nasdaq Rules, a controlled company is a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. We may be deemed a controlled company because we anticipate that Mr. Andong Zhang will own more than 50% of our voting power following the completion of this offering. For so long as we remain a controlled company, we are exempt from the obligation to comply with certain Nasdaq corporate governance requirements, including:

●	our board of directors is not required to be comprised of a majority of independent directors;

●	our board of directors is not subject to the compensation committee requirement; and

●	we are not subject to the requirement that director nominees be selected either by the independent directors or a nomination committee comprised solely of independent directors.

The controlled company exemptions do not apply to the audit committee requirement or the requirement for executive sessions of independent directors. We are required to disclose in our annual report that we are a controlled company and the basis for that determination. Although we do not plan to take advantage of the exemptions provided to controlled companies, we may in the future take advantage of such exemptions. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. For details, see “Risk Factor — Risks Related to This Offering and Ownership of the Class B Ordinary Shares— Upon the completion of this offering, we expect to be a “controlled company” under the rules of Nasdaq and as a result, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.”

Dual Class Structure

Under our memorandum and articles of association in effect prior to the effectiveness of the registration statement of which this prospectus forms a part, we are authorized to issue two classes of ordinary shares, Class A Ordinary Shares and Class B Ordinary Shares. We are authorized to issue (i) 80,000,000 Class A Ordinary Shares, par value $0.000025 per share and (ii) 1,920,000,000 Class B Ordinary Shares, par value $0.000025 per share. Class A Ordinary Shares are entitled to ten (10) votes per share on proposals requiring or requesting shareholder approval, unless prohibited by law. Class B Ordinary Shares are entitled to one vote per Class B Ordinary Share on any such matter. Pursuant to such memorandum and articles of association, Class A Ordinary Shares are not convertible into Class B Ordinary Shares. Other than voting and conversion rights, Class A Ordinary Shares and Class B Ordinary Shares have the same rights and preferences and rank equally.

The post offering memorandum and articles of association that become effective upon the effectiveness of the registration statement of which this prospectus forms a part will make Class A Ordinary Shares convertible to Class B Ordinary Shares as follows: (i) at the option of the holder of Class A Ordinary Shares without the payment of additional consideration or (ii) automatically upon the transfer of Class A Ordinary Shares, except that the transfer of Class A Ordinary Shares to an affiliate of the holder or to another holder of Class A Ordinary Shares will not result in such automatic conversion. Class B Ordinary Shares are not convertible into Class A Ordinary Shares. Other than voting and conversion rights, Class A Ordinary Shares and Class B Ordinary Shares have the same rights and preferences and rank equally. Pursuant to the post offering memorandum and articles of association, the authorized share capital of LZ Technology will change to: (a) 80,000,000 Class A Ordinary Shares with a par value of $0.000025, (b) 1,880,000,000 Class B Ordinary Shares with a par value of $0.000025, and (c) 40,000,000 shares with a par value of $0.000025 of such class or classes (however designated) as the Board may determine.

In this offering, we are offering Class B Ordinary Shares. Mr. Andong Zhang, our Chairman, beneficially owns 22,500,000 Class A Ordinary Shares, which are entitled to ten (10) votes per Class A Ordinary Share. Prior to the commencement of this offering, there will be 22,500,000 Class A Ordinary Shares outstanding which are entitled to 10 votes per Class A Ordinary Share; and 127,500,000 Class B Ordinary Shares outstanding which are entitled to one (1) vote per Class B Ordinary Share. As a result, Mr. Andong Zhang controls approximately 82.29% of the voting power before this offering. Following this offering, taking into consideration the Class B Ordinary Shares expected to be offered hereby, Mr. Andong Zhang will retain controlling voting power in the Company based on having approximately 80.02% (or approximately 79.69% if the underwriters exercise the over-allotment option in full) of all voting rights. This concentrated control may limit or preclude the ability of others to influence corporate matters including significant business decisions for the foreseeable future.

Corporate Information

Our principal executive offices are located at Unit 311, Floor 3, No. 5999 Wuxing Avenue, Zhili Town, Wuxing District, Huzhou City, Zhejiang province, People’s Republic of China 313000.

LZ Technology’s registered office is currently located at the office of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands, which may be changed from time to time at the discretion of directors.

LZ Technology’s agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Our website can be found at http://lz-qs.com/. The information contained on our website is not a part of this prospectus, nor is such content incorporated by reference herein, and should not be relied upon in determining whether to make an investment in the Class B Ordinary Shares.

The Offering

Shares offered	10,000,000 Class B Ordinary Shares (or 11,500,000 Class B Ordinary Shares if the underwriter exercises the over-allotment option in full).

Offering price	We currently estimate that the initial public offering price will be between $4.00 and $6.00 per share.

Ordinary Shares outstanding before this offering	22,500,000 Class A Ordinary Shares and 127,500,000 Class B Ordinary Shares. Our Class A Ordinary Shares will become convertible at the option of the holder into Class B Ordinary Shares on a 1:1 basis following this offering and are entitled to ten (10) votes per share. See “Description of Share Capital” for more information. See “Description of Share Capital” for more information.

Ordinary Shares outstanding immediately after this offering	22,500,000 Class A Ordinary Shares and 137,500,000 Class B Ordinary Shares (or 139,000,000 Class B Ordinary Shares if the underwriters exercise the over-allotment option in full).

Over-allotment option	We have granted to the underwriter a 45-day option to purchase up to an additional 15.0% of the Class B Ordinary Shares sold in the offering (up to 1,500,000 additional shares) at the initial public offering price, less the underwriting discounts.

Use of proceeds

We expect to receive net proceeds of approximately $45.37 million from this offering, assuming an initial public offering price of $5.00 per Class B Ordinary Share, being the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, and no exercise of the underwriter’s over-allotment option, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We plan to use the net proceeds of this offering for, among others, research and development, international expansions, strategic acquisitions, marketing efforts and working capital. See “Use of Proceeds” for more information on the use of proceeds.

Risk factors	Investing in the Class B Ordinary Shares involves risks and purchasers of the Class B Ordinary Shares may lose part or all of their investment. See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in the Class B Ordinary Shares.

Lock-up

We, our directors and executive officers and any holder(s) of the outstanding Ordinary Shares or securities exercisable, exchangeable or convertible for the Ordinary Shares, including the JW Warrant, are expected to enter into lock-up agreements with the underwriters to agree not to sell, transfer or dispose of any Ordinary Shares, without the underwriters’ prior written consent, for a period starting on the day of this prospectus until 180 days after the closing of this offering. See “Underwriting.”

The underwriters have agreed to waive the lock-up requirement for Class B Ordinary Shares being sold by the Selling Shareholder named in the Resale Prospectus. See “Shares Eligible For Future Sale—Lock-Up Agreements.”

Proposed trading market and symbol	We have applied to list the Class B Ordinary Shares on the Nasdaq Capital Market under the symbol “LZMH.” At this time, Nasdaq has not yet approved our application to list our Class B Ordinary Shares. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Class B Ordinary Shares will be approved for listing on Nasdaq.

The number of Ordinary Shares outstanding immediately following this offering is based on 22,500,000 Class A Ordinary Shares and 127,500,000 Class B Ordinary Shares outstanding as of the date of this prospectus. This amount excludes:

●	15,000,000 Class B Ordinary Shares that are reserved for issuance under our 2024 Equity Incentive Plan; and

●	7,500,000 Class B Ordinary Shares issuable upon the exercise of the JW Warrant.

Summary Consolidated Financial Information

The following summary historical financial information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in the prospectus and the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below.

The following summary consolidated financial data as of December 31, 2022 and 2023 and for the years then ended have been derived from our audited consolidated financial statements included elsewhere in this prospectus.

Our financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results for any period are not necessarily indicative of our future performance.

	For the years ended December 31,
	2022	2023	2023
	RMB	RMB	US$
	(In thousands, except share and per share data)
Statements of Income Data
Total revenue	162,952	568,865	80,123
Total cost of revenue	(143,100)	(537,609)	(75,721)
Total operating expenses	(41,835)	(37,695)	(5,308)
Income from operations	(21,983)	(6,439)	(906)
Total other income, net	7,186	2,435	343
Loss before income taxes	(14,797)	(4,004)	(563)
Income tax expense	-	(2,368)	(334)
Net loss	(14,797)	(6,372)	(897)
Loss per ordinary share*
Basic and diluted	(0.10)	(0.04)	(0.01)
Weighted average Class B Ordinary Shares outstanding*
Basic and diluted	132,654,939	143,590,637	143,590,637

*	Presented on a retroactive basis to reflect the reorganization completed in August 2023, and the Share Subdivision and Share Surrender implemented on July 15, 2024.

	As of December 31,
	2022	2023	2023
	RMB	RMB	US$
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	6,982	10,776	1,518
Current assets	83,673	254,512	35,847
Total assets	122,474	286,139	40,301
Current liabilities	107,598	222,170	31,292
Total liabilities	107,598	224,472	31,616
Shareholders’ equity	14,876	61,667	8,685
Total liabilities and shareholders’ equity	122,474	286,139	40,301

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	expected changes in our revenue, costs or expenditure;

●	our expectations regarding demand for and market acceptance of our products and services;

●	competition in our industry; and

●	government policies and regulations relating to our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

This prospectus also contains certain data and information, which we obtained from various government and private publications. Although we believe that the publications and reports are reliable, we have not independently verified the data. Statistical data in these publications includes projections that are based on a number of assumptions. If any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Although we will become a public company after this offering and have ongoing disclosure obligations under United States federal securities laws, we do not intend to update or otherwise revise the forward-looking statements in this prospectus, whether as a result of new information, future events or otherwise.

RISK FACTORS

The Class B Ordinary Shares being offered under this prospectus are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested. Before purchasing any of the Class B Ordinary Shares, you should carefully consider the following factors relating to the Company’s business and prospects. You should pay particular attention to the fact that the Company conducts substantially all of its operations outside the U.S. and is governed by legal and regulatory environments that in some respects differ significantly from the environment that may prevail in the U.S. If any of the following risks actually occurs, the Company’s business, financial condition or operating results will suffer, the trading price of the Class B Ordinary Shares could decline, and you may lose all or part of your investment.

Risks Related to Doing Business in China

The economic, political and social conditions in China could affect our business, results of operations, financial conditions and prospects which could result in a material change in the Company’s operations and/or the value of the Class B Ordinary Shares.

All of the Company’s revenue has been derived from its businesses in China so far. Accordingly, the Company’s business, financial condition, results of operations and prospects are, to a material extent, subject to economic, political and legal developments in China. In particular, factors such as consumer, corporate and government spending, business investment, level of economic development, and resource allocation could affect the growth of the Company’s business.

The PRC economy has experienced significant growth over the past decades since the implementation of China’s reform and opening-up policy. In recent years, the PRC government has implemented measures emphasizing the utilization of market forces in economic reform and the establishment of sound corporate governance practices in business enterprises. These economic reform measures may be adaptively adjusted from industry to industry or across different regions of the country. If the business environment in China experiences adverse changes, the Company’s business in China may also be materially and adversely affected.

The development of the PRC legal system and changes in the interpretation and enforcement of PRC laws, regulations and policies in China could adversely affect us.

Substantially all of the Company’s assets and operations are located in the PRC. The PRC legal system is based on written statutes. Since the late 1970s, the PRC government has promulgated laws and regulations dealing with economic matters, such as foreign investment, corporate organization and governance, commerce, taxation and trade, with a view towards developing a comprehensive system of commercial law. However, as many of these laws and regulations are relatively new and continue to evolve and develop, these laws and regulations may be subject to different interpretations. Like other civil law countries, there is a limited volume of published court decisions, which may be cited for reference but are not binding on subsequent cases and have limited precedential value unless the Supreme People’s Court of China otherwise provides. As these laws and regulations are continually evolving in response to the economic development and other conditions, the interpretation and implementation of PRC laws and regulations may adversely affect the legal protections and remedies that are available to investors and us.

The CSRC has released rules for China-based companies seeking to conduct initial public offerings in foreign markets with respect to filing procedures to be completed with the CSRC. According to these rules, we expect to perform necessary recordation filings with the CSRC for this offering and future securities offerings outside of China, which will subject us to additional compliance requirements.

On February 17, 2023, the CSRC published the Overseas Listing Rules to provide explanation and instructions which became effective on March 31, 2023. These rules lay out filing procedures for domestic companies to record both direct and indirect overseas listings with the CSRC. If a domestic enterprise intends to indirectly offer and list securities in an overseas market, the filing obligation falls on a major operating entity incorporated in the PRC and such filing shall be submitted within three business days after the overseas listing application is initially filed. The required materials with respect to an initial public offering and listing overseas to be submitted to the CSRC shall include, among other things, a completed report and related undertakings; regulatory opinions, recordation receipt, approval notice and other documents issued by competent regulatory authorities of relevant industries (if applicable); security assessment opinion issued by relevant regulatory authorities (if applicable); PRC legal opinion; and prospectus for the offering.

In addition, an overseas offering and listing is prohibited under any of the following circumstances: (1) if the intended securities offering and listing is specifically prohibited by national laws and regulations and relevant provisions; (2) if the intended securities offering and listing may constitute a threat to or endangers national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) if there are material ownership disputes over the equity, major assets, and core technology, etc. of the issuer; (4) if, in the past three years, the domestic enterprise or its controlling shareholders or actual controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (5) if, in past three years, directors, supervisors, or senior executives have been subject to administrative punishments for severe violations, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (6) other circumstances as prescribed by the State Council. The Trial Measures provide for the legal liabilities for breaches such as failure in fulfilling filing obligations or fraudulent filing conducts, which include imposing a fine between RMB1 million and RMB10 million, and in cases of severe violations, a parallel order to suspend relevant business operations for rectification, revoke relevant business permits or operational license.

According to the Trial Measures, we expect to perform necessary recordation filings with the CSRC for this offering and future securities offerings outside of China, which will subject us to additional compliance requirements. We cannot assure you that we will be able to get the clearance of the filing procedures under the Trial Measures on a timely basis, or at all. We submitted the required filing materials to the CSRC on August 29, 2023, and obtained the final confirmation from the CSRC regarding the completion of the filing process on April 30, 2024. Any failure of the Company to fully comply with new regulatory requirements may significantly limit or completely hinder LZ Technology’s ability to offer or continue to offer its securities, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause the Class B Ordinary Shares to significantly decline in value or become worthless.

LZ Technology may rely on dividends and other distributions on equity from our PRC subsidiaries for its cash requirements.

Our Cayman Islands holding company, LZ Technology, has no material assets other than ownership of equity interests in its subsidiaries. As a result, it has no independent means of generating revenue and may rely on dividends and other distributions on equity from our PRC operating subsidiaries for its cash requirements. Our PRC subsidiaries’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our PRC subsidiaries, as a Foreign Invested Enterprise, or FIE, is required to draw 10% of its after-tax profits each year, if any, to fund a common reserve, which may stop drawing its after-tax profits if the aggregate balance of the common reserve has already accounted for over 50 percent of its registered capital. These reserves are not distributable as cash dividends. If our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any limitation on the ability of our PRC subsidiaries to distribute dividends or other payments to their respective shareholders could materially and adversely limit the Company’s ability to grow, make investments or acquisitions that could be beneficial to the Company’s business, pay dividends or otherwise fund and conduct the Company’s business.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by PRC companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated.

Non-compliance with labor-related laws and regulations of the PRC may have an adverse impact on the Company’s financial condition and results of operation.

Our PRC subsidiaries have been subject to stricter regulatory requirements in terms of entering into labor contracts with their employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and childbearing insurance to designated government agencies for the benefit of their employees.

Pursuant to the PRC Labor Contract Law, or the Labor Contract Law, that became effective in January 2008 and its implementing rules that became effective in September 2008 and was amended in July 2013, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation and unilaterally terminating labor contracts. In the event that the Company decides to terminate some of its employees or otherwise change the Company’s employment or labor practices, the Labor Contract Law and its implementation rules may limit the Company’s ability to effect those changes in a desirable or cost-effective manner, which could adversely affect the Company’s business and results of operations.

We cannot assure you that the Company’s employment practice will not violate labor-related laws and regulations in China, which may subject the Company to labor disputes or government investigations. If the Company is deemed to have violated relevant labor laws and regulations, the Company could be required to provide additional compensation to its employees and the Company’s business, financial condition and results of operations could be materially and adversely affected.

Our failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject our PRC subsidiaries to penalties.

Companies operating in China are required to participate in various government-mandated employee benefit contribution plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of their employees up to a maximum amount specified by the local government from time to time. The requirement of employee benefit contribution plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. Pursuant to the PRC Social Insurance Law, if an employer fails to make full and timely contributions to social insurance, the relevant enforcement agency shall order the employer to make all outstanding contributions within five days of such order and impose penalties equal to 0.05% of the total outstanding amount for each additional day such contributions are overdue. If the employer fails to make all outstanding contributions within five days of such order, the relevant enforcement agency may impose penalties equal to one to three times the amount overdue.

As of the date of this prospectus, the Company’s PRC subsidiaries are paying adequate social insurance contributions for all of their employees, either through third-party human resource service companies or by themselves directly, but have not paid sufficient housing fund contributions. We estimate that the outstanding housing fund contributions amounted to approximately RMB73,937 (approximately $ 10,196) and RMB50,380 (approximately $7,096) for the years ended December 31, 2022 and 2023, respectively. As of the date of this prospectus, none of the Company’s PRC subsidiaries have received any complaints, claims, actions or reports from their employees regarding any non-compliance with PRC social insurance and housing fund regulations, nor have they received any notification from the PRC governmental authorities requiring them to pay any outstanding amount of contributions. Our management considers the likelihood that our PRC subsidiaries will be required by the PRC governmental authorities to make additional payment for the underpaid contributions is low. If the Company is subject to fines in relation to the underpaid employee benefits, the financial condition and results of operations of the Company may be adversely affected.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and currency conversion policies may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect the Company’s liquidity and the Company’s ability to fund and expand its business.

Whenever LZ Technology transfers to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, such transfers must be subject to approval or registration with relevant governmental authorities in China. For example, (i) a foreign loan of less one year duration procured by a PRC company is required to be registered with SAFE or its local branches and (ii) a foreign loan of one year duration or more procured by a PRC company is required to be applied to the National Development and Reform Commission (“NDRC”) in advance for undergoing recordation registration procedures. Any medium or long-term loan to be provided by us to our PRC operating subsidiaries, must be registered with the NDRC and the SAFE or its local branches. We may not be able to complete such registrations on a timely basis, with respect to future capital contributions or foreign loans by LZ Technology to our PRC Subsidiaries. If we fail to complete such registrations, the Company’s ability to use the proceeds of this offering and to capitalize its PRC operations may be negatively affected, which could adversely affect the Company’s liquidity and the Company’s ability to fund and expand the Company’s business.

On March 30, 2015, the SAFE promulgated the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises, or SAFE Circular 19, which took effect as of June 1, 2015. SAFE Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capitals of FIEs and allows FIEs to settle their foreign exchange capital at their discretion, but continues to prohibit FIEs from using the Renminbi fund converted from their foreign exchange capital for expenditure beyond their business scopes, providing entrusted loans or repaying loans between nonfinancial enterprises. The SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, effective in June 2016. Pursuant to SAFE Circular 16, enterprises registered in China may also convert their foreign debts from foreign currency to Renminbi on a self-discretionary basis. SAFE Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on a self-discretionary basis which applies to all enterprises registered in China. SAFE Circular 16 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC laws or regulations, while such converted Renminbi shall not be provided as loans to its non-affiliated entities. There remains uncertainty as to the interpretation and application of these Circulars. Violations of these Circulars and any other future foreign exchange related rules could result in severe monetary or other penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit the Company’s ability to use Renminbi converted from the net proceeds of this offering to fund its PRC operating subsidiaries, to invest in or acquire any other PRC companies through the Company’s PRC Subsidiaries, which may adversely affect the Company’s business, financial condition and results of operations.

The recent joint statement by the SEC, proposed rule changes submitted by Nasdaq, and acts passed by the U.S. Senate and the U.S. House of Representatives, all call for additional and more stringent criteria to be applied to U.S.-listed companies with significant operations in China. These developments could add uncertainties to our listing, future offerings, business operations, share price and reputation.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud.

On May 20, 2020, the U.S. Senate passed the HFCA Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. In addition, if the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the HFCA Act and it was signed into law on December 18, 2020.

On May 21, 2021, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in a “Restrictive Market”, (ii) prohibit Restrictive Market companies from directly listing on Nasdaq Capital Market, and only permit them to list on Nasdaq Global Select or Nasdaq Global Market in connection with a direct listing and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCA Act”), which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its audit work cannot be inspected when its auditor is subject to PCAOB inspections for two consecutive years instead of three and, thus, would reduce the time before the Class B Ordinary Shares may be prohibited from trading or delisted. On December 23, 2022, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading.

On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate (“Commission-Identified Issuers”). The final amendments require Commission-Identified Issuers to submit documentation to the SEC establishing that, if true, it is not owned or controlled by a governmental entity in the public accounting firm’s foreign jurisdiction. The amendments also require that a Commission-Identified Issuer that is a “foreign issuer,” as defined in Exchange Act Rule 3b-4, provide certain additional disclosures in its annual report for itself and any of its consolidated foreign operating entities. A Commission-Identified Issuer will be required to comply with the submission and disclosure requirements in the annual report for each year in which it was identified.

On December 16, 2021, pursuant to the HFCA Act, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in the PRC and Hong Kong, because of a position taken by one or more authorities in such jurisdictions. Such determinations were vacated by the PCAOB on December 15, 2022.

Our current registered public accounting firm, Marcum Asia CPAs LLP, is not headquartered in the PRC or Hong Kong, is a U.S.-based accounting firm that is registered with the PCAOB and can be inspected by the PCAOB, and was not listed in the Determination Report. We have no current intention of engaging any auditor not based in the U.S. and not subject to regular inspection by the PCAOB.

On August 26, 2022, CSRC, the MOF, and the PCAOB signed the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong. The Protocol remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB made a statement announcing that it was able, in 2022, to inspect and investigate completely issuer audit engagements of PCAOB-registered public accounting firms headquartered in China and Hong Kong.

Uncertainties still exist as to whether the PCAOB will have continued access for complete inspections and investigations in the future. The PCAOB is expected to continue to demand complete access to inspections and investigations against accounting firms headquartered in mainland China and Hong Kong in the future. Each year, the PCAOB will determine whether it can inspect and investigate completely accounting firms headquartered in mainland China and Hong Kong. Our securities may be prohibited from trading if our auditor cannot be fully inspected. While the Company’s auditor is based in the U.S. and is registered with PCAOB and subject to PCAOB inspection, in the event it is later determined that the PCAOB is unable to inspect or investigate completely the Company’s auditor because of a position taken by an authority in a foreign jurisdiction, then such inability could cause trading in the Company’s securities to be prohibited under the HFCA Act, as amended, and ultimately result in a determination by a securities exchange to delist the Company’s securities. A termination of the trading of our securities or any restriction on the trading in our securities would have a negative impact on the Company as well as on the value of our securities.

The market price of the Class B Ordinary Shares could be adversely affected as a result of anticipated negative impacts of these executive or legislative actions, regardless of whether these executive or legislative actions are implemented and regardless of our actual operating performance.

Fluctuations in exchange rates could have a material and adverse effect on the Company’s results of operations and the value of your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC regulatory authorities. It is difficult to predict when and how the exchange rates between the RMB and the U.S. dollar may change. All of the Company’s revenues and substantially all of the Company’s costs are denominated in Renminbi. We rely on dividends paid by our operating subsidiaries in China for our cash needs. Any significant revaluation of Renminbi may materially and adversely affect the Company’s results of operations and financial position reported in Renminbi when translated into U.S. dollars, and the value of, and any dividends payable on, the Class B Ordinary Shares in U.S. dollars. To the extent that we need to convert U.S. dollars into Renminbi for the Company’s operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive. Conversely, if we decide to convert the Company’s Renminbi into U.S. dollars for the purpose of making payments for dividends on the Class B Ordinary Shares to our shareholders or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount.

Currency conversion policies may limit the Company’s ability to utilize the Company’s revenues effectively and affect the value of your investment.

The PRC regulatory authorities impose control on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. The Company generates substantially all of its revenues in Renminbi. Under the Company’s current corporate structure, we primarily rely on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of our PRC subsidiaries in China may be used to pay dividends to us. However, approval from or registration with appropriate government authorities is required, in principle, where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, our PRC subsidiaries need to obtain SAFE approval to use cash generated from their operations to pay off their respective debt in a currency other than Renminbi owed to entities outside of China, or to make other capital expenditure payments outside of China in a currency other than Renminbi. If the foreign exchange control system prevents our PRC subsidiaries from obtaining sufficient foreign currency, we may not be able to pay dividends in US dollars to our shareholders, including holders of the Class B Ordinary Shares.

Certain PRC regulations may make it more difficult for the Company to pursue growth through acquisitions.

Among other things, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (“M&A Rules”) and Anti-Monopoly Law of the People’s Republic of China promulgated by the Standing Committee of the NPC which became effective in 2008 and latest revised in 2022 (“Anti-Monopoly Law”), established additional procedures and requirements that could make merger and acquisition activities by non-Chinese investors more time-consuming and complex. Such regulation requires, among other things, that State Administration for Market Regulation (SAMR) be notified in advance of any change-of-control transaction in which a non-Chinese investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions of the State Council on the Standard for Declaration of Concentration of Business Operators, issued by the State Council in 2008 and revised in 2024, are triggered. Moreover, the Anti-Monopoly Law of China requires that transactions which involve the national security, the examination on the national security shall also be conducted according to the relevant provisions. In addition, PRC Measures for the Security Review of Foreign Investment which became effective in January 2021 require acquisitions by non-Chinese investors of PRC companies engaged in military-related or certain other industries that are crucial to national security be subject to security review before consummation of any such acquisition. The Company may pursue potential strategic acquisitions that are complementary to the Company’s business and operations.

Complying with the requirements of these regulations to complete such transactions could be time-consuming, and the required approval processes, such as obtaining approval or clearance from the MOFCOM, may delay or inhibit the Company’s ability to complete such transactions, which could affect the Company’s ability to expand the Company’s business or maintain the Company’s market share.

U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of the Company’s operations in China.

Any disclosure of documents or information located in China by foreign agencies may be subject to jurisdiction constraints and must comply with China’s state secrecy laws, which broadly define the scope of “state secrets” to include matters involving economic interests and technologies. There is no guarantee that requests from U.S. federal or state regulators or agencies to investigate or inspect the Company’s operations in China will be honored by the Company, by entities who provide services to the Company or with whom the Company associates, without violating PRC legal requirements, especially as those entities are located in China. Furthermore, under the current PRC laws, an on-site inspection of the Company’s facilities in China by any of these regulators may be limited or prohibited.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation, or SAT, issued a circular, known as SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular applies only to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe that our company is not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties exist with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that our company is a PRC resident enterprise for enterprise income tax purposes, we would be subject to PRC enterprise income on the Company’s worldwide income at the rate of 25%. Furthermore, we would be required to withhold a 10% tax from dividends we pay to our shareholders that are non-PRC-resident enterprises. In addition, non-PRC-resident enterprise shareholders (including holders of the Class B Ordinary Shares) may be subject to PRC tax on gains realized on the sale or other disposition of the Class B Ordinary Shares, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders (including holders of the Class B Ordinary Shares) and any gain realized on the transfer of the Class B Ordinary Shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the Class B Ordinary Shares.

We face restrictions with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the SAT issued the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or SAT Bulletin 7. SAT Bulletin 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Bulletin 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets, as such persons need to determine whether their transactions are subject to these rules and whether any withholding obligation applies.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017. The SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an “Indirect Transfer”, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who pays for the transfer is obligated to withhold the applicable taxes currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face restrictions as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring. We may be subject to filing obligations or taxed if we are the transferor in such transactions, and may be subject to withholding obligations if we are the transferee in such transactions, under SAT Bulletin 7 and/or SAT Bulletin 37. For transfer of shares in us by investors who are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under SAT Bulletin 7 and/or SAT Bulletin 37. As a result, the Company may be required to expend valuable resources to comply with SAT Bulletin 7 and/or SAT Bulletin 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that the Company should not be taxed under these circulars, which may have a material adverse effect on the Company’s financial condition and results of operations.

Risks Related to Our Business and Industry

Due to the Company’s accumulated deficit as of December 31, 2023, and net losses from operations for the years ended December 31, 2022 and 2023, there is substantial doubt about the Company’s ability to continue as a going concern.

The Company’s audited consolidated financial statements for the years ended December 31, 2022 and 2023 were prepared on a going concern basis in accordance with generally accepted accounting principles in the United States. The going concern basis assumes that we will continue in operation for the next 12 months and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business. Thus, our consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

The Company incurred net losses from operations of approximately RMB22.0 million and RMB6.4 million (approximately $0.9 million) for the years ended December 31, 2022 and 2023, respectively. As of December 31, 2022, the Company’s accumulated deficits were RMB154.3 million (approximately $21.3 million), with a working capital deficit of RMB23.9 million (approximately $3.2 million). Nevertheless, the Company incurred net loss of RMB6.4 million (approximately $0.9 million) for year ended December 31, 2023, and as of December 31, 2023, the Company’s accumulated deficits were RMB160.8 million (approximately $22.6 million), with a working capital of RMB32.3 million (approximately $4.6 million). The Company’s operating results for future periods are subject to numerous uncertainties. It is uncertain if the Company will be able to reduce or eliminate its net losses in the foreseeable future. Such conditions and events cast substantial doubt on the Company’s ability to continue as a going concern.

The COVID-19 pandemic has negatively impacted the Company’s business operations for the past two fiscal years. However, the management expects that the operating results will improve as the economy has gradually recovered from the impacts of the COVID-19 pandemic. Management has developed business plans to mitigate the above adverse conditions and events, including obtaining funds amounting to approximately RMB14.2 million  ($2 million) from an investor as capital injection. Moreover, the Company has proactively taken actions to optimize its overall cost structure by upgrading its business and service model and implementing other cost control measures. Such actions include standardizing the Company’s finance and operation policies throughout the Company, enhancing internal controls, and creating a synergy of the Company’s resources. Taking into consideration all these actions mentioned above, management concluded that the substantial doubt on the Company’s ability to continue as a going concern will be alleviated through the effective implementation of the business plans.

However, if we are unable to do so on a timely basis, we will be required to seek additional capital. In that event, we would seek additional funds through various financing sources, including the sale of our equity and debt securities, but there can be no guarantees that such funds will be available on commercially reasonable terms, if at all. If we are unable to raise additional capital, execute our business plans, increase sales or reduce expenses, we will be unable to continue to fund our operations, develop our products, realize value from our assets, and discharge our liabilities in the normal course of business. If we become unable to continue as a going concern, we could have to liquidate our assets, and potentially realize significantly less than the values at which they are carried on our financial statements, and investors could lose all or part of their investment in our Class B Ordinary Shares.

The outbreak of the COVID-19 pandemic has and may continue to adversely affect the Company’s business and results of operations.

The rapid and continued spread of COVID-19, and the measures taken to slow its spread, have adversely affected the Company’s business and financial results and may continue to do so for an uncertain period of time in the future. On May 5, 2023, the WHO ended the emergency status for COVID-19. However, COVID-19 is still a significant public health problem and will continue to challenge health systems worldwide long term. The COVID-19 pandemic has had and may continue to have negative impacts on the Company’s business. During the COVID-19 pandemic, demand for the Company’s products and services was significantly depressed. Various lockdown measures and social distancing guidelines hindered our ability to expand geographically. These challenges also curtailed our ability to perform maintenance and repair on our access control screens, affecting the overall quality and efficiency of our services. Moreover, the stay-at-home orders and the associated decrease in public mobility directly impacted the effectiveness of our community building access control screens as advertising platforms. With residents confined to their homes and public spaces left largely vacant, demand for placing outdoor advertisements was low. Merchant customers, such as restaurants, tourist companies retail stores and other businesses, suspended their operations or operated at reduced capacity due to social distancing measures and reduced consumer spending. As a result, these businesses were neither in need of nor capable of purchasing our advertising services. Additionally, the pandemic has caused COVID-19 infections among the Company’s employees, leading to reduced workforce productivity and operational disruptions during surges of infections.

Despite the Company’s efforts to manage these impacts and the positive growth in our revenue, due to the evolving situation with COVID-19, the effect on the Company’s operational and financial performance will depend on future developments, all of which are uncertain and difficult to predict and in the future may have material adverse effects on the Company’s business, financial condition, results of operations, liquidity and cash flows. Such developments may include, but are not limited to, the spread and future resurgences of the virus, the severity and duration of the outbreak and the severity and duration of the resulting impact on the economy. Even after the COVID-19 pandemic has subsided, we may experience impacts on the Company’s business as a result of any economic recession, downturn or volatility that has occurred or may occur in the future. The COVID-19 pandemic may also have the effect of heightening many of the other risks described below, including those related to ability to service indebtedness and share price fluctuation.

A significant portion of the Company’s revenue is concentrated in a small number of large customers. Any loss or significant reduction of business with, one or more of them could have a material adverse effect on the Company’s business, financial condition and results of operations.

A significant portion of our revenue is generated from a small number of major customers, the loss of, or significant reduction of business with, one or more of which could have a material adverse effect on our business. For the years ended December 31, 2022, the customers who individually accounted for at least 10% of the Company’s revenues collectively made up 84.8% of the Company’s total revenues, respectively. For the year ended December 31, 2023, no individual customer accounted for at least 10% of the Company’s revenues. Failure to retain our existing customers, or enter into relationships with new customers, each on acceptable terms, could materially impact our business, financial condition, results of operations and ability to meet our current and long-term financial forecasts.

Economic conditions and capital markets may materially and adversely affect our customers and their ability to remain solvent. Our customers’ financial difficulties can negatively impact our results of operations and financial condition, especially if they were to delay or default on payments to us. We cannot assure you that our customer relationships will continue as presently in effect. There is no assurance any of our customers will continue to utilize our services, renew our existing contracts, or continue at the same volume levels. A reduction in or termination of our services by one or more of our major customers could have a material adverse effect on our business, financial condition and results of operations.

In addition, the size and market concentration of some of our customers may allow them to exert increased pressure on the prices, margins and non-monetary terms of our contracts.

The Company has engaged in transactions with related parties, and terms obtained or consideration that it paid in connection with these transactions may not be comparable to terms available or the amounts that would be paid in arm’s length transactions.

We have entered into a number of transactions with related parties. For example, we have engaged Henduoka, a related party, to provide the SaaS software infrastructure integral to our intelligent access control and safety management system pursuant to a Business Cooperation Agreement for an initial cooperation period from January 1, 2023 to December 31, 2025. These services include the provision of SaaS software services and back-end management system for community properties that utilize our intelligent access control and safety management system. Under the Business Cooperation Agreement, we pay Henduoka a quarterly fee equal to the product of (i) the number of communities actively using the provided software, and (ii) RMB100.

Additionally, we have entered into a Platform Service Agreement with Henduoka, pursuant to which Henduoka utilizes Quanxiang WeChat Mini Program, Douyin and other social media platforms to help list and publish the products and services of our merchant customers, collect payments and offer other technical services related to our Local Life business. The Platform Service Agreement, with an initial cooperation period from December 1, 2022 to November 30, 2025, provides that we pay Henduoka a platform service fee equal to 1.5% of verified gross merchandise value (GMV) of products sold, settled on a monthly basis. The services provided by Henduoka under the Platform Service Agreement are non-exclusive services, and we or the merchant customers have the right to contract other providers to provide such services. The English translations of the Business Cooperation Agreement and Platform Service Agreement with Henduoka are filed as Exhibits 10.3 and 10.4, respectively, to this registration statement.

Also, we do not manufacture but instead procure our access control hardware such as monitors, smart speakers, intercom handsets and access control card dispensers from an affiliated manufacturer, Xiamen Qiushi Intelligent Network Equipment Co., Ltd, a company controlled by our Chairman, Mr. Andong Zhang. For a complete description of related party transactions for the financial periods presented, please see “Related Party Transactions” beginning on page 128.

For the years ended December 31, 2022 and 2023, no revenue was generated by related party transactions. For the years ended December 31, 2022 and 2023, RMB40.79 million and RMB29.38 million ($3.75 million) in cost of revenues from related party transactions were recorded, accounting for 28% and 5% of total cost of revenues for the same periods, respectively.

Such transactions present potential for conflicts of interest, as the interests of these entities and their shareholders may not align with the interests of the Company and our unaffiliated shareholders with respect to the negotiation of, and certain other matters related to, our purchases from and other transactions with such entities. Conflicts of interest may also arise in connection with the exercise of contractual remedies under these transactions, such as for events of default.

Our Board of Directors intends to authorize the Audit Committee upon its formation to review and approve all material related party transactions. We rely on the laws of the Cayman Islands, which provide that the directors owe a duty of care and a duty of loyalty to our company. Under Cayman Islands law, our directors have a duty to act honestly, in good faith, and view our best interests. Our directors also have a duty to exercise the care, diligence, and skills that a reasonably prudent person would exercise in comparable circumstances. See “Description of Share Capital—Differences in Corporate Law” beginning on page 128 for additional information on our directors’ fiduciary duties under Cayman Islands law. These transactions, individually or in the aggregate, may have an adverse effect on our business or may result in litigation or enforcement actions by the SEC or other agencies.

The Company has incurred indebtedness and may incur other debt in the future, which may adversely affect its financial condition and future financial results.

As of December 31, 2022 and 2023, we had an aggregate of RMB43.9 million and RMB30.0 million ($4.2 million) of indebtedness outstanding under our credit facilities with financial institutions, respectively. Under such credit facilities, we are permitted to incur additional debt. Existing debt, and any debt that we may incur in the future, may adversely affect our financial condition and future financial results by, among other things:

●	increasing our vulnerability to downturns in our business, to competitive pressures and to adverse economic and industry conditions;

●	requiring the dedication of a portion of our expected cash from operations to service our indebtedness, thereby reducing the amount of expected cash flow available for other purposes, including capital expenditures; and

●	limiting our flexibility in planning for, or reacting to, changes in our businesses and our industries.

If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things, to seek additional financing in the debt or equity markets, refinance or restructure all or a portion of our indebtedness, sell selected assets or reduce or delay planned capital, operating or investment expenditures. Such measures may not be sufficient to enable us to service our debt.

The Company invests in research and development, and to the extent the Company’s research and development investments are not directed efficiently or do not result in cost-efficient enhancements to the Company’s products and services, the Company’s business and results of operations would be harmed.

A key element of the Company’s growth strategy is to invest in the Company’s research and development efforts. We plan to use approximately 40% of the net proceeds from this offering to fund research and development efforts. During the fiscal years ended December 31, 2022 and 2023, we spent RMB6.9 million and RMB5.5 million ($0.8 million) on research and development. We have focused our research and development efforts on continuously advancing our technological competency in areas such as the access control systems, IoT technology and digital advertisement placement capabilities. As of December 31, 2023, we have a team of 44 research and development personnel dedicated to innovation and optimization.

If we do not spend the Company’s research and development budget efficiently or effectively on compelling enhancements, innovations and technologies, the Company’s business may be harmed, and we may not realize the expected benefits of the Company’s strategy timely or at all. We will need to appropriately deploy the Company’s human resources, or we may not be able to effectively execute the Company’s research and development strategy. Moreover, research and development projects can be challenging and expensive. As a result of the nature of research and development cycles, there will be delays between the time we incur expenses associated with research and development activities and the time we are able to offer compelling enhancements to the Company’s offerings and generate revenue, if any, from those activities. If we expend a significant number of resources on research and development efforts that do not lead to the successful introduction of updated access control products and advertising placement services, innovative advancements or newer systems that are competitive in our current or future markets, our business and results of operations will suffer.

We may fail to protect our intellectual properties.

We regard our patents, software registrations, trademarks, domain names and similar intellectual property as critical to our success, and we rely on a combination of intellectual property laws and contractual arrangements, including confidentiality and non-compete agreements with our employees and others to protect our proprietary rights. Despite these measures, any of our intellectual property rights could be challenged, invalidated, circumvented or misappropriated, or such intellectual property may not be sufficient to provide us with competitive advantages.

Preventing any unauthorized use of our intellectual property is difficult and costly and the steps we take may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can also provide no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors.

We may be subject to intellectual property infringement claims.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate trademarks, patents, copyrights, know-how or other intellectual property rights held by third parties. We may be from time to time in the future subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be third-party trademarks, patents, copyrights, know-how or other intellectual property rights that are infringed by our products, services or other aspects of our business without our awareness. If any third-party infringement claims are brought against us, we may be forced to divert management’s time and other resources from our business and operations to defend against these claims, regardless of their merits.

The growth of our business may be adversely affected if we do not implement our growth strategies and initiatives successfully or if we are unable to manage our growth or operations effectively.

We have expanded and are continuing to expand our operations, suite of services and client relationships, which has placed, and will continue to place, significant demands on our management and our operational and financial infrastructure. Additionally, our ability to grow in the future will depend on a number of factors, including the ability to develop and expand client relationships, to grow our customer base, to continue to provide and expand the high-quality services we offer, to hire and train qualified personnel, to expand and grow in existing and future markets, to develop and operationalize new service offerings, and to sustain operational synergies and efficiencies across our Smart Community, Out-of-Home Advertising and Local Life business verticals. Achieving and sustaining growth requires the successful execution of our growth strategies which consist of (i) solidifying our industry position, (ii) enhancing our ability to attract, incentivize and retain merchant customers, and (iii) expanding into overseas markets. The execution of such growth strategies may require the implementation of enhancements to customer-facing, operational and financial systems, expanded sales and marketing capacity, and continuous updates to technology and improvements to processes and systems. Given these challenges, we may be unable to manage our expanding operations effectively, or to maintain our growth, which could have a material adverse effect on our business or results of operations.

We may fail to make necessary or desirable strategic alliances, acquisitions or investments, and we may not be able to achieve the benefits we expect from the alliances, acquisition or investments we make.

We plan to use 13% of the net proceeds received from this offering to fund any selected strategic alliances and potential strategic acquisitions that are supplemental to our business and operations, including opportunities that can help us further expand our product and service offerings. As of the date of this prospectus, we have not identified any specific projects to be undertaken or businesses and/or assets to be acquired or invested.

However, strategic alliances with third parties could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance or default by counterparties, and increased expenses in establishing these new alliances, any of which may materially and adversely affect our business. In addition, we may have limited ability to control or monitor the actions of our strategic partners. To the extent a strategic partner suffers any negative publicity as a result of its business operations, our reputation may be negatively affected by virtue of our association with such party.

The costs of identifying and consummating strategic acquisitions may be significant and subsequent integrations of newly acquired companies, businesses, assets and technologies would require significant managerial and financial resources and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our growth and business operations. In addition, investments and acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities and exposure to potential unknown liabilities of the acquired business. The acquired businesses or assets may not generate the financial results we expect and may incur losses. The cost and duration of integrating newly acquired businesses could also materially exceed our expectations.

Our success depends on the continuing efforts of our senior management and key employees.

Our future success is significantly dependent upon the continued service of our senior management and other key employees. If we lose their service, we may not be able to locate suitable or qualified replacements, and may incur additional expenses to recruit and train new staff, which could severely disrupt our business and growth. Our Chief Executive Officer and director, Mr. Runzhe Zhang, our Chairman and founder, Mr. Andong Zhang, our Chief Financial Officer, Mr. Weihua Chen, and other management members are critical to our vision, strategic direction, culture and overall business success. If there is any internal organizational structure change or change in responsibilities for our management or key personnel, or if one or more of our senior management members were unable or unwilling to continue in their present positions, the operation of our business and our business prospects may be adversely affected. Our employees, including members of our management, may choose to pursue other opportunities. If we are unable to motivate or retain key employees, our business may be severely disrupted and our prospects could suffer. There is no assurance that our management members would not join our competitors or form a competing business.

If we are unable to recruit, train and retain talents, our business may be materially and adversely affected.

We believe our future success depends on our continued ability to attract, develop, motivate and retain qualified and skilled employees. Competition for personnel with expertise in our industry is intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Some of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we invest significant time and resources in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training new employees, and our ability to serve customers and business partners could diminish, resulting in a material adverse effect to our business.

Our lack of insurance could expose us to significant costs and business disruption.

The insurance industry in China is still in development, and as such, insurance companies in China currently offer limited quantities and categories of business-related insurance products. Besides mandatory social security insurance for employees, we currently do not have any business liability or disruption insurance or other insurance to cover our operations, which we believe is consistent with customary industry practice in China. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. If we suffer any losses, damages or liabilities in the course of our business operations, we would not have insurance coverage to provide funds to cover any such losses, damages or liabilities. Therefore, there may be instances when we will sustain losses, damages and liabilities because of our lack of insurance coverage, which may in turn materially and adversely affect our financial condition and results of operations.

We may not be able to raise additional capital when desired, on favorable terms or at all.

We need to make continued investments in hardware, software, technological systems and to retain talents to remain competitive. There can be no assurance that we will be able to raise additional capital on terms favorable to us, or at all, if and when required, especially if we experience disappointing operating results. If adequate capital is not available to us as required, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our infrastructure or respond to competitive pressures could be significantly limited. If we do raise additional funds through the issuance of equity or convertible debt securities, the ownership interests of our shareholders could be significantly diluted. These newly issued securities may have rights, preferences or privileges on par with or senior to those of existing shareholders.

If we fail to implement and maintain an effective system of internal controls to remediate our material weakness over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. In connection with the audits of our consolidated financial statements included in this prospectus, we and our independent registered public accounting firm identified three material weaknesses in our internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The three material weaknesses that have been identified relate to (i) our lack of sufficient and competent accounting staff and resources with appropriate knowledge of U.S. GAAP and SEC reporting and compliance requirements, (ii) our lack of robust and formal period-end financial reporting policies and procedures in place to address complex U.S. GAAP technical accounting and the SEC reporting requirements, and (iii) Our lack of sufficient controls designed and implemented in IT environment and IT general control activities, mainly associated with areas of access logical security, system change management, IT operations, cyber security monitoring activities and service organization management. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control for purposes of identifying and reporting material weaknesses and other deficiencies in our internal control over financial reporting. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional deficiencies may have been identified.

Following the identification of the material weaknesses and other deficiencies, we have taken measures and plan to continue to take measures to remediate these control deficiencies. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Internal Control over Financial Reporting” However, the implementation of these measures may not fully address the material weakness and other deficiencies in our internal control over financial reporting, and we cannot conclude that they have been fully remediated. Our failure to correct the material weakness and other deficiencies or our failure to discover and address any other deficiencies could result in inaccuracies in our financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, ineffective internal control over financial reporting could significantly hinder our ability to prevent fraud.

We will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) as well as rules and regulations of Nasdaq Stock Exchange after the completion of this offering. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We are required by Section 404 of the Sarbanes-Oxley Act to perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting in our Form 20-F beginning with our second annual report after becoming a public company. Prior to this offering, we were never required to test our internal controls within a specified period, and, as a result, we may experience difficulty in meeting these reporting requirements in a timely manner.

Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue an adverse report if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us.

If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we are unable to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to produce timely and accurate financial statements and may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If that were to happen, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which could lead to a decline in the market price of our Class B Ordinary Shares and we could be subject to sanctions or investigations by SEC or other regulatory authorities. We may also be required to restate our financial statements for prior periods.

Risks Related to the Smart Community Business

Any harm to the Company’s brand or reputation may materially and adversely affect its business.

The brand recognition and reputation of our “LianZhang” brand and the successful maintenance and enhancement of our brand and reputation have contributed and will continue to contribute to our success and growth.

Our reputation may be harmed either by product defects, such as the failure of the Smart Community system with one or more customers, or shortfalls in customer service. Residents and property managers generally judge the performance of our Smart Community system through their day-to-day interactions with the system’s devices and services. Any failure to meet customers’ expectations in such customer service areas could cause an increase in attrition rates or make it difficult to obtain new customers. With the increased use of social network, adverse publicity can be disseminated quickly and broadly, making it increasingly difficult for us to respond and mitigate effectively.

The Company depends on one affiliated manufacturer for substantially all of its hardware manufacturing needs. If this manufacturer experiences any delay, disruption, or quality control problems in its operations and the Company fails to find a replacement manufacturer in a timely manner and on acceptable terms, the Company could lose or fail to grow its market share and its brand may suffer.

All of our access control hardware products are manufactured and purchased from an affiliated manufacturer, Xiamen Qiushi Intelligent Network Equipment Co., Ltd. We executed specific purchase agreements with the hardware supplier, which typically set forth the product name, model, unit price, volume, payment method, after-sale service and dispute resolution provisions. Although management believes that if needed, additional or alternative hardware suppliers would be available, the loss of Xiamen Qiushi Intelligent Network Equipment Co., Ltd. as our hardware supplier could cause a significant disruption in operations and delays in the installation of the Company’s access control and safety management system. Qualifying a new manufacturer and commencing volume production is expensive and time consuming. Ensuring that a contract manufacturer is qualified to manufacture our products to our standards is time consuming. In addition, there is no assurance that a new contract manufacturer can scale the production of the access control devices at the volumes and in the quality that we require. If we have difficulty finding alternative or additional contract manufacturers that meet our standards, which may take significant effort, our business, results of operations, and financial condition could be materially and adversely affected.

Our reliance on external manufacturers also exposes us to the following risks over which we have limited control:

●	unexpected increases in manufacturing and repair costs;

●	inability to control the quality and reliability of finished products;

●	inability to control delivery schedules;

●	potential liability for expenses incurred by external manufacturers in reliance on our forecasts that later prove to be inaccurate;

●	potential lack of adequate capacity to manufacture all or a part of the products we require; and

●	potential labor disputes affecting the ability of the external manufacturers to produce our products.

The hardware integral to our intelligent access control and safety management system must satisfy certain safety and regulatory standards. If they fail to meet such standards, the quality and reliability of our intelligent access control and safety management system may be materially adversely affected. This failure could also harm our sales, profitability and relationships with our sales channels, and cause our reputation and brand to suffer.

Defects or performance problems in the Company’s Smart Community devices could result in a loss of customers, reputational damage and decreased revenue. Additionally, the Company may face warranty, indemnity, and product liability claims that may arise from malfunctions.

Our Smart Community devices such as monitors, smart speakers, intercom handsets and access control card dispensers may contain undetected errors or defects, especially when first introduced or when new generations of products are released. Errors, defects, or poor performance can arise due to design flaws, defects in raw materials or components, which can affect the quality of such devices. Any actual or perceived errors, defects, or poor performance in such devices could result in the replacement or recall of the products, rejection of the products, damage to our reputation, lost revenue, and increases in customer service and support costs, all of which could have a material adverse effect on our business, financial condition, and results of operations.

Furthermore, defective components may give rise to warranty, indemnity, or product liability claims against us that exceed any revenue or profit we receive from the affected products. If one of such devices were to cause injury to someone or cause property damage, including because of product malfunctions, defects, or improper installation, we could be exposed to product liability claims. We could incur significant costs and liabilities if we are sued and if damages are awarded against us. Further, any product liability claim we face could be expensive to defend and could divert management’s attention. The successful assertion of a product liability claim against us could result in potentially significant monetary damages, penalties or fines, subject us to adverse publicity, damage our reputation and competitive position, and adversely affect sales of our products. In addition, product liability claims, injuries, defects, or other problems experienced by other companies in the community building access control industry could lead to unfavorable market conditions for the industry as a whole and may have an adverse effect on our ability to attract new customers, thus harming our growth and financial performance.

The Company may face disruption to its technology systems, leading to interruptions in the availability of its services.

The satisfactory performance, reliability and availability of our technology systems are critical to our success. A failure or malfunction of our Smart Community systems can cause security concerns to community residents and result in irreparable damage to our LianZhang brand. Effective January 1, 2023, the Company has engaged Henduoka, a related party, to provide the SaaS software infrastructure of its intelligent access control and safety management system. Henduoka thus plays a crucial role in maintaining the security of the computer information and communication systems within our intelligent access control and safety management system.

We have devoted considerable internal and external resources to network security, data encryption, and other security measures to protect our systems, customers, and users, but these security measures cannot provide absolute security. We have established a crisis management plan and business continuity program. However, there can be no assurance that the plan and program can withstand an actual disruption in our systems, including a cyber-attack, hacking, fraud, or other forms of deception. An operational interruption could result in significant losses or damage and harm to our business.

Our technology systems, including the software platform provided by Henduoka, may also experience telecommunications failures, computer viruses, databases or components, power outages, hardware failures, user errors, or other attempts to harm our technology systems, which may result in residential community security issues, delays or errors in transaction processing, loss of data, and inability to accept and fulfill user request.

Delays, costs, and disruptions that result from upgrading, integrating, and maintaining the security of the information and technology networks and systems integral to the intelligent access control and safety management system could materially adversely affect the Company’s business.

We are dependent on information technology networks and systems, including Internet and Internet-based or “cloud” computing services and our scalable technology infrastructure to operate the Smart Community systems. Through Henduoka, we are currently implementing modifications and upgrades to the Smart Community’s information technology systems and also integrating systems from other screen operators, including making changes to legacy systems, replacing legacy systems with successor systems with new functionality, and implementing new systems. The dynamic nature of these and other changes we are undertaking require that throughout 2023 and in future years we simultaneously engage in significant technology developmental efforts across our operations, including platform development, marketing, customer care and other substantive and administrative functions. While upgrading and implementing change to any part of our systems could present challenges, the age of our systems and architecture may present unique challenges that we have not previously encountered as we undertake these developmental efforts simultaneously across our operations. Any delay in making such changes or replacements or in purchasing new systems could have a material adverse effect on our business, financial condition, results of operations, and cash flows. There are inherent costs and risks associated with integrating, replacing and changing these systems and implementing new systems, including potential disruption of the operation of the intelligent access control and safety management system and its advertisement placement functions, potential disruption of our internal control structure, substantial capital expenditures, additional administration and operating expenses, retention of sufficiently skilled personnel to integrate, implement and operate the new systems, demands on management time, securing our systems along with dependent processes from cybersecurity threats, and other risks and costs of delays or difficulties in transitioning to new systems or of integrating new systems into our current systems. In addition, such information technology system implementations may not result in productivity improvements at a level that outweighs the costs of implementation, or at all. The implementation of or delay in implementing new information technology systems may also cause disruptions in our business operations and impede our ability to comply with constantly evolving laws, regulations and industry.

Due to the ever-changing threat landscape, the Company’s Smart Community system may be subject to potential vulnerabilities of wireless and IoT devices, as well as risks related to hacking or other unauthorized access to control or view systems and obtain private information, which may disrupt the normal function of the Smart Community system.

Although we do not collect or retain sensitive and confidential information but rely on Henduoka to provide our Smart Community’s software infrastructure, functions and services, if Henduoka are subject to cyberattacks that may come from phishing, malware, ransomware, or other methods, our Smart Community system and our business would be materially adversely affected.

No matter how security measures are well designed and implemented, those measures may not prevent: cybersecurity breaches; the unauthorized access, capture, or alteration of information; the exposure or exploitation of potential security vulnerabilities; distributed denial of service attacks; acts of vandalism; computer viruses; or misplaced data or data loss that could materially adversely impact the reputation of our Smart Community systems and our business, financial condition, results of operations, and cash flows.

The software provided by Henduoka may contain unknown security vulnerabilities. We and Henduoka take steps to detect and remediate vulnerabilities, but there is no assurance that all vulnerabilities in our Smart Community systems can be detected and remediated as such threats and techniques used to exploit vulnerabilities change frequently and are often sophisticated in nature. These vulnerabilities pose a material risk to our Smart Community business.

The success of the Company’s Smart Community business is dependent upon its ability to obtain and renew contracts with various communities and property managers, which the Company may not be able to obtain on favorable terms.

Our Smart Community business requires us to develop and maintain robust relationships with a vast number of communities and property managers. Although these contracts typically have terms ranging from three to five years and will renew automatically unless terminated by either party, there is a possibility that our competitors may be able to acquire our market share.

The success of our Smart Community business also depends generally on our ability to obtain and renew contracts and continue to expand geographically. There can be no assurance that we will win additional contracts. Although in the past we are generally able to renew existing contracts, there is no guarantee that we will always be able to renew existing contracts or replace any revenues lost upon non-renewal of a contract. Our inability to renew existing contracts may also result in significant expenses from the removal of our displays.

From time to time, we participate in competitive bids organized by property developers to obtain a portion of our new contracts. The competitive bidding process presents certain risks, including that we may expend substantial cost and managerial time and effort to prepare bids and proposals for contracts that we may not win. Our inability to successfully renew existing or obtain new contracts could have a material adverse impact on our advertising business, overall operations, results of operations and prospects.

Risks Related to the Out-of-Home Advertising Services

The Company has generated revenues primarily from advertising and promotional activities, namely by the Out-of-Home Advertising and Local Life business verticals, and any loss or significant reduction of business in these verticals could have a material adverse effect on the Company’s revenues, financial positions and operating results.

In the fiscal years ended December 31, 2022 and 2023, we generated revenues primarily from advertising and promotional activities, namely by the Out-of-Home Advertising and Local Life business verticals. Particularly, for the fiscal years ended December 31, 2022 and 2023, approximately 91.5% and 75.4% of our revenues were derived from Out-of-Home Advertising, respectively. If our advertising revenues suffer any losses or significant deductions, it could materially adversely affect our revenues, financial position and operating results.

The Company’s advertising strategies depend on its Smart Community monitors to a great extent. If defects were found on the access control monitors, this could have a material adverse impact on the Company’s revenues, financial position and operating results.

The Company’s Out-of-Home Advertising vertical offers clients one-stop multi-channel advertising solutions. Our core offering in the Out-of-Home Advertising business is to help clients place advertisements on our intelligent access control and safety management system. Residents are exposed to these advertisements each time they enter and exit the community buildings or open the SaaS software. Our monitors and vendor-provided SaaS platforms that form our intelligent access control and safety management system, are our unique resources and attract other outdoor advertising providers to collaborate with us. This collaboration enables us to provide multi-channel advertising solutions. However, if defects were found on our access control monitors or the outsourced software platforms, it could have a material adverse impact on our revenues, financial position and operating results.

The Company depends on third-party providers for components of its Out-of-Home Advertising services. Any failure or interruption in the services provided by these third parties could negatively impact the Company’s ability to deliver the advertising packages to clients.

Our Out-of-Home Advertising vertical offers clients one-stop multi-channel advertising solutions by partnering with other outdoor advertising providers and simultaneously placing the advertisements on the partners’ numerous displays in public transportation, hotels and other settings. Our advertising packages also incorporate collaboration with other advertising providers to deploy posters at various events as well as the digital replay of such events on online video-sharing platforms. We have entered into strategic cooperation framework agreements for these partnerships. For specific cooperation projects, we enter into a separate advertisement placement agreement that sets forth the project term, collaboration methods, price and payment. We typically assume joint liabilities for the services provided by such collaborating partners to ensure the quality of our advertising packages. Any delays, malfunctions, inefficiencies or interruptions in these services could adversely affect the quality and performance of our advertising packages, which could harm our brand, reputation or growth. In addition, if we are unable to avail ourselves of warranties and other contractual protections with such partner providers, we may incur additional costs related to the affected services, which could adversely affect our business, operating results, or financial condition.

The Company relies on various third-party telecommunications providers and signal processing centers to transmit and communicate signals to its Smart Community systems.

We also rely on third-party telecommunications providers and signal processing centers to transmit and communicate signals to our Smart Community devices. These third-party telecommunications providers and signal processing centers could fail to transmit or communicate these signals to the access control screens for many reasons, including disruptions from fire, natural disasters, weather, health epidemics or pandemics, transmission interruption, extended power outages, human or other error, malicious acts, provider preferences regarding the signals that get transmitted, government actions, war, terrorism, sabotage, or other conflicts, or as a result of disruptions to internal and external networks or third party transmission lines. The failure of one or more of these third-party telecommunications providers or signal processing centers to transmit and communicate signals to our Smart Community systems in a timely manner could affect our ability to perform Out-of-Home advertising services.

The Company faces intense competition in the Out-of-Home Advertising business.

We operate in a highly competitive industry, and we may not be able to maintain or increase our current advertising revenues. We compete for advertising revenue with other out-of-home advertising businesses, as well as with other media, such as broadcast and cable television, radio, print media and direct mail, within their respective markets. Market shares are subject to change for various reasons, including through consolidation of our competitors through processes such as mergers and acquisitions, which could have the effect of reducing our revenue in a specific market. Our competitors may develop technology, services or advertising media that are equal or superior to those we provide or that achieve greater market acceptance and brand recognition than we achieve. It is also possible that new competitors may emerge and rapidly acquire significant market share in any of our sectors. Many of these competitors possess greater technical, human and other resources than we do, and we may lack sufficient financial or other resources to maintain or improve competitive position. Moreover, the advertiser/agency ecosystem is diverse and dynamic, with advertiser/agency relationships subject to change. This could have an adverse effect on us if an advertiser client shifts its relationship to an agency with whom we do not have as good a relationship. An increased level of competition for advertising dollars may lead to lower advertising rates as we attempt to retain customers or may cause us to lose customers to our competitors who offer lower rates that we are unable or unwilling to match.

Restrictions on advertising of certain products may restrict the categories of clients that can advertise using the Company’s services.

Regulations governing categories of products that can be advertised through our advertising assets and platforms may affect our performance. Certain products and services, for example tobacco-based products, are banned from outdoor advertising in China. Moreover, extreme words like “the most”, “the best”, “most favored” are not allowed in advertisement. Any significant reduction in advertising of products due to content-related restrictions could cause a reduction in our direct revenues from such advertisements.

If the Company’s security measures are breached, the Company could lose valuable information, suffer disruptions to its business, and incur expenses and liabilities, including damage to its relationships with customers and business partners.

Although we have implemented physical and electronic security measures designed to protect against the loss, misuse and alteration of our computer system and proprietary business information, no security measures are perfect and impenetrable, and we and outside parties we interact with may be unable to anticipate or prevent unauthorized access. Moreover, our systems, servers and platforms may be vulnerable to computer viruses or physical or electronic break-ins and similar disruptions that our security measures may not detect, which could cause interruptions or slowdowns of our digital display systems, delays in communication or loss of data and slowdown or unavailability of our advertising platforms. A cyber incident may be due to the actions of outside parties, employee error, malfeasance or a combination of these or other actions. The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusions, including by computer hackers and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased as well. If an actual or perceived breach of our security occurs, our digital display systems and advertising assets could suffer disruption, and we could lose competitively sensitive business information or lose control of our information processes or internal controls. In addition, the public perception of the effectiveness of our security measures or services could be harmed, and we could lose customers, consumers and business partners. In the event of a security breach, we could suffer financial exposure in connection with demands from perpetrators, penalties, remediation efforts, investigations and legal proceedings and changes in our security and system protection measures. Any failure or perceived failure by us to comply with these laws may subject us to significant regulatory fines and private litigation, any of which could harm our business.

Risks Related to the Local Life Services

The Company expects the Local Life vertical to be a new growth area, and one of its growth strategies is to enhance its ability to attract, incentivize and retain merchant customers for the Local Life services. However, this focus on the Local Life vertical may be unsuccessful.

We are implementing a strategy to deepen our engagement with merchants and manufacturers within our Local Life space, by enabling them to offer home delivery services for household supplies and food, coordinate flight and train tickets, hotel accommodation and admission tickets for residents, and present top deals from leading e-commerce platforms. We intend to execute this strategy by building long-term relationships with local merchants to improve our inventory selection and improving the customer experience through inventory curation and improved convenience in order to drive customer demand and purchase frequency. There are no assurances that our actions will be successful in executing this strategy. Our efforts may prove more difficult than we currently anticipate. Further, we may not succeed in realizing the benefits of these efforts on our anticipated timeline or at all. In addition, as we implement this strategy, the macroeconomic environment, including but not limited to, certain adverse consequences of the COVID-19 pandemic that continue to impact the macroeconomic environment, economy slowdown pressures, higher labor costs, supply chain challenges and resulting changes in consumer and merchant behavior may make it more difficult to effectively execute this strategy, including to quickly test, learn and scale initiatives relating to improving inventory selection or improving customer experience. Even if fully implemented, our strategy may not result in a return to growth or the other anticipated benefits to our business, financial condition and results of operations. If we are unable to effectively execute this strategy and realize its anticipated benefits, it could negatively impact our business, financial condition and results of operations.

The future success of the Local Life vertical depends upon the Company’s ability to attract and retain high quality merchants.

We must continue to attract and retain high quality merchants in order to increase profitability and grow our Local Life vertical. A key priority for our Local Life vertical is to attract and retain the right merchants and provide community households with great deals and high-quality products and services. We are also focused on improving the merchant experience on our platform, including improving tools available to merchants to help grow their businesses. In addition, in most instances, we do not have long-term arrangements to guarantee the availability of deals that offer attractive quality, value and variety to consumers or favorable payment terms. If merchants decide that utilizing our services no longer provides an effective means of attracting new customers or selling their offerings, they may stop working with us or negotiate to pay us lower margins or fees. Further, current or future competitors may accept lower margins, or negative margins, to secure offers that attract attention and acquire new customers. We also may experience attrition in our merchants resulting from several factors, including losses to competitors and merchant closures or merchant bankruptcies. If we are unable to attract and retain high quality merchants in numbers sufficient to grow our business, or if merchants are unwilling to offer products or services with compelling terms through us, our operating results may be adversely affected.

If some of the Company’s merchant customers fail to provide a superior consumer experience, consumers may lose confidence in the products and services the Company promotes generally, which could have a material adverse impact on the Local Life business.

The development of our Local Life services hinges on our ability to provide a superior consumer experience for the products and services we help promote. This depends on a variety of factors, including our ability to offer high-quality products or services at competitive prices, directly source products or services to respond to consumer demands, and provide superior customer service. If some of the products or services ordered by consumers through our group deals, coupons, platform or otherwise influenced by our promotions, are not delivered on time, have defects or otherwise lead to a bad experience, consumers could request returns or refunds, and have less confidence in the products and services we promote generally. Failure of some of our merchant customers to deliver high-quality products and services to consumers may negatively impact the overall user experience, damage our reputation and cause us to lose both consumers and other advertiser clients.

The Company faces intense competition in the Local Life business, and it may lose market share and consumers if it fails to compete effectively.

The consumer service industry in China is intensely competitive. We compete for consumers and products. Our current or potential competitors include major neighborhood retailers, major social media platforms and e-commerce companies. In addition, new and enhanced technologies may increase the competition in the consumer service industry. When we work with merchant clients to set prices, we have to consider how competitors have set prices for the same or similar products. When they cut prices or offer additional benefits or rebates, we may have to ask our merchant clients to lower prices or offer additional benefits or risk losing market share, either of which could harm our financial condition and results of operations. Some of our current or future competitors may have longer operating histories, greater brand recognition, larger consumer bases, higher penetration in certain regions or greater financial, technical or marketing resources than we do. Those smaller companies or new entrants may be acquired by, receive investment from or enter into strategic relationships with well-established and well-financed companies or investors which would help enhance their competitive positions. Some of our competitors may be able to secure more favorable terms from suppliers, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory policies and devote substantially more resources to their technologies and systems development than us. We cannot assure you that we will be able to compete successfully against current or future competitors, and competitive pressures may have a material and adverse effect on our business, financial condition and results of operations.

Risks Related to this Offering and Ownership of the Class B Ordinary Shares

Our dual class voting structure has the effect of concentrating the voting control in holders of our Class A Ordinary Shares, which will limit or preclude your ability to influence corporate matters, and your interests may conflict with the interests of these shareholders. It may also adversely affect the trading market for our Class B Ordinary Shares due to exclusion from certain stock market indices.

We adopted a dual class voting structure such that our Ordinary Shares consist of Class A Ordinary Shares and Class B Ordinary Shares. Class A Ordinary Shares are entitled to ten (10) votes per share on proposals requiring or requesting shareholder approval and Class B Ordinary Shares are entitled to one (1) vote per share on any such matter. In this offering, we are offering 10,000,000 Class B Ordinary Shares. Mr. Andong Zhang, our founder and Chairman, beneficially owns 22,500,000 Class A Ordinary Shares and 65,065,243 Class B Ordinary Shares. Prior to the commencement of this offering, there will be 22,500,000 Class A Ordinary Shares outstanding which are entitled to ten (10) votes per share and 127,500,000 Class B Ordinary Shares outstanding which are entitled to one (1) vote per share. As a result, Mr. Andong Zhang controls approximately 82.29% of the voting power of the outstanding Ordinary Shares of the Company before this offering.

Following this offering, taking into consideration the Class B Ordinary Shares expected to be offered hereby, Mr. Andong Zhang will retain controlling voting power in the Company based on having approximately 80.02% (or approximately 79.69% if the underwriters exercise the over-allotment option in full) of the combined voting power of our outstanding Ordinary Shares. Mr. Andong Zhang will have the ability to control the outcome of most matters requiring shareholder approval, including:

●	the election of our Board and, through our Board, decision making with respect to our business direction and policies, including the appointment and removal of our officers;

●	mergers, de-mergers and other significant corporate transactions;

●	changes to our constitution; and

●	our capital structure.

This voting control and influence may discourage transactions involving a change of control of the Company, including transactions in which you, as a holder of our Class B Ordinary Shares, might otherwise receive a premium for your shares.

S&P Dow Jones and FTSE Russell have implemented changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, namely, to exclude companies with multiple classes of shares of common stock from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our Ordinary Shares may prevent the inclusion of the Class B Ordinary Shares in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for our Class B Ordinary Shares. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of the Class B Ordinary Shares.

There has been no public market for the Class B Ordinary Shares prior to this offering and an active trading market for the Class B Ordinary Shares may not develop following the completion of this offering.

Prior to this offering, there has been no public market for the Class B Ordinary Shares. We have applied for the listing of the Class B Ordinary Shares on the Nasdaq Capital Market under the symbol “LZMH.” If our application to the Nasdaq Capital Market is not approved or we otherwise determine that we will not be able to secure the listing of the Class B Ordinary Shares on the Nasdaq Capital Market, we will not complete the offering. Even if the Class B Ordinary Shares are approved for listing on Nasdaq, a liquid public market for the Class B Ordinary Shares may not develop or, if developed, may not be sustained, following the completion of this offering. The lack of an active market may impair your ability to sell your Class B Ordinary Shares at the time you wish to sell them or at a price that you consider reasonable.

The initial public offering price for the Class B Ordinary Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.

The initial public offering price for the Class B Ordinary Shares will be determined by negotiations between us and the underwriters and may not bear a direct relationship to our earnings, book value, or any other indicia of value. We cannot assure you that the market price of the Class B Ordinary Shares will not decline significantly below the initial public offering price following the completion of this offering. The financial markets in the United States and other countries have experienced significant price and volume fluctuations in the last few years. Volatility in the price of the Class B Ordinary Shares may be caused by factors outside of our control and may be unrelated or disproportionate to changes in our results of operations.

The market price of the Class B Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

The public offering price of the Class B Ordinary Shares has been determined through negotiations between the underwriters and us based upon many factors and may not be indicative of prices that will prevail following the closing of this offering. After this offering, the market price for the Class B Ordinary Shares is likely to be volatile and could fluctuate widely due to multiple factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in the operating results of the Company due to factors related to the Company’s business;

●	success or failure of the strategy of the Company;

●	the interim or annual earnings of the Company, or those of other companies in the Company’s industry;

●	the Company’s ability to obtain third-party financing as needed;

●	announcements by us or the Company’s competitors of significant acquisitions or dispositions;

●	changes in accounting standards, policies, guidance, interpretations or principles;

●	the operating and stock price performance of other comparable companies;

●	investor perception of the Company;

●	natural or environmental disasters that investors believe may affect the Company;

●	overall market fluctuations;

●	a large sale of the Class B Ordinary Shares by a significant shareholder;

●	results from any material litigation or government investigation;

●	changes in laws and regulations affecting the Company or any of the principal products and services sold by the Company; and

●	general economic and political conditions and other external factors.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Share prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, shareholders have filed securities class litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of the Class B Ordinary Shares.

The US stock market has witnessed instances of extreme stock price run-ups followed by rapid price declines in 2022 and such share price volatility seemed unrelated to the issuers’ performance subsequent to their recent initial public offerings, especially among companies with relatively smaller public floats. After the consummation of this offering, we will have a relatively small public float due to the relatively small size of this offering and the concentration of ownership of the Ordinary Shares in our principal shareholders. As a relatively small-capitalized company with a small public float after this offering, the share price of the Class B Ordinary Shares may experience extreme volatility, lower trading volume and less liquidity than large-capitalized companies. Although the specific cause of such volatility is unclear, our anticipated small public float may amplify the impact the actions taken by a few shareholders have on the price of the Class B Ordinary Shares, which may cause the share price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. The potential extreme volatility may confuse public investors regarding the value of the shares, distort the market perception of the share price and our company’s financial performance and public image, and negatively affect the long-term liquidity of the Class B Ordinary Shares, regardless of our actual or expected operating performance. Should the Class B Ordinary Shares experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, prospective investors may have difficulty assessing the rapidly changing value of the Class B Ordinary Shares and our ability to access the capital market may be materially adversely affected. In addition, if the trading volumes of the Class B Ordinary Shares are low, holders of the Class B Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. As a result of this volatility, investors may experience losses on their investment in the Class B Ordinary Shares.

We may not be able to maintain a listing of the Class B Ordinary Shares on Nasdaq.

Once the Class B Ordinary Shares are listed on Nasdaq, we must meet certain financial and liquidity criteria to maintain such listing. If we fail to meet Nasdaq’s continued listing requirements, the Class B Ordinary Shares may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of the Class B Ordinary Shares from Nasdaq may materially impair our shareholders’ ability to buy and sell the Class B Ordinary Shares and could have an adverse effect on the market price of, and the efficiency of the trading market for, the Class B Ordinary Shares. The delisting of the Class B Ordinary Shares could significantly impair our ability to raise capital and the value of your investment.

If securities or industry analysts publish unfavorable research, or do not continue to cover us, the Company’s share price and trading volume could decline.

The trading market for the Class B Ordinary Shares depends in part on the research and reports that securities or industry analysts publish about us and the Company’s business. We do not have any control over these analysts. If an analyst downgrades the Class B Ordinary Shares or publishes unfavorable research about the Company’s business, the Company’s share price would likely decline. If an analyst ceases coverage of us or fails to publish reports on us regularly, we could lose visibility in the financial markets and demand for the Class B Ordinary Shares could decrease, which could cause the share price or trading volume to decline.

As the initial public offering price of the Class B Ordinary Shares is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase Class B Ordinary Shares in this offering, you will pay more for your Class B Ordinary Shares than the amount paid by LZ Technology’s existing shareholders for their shares on a per share basis. As a result, you will experience immediate and substantial dilution in net tangible book value per share in relation to the price that you paid for your shares. We expect the dilution as a result of the offering to be $4.67 per share to new investors purchasing the Class B Ordinary Shares in this offering, assuming a public offering price of $5.00 per share, which is the mid of the estimated initial public offering price range set forth on the cover page of this prospectus. See “Dilution” for a more complete description of how the value of your investment in the Class B Ordinary Shares will be diluted upon completion of this offering.

We have broad discretion as to the use of the net proceeds from this offering and our use of the offering proceeds may not yield a favorable return on your investment. Additionally, we may use these proceeds in ways with which you may not agree or in the most effective way.

The Company intends to use the net proceeds of this offering for several purposes including research and development, international expansions, strategic acquisitions, marketing efforts and working capital. Accordingly, management of the Company will have substantial discretion in applying the net proceeds to be received by the Company. However, based on unforeseen technical, commercial or regulatory issues, we could spend the proceeds in ways with which you may not agree. Moreover, the proceeds may not be invested effectively or in a manner that yields a favorable or any return, and consequently, this could result in financial losses that could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that the Company will utilize the net proceeds in a manner that enhances value of the Company. If the Company fails to spend the proceeds effectively, the Company’s business and financial condition could be harmed, and there may be the need to seek additional financing sooner than expected.

We have not historically declared or paid dividends on the Class B Ordinary Shares and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of the Class B Ordinary Shares.

We have not historically declared or paid dividends on the Class B Ordinary Shares. We currently intend to invest the Company’s future earnings, if any, to fund the Company’s growth, to develop the Company’s business, for working capital needs, to reduce debt and for general corporate purposes. We do not expect to declare or pay any dividends in the foreseeable future. Therefore, the success of an investment in the Class B Ordinary Shares will depend upon any future appreciation in their value. There is no guarantee that the Class B Ordinary Shares will appreciate in value or even maintain their current value.

Any decision to pay dividends in the future will be at the full discretion of the Company’s board of directors and will depend upon various factors then existing, including earnings, financial condition, results of operations, capital requirements, level of indebtedness, restrictions imposed by applicable law, general business conditions and other factors that the Company’s board of directors may deem relevant.

Substantial future sales of the Class B Ordinary Shares or the anticipation of future sales of the Class B Ordinary Shares in the public market could cause the price of the Class B Ordinary Shares to decline.

Sales of substantial amounts of the Class B Ordinary Shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of the Class B Ordinary Shares to decline. An aggregate of 127,500,000 Class B Ordinary Shares are issued and outstanding before the consummation of this offering. An aggregate of 137,500,000 Class B Ordinary Shares will be issued and outstanding immediately after the consummation of this offering. Sales of these shares into the market could cause the market price of the Class B Ordinary Shares to decline.

The offering price of the primary offering and resale offering could differ.

The offering price of the primary offering (the initial public offering) has been determined by negotiations between the Company and the underwriters based upon several factors, including our prospects and the history and prospects for the industry in which we compete; an assessment of our management; our prospects for future revenue and earnings; the recent prices of, and demand for, shares sold by us prior to this offering; the general condition of the securities markets at the time of this offering; the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and other factors deemed relevant by us and the underwriters. The offering price in the primary offering bears no relationship to our assets, earnings or book value, or any other objective standard of value. Additionally, the estimated offering price in the primary offering of $5.00 per share (which is the midpoint of the estimated range of the initial public offering price shown on the cover page of the Public Offering Prospectus) is substantially higher than the prices at which the Selling Shareholder acquired its shares.

The Selling Shareholder may sell the resale shares at prevailing market prices or privately negotiated prices after the close of the primary offering and listing of our Class B Ordinary Shares on the Nasdaq Capital Market. Therefore, the offering prices of our Class B Ordinary Shares in the primary offering and the resale offering could differ. As a result, purchasers in the resale offering could pay more or less than the offering price in the primary offering.

The resale by the Selling Shareholder may cause the market price of our Class B Ordinary Shares to decline.

The resale of our Class B Ordinary Shares by the Selling Shareholder in the resale offering could result in resales of our Class B Ordinary Shares by our other shareholders concerned about selling volume. In addition, the resale by the Selling Shareholder could have the effect of depressing the market price for our Class B Ordinary Shares.

We may issue additional equity or debt securities, which are senior to the Class B Ordinary Shares as to distributions and in liquidation, which could materially adversely affect the market price of the Class B Ordinary Shares.

In the future, we may attempt to increase our capital resources by entering into additional debt or debt-like financing that is secured by all or up to all of our assets, or issuing debt or equity securities, which could include issuances of commercial paper, medium-term notes, senior notes, subordinated notes or shares. In the event of our liquidation, our lenders and holders of our debt securities would receive a distribution of our available assets before distributions to our shareholders. In addition, any additional preferred stock, if issued by our company, may have a preference with respect to distributions and upon liquidation, which could further limit our ability to make distributions to our shareholders. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financing.

Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Thus, you will bear the risk of our future offerings reducing the value of your Class B Ordinary Shares and diluting your interest in our company.

We will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, and the shareholders could receive less information than they might expect to receive from more mature public companies.

Upon the completion of this offering, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. As a result of our election to take advantage of such extended transition period, our financial statements may not be comparable to companies that comply with public company effective dates.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of the Class B Ordinary Shares that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. Because we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, the shareholders could receive less information than they might expect to receive from more mature public companies. We cannot predict if investors will find the Class B Ordinary Shares less attractive if we elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of the Class B Ordinary Shares.

Our Chairman, Mr. Andong Zhang, has significant voting power and may take actions that may not be in the best interests of our other shareholders.

As of the date of this prospectus, Mr. Andong Zhang beneficially owns 22,500,000 Class A Ordinary Shares and 65,065,243 Class B Ordinary Shares, representing approximately 82.29% of the voting power of the outstanding Ordinary Shares of the Company before this offering. After this offering, Mr. Andong Zhang will continue to hold in aggregate approximately 80.02% (or approximately 79.69% if the underwriters exercise the over-allotment option in full) of the voting power of the Company’s outstanding Ordinary Shares. As such, Mr. Andong Zhang will be able to control the management and affairs of our Company and most matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. His interests may not be the same as or may even conflict with your interests. For example, he could attempt to delay or prevent a change in control of us, even if such change in control would benefit our other shareholders, which could deprive our shareholders of an opportunity to receive a premium for their Class B Ordinary Shares as part of a sale of us or our assets, and might affect the prevailing market price of the Class B Ordinary Shares due to investors’ perceptions that conflicts of interest may exist or arise. As a result, this concentration of voting power may not be in the best interests of our other shareholders.

Upon the completion of this offering, we expect to be a “controlled company” under the rules of Nasdaq and as a result, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

Under Nasdaq’s rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including, without limitation, (i) the requirement that a majority of the board of directors consist of independent directors, (ii) the requirement that the compensation of our officers be determined or recommended to our board of directors by a compensation committee that is comprised solely of independent directors, and (iii) the requirement that director nominees be selected or recommended to the board of directors by a majority of independent directors or a nominating committee comprised solely of independent directors. As of the date of this prospectus, Mr. Andong Zhang, the beneficial owner of all of our outstanding Class A Ordinary Shares, held approximately 82.29% of the voting power of our outstanding share capital. Following this offering, taking into consideration the Class B Ordinary Shares expected to be offered hereby, Mr. Andong Zhang will retain controlling voting power in the Company based on having approximately 80.02% (or approximately 79.69% if the underwriters exercise the over-allotment option in full) of all voting rights. As a result, we will be a “controlled company” within the meaning of the Nasdaq listing rules. Although we currently do not intend to rely on the “controlled company” exemption, we could elect to rely on this exemption in the future. If we elected to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Our status as a controlled company could cause Class B Ordinary Shares to look less attractive to certain investors or otherwise harm our trading price.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

●	Section 14 of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	Section 16 of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we may publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the Nasdaq Stock Market. Press releases relating to financial results and material events will also be furnished to the SEC in reports on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As a foreign private issuer, we are permitted to rely on exemptions from certain Nasdaq corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of the Class B Ordinary Shares.

We are exempted from certain corporate governance requirements of Nasdaq by virtue of being a foreign private issuer. As a foreign private issuer, we are permitted to follow the governance practices of our home country, the Cayman Islands, in lieu of certain corporate governance requirements of Nasdaq. As result, the standards applicable to us are considerably different than the standards applied to domestic U.S. issuers. For instance, we are not required to:

●	have a majority of the board be independent (although all of the members of the audit committee must be independent under the Exchange Act);

●	have a compensation committee and a nominating committee to be comprised solely of “independent directors”; or

●	hold an annual meeting of shareholders no later than one year after the end of our fiscal year.

Nasdaq listing rules may require shareholder approval for certain corporate matters, such as requiring that shareholders be given the opportunity to vote on all equity compensation plans and material revisions to those plans, and certain Ordinary Share issuances. We intend to comply with the requirements of Nasdaq listing rules to have a majority of the board be independent and to appoint a compensation committee and a nominating and corporate governance committee comprised solely of independent directors. We may, however, in the future consider following home country practice in lieu of the requirements under Nasdaq listing rules with respect to certain corporate governance standards which may afford less protection to investors than they would otherwise enjoy under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

We expect to qualify as a foreign private issuer upon the completion of this offering. We would lose our foreign private issuer status if, for example, more than 50% of our voting securities are directly or indirectly held by residents of the United States and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors, and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq rules. As a U.S.-listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting, and other expenses that we will not incur as a foreign private issuer in order to maintain a listing on a U.S. securities exchange.

You will be unable to present proposals before annual general meetings or extraordinary general meetings.

Cayman Islands law provides shareholders with only limited rights to convene a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. LZ Technology’s memorandum and articles of association do not provide its shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings.

Certain judgments obtained against us by LZ Technology’s shareholders may not be enforceable.

LZ Technology is a Cayman Islands company and substantially all of the Company’s assets are located outside of the United States. Substantially all of the Company’s current operations are conducted in China.

In addition, most of LZ Technology’s directors and officers are nationals or residents of mainland China or Hong Kong and all or a substantial portion of their assets are located outside the U.S. As a result, it may be difficult for investors to effect service of process within the U.S. upon us or these persons, or to enforce against us or them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws or securities laws of any U.S. state. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against the Company’s assets or the assets of the Company’s directors and officers. See “Enforceability of Civil Liabilities.”

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because LZ Technology is incorporated under Cayman Islands law.

LZ Technology is an exempted company incorporated under the laws of the Cayman Islands. Its corporate affairs are governed by the memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of its shareholders to take action against the directors, actions by the minority shareholders and the fiduciary duties of the directors to LZ Technology under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of LZ Technology’s shareholders and the fiduciary duties of its directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like LZ Technology have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. LZ Technology’s directors have discretion under the memorandum and articles of association to determine whether or not, and under what conditions, the corporate records may be inspected by LZ Technology’s shareholders, but are not obliged to make them available to the shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder resolution or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, LZ Technology’s public shareholders may have more difficulty in protecting their interests in the face of actions taken by LZ Technology’s management, members of the board of directors or its controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act (As Revised) of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders. See “Description of Share Capital—Differences in Corporate Law.”

LZ Technology’s memorandum and articles of association contain anti-takeover provisions that could discourage a third party from acquiring us, which could limit LZ Technology’s shareholders’ opportunity to sell their shares at a premium.

LZ Technology’s memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving LZ Technology’s shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, under the post offering memorandum and articles of association, LZ Technology’s board of directors has the authority, without further action by its shareholders, to issue preferred shares up to 10,000,000 shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with the Class B Ordinary Shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If LZ Technology’s board of directors decides to issue preferred shares, the price of the Class B Ordinary Shares may fall and the voting and other rights of the holders of the Class B Ordinary Shares may be materially and adversely affected. In addition, LZ Technology’s memorandum and articles of association contain other provisions that could limit the ability of third parties to acquire control of our company or cause us to engage in a transaction resulting in a change of control.

There is a risk that we will be a passive foreign investment company for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. investors in the Class B Ordinary Shares.

In general, a non-U.S. corporation is a passive foreign investment company, or PFIC, for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and certain gains. Cash is a passive asset for these purposes.

Based on the expected composition of our income and assets and the value of our assets, including goodwill, we do not expect to be a PFIC for our current taxable year. However, the proper application of the PFIC rules to a company with a business such as ours is not entirely clear. Because the proper characterization of certain components of our income and assets is not entirely clear, and because our PFIC status for any taxable year will depend on the composition of our income and assets and the value of our assets from time to time (which may be determined, in part, by reference to the market price of the Class B Ordinary Shares, which could be volatile), there can be no assurance that we will not be a PFIC for our current taxable year or any future taxable year.

If we were a PFIC for any taxable year during which a U.S. investor holds the Class B Ordinary Shares, certain adverse U.S. federal income tax consequences could apply to such U.S. investor. See “Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Company Considerations.”

General Risk Factors

Adverse developments in general business and economic conditions as well as conditions in the global capital market could have an adverse effect on the demand for the Company’s services, the business, and the financial condition and results of operations of the Company and its customers.

If the Chinese gross domestic product increases at a slow rate or if economic growth declines, demand for our services and products will be adversely affected. In addition, volatility in the global capital market, which impacts interest rates, currency exchange rates and the availability of credit, could have an adverse effect on the business, financial condition and results of operations of the Company and the Company’s customers. Financial difficulties of customers, whether as a result of a downturn in general economic or industry conditions or otherwise, may result in failures of customers to timely pay amounts due or adversely affect the collectability of the Company’s accounts receivable, which could have a material adverse effect on the Company’s business, financial condition and results of operations. A bankruptcy or liquidity event by one or more of the Company’s customers could have a material adverse effect on the Company’s business, financial condition and results of operations.

We are currently operating in a period of economic uncertainty and capital markets disruption, which has been impacted by geopolitical instability due to the military conflict between Russia and Ukraine and armed conflicts between Israel and Hamas. Our business, financial condition and results of operations may be materially and adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine, the Gaza Strip or any other geopolitical tensions.

Global markets have experienced volatility and disruption following the escalation of geopolitical tensions, including the military conflict between Russia and Ukraine and armed conflicts between Israel and Hamas. Although the length and impact of the ongoing military conflict is highly unpredictable, such conflicts could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. We are continuing to monitor the situation in Ukraine, the Gaza Strip and globally and assessing its potential impact on our business. In addition, sanctions on Russia and hostilities involving Israel could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets, potentially making it more difficult for us to obtain additional funds.

Any of the above mentioned factors could affect our business, prospects, financial condition, and operating results. The extent and duration of the military actions, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions may also magnify the impact of other risks described in this registration statement.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $45.37 million, or approximately $52.27 million if the underwriter exercises the over-allotment option in full, after deducting underwriting discounts, the non-accountable expense allowance and the estimated offering expenses payable by us. These estimates are based upon an assumed initial public offering price of $5.00 per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus. A $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per share would increase (decrease) the net proceeds to us from this offering by $9.20 million, assuming the number of Class B Ordinary Shares offered hereby, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts, the non-accountable expense allowance and estimated expenses payable by us.

The primary purposes of this offering are to create a public market for the Class B Ordinary Shares for the benefit of all shareholders, retain talented employees by providing them with equity incentives and obtain additional working capital. We currently intend to use the net proceeds of this offering as follows:

●	approximately 20%, or $9.07 million, to fund research and development efforts related to our capabilities for advertisement placement across various channels;

●	approximately 20%, or $9.07 million, to fund research and development efforts related to access control monitors and IoT technology;

●	approximately 20%, or $9.07 million, to fund international expansions;

●

approximately 13%, or $5.90 million, to fund strategic acquisitions or investment in complementary businesses or assets within, or similar to, our existing business. As of the date of this prospectus, we have not identified any specific projects to be undertaken or businesses and/or assets to be acquired or invested;

●	approximately 7%, or $3.19 million, to fund marketing efforts for recruiting merchant clients; and

●	approximately 20%, or $9.07 million, to fund working capital and general corporate purposes.

The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. Our management, however, will have broad discretion in the way that we use the net proceeds of this offering. Pending the final application of the net proceeds of this offering, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. See “Risk Factors—Risks Related to this Offering and the Market for the Class B Ordinary Shares Generally—We have broad discretion as to the use of the net proceeds from this offering and our use of the offering proceeds may not yield a favorable return on your investment. Additionally, we may use these proceeds in ways with which you may not agree or in the most effective way.”

In utilizing the proceeds from this offering, we are permitted under PRC laws and regulations to provide funding to PRC subsidiaries only through loans or capital contributions, and only if we satisfy the applicable government registration and approval requirements. The relevant filing and registration processes for capital contributions typically take approximately eight weeks to complete. The filing and registration processes for loans typically take approximately four weeks or longer to complete. While we currently see no material obstacles to completing the filing and registration procedures with respect to future capital contributions and loans to PRC subsidiaries, we cannot assure you that we will be able to complete these filings and registrations on a timely basis, or at all. We cannot assure you that we will be able to meet these requirements on a timely basis, if at all. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and currency conversion policies may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect the Company’s liquidity and the Company’s ability to fund and expand its business.”

Pending use of the net proceeds, we intend to hold our net proceeds in short-term, interest-bearing, financial instruments or demand deposits.

DIVIDEND POLICY

We have not previously declared, or paid cash dividends and we have no plan to declare or pay any dividends in the near future on the Class B Ordinary Shares. We currently intend to retain most, if not all, of our available funds and future earnings to operate and expand our business.

LZ Technology is a holding company incorporated in the Cayman Islands and it relies principally on dividends from its PRC subsidiaries for its cash requirements, including any payment of dividends to its shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to LZ Technology. See “Regulation—Regulations Related to Dividend Distributions.” and “Risk Factors—Risks Related to Doing Business in China—Currency conversion policies may limit our ability to utilize our revenues effectively and affect the value of your investment.”

LZ Technology’s board of directors has discretion as to whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that it may only pay dividends out of its profits or share premium account, and provided always that in no circumstances may a dividend be paid if this would result in it being unable to pay its debts as they fall due in the ordinary course of business. Even if the board of directors of LZ Technology decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

CAPITALIZATION

All share and per share amounts set forth in this section have been presented on a retroactive basis to reflect the Share Subdivision and Share Surrender implemented on July 15, 2024.

Until the effectiveness of the registration statement of which this prospectus forms a part, LZ Technology’s authorized share capital is $50,000 divided into 2,000,000,000 shares with a par value of $0.000025 each comprising (a) 80,000,000 Class A Ordinary Shares with a par value of $0.000025, and (b) 1,920,000,000 Class B Ordinary Shares with a par value of $0.000025. Upon the effectiveness of the registration statement, LZ Technology’s authorized share capital will change to $50,000 divided into 2,000,000,000 shares, comprising (a) 80,000,000 Class A Ordinary Shares with a par value of $0.000025, (b) 1,880,000,000 Class B Ordinary Shares with a par value of $0.000025, and (c) 40,000,000 shares with a par value of $0.000025 of such class or classes (however designated) as the Board may determine. There are 22,500,000 Class A Ordinary Shares and 127,500,000 Class B Ordinary Shares issued and outstanding as of the date of this prospectus. Class A Ordinary Shares are entitled to ten (10) votes per share, and Class B Ordinary Shares are entitled to one (1) vote per share. Other than voting and conversion rights, Class A Ordinary Shares and Class B Ordinary Shares have the same rights and preferences and rank equally.

The following table sets forth our total capitalization as of December 31, 2023:

●	on an actual basis;

●	on a pro forma basis to give effect to the issuance of 708,813 Class A Ordinary Shares and 4,145,389 Class B Ordinary Shares on May 24, 2024, as if such issuance had occurred on December 31, 2023;

●

on a pro forma as adjusted basis to give effect to (i) the pro forma adjustment described above, and (ii) the issuance and sale of 10,000,000 Class B Ordinary Shares in this offering at an assumed initial public offering price of $5.00 per share, the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting the underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us (assuming the over-allotment option is not exercised); and

●	on a pro forma as adjusted basis to give effect to (i) the pro forma adjustment described above, and (ii) the issuance and sale of 11,500,000 Class B Ordinary Shares in this offering at an assumed initial public offering price of $5.00 per share, the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting the underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us (assuming the over-allotment option is fully exercised).

You should read this table together with our consolidated financial statements, the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 31, 2023
	Actual	Pro Forma	Pro forma as adjusted (Over-allotment option not exercised) (1)	Pro forma as adjusted (Over-allotment option exercised in full) (2)
	USD	USD	USD	USD
Debt:
Short-term borrowings	4,230,114	4,230,114	4,230,114	4,230,114
Total Debt	4,230,114	4,230,114	4,230,114	4,230,114
Class A Ordinary Shares, par value of US$0.000025 per share, 80,000,000 Class A Ordinary Shares authorized, 21,791,187 Class A Ordinary Shares issued and outstanding as of December 31, 2023; 22,500,000 Class A Ordinary Shares issued and outstanding, pro forma; 22,500,000 Class A Ordinary Shares issued and outstanding, pro forma as adjusted (over-allotment option not exercised); 22,500,000 Class A Ordinary Shares issued and outstanding, pro forma as adjusted (over-allotment option exercised in full)(3)	545	563	563	563
Class B Ordinary Shares, par value of US$0.000025 per share, 1,920,000,000 Class B Ordinary Shares authorized, 123,354,611 Class B Ordinary Shares issued and outstanding as of December 31, 2023; 127,500,000 Class B Ordinary Shares issued and outstanding, pro forma; 137,500,000 Class B Ordinary Shares issued and outstanding, pro forma as adjusted (over-allotment option not exercised); 139,000,000 Class B Ordinary Shares issued and outstanding, pro forma as adjusted (over-allotment option exercised in full) (3)	3,084	3,187	3,437	3,475
Additional paid in capital	30,744,602	31,016,883	75,804,523	82,704,485
Accumulated deficit	(22,642,263)	(22,642,263)	(22,642,263)	(22,642,263)
Total shareholders’ equity attributable to LZ Technology	8,105,968	8,378,370	53,166,260	60,066,260
Non-controlling interests	579,117	306,715	306,715	306,715
Total shareholders’ equity	8,685,085	8,685,085	53,472,975	60,372,975
Total capitalization	12,915,199	12,915,199	57,703,089	64,603,089

(1)

Pro forma as adjusted information discussed above is illustrative only. Our additional paid-in capital, accumulative profits, accumulative other comprehensive loss, total shareholder’s equity and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.

(2)

Assuming the number of Class B Ordinary Shares offered hereby, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us, a $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per share, the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by $9.20 million.

(3)

Ordinary shares and per share data are presented on a retroactive basis to reflect the additional share issuance implemented on May 24, 2024 and the Share Subdivision and Share Surrender implemented on July 15, 2024.

The table above excludes:

●	15,000,000 Class B Ordinary Shares that are reserved for issuance under our 2024 Equity Incentive Plan; and

●	7,500,000 Class B Ordinary Shares issuable upon the exercise of the JW Warrant.

DILUTION

All share and per share amounts set forth in this section have been presented on a retroactive basis to reflect the Share Subdivision and Share Surrender implemented on July 15, 2024.

If you invest in the Class B Ordinary Shares, your interest will be diluted to the extent of the difference between the initial public offering price per Class B Ordinary Share and our net tangible book value per Class B Ordinary Share after this offering. Dilution results from the fact that the assumed initial public offering price per Class B Ordinary Share is substantially in excess of the net tangible book value per Ordinary Share attributable to the existing shareholders for the presently outstanding Ordinary Shares on an as-converted basis.

Our net tangible book value was approximately $7.67 million, or $0.05 per Ordinary Share, as of December 31, 2023. Our net tangible book value represents the amount of our total consolidated tangible assets (which is calculated by subtracting deferred offering costs and intangible assets, net from our total consolidated assets  ), less the amount of our total consolidated liabilities. Net tangible book value per Ordinary Share represents net tangible book value divided by 145,145,798 Ordinary Shares outstanding as of December 31, 2023, and Pro forma net tangible book value per Ordinary Share represents net tangible book value divided by 150,000,000 Ordinary Shares outstanding as of December 31, 2023 after giving effect to (i) the issuance of 708,813 Class A Ordinary Shares and 4,145,389 Class B Ordinary Shares on May 24, 2024 and (ii) the Share Subdivision and Share Surrender as noted above.

Dilution is determined by subtracting pro forma as adjusted net tangible book value per Ordinary Share from the assumed public offering price per Class B Ordinary Share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus.

After giving effect to the sale of 10,000,000 of Class B Ordinary Shares in this offering at an assumed initial public offering price of $5.00 per Class B Ordinary Share, the midpoint of the estimated initial public offering price range, and after giving effect to (i) the issuance of 708,813 Class A Ordinary Shares and 4,145,389 Class B Ordinary Shares on May 24, 2024 and (ii) the Share Subdivision and Share Surrender, assuming no exercise of over-allotment option and after deducting underwriting discounts, non-accountable expense allowance, and estimated offering expenses payable by us, but without adjusting for any other change in our net tangible book value subsequent to December 31, 2023, our pro forma as adjusted net tangible book value would have been $0.33 per Ordinary Share. This represents an immediate increase in net tangible book value of $0.28 per Ordinary Share to the existing shareholders and immediate dilution of $4.67 per Ordinary Share to new investors purchasing Class B Ordinary Shares in this offering. The following table illustrates this per Ordinary Share dilution to the new investors purchasing Class B Ordinary Shares in this offering:

	Offering Without Over-Allotment	Offering With Over-Allotment
Assumed initial public offering price per Class B Ordinary Share	$5.00	$5.00
Net tangible book value per Ordinary Share at December 31, 2023	$0.05	$0.05
Pro forma net tangible book value per Ordinary Share as of December 31, 2023	$0.05	$0.05
Pro forma as adjusted net tangible book value attributable to payments by existing investors	$0.28	$0.32
Pro forma net tangible book value immediately after this offering	$0.33	$0.37
Amount of dilution in net tangible book value to new investors in the offering	$4.67	$4.63

A $1.00 increase (decrease) in the assumed public offering price of $5.00 per Class B Ordinary Share would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to the offering by $9.20 million, the pro forma as adjusted net tangible book value per Ordinary Share after giving effect to this offering by $0.07 per Ordinary Share and the dilution in net tangible book value per Ordinary Share to new investors in this offering by $0.93 per Ordinary Share, assuming no change to the number of Class B Ordinary Shares offered hereby as set forth on the cover page of this prospectus, no exercise of over-allotment option and after deducting underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us.

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of the Class B Ordinary Shares and other terms of this offering determined at pricing.

The following tables summarize, on a pro forma basis, the differences between the existing shareholders and the new investors with respect to the number of Class B Ordinary Shares purchased from us in this offering, the total consideration paid and the average price per Class B Ordinary Share paid at an assumed initial public offering price of $5.00 per Class B Ordinary Share, and before deducting estimated underwriting discounts, non-accountable expense allowance and estimated offering expenses (assuming no exercise of over-allotment option).

					Average
	Share Purchased		Total Consideration		Price
	Number	Percent	Amount	Percent	Per Share
Existing shareholders*	150,000,000	93.75%	$220,243,389	81.50%	$1.47
New investors	10,000,000	6.25%	$50,000,000	18.50%	$5.00
Total	160,000,000	100.00%	$270,243,389	100.00%	$1.69

*	Presented on a retroactive basis to reflect the Share Subdivision and Share Surrender implemented on July 15, 2024. Including 22,500,000 Class A Ordinary Shares and 127,500,000 Class B Ordinary Shares, each of par value of $0.000025. Each Class A Ordinary Share is convertible into one (1) Class B Ordinary Share after the completion of this offering.

The table above excludes:

●	15,000,000 Class B Ordinary Shares that are reserved for issuance under our 2024 Equity Incentive Plan; and

●	7,500,000 Class B Ordinary Shares issuable upon the exercise of the JW Warrant.

To the extent that new options, restricted share units or other securities are issued under our share-based compensation plans, or we issue additional Ordinary Shares in the future, there will be further dilution to investors participating in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements.

Unless otherwise indicated, all share and per share amounts set forth in this section have been presented on a retroactive basis to reflect the Share Subdivision and Share Surrender implemented on July 15, 2024.

Overview

The Company is an information technology and advertising company. Its operations are organized primarily into three business verticals: (i) Smart Community, (ii) Out-of-Home Advertising, and (iii) Local Life.

In the Smart Community vertical, the Company provides intelligent community building access and safety management systems through access control monitors and vendor-provided SaaS platforms. The Company’s intelligent community access control system makes resident access to properties simpler. As of December 31, 2023, approximately 73,817 of the Company’s access control screens have been installed in over 4,000 residential communities, serving over 2.7 million households. Approximately 73,817 access control screens have been installed between 2016 and 2023. Among them, approximately 64,023 access control screens are owned by the Company, and approximately 9,694 access control screens were sold to third parties while the Company maintains the right to place advertisements on such devices. The Company distributes access control devices and systems via various channels, but mainly through direct sale of hardware and/or software and turnkey projects. While we believe the number of control access screens installed and the numbers of communities, households and cities served by such screens provide historical context for the geographical reach of our community building access control systems, our management has not used them as key metrics in managing our business and we do not intend to regularly disclose these numbers in future periodic filings.

The Company’s Out-of-Home Advertising vertical offers clients one-stop multi-channel advertising solutions. Capitalizing on the Company’s network of monitors that span approximately 120 cities in China such as Shanghai, Beijing, Guangzhou, Shenzhen, Nanjing, Xiamen, Hefei, Dalian, Ningbo, Chengdu, Hangzhou, Wuhan, Chongqing, Changsha, the Company’s Out-of-Home Advertising services help merchants display advertisements in a variety of formats across its intelligent access control and safety management system. Advertisements are placed on the monitors and within the SaaS software. Residents are exposed to these advertisements each time they enter and exit community buildings or open the SaaS software. This level of visibility serves as a highly effective means of advertising, assisting merchants in effectively promoting their brands and accelerating their product sales. Moreover, the Company partners with other outdoor advertising providers to maximize coverage by placing the advertisements on the partners’ numerous displays in public transportation, hotels and other settings as well as deploying posters at events. This broad approach provides clients with a truly comprehensive out-of-home advertising solution.

In the Local Life vertical, the Company connects local businesses with consumers via online promotions and transactions. With its strong technological capabilities, the Company helps local restaurants, hotels, tourist companies, retail stores, cinemas and other merchants offer deals and coupons to consumers on social media platforms such as WeChat, Douyin (the Chinese version of TikTok) and Xiaohongshu. The Local Life vertical bridges the businesses’ need for product sales and promotions and the consumers’ need for dining, shopping, entertainment, tourist attractions and other local services. In addition, deals from local businesses can also be displayed on the access control screens. In this way, clients of the Company’s Local Life services can also reach the Smart Community residents, leveraging the Company’s access control screens’ extensive coverage and high exposure potential. Since early 2023, we have embarked on executing the strategy of deepening engagement with merchants and manufacturers within our Local Life space through facilitating retail sales of diversified goods and services, including beverages, groceries and travel packages.

The Company reports financial results in one segment. Currently, a substantial portion of the Company’s revenues are generated from advertising and promotional activities, namely by the Out-of-Home Advertising and Local Life verticals. Revenues from Smart Community, which mainly consist of product sales of access control devices and service fees, contribute only a small portion to the Company’s total revenues. Thus, the Smart Community revenues are grouped with other miscellaneous revenue sources, such as advertising design and production and social media account operations, under the catch-all category titled “Other Revenues” in the description of the Company’s revenues.

Our total revenues increased by RMB405.9 million, or 249.1%, to RMB568.9 million (US$80.1 million) for the year ended December 31, 2023, compared to RMB163.0 million for the year ended December 31, 2022. Our net loss decreased by RMB8.4 million, or 56.9%, to RMB6.4 million (US$0.9 million) for the year ended December 31, 2023, compared to RMB14.8 million for the year ended December 31, 2022. For additional information regarding our financial performance, see “Summary Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Key Factors That Affect Operating Results

The historical performance and outlook for our business are influenced by numerous factors, including the following:

Our ability to maintain our major customers.

A significant portion of our revenue is generated from a small number of major customers, the loss of, or significant reduction of business with, one or more of which could have a material adverse effect on our business. For the years ended December 31, 2022 and 2023, the Company has a total of 247 and 255 customers, respectively, who entered into contracts with the Company to purchase the Company’s products and services. However, for the years ended December 31, 2022 and 2023, our top three customers collectively accounted for approximately 84.4% and 24.2% of our revenue, respectively. The top three customers who accounted for 24.2% of our revenue in 2023 were Jiangxi Ctrip Digital Media Technology Co., Ltd.  (“Jiangxi Xie Lv”) (9.2%), Shenzhen Qianhai Spark Society Data Media Co., Ltd. (“Sparkclub”) (8.6%), and Beijing Baidu Netcom Science and Technology Co., Ltd (“Baidu”) (6.4%). Our arrangements with these three top customers were different from each other.  For a description of material terms of our agreements with each of the three customers, please see “Business—Customers—Major Customers.” Failure to retain our existing customers, or enter into relationships with new customers, each on acceptable terms, could materially impact our business, financial condition, results of operations and ability to meet our current and long-term financial forecasts.

We cannot assure you that our customer relationships will continue as presently in effect. There is no assurance any of our customers will continue to utilize our services, renew our existing contracts, or continue at the same volume levels. A reduction in or termination of our services by one or more of our major customers could have a material adverse effect on our business, financial condition and results of operations.

Our ability to compete successfully.

The market for our services is highly competitive. We face competition from other companies in the residential security technology sector and the advertising industries. Our competition is mainly focused on factors such as improving coverage, audience engagement and brand awareness, and customer attraction and retention.

Some of our competitors or potential competitors have a longer operating history and therefore may have better funding, managerial, technical, marketing resources and other resources than we do. They may use their experience and resources to compete with us in a number of ways, including competing more aggressively for customers and completing more acquisitions. Some of our competitors may enter into business partnership agreements with each other to compete against us, which may affect our ability to obtain additional consumers. Competitors in our industry may be acquired, merged with, or partnered with integrated groups in our industry that are able to invest significant resources in the operations for further investment. If we are unable to compete effectively with our existing and future competitors at reasonable cost, our business, prospects, and results of operations could be materially and negatively affected.

Continued investments in research and development and innovation.

Our financial performance will be significantly dependent on our ability to maintain and grow our advertising income. We have an independent research and development team that develops new products and features. To maintain our competitive advantage, we expect to invest substantially and responsibly in research and development activities to increase our market share. We develop most of our key technologies in-house to support a rapid pace of innovation. Accordingly, we dedicate significant resources towards research and development and invest heavily in recruiting talent.

Key Components of Our Results of Operations

Revenues

The Company reports financial results in one segment. Its revenues are organized into four categories:

(i) Out-of-Home Advertising revenues, generated through advertisement display via our community access control devices, or channels provided by subcontractors. In this category, we compete mainly in the out-of-home advertising channel in China.

(ii) Local Life – E-Commerce Promotion revenues, earned by promoting vouchers through e-commerce platforms, including WeChat mini programs and Douyin, for merchants. In this category, we compete in the consumer service e-commerce advertising sector in China.

(iii) Local Life – Retail Sales revenues, generated from sales of diversified products, such as alcohol and groceries. In this category, we compete in the retail distribution sector in China.

(iv) Other Revenues, which primarily comprise advertising design and production, operation services for merchants’ online accounts, devices sales, software development services, travel packages and operation and maintenance of community devices. In this catch-all category, the principal markets concerned are community building access control and online marketing sectors in China.

All of our revenues were derived from China for the years ended December 31, 2022 and 2023.

Our breakdown of revenues for the years ended December 31, 2022 and 2023 is summarized as below:

	For the Years Ended December 31,			Variances		Percentage of Total Revenues
	2022	2023		Amount	Percentage	2022	2023
	RMB’000	RMB’000	US$’000	RMB’000%		%	%
Out of Home Advertising	149,024	429,066	60,434	280,042	187.9%	91.5%	75.4%
Local Life - Retail Sales	-	122,363	17,234	122,363	N/A %	-%	21.5%
Local Life - E-Commerce Promotion	9,057	3,170	446	(5,887)	(65.0)%	5.6%	0.6%
Other services	4,871	14,266	2,009	9,395	192.9%	3.0%	2.5%
Total revenues	162,952	568,865	80,123	405,913	249.1%	100.0%	100.0%

*	N/A represents not applicable

Cost of Revenues

Cost of revenues represents costs and expenses incurred in order to generate revenue. Our cost of revenues primarily consists of (i) advertising commissions paid to agents and subcontractors, (ii) depreciation expenses for community access control devices, (iii) procurement costs for retail sales, and (vi) other costs.

Our breakdown of cost of revenues for the years ended December 31, 2022 and 2023 is summarized as below:

	For the Years Ended December 31,			Variances
	2022	2023		Amount	Percentage
	RMB’000	RMB’000	US$’000	RMB’000%
Out of Home Advertising	138,678	408,121	57,483	269,443	194.3%
Local Life - Retail Sales	-	118,363	16,671	118,363	N/A
Local Life - E-Commerce Promotion	2,179	1,745	246	(434)	(0.2)%
Other services	2,243	9,380	1,321	7,137	3.2%
Total cost of revenues	143,100	537,609	75,721	394,509	275.7%

*	N/A represents not applicable

Gross Profit

Our gross profit equals to our revenue less our cost of revenues. Our gross profit is primarily affected by our ability to generate revenue and the fluctuation of our cost.

Our cost of revenues increased by 275.7% from RMB143.1 million for the year ended December 31, 2022 to RMB537.6 million (US$75.7 million) for the year ended December 31, 2023, which was primarily attributable to the increase of commission fees paid to agents and subcontractors and procurement costs for retail sales from suppliers. Our gross profit margin was 12.2% and 5.5%, respectively, for the same periods. Our breakdown of gross profit by service line for the years ended December 31, 2022 and 2023 is set forth below:

	For the Years ended December 31,
	2022	2023		Variance
	RMB’000	RMB’000	US$’000	RMB’000 or %
Out of Home Advertising
Gross profit	10,346	20,945	2,951	10,599
Gross margin	6.9%	4.9%	4.9%	(2.1)%
Local Life - Retail Sales
Gross profit	-	4,000	563	4,000
Gross margin	-	3.3%	3.3%	3.3%
Local Life - E-Commerce Promotion
Gross profit	6,878	1,425	200	(5,453)
Gross margin	75.9%	45.0%	44.8%	(31.0)%
Other services
Gross profit	2,628	4,886	688	2,258
Gross margin	54.0%	34.2%	34.2%	(19.7)%
Total
Gross profit	19,852	31,256	4,402	11,404
Gross margin	12.2%	5.5%	5.5%	(6.7)%

Operating expenses

The following table sets forth our operating expenses, both in absolute amount and as a percentage of the total operating expenses, for the years ended December 31, 2022 and 2023:

	For the Years Ended December 31,
	2022		2023		Percentage
	RMB’000	%	RMB’000	US$’000	%
Selling expenses	22,049	52.7	16,789	2,365	44.5
General and administrative expenses	12,859	30.7	15,428	2,171	40.9
Research and development expenses	6,927	16.6	5,478	772	14.6
Total operating expenses	41,835	100.0	37,695	5,308	100.0

Operating expenses include selling expenses, general and administrative expenses and research and development expenses. Selling expenses mainly consists of (i) labor expenses for sales personnel, (ii) maintenance fee, (iii) information technology service fee related to selling and marketing activities, (iv) advertisement and business promotion expenses and (v) other miscellaneous selling expenses. General and administrative expenses mainly consist of (i) salary and welfare for general and administrative personnel, (ii) professional service fee, (iii) rental fee, (iv) office expenses, (v) depreciation related to general and administrative departments and (vi) other corporate expenses. Research and development (“R&D”) expenses consist primarily of (i) salary and welfare for research and development personnel, (ii) information technology service fee, (iii) professional fee, and (iv) other miscellaneous research and development expenses.

We anticipate that our operating expenses will continue to increase as we hire additional personnel and incur additional costs in connection with the expansion of our business operations and in anticipation to become a listed company.

Other (expenses)/income, net

Other (expenses)/income, net primarily consists of (i) financial expenses, (ii) income from disposal of subsidiary, (iii) government subsidy and (iv) litigation gain.

Results of Operations

Year Ended December 31, 2022 Compared to Year Ended December 31, 2023

The following table sets forth a summary of our consolidated results of operations for the periods indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the years ended December 31,			Change
	2022	2023	2023	Amount	%
	RMB’000		US$’000	RMB’000
Revenues	162,952	568,865	80,123	405,913	249.1%
Cost of revenues	(143,100)	(537,609)	(75,721)	(394,509)	275.7%
Gross profit	19,852	31,256	4,402	11,404	57.4%
Operating expenses
Selling and marketing expenses	(22,049)	(16,789)	(2,365)	5,260	(23.9)%
General and administrative expenses	(12,859)	(15,428)	(2,171)	(2,569)	20.0%
Research and development expenses	(6,927)	(5,478)	(772)	1,449	(20.9)%
Total operating expenses	(41,835)	(37,695)	(5,308)	4,140	(9.9)%
Operating loss	(21,983)	(6,439)	(906)	15,544	(70.7)%

Other non-operating (expense)/income, net
Financial expenses, net	(18)	(408)	(57)	(390)	2,166.7%
Income from disposal of subsidiary	4,318	-	-	(4,318)	100.0%
Income from disposal of long-term investments	475	-	-	(475)	100.0%
Other income, net	2,411	2,843	400	432	17.9%
Total other (expenses)/income, net	7,186	2,435	343	(4,751)	(66.1)%
Loss before income tax expenses	(14,797)	(4,004)	(563)	10,793	(72.9)%
Income tax expenses	-	(2,368)	(334)	(2,368)	N/A %
Net loss	(14,797)	(6,372)	(897)	8,425	(56.9)%

Revenues

Total revenues increased by approximately RMB405.9 million, or 249.1%, from approximately RMB163.0 million for the year ended December 31, 2022 to approximately RMB568.9 million (US$80.1million) for the year ended December 31, 2023, primarily attributable to a significant growth of our Out-of-Home Advertising and new revenue stream generated from Local Life - Retail Sales.

Revenues from Out-of-Home Advertising increased by RMB280.1 million, or 187.9%, from RMB149.0 million for the year ended December 31, 2022 to RMB429.1million (US$60.4 million) for the year ended December 31, 2023. The increase was mainly attributable to forty-six customers newly acquired in 2023, contributing revenues of RMB358.5.0 million ($50.5 million) for the year ended December 31, 2023, as we concentrated more resources in Out-of-Home Advertising services and actively sought new customers and expanded the market. After excluding revenues generated from the above forty-six newly acquired customers in 2023, the revenue from existing customers decreased by RMB78.5 million for the year ended December 31, 2023 compared to the same period of 2022. Out-of-Home Advertising revenues of specific customers tend to fluctuate because they were based on short-term projects that need advertisements, and the needs for advertisement of specific customers also tend to fluctuate.

Revenues from Local Life - Retail Sales increased sharply by RMB122.4 million, from nil for the year ended December 31, 2022 to RMB122.4 million ($17.2 million) for the year ended December 31, 2023, which was primarily due to the emerge of our new revenue stream generated from Local Life - Retail Sales for the year ended December 31, 2023. Since early 2023, we have been focusing on developing an extensive retail network, covering both upstream and downstream. This network is built not only to vertically bridge the businesses’ needs for product sales and promotions, but also to reach community residents served by our intelligent access control system, providing them with a more convenient and streamlined shopping experience in the future.

Revenues from Local Life – E-Commerce Promotion services decreased by RMB5.9 million, or 65.0%, from RMB9.1 million for the year ended December 31, 2022 to RMB3.2 million (US$0.4 million) for the year ended December 31, 2023. Customers of our e-commerce promotion business are mainly merchants, who are relatively small-scale companies. The transaction volumes decreased from 1.1 million in 2022 to 0.3 million in the same period of 2023 due to the transfer of a subsidiary, Henduoka, on November 23, 2022. We operated Local Life – E-Commerce Promotion services mainly through Henduoka, which led to a deduction in this revenue stream for the year ended December 31, 2023.

Revenues from Other Services increased by RMB9.4 million, or 192.9%, from RMB4.9 million for the year ended December 31, 2022 to RMB14.3 million (US$2.0 million) for the year ended December 31, 2023. The increase was mainly attributable to the increase of RMB5.8 million in our software application service for selling a perpetual license of our on-premises software for smart community digital platforms without any further update required and the increase of RMB3.8 million in selling our own community access control devices in 2023.

Cost of Revenues

Our cost of revenues increased by 275.7% from RMB143.1 million for the year ended December 31, 2022 to RMB537.6 million (US$75.7 million) for the year ended December 31, 2023.

Our cost of revenues for Out-of-Home Advertising increased by approximately RMB269.4 million, or 194.3%, from approximately RMB138.7 million for the year ended December 31, 2022 to approximately RMB408.1 million (US$57.5 million) for the year ended December 31, 2023, which was in line with the increase in revenues from Out-of-Home Advertising and primarily attributed to increased commissions paid to agents and subcontractors in order to attract new customers.

Our cost of revenues for Local Life - Retail Sales increased to RMB118.4 million (US$16.7 million) for the year ended December 31, 2023 from nil for the year ended December 31, 2022, which was consistent with the introduction of new revenue stream for the year ended December 31, 2023.

Our cost of revenues for Local Life – E-Commerce Promotion services decreased by approximately RMB0.4 million, or 19.9%, from approximately RMB2.2 million for the year ended December 31, 2022 to approximately RMB1.8 million (US$0.2 million) for the year ended December 31, 2023, primarily attributable to the decrease of platform service costs resulting from the decreased transaction volumes in 2023.

Our cost of revenues for Other Services increased by approximately RMB7.2 million, or 318.2%, from approximately RMB2.2 million for the year ended December 31, 2022 to approximately RMB9.4 million (US$1.3 million) for the year ended December 31, 2023, which was primarily attributable to the increased procurement cost for selling community access control devices.

Gross Profit

Our gross profit increased by RMB11.4 million, or 57.4%, from RMB19.9 million for the year ended December 31, 2022 to RMB31.3 million (US$4.4 million) for the year ended December 31, 2023. For the years ended December 31, 2022 and 2023, our overall gross profit margin was 12.2% and 5.5%, respectively.

Gross profit margin of Out-of-Home Advertising decreased from 6.9% for the year ended December 31, 2022 to 4.9% for the year ended December 31, 2023, mainly because we added distribution channels in 2023 and adopted a low-profit strategy to attract more customers and stabilized the cooperative relationship with subcontractors.

Gross profit margin of Local Life - Retail Sales was 3.3% for the year ended December 31, 2023, which was due to the introduction of a new revenue stream that adopted a low-profit strategy to attract more customers for the year ended December 31, 2023.

Gross profit margin of Local Life – E-Commerce Promotion services decreased from 75.9% for the year ended December 31, 2022 to 45.0% for the year ended December 31, 2023, primarily attributable to the increase in platform service costs paid to Henduoka, which was transferred out from the Group in November 2022 and became a platform provider to us in 2023, and the decrease in revenue and costs resulting from the decreased transaction volumes in 2023 as well.

Gross profit margin of Other Services decreased from 54.0% for the year ended December 31, 2022 to 34.2% for the year ended December 31, 2023, mainly due to the increase in the sales of own community access control devices, which has a lower gross margin compared to other revenue streams under Other Services.

Operating Expenses

Operating expenses decreased from RMB41.8 million for the year ended December 31, 2022 to RMB37.7 million (US$5.3 million) for the year ended December 31, 2023, representing a year-on-year decrease of 9.9%. This decrease was primarily attributable to the decreases in our selling expenses and our research and development expenses.

Selling expenses

Selling expenses decreased by 23.9% from RMB22.0 million for the year ended December 31, 2022 to RMB16.8 million (US$2.4 million) for the year ended December 31, 2023, which was primarily attributable to a decrease of RMB6.5 million in employee payroll and commission mainly due to a decrease of employee headcounts resulting from business shift to reduce personnel in the Local Life – E-Commerce Promotion services segment. For the expansion of Out-of-Home Advertising service, we have established a good brand and reputation in the industry and do not need additional sales staff to expand our business. For the Local Life - Retail Sales, we develop the business with a small number of senior sales staff as the upstream customers and downstream suppliers are relatively concentrated. Selling expenses as a percentage of revenues decreased from 13.5% to 3.0% for the years ended December 31, 2022 and 2023, respectively, which was mainly due to the significant growth in revenue.

General and administrative expenses

General and administrative expenses increased by 20.0% from RMB12.9 million for the year ended December 31, 2022 to RMB15.4 million (US$2.2 million) for the year ended December 31, 2023, which was primarily attributable to an increase of RMB3.8 million in professional service fee mainly including audit fees, BVI registration fees, and consulting fees related to the listing, and was partly offset by a decrease of RMB1.3 million in staff cost due to a decrease of employee headcounts resulting from the transfer of a subsidiary in November 2022.

Research and development expenses

Research and development expenses decreased by 20.9% from RMB6.9 million for the year ended December 31, 2022 to RMB5.5 million (US$0.8 million) for the year ended December 31, 2023, mainly due to a decrease of RMB1.0 million in employee payroll and commission mainly due to a decrease of employee headcounts resulting from the transfer of a subsidiary in November, 2022.

Other non-operating (expense)/income, net

Other non-operating (expense)/income, net consists of other income, net, financial expenses, net.

Other income, net consists of investment income (loss), net, disposal gain/loss and other non-operating income(expense), net. Other income decreased by 1.5% from RMB2.9 million for the year ended December 31, 2022 to RMB2.8 million (US$0.4 million) for the year ended December 31, 2023, which was primarily attributable to (i) a decrease of RMB1.8 million in other gains mainly due to the compensation from a dispute settled in 2022; (ii)a decrease of RMB0.7 million in investment income mainly due to gains from the transfer of Wuhan Lianzhanghui, Qingdao Lianzhanhui and Jinan Lianzhanhui in 2022; (iii) a disposal loss of RMB0.7 million of property and equipment and was partly offset by (iv) an increase of RMB3.1 million in government subsidy mainly due to the increase of VAT additional deduction.

Financial expenses, net increased by 2,166.7% from RMB 0.02 million for the year ended December 31, 2022 to RMB0.4 million (US$0.1 million) for the year ended December 31, 2023, which was primarily attributable to the increase of interest expenses accrued from long-term bank borrowing and short-term bank borrowing from banks In China.

Income from disposal of subsidiary decreased by 100% from 4.3 million for the year ended December 31, 2022 to nil for the year ended December 31, 2023, mainly due to the gains from the transfer of Henduoka in 2022.

Income taxes expenses

Our income tax expenses increased from RMB nil for the year ended December 31, 2022 to RMB2.4 million (US$0.3 million) for the year ended December 31, 2023, primarily attributable to the increase in deferred tax liabilities resulting from an increase in unbilled revenue for the year ended December 31, 2023.

The effective tax rate has changed for the year ended December 31,2023, mainly due to the expiration of High-tech enterprise certificate and Technology-based SME certification of two of our subsidiaries, which were no longer qualified for a preferential tax rate in 2023. Additionally, the preferential tax rate for small and micro enterprises has increased from 2.5% in 2022 to 5% in 2023, which also has an influence on the income tax rate of our subsidiaries which are qualified as small and low-profit enterprises.

Net loss

As a result of the foregoing, our net loss decreased by RMB8.4 million, or 56.9%, from RMB14.8 million for the year ended December 31, 2022 to RMB6.4 million (US$0.9 million) for the year ended December 31, 2023.

Liquidity and Capital Resources

In assessing our liquidity, we monitor and analyze our cash on hand and our operating and capital expenditure commitments. To date, we have financed our working capital requirements from cash flow from operations, debt and equity financings and capital contributions from our existing shareholders.

We had cash and cash equivalents balance of RMB7.0 million and RMB10.8 million (US$1.5 million) as of December 31, 2022 and 2023, respectively. Our cash and cash equivalents primarily consist of cash on hand and cash in bank. As of December 31, 2023, 100.0% of our cash and cash equivalents were held in mainland China and were denominated in Renminbi.

Our net cash provided by operating activities was RMB2.5 million for the year ended December 31,2022 and our net cash used in operating activities was RMB16.8 million (US$2.4 million) for the year ended December 31,2023.

Our negative working capital was approximately negative RMB23.9 million in 2022 and positive RMB32.3 million (US$4.6 million) in 2023.

The COVID-19 pandemic has negatively impacted our business operations for the past two fiscal years. However, the management expects that the operating results will improve as the economy has gradually recovered from the impacts of the COVID-19 pandemic. Management has developed business plans to mitigate the above adverse conditions and events, including i) obtaining funds amounting to approximately RMB14.2 million (US$2 million) from an investor as capital injection and ii) obtaining two secured borrowings of RMB6 million from Industrial Bank with one-year term on June 21, 2024, which was guaranteed by Mr. Andong Zhang, our founder and Chairman, and his spouse Ms. Hongling Zhang, with an annual interest rate of 3.85%.

Moreover, we have proactively taken actions to fundamentally optimize our overall cost structure by upgrading our business and service model and implementing other cost control measures. Actions include standardizing our finance and operation policies throughout the Group, enhancing internal controls, and creating a synergy of the Group’s resources. We have also taken actions to improve operating efficiency and reduce discretionary spending, which mainly include the following: i) developing an extensive retail network, covering both upstream and downstream, which is built to reach community residents served by our intelligent access control system, providing them with more convenient and streamlined shopping experience; ii) reduction in sales personnel payroll and commission expenses primarily attributed to our business strategy shift to scale back the Local Life – E-Commerce Promotion services segment, resulting in a decrease in sales staff headcount; iii) reduction in maintenance fee primarily attributed to the equipment maintenance suppliers who help to collect equipment maintenance revenue give us a discount on maintenance fees due to the higher commission ratios we provided to them, which will not negatively impact on our revenue as this portion of revenue accounted for a minimal proportion; iv) optimization in research and development (“R&D”) headcount and reduction in R&D routine expenditures since we have already developed a set of adapted platform technologies to support the business operation and expansion in the short-term. We have implemented the above mitigation measures gradually. We believe such measures would effectively improve operating efficiency and reduce discretionary spending without imposing direct negative impact on the normal business operation and expansion. Meanwhile, we would also actively monitor any emergence and application of new technologies to ensure our R&D expenditure in scale with business development needs in the long-term.

Taking into consideration all these actions mentioned above, management concluded that the substantial doubt on the Group’s ability to continue as a going concern would be alleviated through the effective implementation of the business plans. We believe that our current cash, cash equivalents, and anticipated cash flow from operations, debt and equity financings and capital contributions from our existing shareholders will be sufficient to meet our anticipated cash needs, including our cash needs for working capital and capital expenditures, for at least the next 12 months.

Current foreign exchange and other regulations in the PRC may restrict our PRC entities in their ability to transfer their net assets to us and our subsidiaries in Hong Kong. However, as of the date of this prospectus, these restrictions have no impact on the ability of these PRC entities to transfer funds to us as we do not anticipate declaring or paying any dividends in the foreseeable future, as we plan to retain our retained earnings to continue to grow our business. In addition, these restrictions have no impact on the ability of us to meet our cash obligations.

To utilize the proceeds, we expect to receive from this offering, we may make additional capital contributions to our PRC subsidiary, establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, or make loans to the PRC subsidiaries. However, most of these uses are subject to PRC regulations. Foreign direct investment and loans must be approved by and/or registered with SAFE, and its local branches. The total amount of loans we can make to our PRC subsidiary cannot exceed statutory limits and must be registered with the local counterpart of SAFE.

We are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions, and only if we satisfy the applicable government registration and approval requirements. The relevant filing and registration processes for capital contributions typically take approximately eight weeks to complete. The filing and registration processes for loans typically take approximately four weeks or longer to complete. While we currently see no material obstacles to completing the filing and registration procedures with respect to future capital contributions and loans to our PRC subsidiaries, we cannot assure you that we will be able to complete these filings and registrations on a timely basis, or at all. See “Risk Factors— Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” Additionally, while there is no statutory limit on the amount of capital contribution that we can make to our PRC subsidiaries, loans provided to our PRC subsidiaries in the PRC are subject to certain statutory limits.

Cash Flows

Cash Flows for the year Ended December 31, 2022, compared to the year Ended December 31, 2023

The table below sets forth our cash flows for the years ended December 31, 2022 and 2023.

	For the Years Ended December 31,			Change
	2022	2023	2023	Amount	%
	RMB’000		US$’000	RMB’000
Net cash provided by/(used in) operating activities	2,486	(16,844)	(2,371)	(19,330)	(777.6)%
Net cash provided by/(used in) investing activities	13,587	(23,245)	(3,375)	(36,832)	(271.1)%
Net cash (used in)/provided by financing activities	(14,225)	43,883	6,181	58,108	(408.5)%
Effects of exchange rate changes on cash	-	-	-	-	-%
Net increase in cash and cash equivalents	1,848	3,794	535	1,946	105.3%
Cash and cash equivalents at the beginning of the periods presented	5,134	6,982	983	1,848	36.0%
Cash and cash equivalents at the end of the periods presented	6,982	10,776	1,518	3,794	54.3%

Operating activities

Net cash provided by operating activities was RMB2.5 million (US$0.4 million) in 2022, which primarily reflected our net loss of RMB14.8 million as mainly offset by depreciation of property and equipment of RMB9.0 million, amortization of intangible assets of RMB0.7 million and income from disposal of subsidiary of RMB4.3 million. Adjustment for changes in operating assets and liabilities primarily consisted of (i) an increase of RMB11.6 million in accounts receivable; (ii) a decrease of RMB2.6 million in advance to suppliers; (iii) an increase of RMB1.4 million in prepaid expenses and other current assets, primarily attributable the input value-added tax return received in 2022; (iv) an increase in accounts receivable from related parties of RMB2.9 million for purchase of devices and advertising promotion services; (v) an increase of RMB15.4 million in accounts payable; (vi) an increase of RMB6.0 million in accrued expenses and other current liabilities, primarily attributable accrued payroll, welfare and accrued service fee; (vii) an increase in accounts payable to related parties of RMB4.2 million for purchase of devices and accrued advertising commission fees.

Net cash used in operating activities was RMB16.8 million (US$2.4 million) in 2023, which primarily reflected our net loss of RMB6.4 million as mainly offset by depreciation of property and equipment of RMB9.2 million, amortization of intangible assets of RMB0.9 million, income tax expenses of RMB2.3 million and loss from disposal of property and equipment of RMB0.7 million. Adjustment for changes in operating assets and liabilities primarily consisted of (i) an increase of RMB147.2 million in accounts receivable, due to the significant increase both of revenue from Out of Home Advertising and Local Life - Retail Sales; (ii) an increase of RMB14.2 million in advance to suppliers due to the increase of prepayment to the suppliers of Out-of-Home Advertising service and Local Life - Retail Sales; (iii) an increase of RMB4.0 million in prepaid expenses and other current asset mainly attributable to prepaid service fee such as equipment maintenance fees, consulting fees and others, and was offset by (iv) an increase of RMB132.3 million in accounts payable for purchase of accrued advertising commission fee and purchase of products for Local Life - Retail Sales; (v) an increase of RMB9.5 million in accrued expenses and other current liabilities primarily attributable to the increase of VAT payable resulting from the revenue growth in FY2023; (vi) an increase of RMB4.1 million in contract liabilities due to our customers making early payments to ensure timely advertisement publication.

Investing activities

For the years ended December 31, 2022, our net cash provided by investing activities was RMB13.6 million (US$2.0 million), respectively, which was primarily attributable to the proceeded for collection of loans to related parties with a total of RMB25.8 million in 2022. We continually devoted to capital expenditure in devices with a total of RMB1.5 million in 2022, respectively. For the expansion of Local Life services, we invested in intelligent community-related software with a total of RMB4.7 million. We provided loans to related parties of RMB5.7 million. Besides, we disposed all of the remaining long-term investments, and we received RMB1.0 million in 2022. And we disposed subsidiary with cash loss of RMB1.3 million.

For the years ended December 31, 2023, our net cash used in investing activities was RMB23.2 million (US$3.3 million), which was primarily attributable to (i) a net amount of RMB25.0 million in loans provided to related parties; and (ii) the expenditure for purchase of property and equipment with a total of RMB0.1 million.

Financing activities

For the year ended December 31, 2022, our net cash used in financing activities was RMB14.2 million, which was primarily attributable to (i) proceeds from short-term borrowings from banks of RMB9.0 million; (ii) proceeds from a loan provided by related parties of RMB18.9 million; (iii) capital contribution by shareholders of RMB21.3 million, and was mainly offset by (i) repayments of short-term borrowings to 89 third-party cooperators of RMB11.9 million; (ii) repayment of a loan to related parties of RMB50.8 million.

For the year ended December 31, 2023, our net cash provided in financing activities was RMB43.9 million (US$6.2 million), which was primarily attributable to (i) capital contributions by shareholders of RMB47.7 million, and was offset by (ii) payments for deferred offering cost of RMB3.6 million.

Contingencies

From time to time, we may become involved in litigation relating to claims arising in the ordinary course of the business. There are no claims or actions pending or threatened against us that, if adversely determined, would in our judgment have a material adverse effect on us.

Capital Expenditures

We made capital expenditures of RMB6.2 million and RMB0.1 million for the years ended December 31, 2022 and 2023, respectively. Our capital expenditures consisted primarily of expenditures of equipment and software related to the expansion of our advertising promotion service. We plan to fund our future capital expenditures with our existing cash balance and proceeds from this offering. We will continue to make capital expenditures to meet the expected growth of our business.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any off-balance sheet financial guarantees of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

For the Local Life - Retail Sales, we entered into agreements with unconditional purchase obligations with suppliers. Details were as follows:

Products	Minimum purchase amounts	Period for completion
	RMB’000
Alcohol products	3,000	From July 1, 2023 to December 31, 2023
Alcohol products	3,500	From August 1, 2023 to December 31, 2023
Alcohol products	10,000	From August 1, 2023 to December 31, 2023
Alcohol products	50,000	From May 1, 2023 to December 31, 2024
Vouchers of hotel service	30,000	From January 1, 2023 to December 31, 2024
Vouchers of hotel service	800	From October 1, 2023 to December 31, 2024
Vouchers of hotel service	550	From October 1, 2023 to December 31, 2024
Vouchers of hotel service	600	From October 1, 2023 to December 31, 2024
Vouchers of hotel service	900	From October 1, 2023 to December 31, 2024
Vouchers of hotel service	400	From October 1, 2023 to December 31, 2024
Fruits and vegetables	1,500	From June 19, 2023 to December 31, 2023
Fruits and vegetables	2,500	From May 10, 2023 to December 31, 2023
Fruits and vegetables	2,800	From August 21, 2023 to December 31, 2023
Fruits and vegetables	15,000	From September 10, 2023 to December 31, 2023
Fruits and vegetables	6,000	From November 10, 2023 to December 31, 2024

As of December 31, 2023, we had fulfilled purchase amounts of alcohol products amounting to RMB64.2 million, vouchers of hotel service amounting to RMB27.7 million and fruits and vegetables amounting to RMB26.3 million.

Contractual Obligations

The following table sets forth our contractual obligations as of December 31, 2023

	Payments due by period
	Total	Within one year	Within 1-2 years
		RMB’000
Bank borrowings	14,000	14,000	-
Loans from third parties	16,033	16,033	-
Total	30,033	30,033	-

Other than as shown above, we did not have any significant capital and other commitments, long-term obligations, or guarantees as of December 31, 2023.

Holding Company Structure

LZ Technology Holdings Limited is a holding company with no material operations of its own. We conduct our operations primarily through our subsidiaries in China. As a result, LZ Technology Holdings Limited’s ability to pay dividends depends upon dividends paid by our PRC subsidiaries. If our existing PRC subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

In addition, our PRC subsidiaries are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Our PRC subsidiaries had aggregate accumulated deficits as determined under PRC accounting standards as of December 31, 2023. Pursuant to the Company Law of the People’s Republic of China, or the PRC Company Law, our PRC subsidiaries are required to make contribution of at least 10% of their after-tax profits calculated in accordance with the PRC GAAP to the statutory common reserve. Contribution is required until the reserve fund has reached 50% of the registered capital of our subsidiaries. Remittance of dividends by our subsidiaries out of PRC is subject to certain procedures with the banks designated by SAFE. Our PRC subsidiaries have not paid dividends and will not be able to pay dividends until it generates accumulated profits and meets the requirements for statutory reserve funds.

As an offshore holding company, we are permitted under PRC laws and regulations to provide funding from the proceeds of our offshore fundraising activities to our subsidiaries in PRC only through loans or capital contributions and to the affiliated entities only through loans, in each case subject to the satisfaction of the applicable government registration and approval requirements.

We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We have, from time to time, transferred cash between our PRC subsidiaries to fund their operations, and we do not anticipate any difficulties or limitations on our ability to transfer cash between such subsidiaries. As of the date of this prospectus, no cash generated from our PRC subsidiaries has been used to fund operations of any of our non-PRC subsidiaries. We may encounter difficulties in our ability to transfer cash between PRC subsidiaries and non-PRC subsidiaries largely due to various PRC laws and regulations imposed on foreign exchange. However, as long as we are compliant with the procedures for approvals from foreign exchange authorities and banks in China, the relevant laws and regulations in China do not impose limitations on the amount of funds that we can transfer out of China. See “Regulation— Regulations relating to Foreign Exchange” for details of such procedures.

Internal Control over Financial Reporting

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting.

In the course of preparing and auditing our consolidated financial statements as of and for the fiscal years ended December 31, 2022 and 2023, we and our independent registered public accounting firm identified two material weakness in our internal control over financial reporting as of December 31, 2023. As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

Three material weaknesses that have been identified related to:

●	Our lack of sufficient and competent accounting staff and resources with appropriate knowledge of generally accepted accounting principles in the United States (“U.S. GAAP”) and SEC reporting and compliance requirements;

●	Our lack of robust and formal period-end financial reporting policies and procedures in place to address complex U.S. GAAP technical accounting and the SEC reporting requirements; and

●	Our lack of sufficient controls designed and implemented in IT environment and IT general control activities, mainly associated with areas of access logical security, system change management, IT operations, cyber security monitoring activities and service organization management.

To remedy our identified material weakness, we plan to improve our internal control over financial reporting through the following measures, among others:

(1)	develop and implement a comprehensive set of processes and internal controls to timely and appropriately (i) identify transactions that may be subject to complex U.S. GAAP accounting treatment, (ii) analyze the transactions in accordance with the relevant U.S. GAAP, and (iii) review the accounting technical analysis;

(2)	hire additional accounting staff members with U.S. GAAP and SEC reporting experiences to implement the abovementioned financial reporting procedures and internal controls to ensure the consolidated financial statements and related disclosures under U.S. GAAP and SEC reporting requirements are prepared appropriately on a timely basis;

(3)	establish an ongoing training program to provide sufficient and appropriate trainings for accounting and financial reporting personnel, including trainings related to U.S. GAAP and SEC reporting requirements; and

(4)	strengthening the supervision and controls on the IT functions, including the enhancement of IT security policies and procedures setup, logical security, data backup and cyber security training.

However, we cannot assure you that we will remediate our material weakness in a timely manner. See “Risk Factors — Risks Related to Our Business and Industry — A material weakness in our internal control over financial reporting has been identified, and if we fail to implement and maintain an effective system of internal control over financial reporting, we could be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of the shares may be materially and adversely affected.”

As a company with less than US$1.235 billion in revenue for the last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

Taxation

Cayman Islands

Under the current laws of the Cayman Islands, we are not subject to tax on income or capital gain. Additionally, upon payments of dividends to our shareholders, no Cayman Islands withholding tax will be imposed.

British Virgin Islands (“BVI”)

Entities incorporated in the British Virgin Islands are not subject to tax on income or capital gains. Additionally, upon payments of dividends to our shareholders, no BVI withholding tax will be imposed.

Hong Kong

Entities incorporated in Hong Kong are subject to profits tax in Hong Kong at the rate of 16.5%. According to Tax (Amendment) (No. 3) Ordinance 2018 published by Hong Kong government, effective April 1, 2018, under the two-tiered profits tax rates regime, the profits tax rate for the first HKD2 million of assessable profits will be lowered to 8.25% (half of the rate specified in Schedule 8 to the Inland Revenue Ordinance (IRO)) for corporations. We are not subject to Hong Kong profit tax for any period presented as it did not have assessable profit during the periods presented.

PRC

Under the Enterprise Income Tax Laws of the PRC, or the EIT Laws, domestic enterprises and Foreign Investment Enterprises, or the FIEs, are usually subject to a unified 25% enterprise income tax rate, while preferential tax rates, tax holidays and tax exemption may be granted on case-by-case basis. High and new technology enterprises enjoy a preferential tax rate of 15% under the EIT Law.

For qualified small and low-profit enterprises, from January 1, 2022 to December 31, 2022, 12.5% of the first RMB 1.0 million of the assessable profit before tax is subject to a preferential tax rate of 20% and the 25% of the assessable profit before tax exceeding RMB 1.0 million but not exceeding RMB 3.0 million is subject to the preferential tax rate of 20%. From January 1, 2023 to December 31, 2027, 25% of the first RMB 3.0 million of the assessable profit before tax is subject to the tax rate of 20%. For the years ended December 31, 2023, except for Lianzhang Menhu (Zhejiang) Holding Co., Ltd. and Lianzhang Portal Network Technology Co., the remaining subsidiaries are qualified as small and low-profit enterprises, and thus are eligible for the above preferential tax rates for small and low-profit enterprises.

Critical Accounting Estimates

We prepare our consolidated financial statements in accordance with U.S. GAAP, which requires us to make judgments, estimates and assumptions. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations would be affected. We base our estimates and assumptions on our own historical data and other assumptions that we believe are reasonable after taking account of our circumstances and expectations for the future based on available information. We evaluate these estimates and assumptions on an ongoing basis.

Our expectations regarding the future are based on available information and assumptions that we believe to be reasonable and accurate, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates.

The critical accounting estimates that we believe to have the most significant impact on our consolidated financial statements are described below, which should be read in conjunction with our consolidated financial statements and accompanying notes and other disclosures included in this prospectus. When reviewing our financial statements, you should consider.

1.	our selection of critical accounting policies;

2.	the judgments and other uncertainties affecting the application of such policies; and

3.	the sensitivity of reported results to changes in conditions and assumptions.

We consider an accounting estimate to be critical if: (i) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (ii) changes in the estimate that are reasonably likely to occur from period to period or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition or results of operations. We consider our critical accounting estimates include (i) allowance for credit losses for accounts receivable and (ii) valuation allowance of deferred tax assets.

Credit losses

On January 1, 2023, we adopted ASU 2016-13, “Financial Instruments—Credit Losses (Topic 326): Measurement on Credit Losses on Financial Instruments” using the modified retrospective method, including certain subsequent amendments, transitional guidance and other interpretive guidance within ASU 2018-19.ASU 2019-04, ASU 2019-05, ASU 2019-11, ASU 2020-02 and ASU 2020-03 (collectively, including ASU 2016-13,“ASC 326”). ASC 326 introduces an approach based on expected losses to estimate the allowance for credit losses, which replaces the previous incurred loss impairment model. The adoption of ASU 2016-13 did not have a material impact on our financial statements.

Our accounts receivable, amounts due from related parties and other receivable which is included in current and non-current prepaid expenses and other assets line item in the balance sheet are within the scope of ASC Topic 326. We use the roll-rate method to measure the expected credit losses of account receivables, amounts due from related parties and other receivables, on a collective basis when similar risk characteristics exist. The roll-rate method stratifies the receivables balance by delinquency stages and projected forward in one-year increments using historical roll rate. In each year of the simulation, losses on the receivables are captured, and the ending delinquency stratification serves as the beginning point of the next iteration. This process is repeated on a yearly rolling basis. The loss rate calculated for each delinquency stage is then applied to respective receivables balance. We adjust the allowance that is determined by the roll-date method for both current conditions and forecast of economic conditions. When establishing the loss rate, we make the assessment on various factors, including historical experience, credit-worthiness of debtors, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect its ability to collect from, the debtors. We also provide specific provisions for allowance when facts and circumstances indicate that the receivable is unlikely to be collected.

Valuation of deferred tax assets

Deferred income taxes are provided using assets and liabilities method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are recognized to the extent that these assets are more likely than not to be realized. In making such a determination, the management consider all positive and negative evidence, including future reversals of projected future taxable income and results of recent operation. Deferred tax assets are then reduced by a valuation allowance through a charge to income tax expense when, in the opinion of management, it is more likely than not that a portion of or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Recovery of substantially all of the Company’s deferred tax assets is dependent upon the generation of future income, exclusive of reversing taxable temporary differences.

Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are recoverable, management estimated that it is more likely than not that the results of future operations will not generate sufficient taxable income to realize the deferred tax assets as December 31, 2022 and 2023. Thus, management decided to record all of the valuation allowance. Valuation allowance amounted to RMB33.5 million and RMB41.4 million (US$5.8 million) as of December 31, 2022 and 2023, respectively. While we consider the facts above, our projections of future income qualified tax-planning strategies may be changed due to the macroeconomic conditions and our business development. The DTAs could be utilized in the future years if we make profits in the future, the valuation allowance shall be reversed.

Quantitative and Qualitative Disclosures about Market Risk

Credit Risk

Financial instruments that potentially expose us to concentrations of credit risk consist primarily of cash and accounts receivable. We place substantially all of our cash with financial institutions with high credit ratings and quality in China. In the event of bankruptcy of one of these financial institutions, we may not be able to claim its cash and demand deposits back in full. We continue to monitor the financial strength of the financial institutions. There has been no recent history of default in relation to these financial institutions.

For accounts receivables, credit risk is controlled by the application of credit approvals, limits and monitoring procedures. We manage credit risk through in-house research and analysis of the Chinese economy and the underlying obligors and transaction structures. In measuring the credit risk of our sales to our customers, we mainly reflect the “probability of default” by the customer on its contractual obligations and considers the current financial position of the customer and the exposures to the customer and its likely future development.

Foreign Exchange Risk

All of our revenue and substantially all of our expenses are denominated in RMB. Our exposure to foreign exchange risk primarily relates to cash denominated in U.S. dollars. We do not believe that we currently have any significant direct foreign exchange risk and have not used derivative financial instruments to hedge exposure to such risk. Although our exposure to foreign exchange risks should be limited in general, the value of your investment in the Class B Ordinary Shares will be affected by the exchange rate between U.S. dollar and RMB because the value of our business is effectively denominated in RMB, while our shares will be traded in U.S. dollars.

Renminbi is not freely convertible into foreign currencies. Remittances of foreign currencies into the PRC or remittances of Renminbi out of the PRC as well as exchange between Renminbi and foreign currencies require approval by foreign exchange administrative authorities with certain supporting documentation. SAFE, under the authority of the People’s Bank of China, controls the conversion of Renminbi into other currencies.

To the extent that we need to convert U.S. dollars into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we receive from the conversion. Conversely, if we decide to convert RMB into U.S. dollars for the purpose of making payments for dividends on the Class B Ordinary Shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amounts available to us.

As of December 31, 2023, we had RMB-denominated cash of RMB10.8 million ($1.5 million). A 10% depreciation of RMB against the U.S. dollar based on the foreign exchange rate on December 31, 2023 would result in a decrease of $0.1 million in cash and cash equivalents. A 10% appreciation of RMB against the U.S. dollar based on the foreign exchange rate on December 31, 2023 would result in an increase of $0.2 million in cash and cash equivalents.

Interest Rate Risk

Our exposure to interest rate risk primarily relates to the interest expenses incurred on bank borrowings and income generated by excess cash, which is mostly held in interest-bearing bank deposits. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed to material risks due to changes in interest rates, and we have not used any derivative financial instruments to manage our interest risk exposure. However, our future interest income may fall short of expectations due to changes in market interest rates.

After completion of this offering, we may invest the net proceeds we receive from the offering in interest-earning instruments. Investments in both fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall.

Inflation

Since our inception, inflation in China has not materially impacted our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2022 increases of 1.8% and for December 2023 decreases of 0.3%, respectively. Although we have not in the past been materially affected by inflation since our inception, we can provide no assurance that we will not be affected in the future by higher rates of inflation in China.

CORPORATE HISTORY AND STRUCTURE

LZ Technology is a Cayman Islands holding company that conducts its operations in China through Lianzhang Portal and its subsidiaries. Lianzhang Portal was established under the PRC laws on September 10, 2014.

Restructuring

Upon LZ Technology’s incorporation on November 23, 2022, it had an authorized share capital of $50,000 divided into 50,000 shares of a par value of $1.00 each. On November 23, 2022, one ordinary share, par value of $1.00, was allotted and issued to the initial subscriber, Sertus Nominees (Cayman) Limited, who transferred the share to LZ Holdings, on the same day. In addition, an additional 49,999 ordinary shares, par value of $1.00 each, were allotted and issued to LZ Holdings for a total consideration of $49,999. As a result, LZ Technology had 50,000 ordinary shares, par value of $1.00 each, issued and outstanding on November 23, 2022.

On June 23, 2023, LZ Technology repurchased 49,999 ordinary shares, $1.00 par value, from LZ Holdings for $49,999. LZ Technology paid the purchase price out of its capital and the repurchased shares were immediately cancelled. As a result of the repurchase, LZ Technology had one ordinary share, $1.00 par value issued and outstanding, which was owned by LZ Holdings.

Immediately following the above repurchase of shares, each issued and unissued share of LZ Technology, par value of $1.00 was subdivided into 10,000 shares, par value of $0.0001 each. As a result of the subdivision, the authorized share capital of LZ Technology changed from $50,000 divided into 50,000 shares with a par value of $1.00 each to $50,000 divided into 500,000,000 shares with a par value of $0.0001 each. In addition, immediately after the subdivision, the authorized share capital of LZ Technology was re-classified and re-designated into $50,000 divided into 20,000,000 Class A Ordinary Shares, par value of $0.0001 each and 480,000,000 Class B Ordinary Shares, par value of $0.0001 each. The then issued, post-subdivision 10,000 ordinary shares owned by LZ Holdings, were re-classified and re-designated as 10,000 Class A Ordinary Shares.

Following the re-classification and re-designation referred to above, LZ Technology allotted and issued the following shares:

●	9,579,248 Class A Ordinary Shares to LZ Holdings for $957,9248;

●	11,807,883 Class B Ordinary Shares to LZ Holdings for $1180.7883;

●	6,239,909 Class B Ordinary Shares to BJ Tojoy Shared Enterprise Consulting Ltd for $623.9909;

●	15,000,000 Class B Ordinary Shares to Vanshion Investment Group Limited (万盛投资集团有限公司)for $1,500;

●	16,942,491 Class B Ordinary Shares to Youder Investment Group Limited (友达投资集团有限公司)for $1,694.2491;

●	1,259,273 Class B Ordinary Shares to Sing Family Investment Limited for $125.9273; and

●	3,032,846 Class B Ordinary Shares to Kim Full Investment Company Limited for $303.2846.

Upon completion of the above reorganization, the authorized share capital of LZ Technology became $50,000 divided into 500,000,000 shares of a nominal or par value of $0.0001 each, comprising of 20,000,000 Class A Ordinary Shares of a par value of $0.0001 each and 480,000,000 Class B Ordinary Shares of a par value of $0.0001 each. As of June 23, 2023, there were 9,589,248 Class A Ordinary Shares and 54,282,402 Class B Ordinary Shares issued and outstanding.

On May 24, 2024, Dongling Technology (as defined below) transferred 3.15% of Lianzhang Portal it acquired from Wuxi Fin-tech, a former minority shareholder of Lianzhang Portal, to our WFOE, LZ Menhu. Considering this transaction, LZ Technology’s board of directors amended the June 2023 Resolutions to change the numbers of Class A and Class B Ordinary Shares allotted and issued to LZ Holdings: (i) from 9,579,248 Class A Ordinary Shares to 9,891,163 Class A Ordinary Shares, and (ii) from 11,807,883 Class B Ordinary Shares to 13,632,068 Class B Ordinary Shares. On May 24, 2024, we issued 311,915 Class A Ordinary Shares and 1,824,185 Class B Ordinary Shares to LZ Holdings. For more information, please see “—Lianzhang Portal’s Minority Shareholder” below. As of May 24, 2024, there were 9,901,163 Class A Ordinary Shares, and 56,106,587 Class B Ordinary Shares issued and outstanding.

On July 15, 2024, LZ Technology effected a subdivision of each of its existing issued and unissued Ordinary Shares with a par value of $0.0001 each into four (4) shares with a par value of $0.000025 each. As a result of the Share Subdivision, the authorized share capital of the Company became $50,000 divided into 2,000,000,000 Ordinary Shares, consisting of 80,000,000 Class A Ordinary Shares and 1,920,000,000 Class B Ordinary Shares, with a par value of $0.000025 each. Additionally, the total number of the Company’s issued and outstanding Class A Ordinary Shares increased from 9,901,163 shares to 39,604,652 shares and issued and outstanding Class B Ordinary Shares increased from 56,106,587 shares to 224,426,348.

Immediately upon the completion of the Share Subdivision, the shareholders of LZ Technology surrendered the following Ordinary Shares for no consideration and for cancellation:

●	17,104,652 Class A Ordinary Shares surrendered by LZ Holdings;

●	23,549,935 Class B Ordinary Shares surrendered by LZ Holdings;

●	10,779,690 Class B Ordinary Shares surrendered by BJ Tojoy Shared Enterprise Consulting Ltd;

●	25,913,094 Class B Ordinary Shares surrendered by Vanshion Investment Group Limited (万盛投资集团有限公司);

●	29,268,824 Class B Ordinary Shares surrendered by Youder Investment Group Limited (友达投资集团有限公司);

●	2,175,444 Class B Ordinary Shares surrendered by Sing Family Investment Limited; and

●	5,239,361 Class B Ordinary Shares surrendered by Kim Full Investment Company Limited.

Upon the completion of the Share Surrender, the total number of issued and outstanding Class A Ordinary Shares of LZ Technology was reduced from 39,604,652 to 22,500,000 shares and the total number of issued and outstanding Class B Ordinary Shares was reduced from 224,426,348 to 127,500,000. The ownership percentages of LZ Technology’s shareholders remained the same after the Share Subdivision and Share Surrender. We have retrospectively reflected the Share Subdivision and Share Surrender in all financial periods presented in this prospectus.

As of the date of this prospectus, there are 22,500,000 Class A Ordinary Shares and 127,500,000 Class B Ordinary Shares issued and outstanding.

On July 15, 2024, we adopted the LZ Technology Holdings Limited 2024 Equity Incentive Plan. The purpose of the 2024 Plan is to grant share options, restricted share units and other forms of incentive compensation to our officers, employees, directors and consultants. The maximum number of Class B Ordinary Shares that may be issued pursuant to awards granted under the 2024 Plan is 15,000,000 shares. As of the date of this prospectus, all shares remain available for issuance under the 2024 Plan.

On July 15, 2024, in consideration for business consulting services to be provided by JW, commencing on July 15, 2024 and ending on the fourth (4th) anniversary of the date on which the Class B Ordinary Shares begin trading on the Nasdaq, LZ Technology issued JW a pre-funded warrant to purchase 7,500,000 Class B Ordinary Shares. The JW Warrant has an exercise price of $0.01 per share and provides for piggyback registration rights with respect to the Class B Ordinary Shares issuable upon exercise of the JW Warrant, excluding this registration in connection with the Company’s initial public offering. The JW Warrant will vest in five (5) equal annual installments over a four-year period with the first 20% vesting and becoming exercisable on the date the Class B Ordinary Shares begin trading on the Nasdaq. The JW Warrant is subject to a limitation on beneficial ownership to 4.99% of the Company’s Class B Ordinary Shares that would be outstanding immediately after exercise. The JW Warrant and the Class B Ordinary Shares issuable upon exercise thereof are subject to the 180-day lock-up required by the underwriters in connection with this offering. A copy of the JW Warrant is filed as an exhibit to this registration statement and the description above is qualified in its entirety by reference to the full text of such exhibit.

The following diagram illustrates our corporate structure as of the date of this prospectus:

Blue Box – The entity in which investors are purchasing the Class B Ordinary Shares being offered.

Orange Boxes – The entities in which the Company’s operations are conducted.

Our Subsidiaries

As of the date of this prospectus, LZ Technology has the following subsidiaries:

●	Dongrun Technology Holdings Limited, a wholly owned direct subsidiary, formed on December 5, 2022 under the laws of British Virgin Islands, whose principal activity is investment holding;

●	LZ Digital Technology Group Limited, a wholly owned indirect subsidiary, formed on November 21, 2022 under the laws of Hong Kong, whose principal activity is investment holding;

●	Lianzhang Menhu (Zhejiang) Holding Co., Ltd. (联掌门户（浙江）控股有限公司), or LZ Menhu, the WFOE, a wholly owned indirect subsidiary, formed on May 10, 2023 under PRC laws, whose principal activity is investment holding;

●	Lianzhang Portal Network Technology Co., Ltd (联掌门户网络科技有限公司), or Lianzhang Portal, a 96.85% owned indirect subsidiary, formed on September 10, 2014 under PRC laws, engaged in providing intelligent access control and safety management systems and advertising and promotional services. As of the date of this prospectus, Wuxi Jiangxi Technology Venture Capital Co., Ltd. owns approximately 3.15% of Lianzhang Portal. For more information, please see “Corporate History and Structure—Lianzhang Portal’s Minority Shareholders.”

●	LianZhang Media Co., Ltd. (联掌传媒有限责任公司), a wholly owned subsidiary of Lianzhang Portal, formed on January 16, 2018 under PRC laws, engaged in providing advertising, information system integration service, and information technology consulting service;

●	Xiamen LianZhang Culture Media Co., Ltd. (厦门联掌文化传媒有限责任公司), a wholly owned subsidiary of Lianzhang Portal, formed on October 15, 2014 under PRC laws, engaged in advertising, information system integration service, and information technology consulting service;

●	LianZhang New Community Construction Development (Jiangsu) Co., Ltd. (联掌新型社区建设发展（江苏）有限责任公司), an 80% owned subsidiary of Lianzhang Portal, formed on June 21, 2018 under PRC laws, engaged in sales of access control devices and renovation of old residential areas;

●	Xiamen Lianzhanghui Intelligent Technology Co., Ltd. (厦门联掌慧智能技术有限责任公司), a wholly owned subsidiary of Lianzhang Portal, formed on October 31, 2014 under PRC laws, engaged in sales of access control devices and renovation of old residential areas;

●	Xiamen Infinity Network Technology Co., Ltd. (厦门无限主义网络科技有限公司), or Xiamen Infinity, a wholly owned subsidiary of Lianzhang Portal, formed on August 16, 2021 under PRC laws, engaged in social media advertising of experience and grocery products;

●	Xiamen Limited E-commerce Co., Ltd. (厦门有限主义电子商务有限公司), a wholly owned subsidiary of Lianzhang Portal, formed on April 7, 2022 under PRC laws, whose principal activity is investment holding;

●	Lianzhang Life Services Co., Ltd.联掌生活服务有限责任公司,100% owned subsidiary of Lianzhang Portal, formed on September 14, 2023 under PRC laws, engaged in online sales of local experience and grocery products.

●	Lianzhang Digital Technology (Xiamen) Co., Ltd. (联掌数字科技（厦门）有限公司), or Lianzhang Digital Technology, a wholly owned subsidiary of Lianzhang Portal, formed on May 6, 2023 under PRC laws, engaged in system operation and management;

●	Lianzhang Life Services (Xiamen) Co., Ltd. (联掌生活服务（厦门）有限公司), a wholly owned subsidiary of Lianzhang Digital Technology, formed on May 9, 2023 under PRC laws, engaged in online sales of local experience and grocery products;

●	Lianzhang Digital Marketing Planning (Xiamen) Co., Ltd. (联掌数字营销策划（厦门）有限公司), a wholly owned subsidiary of Lianzhang Digital Technology, formed on May 9, 2023 under PRC laws, engaged in advertising and promotional services;

●	Lianzhang (Xiamen) Audiovisual Technology Co., Ltd. 联掌（厦门）视听技术有限责任公司, a 100% owned subsidiary of Lianzhang Digital Technology, formed on May 23, 2024 under PRC laws, engaged in advertising information system integration services and information technology consulting services.

●	Live Well (Xiamen) Network Technology Co., Ltd. (住得好（厦门）网络科技有限公司), a 70% owned subsidiary of Lianzhang Life Services (Xiamen) Co., Ltd., formed on May 12, 2023 under PRC laws, engaged in online sales of local experience and grocery products;

●	Taizhou Quanxiang Network Technology Co., Ltd. (台州圈享网络科技有限公司), a 51% owned subsidiary of Xiamen Infinity, formed on February 23, 2023 under PRC laws, engaged in online sales of local experience and grocery products;

●	Shanghai Lianxian Digital Technology Co., Ltd. (上海联限数字科技有限公司), a 65% owned subsidiary of Xiamen Limited E-commerce Co., Ltd., formed on April 11, 2023 under PRC laws, engaged in engaged in online sales of local experience and grocery products.

Lianzhang Portal’s Minority Shareholder

As of December 31, 2023, Wuxi Jiangxi Technology Venture Capital Co., Ltd. (“Wuxi Jiangxi VC”) and Wuxi Fin-tech each owned approximately 3.15% of Lianzhang Portal. In September 2017, each of Wuxi Jiangxi VC and Wuxi Fin-tech invested RMB15 million in Lianzhang Portal, of which RMB1,423,700 was used to increase registered capital of Lianzhang Portal, or each RMB1 registered capital valued at RMB10.54, and the remaining RMB13,576,300 was recorded as capital reserves.

In September 2017, Wuxi Jiangxi VC and Wuxi Fin-tech also signed a Supplemental Agreement on Capital Increase with Mr. Andong Zhang. This agreement provided that if Lianzhang Portal failed to submit IPO application materials or sign a merger agreement with other investors by December 31, 2020, or if Lianzhang Portal intended to raise capital from new investors after this investment but at a price lower than the price of Lianzhang Portal immediately following this investment unless consented to by Wuxi Jiangxi VC and Wuxi Fin-tech, Wuxi Jiangxi VC and Wuxi Fin-tech shall have the right to demand Mr. Andong Zhang to repurchase all or part of the shares they hold.

On September 26, 2019, Mr. Andong Zhang, Wuxi Jiangxi VC and Wuxi Fin-tech signed a Performance Compensation Agreement, stipulating that if Lianzhang Portal failed to submit IPO application materials or sign a merger agreement with other investors by December 31, 2022, Wuxi Jiangxi VC and Wuxi Fin-tech shall have the right to demand Mr. Andong Zhang or his designated party to repurchase all the shares of Lianzhang Portal held by them using an agreed price calculation method.

On August 29, 2022, Mr. Andong Zhang provided a Commitment Letter to Wuxi Jiangxi VC and Wuxi Fin-tech, pledging to repurchase all of their shares in Lianzhang Portal before December 31, 2022.

On January 30, 2023, Wuxi Jiangxi VC and Wuxi Fin-tech filed a lawsuit with the Wuxi Intermediate People’s Court, demanding Mr. Andong Zhang to repurchase all the shares of Lianzhang Portal held by them. On March 23, 2023, upon the request by Wuxi Fin-tech, the court issued a ruling, ordering to freeze all of the equity interests held by Mr. Andong Zhang in Xiamen Dongling Technology Co., Ltd. (“Dongling Technology”). On July 25, 2023, the court entered a judgement, ordering Mr. Andong Zhang to, within 10 days of the effective date of the judgement, repay RMB15 million and interest thereon at a rate of 10% per annum for the period of December 1, 2017 through the date the repayment is completed, to each of Wuxi Jiangxi VC and Wuxi Fin-tech. On August 17, 2023, Wuxi Fin-tech, Mr. Andong Zhang and Ms. Hongling Zhang, entered into a Settlement Agreement that sets forth a repayment schedule as follows: (i) RMB7 million is to be repaid within 3 days after the Settlement Agreement; (ii) RMB8 million is to be repaid within 30 days after the Settlement Agreement; and (iii) the interest is to be repaid within 12 months after the Settlement Agreement, with payments of at least RMB100,000 each month for the first 10 months. On August 17, 2023, Dongling Technology remitted RMB7 million to Wuxi Fin-tech, and Wuxi Fin-tech filed a request with the court, asking the court to lift the freeze on Mr. Andong Zhang’s equity interests in Dongling Technology. Vanshion Investment Group Limited, one of LZ Technology’s principal shareholders, is 66.7% owned by Xiamen Dongling Weiye Investment Partnership (Limited Partnership) (“Dongling Partnership”). Dongling Partnership is managed by its executive partner, Dongling Technology which holds approximately 26.55% of Dongling Partnership. Additionally, Vanshion Investment Group Limited is 33.3% owned by Wuxi Zhanghui Anying Investment Partnership (Limited Partnership), which, in turn, is 59.75% owned by Dongling Technology. Mr. Andong Zhang and his spouse, Ms. Hongling Zhang, together hold 100% equity interests of Dongling Technology. On May 10, 2024, Dongling Technology completed the purchase of Wuxi Fin-tech’s interest in Lianzhang Portal. On May 24, 2024, Dongling Technology transferred such interest to our WFOE, LZ Menhu. As a result, Lianzhang Portal is 96.85% owned by us as of the date of this prospectus. See also “Principal Shareholders.” Mr. Andong Zhang plans to enter into a repayment plan with Wuxi Jiangxi VC.

INDUSTRY

The information presented in this section has been derived from an industry report commissioned by us and issued in August 2023 by Frost & Sullivan, an independent research firm, or the F&S report, to provide information regarding our industry and our market position in China.

SMART COMMUNITY INDUSTRY IN CHINA

Overview of the Smart City Industry

Smart cities make use of emerging information technology such as the Internet of Things, cloud computing, big data, and artificial intelligence to integrate data resources such as people, events, places, things, situations, and organizations in urban living scenarios, providing integrated management and service applications for governments, enterprises, universities, research institute, and residents, enhancing the scientific and intelligent level of management and services for governments and enterprises, and providing a safe, comfortable and convenient intelligent living environment for urban residents.

Market Opportunity for Smart City Industry

The urbanization process in China is continuing and the urbanization rate of the resident population increased from 60% in 2020 to over 65% in 2022. With the support of relevant national policies, the construction of smart cities will be further expanded to districts and counties, and the market potential of smart cities is yet to be explored in depth. In recent years, smart city technology spending in China has continued to increase. With the further enhancement of China’s infrastructure and technology, the degree of digitization, networking, and intelligence of infrastructure continues to increase, thus driving data governance, developing the digital economy, and realizing the interconnection and mutual integration of smart cities. Technologies such as 5G, edge computing, artificial intelligence, IoT, and digital twin are being applied to urban governance, livelihood services, economic development, and other areas, covering all aspects of smart cities. The integration of new technologies has created new applications, such as the integration of spatial geographic information and data twin technology to provide a basis for urban decision-making and planning, and in the future, more innovative application scenarios will emerge in the course of smart city construction.

Smart community construction includes three major components: hardware, software, and platform services. 1) Hardware mainly includes intelligent building access control, monitoring equipment, vehicle identification gates, electronic advertising screens, fire detection devices, smart home equipment, etc. related to services within the community. 2) Software mainly includes intelligent security systems, intelligent property management systems, intelligent parking management systems, and other systems and software related to community services. 3) Platform services include not only property management services and IoT platforms related to services within the community but also consumer service platforms, medical service platforms, etc. related to services around the community.

Smart cities have grown since 2015 and have permeated many areas including government projects, city security, urban traffic, medical and health, education, community governance, business, telecom, etc. Relying on information technology, smart cities stimulate more creativity for city building, by deepening data sharing, breaking down data silos, penetrating into many aspects of business, logistics, and public services, strengthening synergy and cooperation between different industries, and promoting the healthy development of industrial ecology.

Overview of Community Building Access Control Industry

Community building access control is a type of security device that manages and controls who or what is allowed entrance to a building. Community building access control is installed at the entrance of a community building. The access control system authorizes entry and exit in the form of passwords, fingerprints, and access cards. Residents of the building who have been authorized can enter and leave the building freely, while unauthorized visitors need to be identified through the building access control before entering the building, and can only enter with the permission of the resident being visited and after the door has been opened for them. Community property staff have a separately identifiable building access control permit to facilitate service to community residents. Community building access control is equipped with permissions management, real-time monitoring, abnormal alarm, fire alarm, and other functions to ensure the safety of community residents. Community building access control is generally composed of a server, a client, and a visual intercom access control. The server provides property background management and data storage, query, and pushing information to the client, while the client integrates access control, consumer services, security, and other functions, bringing a smart and convenient experience to community residents. Access methods of community building access include passwords, access cards, QR code, biometrics (fingerprint, facial recognition, IRIS), etc.

With the steady development of the economy, community residents are increasingly concerned about the security of the public areas in which they live. As a new type of intelligent security control system, intelligent community building access control not only gives each door an intelligent, secure, and convenient function but also promotes the continuous updating and iteration of access control technology. With the acceleration of intelligent construction and the advancement of high-tech electronic and digital network information technology, the whole industry is developing rapidly.

Market Size of Community Building Access Control Industry

Security is an important part of the public safety system of society. As people’s living standards and social and economic levels continue to rise, the demand for security is getting higher and higher. The market size of China’s security industry is rising, with the market size of China’s security industry exceeding RMB 900 billion in 2021, and will continue to grow in the future.

The promotion and rapid development of smart communities and safe cities have driven the continued growth of the building access control market. The community is the main place for residents to live, and residents have increasingly high requirements for community security, which has led to the rapid development of community building access control. Revenues from community building access control vendors include hardware product sales, advertising revenue, maintenance revenue, etc. According to Frost & Sullivan report, the market size of community building access control in China reached RMB 32.6 billion in 2022 and is expected to grow at a CAGR of 12.5% from 2022 to 2027, reaching RMB 58.9 billion in 2027.

The pandemic accelerated the construction of smart cities and smart communities, and the demand for community building access control during the pandemic stimulated demand for community building access control and further growth in the community building access control market. 2021 to the first half of 2022 was affected by the shortage of chips, and some companies experienced a decline in revenue, thus slowing down the growth rate of the market size. With the lifting of the pandemic and the chip supply resuming, the market size growth rate picked up in 2023.

Source: Frost & Sullivan Report

Drivers for the Community Building Access Control Industry

According to Frost & Sullivan report, key drivers driving the growth of community building access control market in China are:

●	Growth in demand for security. With the development of the social economy and the improvement of the living standard of the residents, people’s demand for safety and convenience in life is getting higher and higher. Residents are increasingly seeking security and stability in their living environment and do not wish to have external strangers frequently entering and leaving their residential buildings. The intelligent community building access control industry is therefore developing rapidly. Intelligent community building access control systems apply face recognition, voice recognition, and other information technologies to effectively control the entry and exit of people in residential buildings, therefore improving residential security.

●	Development of the smart community offers opportunities for the community building access control industry. With the promotion of smart city construction, smart communities are developing rapidly. Relevant enterprises seize the market opportunity and commit to the construction of smart communities. Community building access control, which is closely related to community security, has become a market hotspot, and community building access control manufacturers have increased their efforts to develop related systems and products. Hardware equipment manufacturers, platform system manufacturers, and other types of enterprises turn into the community building access control industry leading to the rapid rise of the industry. On the basis of meeting the basic functions of access control and visualization, community building access control manufacturers focus on residents’ community life, target community service scenarios and user needs, build consumer service platforms, provide commerce information around the community and online interaction for residents, continue to promote the optimization and upgrading of products and promote the rapid development of the community building access control industry.

●	Positive policies promote the development of the security industry. The security industry is important for maintaining national security and social stability. In recent years, national security spending has been rising and the security industry has continued to grow as a result. The government has introduced a series of policies to increase the scale of government spending on national public security and to promote the development of the security industry. As the basic part of social security, the first protection of people’s lives, community building access control industry is rapidly developing. The China Security Industry “14th Five-Year” Development Plan (2021-2025) proposed to move towards to intelligent era, further promoting the trend of intelligence and informatization in the community building access control industry.

●	Information technology development for industry upgrade. Community building access control is a technology-intensive industry, with artificial intelligence, big data, biometrics, and other new generation information technology maturity, “artificial intelligence + community building access control” prompted the industry to upgrade again. The development of a new generation of information technology for community building access control derived from a variety of new functions, and technological developments to solve the problem of long-distance audio and video transmission and networking multiple channels, effectively improving the efficiency of community building entrances and exits. Community building access control manufacturers further develop and overlay a number of community service platforms around community life scenarios, effectively connecting smart hardware with software services to provide comprehensive coverage of the community, providing accurate community advertising, community e-commerce, and various life services to the acquired users, bringing more convenience to residents.

ADVERTISING INDUSTRY IN CHINA

Overview of the Advertising Industry

Advertising is the means of communication in which a product, brand, or service is promoted to a viewership in order to attract interest, engagement, and sales. Advertisements are messages paid for by those who send them and are intended to inform or influence people who receive them.

According to the different channels and forms, the advertising industry can be classified as:

●	TV & Radio advertising is known as mass marketing since national or even worldwide audiences can be reached. Advertisers pay broadcasters for a spot. An advertising spot is typically 30 seconds on both television and radio. Broadcast advertisements have the best chance to reach a large audience, however, the costs are so high that not all advertisers can accept them.

●	Print advertising is a form of marketing that uses physically printed media to reach customers on a broad scale. Ads are printed in hard copy across different types of publications such as newspapers, magazines, brochures, or direct mail. Affected by the recession of traditional paper media, the importance of print advertising has declined.

●	Out-of-home advertising, also known as outdoor advertising, refers to advertising that reaches consumers outside their homes. This includes billboards, street furniture, transit, and place-based OOH.

●	Online advertising refers to marketing through online channels, such as websites, streaming content, and more. It’s a marketing strategy that uses the internet to generate website traffic and deliver specific marketing messages to the right customers. This includes display advertising, search engine marketing, social media advertising, content marketing and video advertising.

●	Others include types of advertising not mentioned in the above categories, such as audio advertising and so on.

Advertising Working Process

The advertising business model is a revenue generation strategy supported by the sale of advertising. The advertising modes include programmatic advertising and native advertising. Programmatic advertising is the process of automatically buying and selling digital advertising space. Native advertising is a form of paid advertising in which the ads match the look, feel, and function of the media format where they appear. They fit “natively” and seamlessly on the web page.

Before programmatic advertising, ordering, setting up, and reporting on ads all had to be carried out manually. The process is streamlined through programmatic advertising, making it more effective and efficient. Any formats and channels can be accessed programmatically, thanks to programmatic platforms that have built up their ad inventory and database.

The chart below demonstrates how programmatic advertising works:

Source: Frost & Sullivan

Programmatic ads help connect publishers - those who have websites with ad space (ad inventory) to sell - and advertisers - those who want to buy that ad space to promote their brand.

When an advertiser wants to launch a digital campaign to promote their product or service, they contact their programmatic ad agency or trading desk. The agency uses a demand-side platform (DSP) to automate the process of buying ad impressions to meet the goal of the campaign.

A DSP allows advertisers and their agencies to purchase ad inventory from multiple publishers. The DSP ensures the ads are aimed at the right audience through the use of a data management platform (DMP), which manages audience data. This data is used to target the right audience, taking a variety of factors into account, such as location, demographics, user behavior, and online activity.

When a person who falls within the target audience of the advertiser lands on a publisher’s website, the website will send an ad request to the supply-side platform (SSP). An SSP is used by a publisher to sell ads, with the aim of maximizing the value the publisher receives from an impression. The SSP runs an auction among its buyers, and the DSP is connected in.

The DSP uses the data that it receives to evaluate the ad and match it with its data and target parameters. This is used to decide a bidding price for the first impression. Held within the SSP or ad exchange in real-time, the process is often referred to as real-time bidding.

Although this sounds like a long process, it takes just 100 milliseconds to complete the bidding. After the impression has been sold, it is sent to the publisher’s website to be displayed. The process repeats whenever a user lands on the website or refreshes.

Market Size of Advertising Industry in China

In the last decades, China’s advertising market grew rapidly with a CAGR of 18.6%, increasing from approximately RMB 601 billion in 2017 to approximately RMB 1,412 billion in 2022 attributable to the substantial increase of new types of advertisements. By 2027, the advertising market in China is expected to reach approximately RMB 2,524 billion at a CAGR of 12.3% from 2022 to 2027.

Source: Frost & Sullivan

Advertising Revenue Distribution in China

In the past two years, with consumers’ psychological needs gradually tending to the spiritual level, the rapid iteration of technology, and the gradual rise in the complexity of the market environment, China’s advertising industry has gradually launched a new mode of delivery, and the focus of advertisers on the market has also changed. At the same time, the changing environment of the whole market has put some pressure on business owners, who are less confident and more cautious in investing their marketing budgets.

In 2022, the advertising market keeps growing in demand-based marketing, mainly in the three areas of necessities, leisure, and entertainment. Several basic consumer goods categories in China’s advertising market are maintaining rapid growth and reflecting the concept of healthy and convenient life. Specifically, FMCG firmly occupies the NO.1 in advertising spending with a 29.7% market share. FMCG, pharma and healthcare, and telecommunication advertisements occupy 45.5% of the market share and are key customers in China’s advertising market.

*	Notes: Others include business services, energy and fuel, travel and leisure, financial services, entertainment and media, home appliances and furniture, real estate, and constructions, automotive, clothes and accessories, education and training

Source: Frost & Sullivan

Overview of the Out-of-Home Advertising Industry

Out-of-home advertising, also known as outdoor advertising, refers to advertising that reaches consumers outside their homes. This includes billboards, indoor and outdoor signs, ads on street infrastructure like bus shelters or benches, in transit areas like airports or train stations, and place-based ad media. These various OOH media formats account for thousands of locations and millions of screens around China.

Source: Frost & Sullivan

OOH advertising has the following distinct advantages:

●	Increased visibility. With OOH advertising, brands have the ability to target large, diverse audiences in highly visible locations. This allows them to reach consumers who may not have otherwise seen their message.

●	Geographic targeting. OOH advertising can be highly targeted based on geographic location. This is particularly useful for local businesses that want to attract customers in a specific area.

●	Creative opportunities. Out-of-home advertising offers creative opportunities that are not possible with other forms of advertising. For example, brands can use unique materials and shapes to create eye-catching and memorable displays.

●	Cost-effectiveness. OOH advertising can be a cost-effective way to reach a large audience. Compared to other advertising channels like TV or print, OOH typically has a lower cost per impression.

Market Size of the OOH Advertising Industry in China

The out-of-home advertising has become the new convergence of target clients. Different from in-home media and personalized media, which is a two-dimensional space so that the ad publishers can only connect brands and consumers through advertising messages, out-of-home advertising provides the opportunity for consumers to experience the brand or product. The marketing scene outside the home, in addition to appearing in the outdoor circle of life high-speed traffic entrance type media, is also appearing in more and more integrated scene immersive marketing. Except for a slight decline in the OOH advertising market size affected by the lock-down measure of COVID-19 and the turbulence of the advertising market, the OOH advertising market in China has grown at a CAGR of 2.4% over the past five years and has reached RMB 58.3 billion in 2022. As the advantages of OOH advertising are realized, the market size is expected to reach RMB 83.6 billion in 2027, with a CAGR of 7.5% from 2022 to 2027.

Source: Frost & Sullivan

OOH advertising is an expansive category. Some of China’s most important advertisers, including Apple, Vivo, and 51job.com, all make regular and extensive use of various OOH formats in their campaigns.

Source: Frost & Sullivan

CONSUMER SERVICE INDUSTRY IN CHINA

Overview of the Consumer Service Industry

Consumer services are categories of services that businesses offer to consumers, other enterprises, and households. The primary goal of customer service is to fulfill a customer’s wants and expectations.

Consumer services include restaurant delivery and dining, food retail, local transportation, flight ticket purchases, hotel booking, train ticket purchases, vacations, beauty services, karaoke clubs, wedding services, parent & child services, laundry services, housekeeping services, car after-sales services, house renovations, movie ticket purchases, and other live entertainment services.

Market Size of Consumer Service Industry in China

The consumer service industry is primarily concentrated in urban areas with high population density. China’s massive population and rapid urbanization have led to the emergence of a large number of cities, further accelerating the growth of the consumer service industry across the country. Besides, the improvement in Chinese consumers’ standards of living has led to significant changes in consumption behavior by moving away from basic needs to more discretionary expenditures, from physical goods oriented to consumer and other services and experience-oriented. This has led to a proliferation and adoption of consumer and other services that are targeted at improving people’s lives. The above macro factors have supported the consumer service industry to grow from approximately RMB 18.4 trillion in 2017 to approximately RMB 23.5 trillion in 2022, implying a CAGR of 5.0%, and the market size will be expected to reach RMB 32.8 trillion in 2027, with a CAGR of 6.9% in the next five years.

Source: Frost & Sullivan

Overview of the Consumer Service E-Commerce Industry

Consumer service e-commerce presents the information of physical stores of restaurants, living services, leisure, entertainment, and so on with the customers in the platform. In the past, consumer choice has been limited by fragmented and stale information, lack of access to services, and the inability to complete transactions efficiently. Consumer service e-commerce platforms now enable consumers with location-based information discovery, decision-making, and real-time processing to complete transactions on mobile devices, transforming consumers’ ways of daily living.

Market Size of Consumer Service E-Commerce Industry in China

E-commerce enables merchants to market to the right consumers through online channels with measurable returns on investments, to better serve consumers’ needs by providing high-quality of services and allowing them to make the right business decisions, such as choosing the location of a store. More importantly, e-commerce helps merchants generate incremental sales by providing critical technology infrastructure. For example, operating on-demand food delivery in a cost-effective manner requires a highly complex system that aggregates and processes multiple orders across multiple merchants and takes restaurant traffic, order size, wait time, and road traffic into account. The consumer service e-commerce industry reached RMB 6,026 billion in 2022 and is forecasted to reach RMB 9,510 billion by 2027, implying a CAGR of 9.6%. The penetration rate of e-commerce in consumer service is projected to be 29% in 2027.

Source: Frost & Sullivan

Food and Dining Service E-Commerce Market

Food consumption is the most essential part of consumers’ daily lives today. It is a purchase we make most frequently, whether it is buying groceries, pre-made meals, restaurant dining, take-out, or delivery.

Over the next few years, restaurant consumption growth of 8.0% CAGR from 2022 to 2027, is expected to outpace non-restaurant food consumption growth of 6.5% CAGR over the same period.

Source: Frost & Sullivan

As people spend more and more time at work today, many people use consumer services e-commerce platforms and change their way of living. The market size of food consumption through consumer service e-commerce platforms in China reached RMB 3,600 billion in 2022, with a CAGR of 25.3% since 2017, and is expected to reach RMB 5,956 billion in 2027, with a CAGR of 10.6% from 2022 to 2027.

Source: Frost & Sullivan

Chinese consumers are spending more on food delivery, in-store dining, and food retail as standards of living improve. A major trend is that the increase in the ease and convenience of delivery is leading to more consumers choosing to order food online and receive delivery offline. On-demand food delivery and online non-restaurant food retail are in large ways, replacing cooking at home or buying pre-cooked food from grocery stores because these methods are fast, convenient, and in many cases, more cost-effective. This is especially prevalent in younger generations as they have a limited amount of time and energy to dedicate to cooking and they are more willing to pay for convenience. In the next few years, the market share of on-demand food delivery will be expected to expand, and reach 37.9% in 2027.

Source: Frost & Sullivan

Travel Service E-Commerce Market

Travel service includes all travel-related services such as hotel booking, attraction tickets, air ticket booking, bus ticket booking, etc. The travel service industry in China has undergone significant growth driven by trends including rising disposable income and standards of living, growing consumer demand for travel, new emerging transportation methods, and supportive government policies. But, affected by the Covid-19, the market size has shrunk during the epidemic. With the impact of the epidemic gradually dissipating and the optimization of the epidemic prevention policy, travel services will regain growth vitality in the future. The market size is projected to be RMB 3,668 billion in 2027, with a CAGR of 23.6% from 2022 to 2027.

Source: Frost & Sullivan

BUSINESS

Overview

The Company is an information technology and advertising company. Its operations are organized primarily into three business verticals: (i) Smart Community, (ii) Out-of-Home Advertising, and (iii) Local Life.

In the Smart Community vertical, the Company provides intelligent community building access and safety management systems through access control monitors and vendor-provided SaaS platforms. The Company’s intelligent community access control system makes resident access to properties simpler. As of December 31, 2023, approximately 73,817 of the Company’s access control screens have been installed in over 4,000 residential communities, serving over 2.7 million households.

The Company’s Out-of-Home Advertising vertical offers clients one-stop multi-channel advertising solutions. Capitalizing on the Company’s network of monitors that span approximately 120 cities in China such as Shanghai, Beijing, Guangzhou, Shenzhen, Nanjing, Xiamen, Hefei, Dalian, Ningbo, Chengdu, Hangzhou, Wuhan, Chongqing, Changsha, the Company’s Out-of-Home Advertising services help merchants display advertisements in a variety of formats across its intelligent access control and safety management system. Advertisements are placed on the monitors and within the SaaS software. Residents are exposed to these advertisements each time they enter and exit community buildings or open the SaaS software. This level of visibility serves as a highly effective means of advertising, assisting merchants in effectively promoting their brands and accelerating their product sales. Moreover, the Company partners with other outdoor advertising providers to maximize coverage by placing the advertisements on the partners’ numerous displays in public transportation, hotels and other settings as well as deploying posters at events. This broad approach provides clients with a truly comprehensive out-of-home advertising solution.

In the Local Life vertical, the Company connects local businesses with consumers via online promotions and transactions. With its strong technological capabilities, the Company helps local restaurants, hotels, tourist companies, retail stores, cinemas and other merchants offer deals and coupons to consumers on social media platforms such as WeChat, Douyin (the Chinese version of TikTok) and Xiaohongshu. The Local Life vertical bridges the businesses’ need for product sales and promotions and the consumers’ need for dining, shopping, entertainment, tourist attractions and other local services. In addition, deals from local businesses can also be displayed on the access control screens. In this way, clients of the Company’s Local Life services can also reach the Smart Community residents, leveraging the Company’s access control screens’ extensive coverage and high exposure potential. Since early 2023, we have embarked on executing the strategy of deepening engagement with merchants and manufacturers within our Local Life space through facilitating retail sales of diversified goods and services, including beverages, groceries and travel packages.

The Company reports financial results in one segment. Currently, a substantial portion of the Company’s revenues are generated from advertising and promotional activities, namely by the Out-of-Home Advertising and Local Life verticals. Revenues from Smart Community, which mainly consist of product sales of access control devices and service fees, contribute only a small portion to the Company’s total revenues. Thus, the Smart Community revenues are grouped with other miscellaneous revenue sources, such as advertising design and production and social media account operations, under the catch-all category titled “Other Revenues” in the description of the Company’s revenues.

Our total revenues increased by RMB405.9 million, or 249.1%, to RMB568.9 million ($80.1 million) for the year ended December 31, 2023, compared to RMB163.0 million for the year ended December 31, 2022. Our net loss decreased by RMB8.4 million, or 56.9%, to RMB6.4million ($0.9 million) for the year ended December 31, 2023, compared to RMB14.8 million for the year ended December 31, 2022. For additional information regarding our financial performance, see “Summary Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Products and Services

Our products and services revolve around advanced smart technology, such as IoT applications and systems, and comprehensive advertising services, designed to provide convenience and enhance business growth.

Smart Community

Our intelligent access control and safety management system, primarily comprising access control monitors and external SaaS software, allows easy access to community buildings for residents and homeowners. Users can view live video feeds and unlock building doors and gates using their smartphones, ensuring no deliveries or visitors are missed. The SaaS software provided by our vendor can seamlessly integrate with other property management systems to provide a comprehensive and efficient user experience. With our intelligent access control and safety management system in place, residents can access community properties with ease while maintaining the security and safety of their communities.

Our access control monitors are deployed in approximately 120 cities in China, including nearly all first and second-tier cities, with a total of approximately 73,817 screens as of December 31, 2023. Such screens cover more than 4,000 residential communities and 2.7 million households in aggregate. Based on an average of 3 people per household (according to the 2018 population data from the National Bureau of Statistics), it is estimated that these screens have already covered more than 8 million people in total.

We offer a seamless and hassle-free user experience with our wireless access control system. This modern access management system includes IoT technology, facial recognition technology and leverages the power of cloud and mobile technology. Based on our fully wireless mesh platform for intelligent building devices, our goal is to make buildings smarter and more convenient.

We market and distribute our intelligent access control and safety management system via various channels including: (i) direct sale of hardware and/or software, (ii) sale of the entire system as turnkey projects, (iii) partnerships with third-party individuals or small businesses, which we refer to as “city partners,” and (iv) participation in competitive bidding organized by property developers as a subcontractor.

When selling hardware directly, we price devices (such as monitors, wall-mounted intercom handsets and access control card dispensers) based on a per unit rate but offer certain discounts to high-volume purchasers. Typically, we provide a two-year warranty on our sold hardware, during which period we offer free repair and maintenance services.

When selling the software, or the entire system as a turnkey project, to residential communities, we provide the initial installation, testing, commissioning and personnel training, as well as ongoing maintenance, upgrades and technical support. In these cases, the contracts, which usually have a term of three to five years, are automatically renewed unless terminated by either party, and we typically only charge a small annual service fee. For turnkey projects, we require the purchaser to make a deposit equal to the cost of the hardware, which will be returned after they cease to use our system. Under both of such models, we have the right and discretion to place advertisements on the monitors.

Clients who purchase our software also include technology solution providers such as cloud computing service providers and automation technology service providers. Under such arrangements, we, acting like subcontractors, help clients install smart community digital platforms for communities they serve. These platforms feature user interfaces, external partner integration, community administrator tools, backend systems, community access control, information posting, equipment management, local service professionals search, online convenience store management, as well as statistics collection and visualization. The clients pay us a fee, typically in several installments, with the last installment due within a period after the software has been tested and accepted. We generally continue to provide maintenance services for certain periods of time post-acceptance and may enter into additional agreements with the client subsequently that grant us the right to place advertisements on such platforms.

Additionally, we deploy our access control and safety management systems through city partners, particularly when entering a new region. As of the date of this prospectus, we have 14 city partners in total. These city partners are selected based on their familiarity with the local market and their own resources in the local property management landscape. They have the option to purchase monitors from us, thereby becoming owners of such devices. Regardless of device ownership held by us or city partners, we provide all the software infrastructure for the entire intelligent access control and safety management system through our contracted vendor. We typically establish revenue-sharing arrangements with city partners. The revenue distribution ratio between us and the city partner varies, depending on various factors including, among others, which party secures the advertising order, who owns the monitors and what the performance metric is (based on the number of times the advertisement is broadcast or the product sales). Typically, city partners are also responsible for the monitors’ maintenance and repair. The contracts we enter into with city partners typically have a term of five years, and the parties can discuss whether to renew upon expiration.

Out-of-Home Advertising

The Company’s Out-of-Home Advertising vertical serves as a comprehensive, one-stop solution for multi-channel advertising, providing a blend of convenience and extensive reach to consumers. The Company’s Out-of-Home Advertising serves both local and national businesses. By leveraging the Company’s vast network of monitors in a broad range of geographic locations in China, we offer an advantage for businesses seeking impactful outdoor advertisement placements.

We employ innovative multi-screen interconnectivity technology, allowing advertisements broadcast on monitors to be concurrently displayed on mobile devices. This provides users with the opportunity to interact directly with and gain insights into the products that pique their interest on their personal mobile devices.

Furthermore, our comprehensive Out-of-Home Advertising solution packages offer clients the opportunity to simultaneously showcase their advertisements on displays managed or integrated by our partner outdoor advertising providers. Such partners possess or have access to large quantities of displays in a variety of high-traffic locations such as metros, buses, hotels and other public settings. In addition, our advertising packages also incorporate collaboration with other advertising providers to deploy posters at various events as well as the digital replay of such events on online video-sharing platforms. For accounting purposes, these partner providers are referred to as “subcontractors” or “agents” in recording our revenues and cost of revenues. As of the date of this prospectus, we have forged strategic alliances with a top-tier search engine (Baidu), and several outdoor advertising providers and media companies such as Xie Lv, East Entertainment, Beijing Vision Interactive Technology Co., Ltd., Xiamen Pupu Culture Co., Ltd.,  Guangzhou Aipu Digital Media Co., Ltd., Shenzhen Lindao Media Co., Ltd., and Xiamen Dongdi Advertising Co., Ltd. Under these arrangements, we and our strategic partners pool our client bases and collaboratively deliver a comprehensive advertising solution. This joint effort maximizes our reach and offers our clients an effective and far-reaching advertising service. See also “Customers—Strategic Partnerships.”

Cooperation with PRC State-Owned Enterprise

To strengthen our competitive position and reduce regulatory risks, we have partnered with Huzhou Wuxing News Media Co., Ltd., a PRC state-owned enterprise (“Wuxing News Media”), to place advertisements.

Lianzhang Portal has entered into that certain Advertising System Transfer and Business Cooperation Agreement with Wuxing News Media and Huzhou Wuxing District Integrated Media Center, a non-profit organization that owns 100% of Wuxing News Media (“Wuxing Media Center”). Wuxing Media Center currently holds the “Information Network Broadcasting Audio-Visual Program License” issued by the Zhejiang Provincial Broadcasting and Television Bureau. This cooperation agreement does not contain an expiration date.

Transfer of Advertising System. Lianzhang Portal agrees to transfer the ownership of its advertising system related to its access control monitors to Wuxing News Media in consideration for RMB200,000 (approximately $28,169). Lianzhang Portal guarantees that such ownership is complete and free from any disputes and encumbrances. Lianzhang Portal shall provide Wuxing News Media with the Software System Design and User Manual and other related documents to facilitate Wuxing News Media’s management and operation of the advertising system.

Advertising Business Operation Cooperation. (i) Wuxing News Media shall be responsible for the operation and management of the advertising system, including but not limited to the production, transmission and updating of advertising content, collaboration with third parties for advertisements placement, and connection with third-party devices; (ii) Wuxing News Media has the right to choose a cloud server to install the advertising system and reset the back-end login account and password with Lianzhang Portal’s assistance. Once these tasks are completed, Lianzhang Portal will no longer be able and has no right to access the advertising system; (iii) Lianzhang Portal will not be involved in the operation or management of the advertising system. If Lianzhang Portal needs to place advertisements, it shall sign a separate advertisement placement agreement with Wuxing News Media, and Lianzhang Portal must submit the advertising materials to Wuxing News Media for content review before the placement. Wuxing News Media is responsible for placing advertisements; and (iv) If Wuxing News Media cooperates with a third party and needs to connect the advertising system software with third-party hardware, Lianzhang Portal may provide technical support and charge a discounted service fee.

Lianzhang Portal agreed to pay Wuxing News Media RMB400,000 (approximately $56,339) for services provided by Wuxing News Media in 2024. Lianzhang Portal and Wuxing News Media will negotiate next year’s pricing based on the number of advertisements actually placed this year.

Local Life

In the Company’s Local Life vertical, we provide a vibrant connection between local businesses and consumers through online promotions and transactions. Relying on our advanced technological capabilities, we enable a diverse range of merchants—restaurants, hotels, tourist companies, retail stores, cinemas, and other businesses—to offer group deals, discounts, and coupons to consumers on social media platforms as well as our Smart Community’s intelligent access control and safety management system.

We work with certain WeChat mini programs to post the coupons and group deals on these applications. Users can easily browse through a plethora of options, finding discounted products and services that suit their needs. Through these placed deals, merchants can access a wide audience and potential repeat customers cost-effectively, while consumers can enjoy a convenient shopping experience with attractive deals for dining, transportation, travel, shopping and entertainment.

In addition, the Company’s Local Life services involve placing merchant discount coupons and group deals within various formats such as in short videos, live streaming and mini programs of other social media platforms like Douyin, as well as publishing advertorial on our WeChat public accounts “Eat, Drink, Play and Enjoy Fuzhou” (吃喝玩乐福州) and “Explore the Tastes of Xiamen” (寻味大厦门).

In the Local Life vertical, for the years ended December 31, 2022 and 2023, our revenues mainly consisted of commission fees earned based on the value of purchases made through the coupon links placed by us, the number of times consumers click on these links, or other performance metrics.

Since early 2023, we have started to execute the strategy of deepening engagement with merchants and manufacturers within our Local Life space through facilitating retail sales of diversified goods and services, including beverages, groceries and travel packages. As the initial step, in the first half of 2023, we began selling homestays to local and national travel agencies and companies, and wines, liquors, fruits, vegetables and other groceries to retailers with diverse sales channels. We procure these services and goods from reliable upstream suppliers and aim to develop long-term supply chain partnerships with them. We have engaged in exhibitions, training and other events and participated in activities organized by trade associations to acquire customers and expand networks for this Local Life – Retail Sales business. Additionally, some of the customers are obtained through referrals and advertising on our access control screens. Our next step is to broaden our Local Life - Retail Sales’ customer base to include direct consumers and residents. We envision that our Local Life vertical will offer tailored products and services to a wide range of age groups, including (i) individuals under 30 with a penchant for local experiences; (ii) those aged 30~60 seeking household products and groceries; (iii) the 60~80 demographic interested in travel packages; and (iv) seniors over 80 looking for home health and elderly care services. We expect to further penetrate this market in 2024 and beyond by fostering a Local Life platform that bridges merchants and manufacturers with consumers efficiently. This platform will not only offer access to high-quality, competitively priced goods and services but will also integrate our robust advertising capabilities to enhance visibility for our partner merchants and manufacturers. We plan to utilize advanced technology to refine our marketing strategies, ensuring a personalized and effective reach to various customer segments.

Xiamen Infinity has entered into a Platform Service Agreement with Henduoka, pursuant to which Henduoka utilizes Quanxiang WeChat Mini Program, Douyin and other social media platforms to help list and publish the products and services of merchant customers, collect payments and provide other technical services for Xiamen Infinity. The Platform Service Agreement has a term from December 1, 2022 to November 30, 2025 which will terminate automatically on the expiration date, November 30, 2025, unless the rights and obligations of the parties are not fully performed by such date. The parties may negotiate the renewal of the agreement within one month before the expiration date. For services provided, Xiamen Infinity shall pay Henduoka a platform service fee equal to 1.5% of verified gross merchandise value (GMV) of products sold, settled on a monthly basis. The foregoing summary of the terms of the Platform Service Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the agreement, the English translation of which is filed as Exhibit 10.4 to this registration statement of which this prospectus is a part. See also “Risk Factors—Risks Related to Our Business and Industry—We have engaged in transactions with related parties, and terms obtained or consideration that we paid in connection with these transactions may not be comparable to terms available or the amounts that would be paid in arm’s length transactions.”

A Summary of Cooperation Models with Advertising Media Platforms

The cooperation models between the Company and advertising media platforms are as follows:

Cooperation Model	Specific Cooperation Mechanism
Advertising using smart community access control monitors	Upon receiving a client’s request for advertising placement, the Company publishes the advertisement through Huzhou Wuxing News Media Co., Ltd. See “—Cooperation with PRC State-Owned Enterprise” below.
Advertisements placed through SaaS software platforms

Upon receiving a client’s request for advertising placement, the Company publishes the advertisement through the SaaS software platform provider Henduoka.

Pursuant to the Platform Service Agreement between the Company and Henduoka, Henduoka provides SaaS software for the Company’s intelligent access control and safety management system. Additionally, the Company can also place online digital advertisements through the SAAS software. Upon receiving a client’s placement request, the Company will notify Henduoka of the placement request, and Henduoka then completes the advertisement placements through its SaaS software per the Company’s instructions.

Outdoor advertising through display partners, i.e. subcontractors

Upon receiving a client’s request for advertising placement, the Company places the advertisement through display partners.

The Company has entered into cooperation agreements and/or advertisement placement agreements withdisplay partners. See “—Customers” below. Upon receiving a client’s advertising request, the Company will place a order with the partner detailing the required content, format, location, duration, price, etc., of the placement. The partner then publishes the advertisement according to the order on its displays.

Our Revenue Model

Currently, our primary source of revenue derives from advertising and other promotional activities, and as such, our revenue model revolves around the Out-of-Home Advertising and Local Life verticals. Revenues from various other sources, including from the Smart Community vertical, are classified under a third catch-all category titled “Other Revenues”. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Components of Our Results of Operations—Revenues.”

Among the “Other Revenues,” the following are the main types of offerings and services constituting this third category.

Advertising Design and Production. Our team assists clients in designing and producing promotional materials, such as images, posts, headlines, and videos. For advertising production projects, we handle all stages from establishing filming schedules and planning content, to shooting and editing video content.

Smart Community. Smart Community serves as a core offering and investment area of the Company but has not been a significant source of revenue. Revenues from Smart Community offerings primarily include (i) product sales of access control devices, (ii) service fees for providing the SaaS software or the entire access control system, and (iii) payments from property management for posting announcements, residents’ submitting repair requests, suggestions and reports, collecting home owners association fees and other functions.

Our Competitive Strengths

As of the date of this prospectus, we distinguish ourselves through the following competitive strengths:

Strong branding effect

Building on existing communities, we continue to expand our network of access control screens by seizing opportunities in the urban renewal market. By collaborating with property managers and developers, we are solidifying our position in this segmented field.

Robust Research and Development capabilities

We have a dedicated research and development team responsible for constructing and maintaining our devices and hardware system, as well as developing new products and features. This team, with extensive experience in discerning IoT smart technology requirements, spearheading product innovation and carrying out technical implementation, ensures ongoing solutions to challenges and consistent upgrades to our technology infrastructure.

Experienced leadership team

The founders of our team have successful entrepreneurial experiences. The founder and Chairman, Andong Zhang, is an expert in intelligent construction designated by the Ministry of Housing and Urban-Rural Development and a distinguished entrepreneur in China. Mr. Zhang is responsible for overall company strategy, positioning, and operational management. Prior to founding the Company, Mr. Zhang founded Qiushi, our hardware supplier and a company engaged in manufacturing monitors and other IoT products. As a model company in the IoT industry, Qiushi received multiple site-visits from industrial associations and governmental officials. With years of deep involvement in intelligent digital technology, products and services, Mr. Zhang has amassed a wealth of industry resources and developed strategic acumen. Since our establishment in 2014, we have broadened our offerings beyond access control systems and related advertising to provide comprehensive advertising packages to clients. This strategic diversification leverages our robust technological capabilities and our strategic alliances with partner outdoor advertising providers to deliver superior value to our clients.

Mature business model

The Company’s three business verticals—Smart Community, Out-of-Home Advertising and Local Life—possess a potent synergy. The growth in one vertical can drive improvements in others. Our Smart Community provides crucial access points. These resources benefit our Out-of-Home Advertising by offering an invaluable advertising platform, At the same time, our Local Life services leverage Smart Community’s access points and network to amplify reach and enhance effectiveness. As the number of access control screens increases in Smart Community, the sales volume and bargaining power of our Out-of-Home Advertising grow. Our Local Life vertical complements our Out-of-Home Advertising by providing social media advertising and promotional services. By capitalizing on our operational and technological capabilities, the Company has connected these three sectors within the community landscape, creating a flywheel effect where 1+1+1 > 3 and achieving a more resilient business model.

Integration of solutions from various suppliers

The Company aggregates and empowers other outdoor advertising platforms, such as screens in public transportation, building elevators and hotel rooms, as well as advertising opportunities in offline events and activities. We provide customers with integrated multi-channel marketing solutions and precise programmatic delivery. Based on specific customer needs, we can offer tailored advertising planning and broadcasting solutions, using a mix of multi-scene out-of-home advertising, poster displays in events and social media marketing. Through strategic collaborations with other advertising providers and resource owners, we deliver comprehensive and effective advertising services to our clients, helping them achieve maximum brand promotion and product success, truly integrating brand visibility and effectiveness.

Favorable marketing ecosystem

Our meticulously planned and executed marketing efforts have forged a robust alliance within the out-of-home advertising industry that pools customer bases. In addition, by employing a model that combines our in-house marketing team with third-party city partners, we continually expand into new strategic cities, enabling us to maintain a solid position in the Smart Community field while simultaneously expanding our advertising platform.

Our Growth Strategies

We plan to pursue the following strategies to grow our business:

Solidify our industry position.

We intend to continue expanding our marketing efforts to increase awareness of our offerings and brand, aiming to attract new buyers of our intelligent access control and safety management systems and recruit additional city partners. We plan to conduct further regional expansions in 2024, in order to strategically enhance our geographic coverage. In addition, we are committed to the continual development and innovation of our content, service offerings, hardware and software development and integration capabilities, which forms our core competitiveness in penetrating existing and new markets.

Enhance our ability to attract, incentivize and retain merchant customers.

We aim to further enhance our offerings to attract and retain merchant customers. Leveraging our technological capabilities and network of access control screens, our Local Life vertical bridges residents’ needs for convenient selection and purchase of reliable and competitively priced products and services and merchants’ demands for effective product and service promotion. Recognizing the vast sales potential in the residential community landscape, we plan to deepen our engagement with merchants and manufacturers within our Local Life space. We intend to enable them to offer home delivery services for household supplies and food, coordinate flight and train tickets, hotel accommodation and admission tickets for residents, and present top deals from leading e-commerce platforms. We have started to execute this strategy since the beginning of 2023. We intend to utilize our integrated multi-channel advertising solutions to provide promotional services to merchants and manufacturers that focus on improving their sales performance. At the same time, we provide community households with easy access to high-quality and low-cost products and services, which attracts more communities to join our Smart Community platform, expanding both the audience scope and the marketing resources of the platform. To achieve this, we will continuously refine our business model.

Expand into overseas markets.

We plan to apply the Company’s model beyond China, targeting foreign markets. The overseas community access control markets show positive trends in technological innovation and demand for security and intelligence, despite regional differences. With the increasing need for safety and convenience, we project completion of our overseas market expansion within the next 3-5 years.

Marketing and Sales

The Company’s marketing and sales efforts have focused on (i) increasing the number of monitors, (ii) engaging and retaining merchant customers, and (iii) integrating its screens with those of other providers.

Installing Screens

As of December 31, 2023, the Company had installed approximately 73,817 monitors, covering more than 2.7 million households, 4,000 communities that include almost all first and second-tier cities in China. We utilize the following strategies in expanding our monitors’ geographical coverage: (i) direct sales of hardware and/or software, (ii) turnkey projects, (iii) partnerships with city partners, and (iv) participation in competitive bidding organized by property developers as a subcontractor. The approach of utilizing city partners takes advantage of local knowledge, a key element in achieving success in a new market. Local city partners are well-positioned to provide valuable insights into the city’s unique needs, demands, and opportunities. We incentivize city partners through revenue sharing arrangements and provide constant support and training including guidance on how to secure local advertising opportunities.

Recruiting Customers

Our Smart Community clients are attracted by our business model and success stories from other cities. Once on board, they play an active role in community resource development and management. Our Out-of-Home Advertising clients are usually specific to the cities we serve and are introduced through industry events, referrals from existing clients and alliances with other outdoor advertising agencies and media companies. At the same time, we join forces with these agencies and media companies to deliver comprehensive advertising solutions. With more than 4,000 communities we serve now, our Local Life vertical has increasingly focused on manufacturers. This shift aligns with residents’ needs for necessities and household supplies. We plan to directly engage high-quality suppliers and producers, aiming to facilitate large-scale sales.

Screen Integration

We have made efforts to partner with other advertising agencies and platforms. This enables us to share customer bases and deliver a comprehensive advertising solution to customers. Our ability to integrate advertising resources from multiple channels constitutes a key competitive advantage of our business. Through screen integration, our customers’ advertisements are displayed across a variety of scenes as part of our all-inclusive packages. We are continuously striving to establish partnerships with additional advertising platforms and providers to further enhance our advertising service packages. This intra-industry cooperation proves to be a cost-efficient strategy for increasing our brand awareness as well as the visibility, reach and effectiveness of the advertisements we manage.

Customers

Our customers base includes the following main categories: (i) advertising agencies and media companies, (ii) merchants, including both local and national businesses such as restaurants, hotels, tourist companies, retail stores and cinemas, and various product producers, (iii) property development and management companies, and (iv) retailers.

We employ a multi-faceted approach to acquiring our customers through our sales representatives, industry associations, existing clients and strategic partners. Some clients reach out to us, drawn by our strong reputation. In building relations with clients, we follow principles that emphasize jointly resource building, resource sharing, profit sharing and a dedication to growing user base via positive user experiences. For the years ended December 31, 2022 and 2023, the Company has a total of 247 and 255 customers, respectively, who entered into contracts with the Company to purchase the Company’s products and services.

We may rely on a small number of customers for a significant portion of our revenues. For the years ended December 31, 2022 and 2023, the customers who individually accounted for at least 10% of the Company’s revenues collectively made up 84.8%. For the year ended December 31, 2023, no individual customer accounted for 10% or more of the Company’s total revenues. The top three customers who accounted for 84.4% of the Company’s revenue in 2022 were Xie Lv (32%), East Entertainment (28%) and Baidu (25%). Our top three customers during the year ended December 31, 2023 were Jiangxi Ctrip Digital Media Technology Co., Ltd.  (“Jiangxi Xie Lv”) (9.2%), Shenzhen Qianhai Spark Society Data Media Co., Ltd. (“Spark Society”) (8.6%), and Beijing Baidu Netcom Science and Technology Co., Ltd (“Baidu”) (6.4%). As of the date of this prospectus, our top customers are located in Fujian province, Guangdong province, Jiangxi province and Beijing city.

Strategic Partnerships

Screen integration and intra-industry alliances constitute a key competitive strength of our business. Such alliances and resource-sharing practices are built on strategic cooperation framework agreements we have entered into with other advertising agencies and media companies such as Xie Lv and East Entertainment. For specific cooperation projects, we may enter into additional separate advertisement placement agreement that sets forth the project term, collaboration methods, price and payment. Under such advertisement placement agreements, we will be jointly liable for the services of the subcontractors, which comprise activities such as placing the client’s advertisements on the subcontractor’s screens. One of our top customers is Baidu, the leading Chinese search engine. We are a party to the Baidu Screen Integration Promotion and Cooperation Agreement, pursuant to which Baidu’s advertisers place advertisements on our monitors through real time bidding (RTB) and contractual modes. For a description of material terms of our agreements with Xie Lv, East Entertainment and Baidu, please see “—Major Customers” below.

Major Customers

Xie Lv, East Entertainment and Baidu were the Company’s top customers in 2022. In 2022, we entered into a Strategic Cooperation Framework Agreement with Xie Lv that does not contain an expiration date. Additionally, we signed Advertising Placement Agreements with East Entertainment in both 2022 and 2023, using a template that was largely identical. Similarly, we entered into the Baidu Screen Integration Promotion and Cooperation Agreement with Baidu in both 2022 and 2023, using the same form. Below is a summary of material terms of the agreements we have entered into with them. Such summary does not purport to be complete and is qualified in its entirety by reference to the text of such agreements or their forms, the English translation of which are filed as Exhibits 10.5, 10.6 and 10.7 to this registration statement of which this prospectus is a part.

Strategic Cooperation Framework Agreement with Xie Lv

Xie Lv is a Chinese company that provides multi-scenario marketing services with a focus on the hospitality scene. On June 5, 2022, the Company entered into a Strategic Cooperation Framework Agreement with Xie Lv, pursuant to which the Company and Xie Lv established a collaborative arrangement whereby both parties agreed to exchange advertising resources and mutually refer advertising placements to each other. This Strategic Cooperation Framework Agreement does not specify a fixed term, allowing for termination through mutual discussion. In the event of termination, both parties shall continue outstanding projects until their completion, unless both parties mutually decide to terminate such projects early. This agreement does not provide for any minimum purchase requirements.

Advertising Placement Agreement with East Entertainment

East Entertainment is an integrated entertainment media company in China with partnerships with brands, artists and social media influencers. The 2022 Advertising Placement Agreement with East Entertainment was effective from May 23, 2022, to December 26, 2022 (the “2022 EE Agreement”), and the 2023 Advertising Placement Agreement with East Entertainment was effective from February 15, 2023 to September 30, 2023 (the “2023 EE Agreement”). If there were outstanding obligations for either party as of the expiration date, the agreement should continue in effect until such obligations are fulfilled. The parties shall negotiate the renewal of the agreement one month before the expiration date.

Under the 2022 EE Agreement, East Entertainment agreed to purchase advertisement placements from the Company for a total price of RMB46 million. Under the 2023 EE Agreement, East Entertainment agreed to purchase advertisement placements from the Company for a total price of RMB30 million. The Company had the right to subcontract or reassign tasks but shall remain accountable for any actions taken by subcontractors. The Company was required to act as the chief planner and executor of the advertising placements on behalf of East Entertainment. The parties agreed to a monthly settlement schedule and East Entertainment shall make payments within three (3) months after placing the respective advertisement.

Under such agreements, East Entertainment was responsible for furnishing the advertisement content, and the Company had the right to review and approve. The advertisement content provided by East Entertainment must be true and legal and comply with applicable laws and regulations. East Entertainment shall have the authorization to publish such content. East Entertainment should provide all the pertinent documentation associated with the advertisements, such as business license, trademark registration certificate, production permit, food distribution permit, etc. Moreover, East Entertainment must ensure that the advertisement content does not infringe on any third-party rights. The Company should publish the advertisements in accordance with agreed-upon terms and monitor them after their publication. If there are any delays in the publication due to unforeseen circumstances from either side, both parties can mutually agree on an extension based on the agreement’s terms.

If the date and position of any advertisement were different from those stipulated in the agreement due to non-force majeure factors, East Entertainment shall compensate the Company and reschedule the publication accordingly.

In the event of any dispute arising from this agreement, the parties shall endeavor to resolve the dispute amicably through friendly negotiations. If negotiations fail to resolve the dispute, either party may bring the matter to the competent people’s court in the jurisdiction where the plaintiff is located. This agreement also provides for customary confidentiality provisions.

Additionally, the Company, through its subsidiary Lianzhang Media, has entered into a Strategic Collaboration Framework Agreement with East Entertainment, dated March 1, 2022. This framework agreement is identical in material aspects to the framework agreement we entered into with Xie Lv and does not contain an expiration date.

Baidu Screen Integration Promotion and Cooperation Agreement

The agreement with Baidu in 2022 provides that the collaboration period commenced on January 1, 2022 and ended on December 31, 2022. The agreement with Baidu in 2023 provides that the collaboration period commenced on January 1, 2023 and ended on December 31, 2023.

Collaboration approach and modes. The Company offers all offline screen advertising spaces to Baidu’s advertisers, encompassing current and future screens and slots unless Baidu specifies otherwise. Collaboration modes include (1) RTB Mode, which uses Baidu’s platform for real-time bidding to place advertisements on offline screens, billing via cost per mille (CPM); (2) Contract Mode, which offers fixed placements, billing via CPM, CPT, or other methods specified in supplementary agreements or Baidu’s platform backend; and (3) Other modes to be detailed later. To end collaboration, the Company must cease using Baidu’s systems; continued use signifies ongoing collaboration.

Baidu’s Rights and Obligations. Baidu oversees the operation and maintenance of technical codes related to the collaboration. Advertisers working with Baidu should provide promotional content, ensuring it complies with Chinese laws. If an advertiser breaches these laws, the Company can notify the advertiser and seek corrections, with damages claimable from the breaching advertiser. Baidu should deploy a dedicated team to guarantee smooth collaboration. Baidu will provide a transparent statistical system under the RTB Mode and have the authority to conduct anti-cheating checks based on their own data and statistics. While Baidu will not reveal all aspects of its anti-cheating mechanism to protect trade secrets, it should ensure fairness in its determinations, offering an appeal system for accused parties. Baidu can also monitor and assess the Company’s advertisement quality and quantity, issuing notices for underperformance. Baidu can adjust service prices and content, notifying the Company two weeks in advance in writing. If unsatisfied, the Company can terminate the agreement within two weeks of receiving such notices from Baidu. Baidu shall have the discretion to delegate some obligations to its affiliated enterprises.

Company’s Rights and Obligations. The Company shall maintain legal qualifications for its offline screens, ensuring its screens do not display content violating national laws or moral norms. The Company is accountable for ensuring the promotional traffic from its screens is legitimate, authentic, and consistent with the agreement’s objectives, and should offer Baidu proof of advertisements reaching targeted audience. Violations of this requirement constitute a fundamental breach, and Baidu has the right to reduce remuneration or even terminate the agreement. The Company must embed Baidu’s technical codes in their offline displays and shall assign a dedicated team to ensure smooth collaboration with Baidu. The Company shall not alter Baidu’s functionalities or content, nor misuse or share them with third parties. The Company should play a proactive role in promoting the collaboration and maximizing collaborative benefits. Technical glitches that arise during collaboration should be addressed by mutual discussion. The Company shall assure that all necessary administrative approvals are in place, all data transmitted to Baidu is legal, and when handling personal data, user consent has been explicitly obtained. The Company’s advertisement requests, offline screens and advertisement placements should be genuine, legal and valid. Under the Contract Mode, Baidu expects a comprehensive written report within three (3) days after the performance of each contract, and can request further evidence up to 90 days following the termination of such contract.

Revenue Distribution. Both parties shall settle revenue generated from displayed or clicked-on promotional content in accordance with Baidu’s guidelines. Each party bears its own expenses, such as development costs. Revenue from the API collaboration is settled based on factors like placement quality, traffic nature, value to Baidu, collaboration form and length, by reference to Baidu’s backend data. The Company shall either accept Baidu’s settlement policy or terminate the agreement, and the Company is responsible for taxes on such revenue. The settlement price/ratio is chosen based on the billing mode, with the opportunity to discuss adjustments between Baidu and the Company semi-annually or quarterly. Adjustments will be finalized through supplementary agreements established via email. For monthly settlements, the Company must upload placement information to Baidu’s platform timely. Baidu’s settlements are made before the 1st of each calendar month, based on agreed-upon standards for the previous month. If the Company has issues with the settlement, it must communicate in writing to Baidu within three (3) days after receiving Baidu’s data. Absent objections, the Company must send an invoice within the first five (5) working days of each month, and Baidu shall pay the invoice by the 30th of the month. Without clear evidence from an accredited institution proving errors, Baidu’s data shall be used.

Dispute and Early Termination. In the event of a dispute arising out of the agreement, both parties shall first seek resolutions via amicable negotiations. If negotiations fail, the dispute shall be submitted to the People’s Court of Haidian District, Beijing. The agreement can be terminated by either party upon fifteen (15) days’ written notice under any of the following circumstances: (i) if the other party is subject to liquidation, dissolution or bankruptcy, (ii) if the other party’s overdue debts amount to 50% of its net assets, or its bankruptcy proceeding has continued for three months, and (iii) if the Company adjusts its screens for its overall product plan, which makes it unable to continue to perform the agreement, the Company shall notify Baidu in writing ten (10) working days in advance of terminating the agreement, and the agreement will terminate after confirmation by Baidu. An early termination will not affect outstanding settlements, prior payment obligations, or other rights and obligations occurring before termination, unless otherwise specified in the agreement.

The agreement also contains customary representations, warranties and confidentiality provisions.

Suppliers

We do not manufacture but instead procure our access control hardware such as monitors, smart speakers, intercom handsets and access control card dispensers from an affiliated manufacturer, Xiamen Qiushi Intelligent Network Equipment Co., Ltd, a company of the Qiushi Group founded and controlled by our Chairman, Mr. Andong Zhang. We believe the terms under which we purchase hardware from Qiushi are comparable to what we would have obtained through third-party suppliers. Despite the fact that Qiushi is currently our sole supplier of hardware, we believe that, if needed, additional or alternative suppliers would be available, and we own all the core software technologies related to such hardware.

We have engaged Henduoka, a related party, to provide the SaaS software infrastructure of the intelligent access control and safety management system, pursuant to that certain Business Cooperation Agreement. Material terms of the Business Cooperation Agreement include, without limitation, as follows:

●	Term. January 1, 2023 to December 31, 2025. The agreement will automatically terminate on the expiration date, December 31, 2025, provided that if the rights and obligations of the parties are not fully performed by such date, the agreement shall be extended until both parties have fully performed such rights and obligations. The parties may negotiate the renewal of the agreement within one month before the expiration date.

●	Cooperation Matter. Lianzhang Portal engages Henduoka to provide SaaS software services and back-end management system for community properties that utilize Lianzhang Portal’s intelligent access control and safety management system. Henduoka shall ensure the provided services function properly and provide relevant operational guidance.

●	Fee. Lianzhang Portal shall pay a fee equal to the product of (i) the number of communities actively using the provided software, multiplied by (ii) RMB100, on a quarterly basis.

●	Dispute Resolution. The governing law is PRC laws. If negotiation fails to resolve, any disputes arising out of this agreement shall be heard and determined by the competent People’s Court in Siming District, Xiamen City.

The agreement also contains customary representations and warranties and other customary terms and conditions. This summary of the terms of the Business Cooperation Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the agreement, the English translation of which is filed as Exhibit 10.3 to this registration statement. See also “Risk Factors—Risks Related to Our Business and Industry—We have engaged in transactions with related parties, and terms obtained or consideration that we paid in connection with these transactions may not be comparable to terms available or the amounts that would be paid in arm’s length transactions.”

As our Local Life – Retail Sales business develops, we have sourced beverages, groceries and travel packages from various upstream suppliers. Currently, these suppliers primarily comprise large wholesalers, trading companies and manufacturers who have the capacity to provide a long-term, stable supply of goods and services. We have entered into minimum purchase amount contracts with several suppliers. We have fulfilled the minimum purchase obligations under the minimum purchase amount contracts for the fiscal year 2023 and expect to meet the minimum purchase requirements for the fiscal year 2024 before December 31, 2024. For more information on these minimum purchase obligations, please see “Note 14(c). Unconditional purchase obligations” to the consolidated financial statements included elsewhere in this prospectus.

Competition

The community building access control, out-of-home advertising and consumer service e-commerce sectors are rapidly evolving and competitive, with many potential competitors. As a result, we face competition from a range of competitors. We believe that, in the community building access control sector, our primary competitors include Shenzhen Ban Life Technology Co., Ltd., Guangzhou Heli Zhengtong Information Technology Co., Ltd., and Shenzhen Qinlin Technology Co., Ltd.; in the out-of-home advertising sector, our primary competitors include Focus Media and XinChao Media; and in the consumer service e-commerce market, our primary competitors include QianQian HuiShengHuo and LianLian Zhoubianyou.

We believe that we are strategically well-positioned in these sectors, and we compete with others favorably based on our advanced access control system, the synergy and efficiency across our Smart Community, Out-of-Home Advertising and Local Life verticals, our strong research and development capabilities, mature business model and experienced leadership team.

Intellectual Property

Intellectual property and proprietary rights are critical to the success of our business. We rely on a combination of patent, copyright, trademark, and trade secret laws in China, as well as license agreements, confidentiality procedures, non-disclosure agreements, and other contractual protections, to establish and protect our intellectual property and proprietary rights, including our proprietary technology, software, know-how, and brand.

We spend a significant amount of time and resources on research and development efforts. During the fiscal years ended December 31, 2022 and 2023, we spent RMB6.9 million and RMB5.5 million ($0.8 million) on research and development, respectively.

Copyrights.

As of the date of this prospectus, we have registered the following 55 software copyrights with the PRC National Copyright Administration. Copyright protection is granted in the PRC. Under the PRC Copyright Law and the Regulations on the Protection of Computer Software, the term of protection for copyrighted software of legal persons is 50 years and ends on December 31 of the 50th year from the software’s initial release.

Category	Registration Number (Initial Release Year)
Comprehensive Platform	● 2016SR268483 (2016)
Access Control Devices	● 2015SR066819 (2014) ● 2022SR1550431 (2022)*
Access Control App	● 2015SR068606 (2014) ● 2015SR108146 (2014) ● 2020SR0123158 (2019) ● 2022SR1550543 (2022)* ● 2022SR1550542 (2022)*
Indoor Unit	● 2020SR0123042 (2019) ● 2020SR0229048 (2019) ● 2022SR0396141 (2022)
Property Management Equipment	● 2020SR0122771 (2019) ● 2020SR0228850 (2019)

Neighborhood

●2020SR0123154 (2019)

● 2020SR0123302 (2019)

● 2020SR0123286 (2019)

● 2020SR0123146 (2019)

● 2020SR0123150 (2019)

● 2018SR923164 (2018)

● 2020SR0132877 (2019)

● 2020SR0132883 (2019)

● 2018SR923171 (2018)

● 2018SR923176 (2018)

O2O (Online to Offline)	● 2020SR0123298 (2019) ● 2020SR0123294 (2019) ● 2020SR0123030 (2019) ● 2020SR0132887 (2019) ● 2020SR0132891 (2019) ● 2017SR677213 (2017)
Smart Community	● 2020SR0123163 (2019) ● 2021SR1811945 (2021)*
Online Mall	● 2017SR087426 (2016) ● 2020SR0123290 (2019)
Advertising	● 2015SR068609 (2014) ● 2016SR220719 (2016) ● 2019SR0698155 (2018) ● 2020SR0132983 (2019) ● 2023SR0988844 (2023)* ● 2024SR0233767 (2023)
Repair and Maintenance Tools	● 2020SR0123114 (2019) ● 2020SR0123167 (2019) ● 2017SR676256 (2017) ● 2017SR677175 (2017) ● 2023SR0510595 (2023)*
Access Control Platform	● 2016SR107828 (2016) ● 2016SR124541 (2016) ● 2021SR0042407 (2020)
Facial Recognition	● 2019SR0698077 (2018)
Watermelon Lease	● 2021SR0024505 (2020) ● 2021SR0024586 (2020) ● 2021SR1811911 (2021) ● 2021SR1811944 (2021)
Panda Visitor	● 2021SR0024579 (2020) ● 2024SR0247004 (2023)
Door Open, Money In	● 2021SR1811920 (2021)

*	Initial release date information is not shown on the copyright certificate, so the software’s development completion date is used instead.

Patents

Patents in the PRC are principally protected under the Patent Law of the PRC. The duration of a patent right is 10 years, 15 years, or 20 years from the date of application, depending on the type of patent right. As of the date of this prospectus, the Company owns a total of 6 patents.

Title	Type	Filing Date	Status	Issue Date	Patent No.
Monitor (显示器)	Industrial Design Patent	November 13, 2014	Issued	May 6, 2015	ZL 2014 3 0445800.5
A wall-mounted structure for advertising machines (一种广告机壁挂结构)	Utility Patent	November 26, 2014	Issued	April 22, 2015	ZL 2014 2 0730245.5
A mechanism that enables mobile interconnectivity for visual intercom building advertising units (一种实现移动互联可视对讲楼宇广告单元机)	Utility Patent	February 11, 2015	Issued	July 8, 2015	ZL 2015 2 0097548.2
A card reader template compatible with multiple smart cards (一种兼容多智能卡的读卡模板)	Utility Patent	May 14, 2015	Issued	September 9, 2015	ZL 2015 2 0310231.2
Mechanism for an advertising unit machine (一种广告单元机机构)	Utility Patent	May 5, 2015	Issued	September 9, 2015	ZL 2015 2 0282712.7
A smart sticker card that serves as a mobile companion (一种手机伴侣智能贴卡)	Utility Patent	June 11, 2015	Issued	September 23, 2015	ZL 2015 2 0399999.1

Trademarks

The PRC Trademark Law has adopted a “first-to-file” principle with respect to trademark registration. Registered trademarks are protected under the Trademark Law of the PRC and related rules and regulations. Trademarks are registered with the Trademark Office of the State Administration for Industry and Commerce (SAIC). Where registration is sought for a trademark that is identical or similar to another trademark which has already been registered or given preliminary examination and approval for use in the same or similar category of commodities or services, the application for registration of such trademark may be rejected. Trademark registrations are effective for a renewable ten-year period, unless otherwise revoked. As of the date of this prospectus, the Company owns a total of 14 registered trademarks.

Trademark	Class	Application Date	Registration Number	Registration Date	Valid Until
	9	2015/9/8	17845027	2016-10-21	2026/10/20
	11	2015/9/8	17844633	2016-10-14	2026/10/13
	35	2015/9/8	17845187	2016-10-21	2026/10/20
	37	2015/9/8	17845387	2016-10-14	2026/10/13
	41	2015/9/8	17845352	2016-10-21	2026/10/20
	42	2015/9/8	17844940	2016-10-14	2026/10/13
	45	2015/9/8	17845545	2016-10-14	2026/10/13
	11	2015/9/16	17914992	2016-10-28	2026/10/27
	35	2015/9/16	17915065	2017-12-28	2027/12/27
	37	2015/9/16	17915227	2016-10-28	2026/10/27
	38	2015/9/16	17915324	2016-10-28	2026/10/27
	41	2015/9/17	17918133	2017-08-28	2027/8/27
	45	2015/9/17	17918291	2016-10-28	2026/10/27
	38	2020/07/10	47997415	2021-02-28	2031/02/27

Employees

As of December 31, 2021, 2022 and 2023, we employed 95, 196 and 151 full-time employees in various locations in PRC. The following table sets forth the number of employees by function as of December 31, 2023.

Department/Function	Employees
Management	4
Research and Development	44
Finance	8
Human Resource	7
Sales	36
Operations	24
Smart Community Account Development and Management Center	27
Legal	1
TOTALS	151

We enter into standard employment contracts under PRC laws with our full-time employees which contain standard confidentiality provisions. In addition to base salaries and benefits, we provide performance-based bonuses for our full-time employees and commission-based compensation for our sales and marketing force.

We go to great lengths to ensure that we have a healthy work environment, and we believe that we have excellent relationships with our employees. None of our employees are represented by a labor union or covered by a collective bargaining agreement.

Facilities

Our principal executive offices are located at Unit 311, Floor 3, No. 5999 Wuxing Avenue, Zhili Town, Wuxing District, Huzhou City, Zhejiang province, People’s Republic of China 313000.

Currently, our aggregate monthly rent is RMB55,990 (approximately $7,721). The table below summarizes the real property we lease.

Address	Leased/Owned	Term	Purpose
Unit 311, Floor 3, No. 5999 Wuxing Avenue, Zhili Town, Wuxing District, Huzhou City, Zhejiang province, People’s Republic of China 313000	Leased	July 1, 2023 – December 31, 2026	Office
Floor 8, No. 59-2, Wanghai Street, Siming District, Xiamen, Fujian, People’s Republic of China, 361008	Leased	January 1, 2024 – December 31, 2024	Office
Level 11-12, No. 1-B, Gongboyuan, Xinwu District, Wuxi, Jiangsu, People’s Republic of China, 214111	Leased	December 1, 2020 – December 31, 2025	Office

Other than the facilities listed above, we do not lease or own other real property. We believe that our current facilities are adequate and suitable for our current needs, and should it be needed, suitable additional or alternative space will be available to accommodate any expansion of our operations.

Seasonality

As the Company relies on advertising income for a large portion of its revenues, the financial results have demonstrated a seasonal pattern, with higher sales in the third and fourth quarters. The peak periods of business occur in September and October, coinciding with the Mid-Autumn Festival and National Day holidays in China, during which many sectors experience a surge in sales.

Businesses in industries such as food (with mooncakes, souvenirs, and other products being popular items during the Mid-Autumn Festival), tobacco and alcohol beverage (in high demand as gifts during holidays), dining, scenic spots (recognized as hot-selling seasons during “Golden September and Silver October”), automobiles (a peak season for car upgrading and replacements), home furnishing (favorable weather for decoration during September and October) and others, allocate significant portions of their advertising budgets to the third and fourth quarters to seize the opportunity for sales growth.

Insurance

As of the date of this prospectus, the Company’s PRC subsidiaries the Company’s PRC subsidiaries are paying adequate social insurance contributions for all of their employees, either through third-party human resource service companies or by themselves directly, but have not paid sufficient housing fund contributions. We estimate that the outstanding housing fund contributions amounted to approximately RMB73,937 (approximately $10,196) and RMB50,380(approximately $7,096) for the years ended December 31, 2022 and 2023, respectively. Pursuant to the Social Insurance Law of the People’s Republic of China, if an employer fails to make full and timely contributions to social insurance, the relevant enforcement agency shall order the employer to make all outstanding contributions within five days of such order and impose penalties equal to 0.05% of the total outstanding amount for each additional day such contributions are overdue. If the employer fails to make all outstanding contributions within five days of such order, the relevant enforcement agency may impose penalties equal to one to three times the amount overdue. As of the date of this prospectus, none of our PRC subsidiaries has received any employee complaint or any government audit request, or penalty orders for any non-compliance with PRC social insurance and housing fund regulations. See also “Risk Factors—Risks Related to Doing Business in China—Our failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject our PRC subsidiaries to penalties.”

We do not maintain any business interruption insurance, key-man life insurance, or other insurance.

Legal Proceedings

We may from time to time become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial costs and diversion of our resources, including our management’s time and attention. As of the date of this prospectus, we are not aware of any such legal proceedings or claims that in the opinion of our management will have a material adverse effect on our business, financial condition or operating results. Although the results of litigation and claims cannot be predicted with certainty, we believe that the final outcome of ordinary course matters will not have a material adverse effect on our business, operating results, financial condition or cash flows.

REGULATIONS

Currently, all of our business operations are conducted in China. This section sets forth a summary of the most significant rules and regulations that affect our business activities in China and our Cayman Islands holding company, LZ Technology’s duties under the Data Protection Act (as revised) of the Cayman Islands (the “DPA”), based on internationally accepted principles of data privacy.

Regulations Related to Foreign Investment

Investment activities in the PRC by foreign investors are principally governed by the Catalog of Industries for Encouraging Foreign Investment (the “Encouraging Catalog”) and the Special Management Measures (Negative List) for the Access of Foreign Investment (the “Negative List”), which were promulgated and are amended from time to time by the Ministry of Commerce (MOFCOM) and the National Development and Reform Commission (NDRC), and together with the Foreign Investment Law (the “FIL”), and their respective implementation rules and ancillary regulations. The Encouraging Catalog and the Negative List lay out the basic framework for foreign investment in the PRC, classifying businesses into three categories with regard to foreign investment: “encouraged,” “restricted” and “prohibited”. Industries not listed in the Catalog are generally deemed as falling into a fourth category “permitted” unless specifically restricted by other PRC laws.

On March 15, 2019, the National People’s Congress promulgated the FIL, which became effective on January 1, 2020 and replaced the major laws and regulations governing foreign investment in the PRC. Pursuant to the FIL, “foreign investments” refer to investment activities conducted by foreign investors directly or indirectly in the PRC, which include any of the following circumstances: (1) foreign investors setting up foreign-invested enterprises in the PRC solely or jointly with other investors, (2) foreign investors obtaining shares, equity interests, property portions or other similar rights and interests of enterprises within the PRC, (3) foreign investors investing in new projects in the PRC solely or jointly with other investors, and (4) investment of other methods as specified in laws, administrative regulations, or as stipulated by the State Council.

According to the FIL, foreign investment shall enjoy pre-entry national treatment, except for those foreign invested entities that operate in industries deemed to be either “restricted” or “prohibited” in the Negative List. The FIL provides that foreign invested entities operating in foreign “restricted” or “prohibited” industries will require entry clearance and other approvals. The FIL does not comment on the concept of “de facto control” or contractual arrangements with variable interest entities, however, it has a catch-all provision under definition of “foreign investment” to include investments made by foreign investors in the PRC through means stipulated by laws or administrative regulations or other methods prescribed by the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions to provide for contractual arrangements as a form of foreign investment.

On December 26, 2019, the State Council promulgated the Implementing Rules of FIL, which became effective on January 1, 2020. The Implementation Rules of FIL further clarified that the state encourages and promotes foreign investment, protects the lawful rights and interests of foreign investors, regulates foreign investment administration, continues to optimize foreign investment environment, and advances a higher-level opening.

On October 26, 2022, MOFCOM and the NDRC released the Encouraging Catalogue (2022 Version), which became effective on January 1, 2023, to replace the previous Encouraging Catalog. On December 27, 2021, MOFCOM and the NDRC released the Negative List (2021 Version), which became effective on January 1, 2022, to replace the previous Negative List. On March 12, 2022, the NDRC and MOFCOM promulgated the Market Access Negative List (2022 Version) (the “2022 Negative List”), which became effective on the same day.

On December 30, 2019, MOFCOM and the State Administration for Market Regulation (SAMR) jointly promulgated the Measures for Information Reporting on Foreign Investment, which became effective on January 1, 2020. Pursuant to the Measures for Information Reporting on Foreign Investment, where a foreign investor carries out investment activities in the PRC directly or indirectly, the foreign investor or the foreign-invested enterprise shall submit the investment information to the competent commerce department.

LZ Menhu, our WFOE, as a foreign invested entity, and LZ Technology Holdings Limited, Dongrun Technology Holdings Limited and LZ Digital Technology Group Limited, as foreign investors, are required to comply with the information reporting requirements under the Implementing Rules of FIL. As of the date of this prospectus, our PRC operating subsidiaries’ business operations are not subject to the restrictions or prohibitions in the 2022 Negative List, and therefore our PRC operating subsidiaries’ business operations are in a permitted industry for foreign investment.

Regulations Related to the Advertising Industry

Advertising Law

The Advertising Law of the PRC (the “Advertising Law”) was promulgated by the Standing Committee of the National People’s Congress (the “NPCSC”) on 27 October 1994, coming into effect on 1 February 1995, and was amended on 1 September 2015, 26 October 2018 and 29 April 2021. As defined in the Advertising Law, the term “advertisers” refers to any individuals, legal persons or other organizations that, directly or through certain agents, design, produce and publish advertisements for the purpose of promoting products or providing services. The term “advertising agents” refers to any individuals, legal persons or other organizations that are commissioned to provide advertising design, production or agency services. The term “advertising publishers” refers to any individuals, legal persons or other organizations that publish advertisements for the advertisers or for the advertising agents commissioned by the advertisers.

According to the Advertising Law, advertisements shall not contain any false or misleading information, and shall not deceive or mislead consumers. Advertising agents shall, in accordance with the law and administrative regulations, inspect and verify the relevant certification documents, and check the advertising contents. For any advertisement with inconsistent content or incomplete certification documents, advertising agents shall not provide design, production, or agent service. Where an advertising agent fails to provide the true name, address, and valid contact information of the advertiser(s), the consumers may require the advertising agent to make advance compensation. Where false advertisements for products or services relating to the life and health of consumers cause damage to the consumers, the advertising agents for such advertisements shall bear joint and several liabilities with the advertisers concerned. Where false advertisements for products or services other than that set out before cause damage to the consumers, in case that the advertising agents for such advertisements still design, produce, provide agency, or publish for the advertisements even though they know or should know the advertisements are false, they shall bear joint and several liabilities with the advertiser concerned. Where advertising agents know or should have known the content of the advertisements are false but still provide advertising design, production, or agent services in connection with the advertisements, they might be subject to penalties, including confiscation of revenue and fines, revocation of business licenses, or even criminal liabilities. Advertisements for medical treatment, pharmaceuticals, medical devices, agricultural pesticides, veterinary medicines and healthcare food, and other advertisements required to be reviewed by laws and administrative regulations shall be reviewed by the relevant authorities before they are published. No such advertisement shall be published without being reviewed.

Internet Advertising

According to the Advertising Law, the use of internet to publish or distribute advertisements shall not affect the normal use of the internet by users. Advertisements published on internet pages such as pop-up advertisements shall be indicated with conspicuous mark for close to ensure the close of such advertisements by one click.

According to the Interim Measures for the Administration of Internet Advertising, which was promulgated by the State Administration for Industry and Commerce on 4 July 2016 and became effective on 1 September 2016, internet advertisers, advertising agents, and/or advertisement publishers must enter into written contracts among them in conducting internet advertising activities. An internet advertising agent shall establish and improve an accepting registration, examination and file management system concerning internet advertising business; examine, verify and record the name, address, existing contact number of each advertiser and other information relating to the subject identity, establish registration files and verify and update them on a regular basis. Internet advertising agents shall verify related supporting documents, check the contents of the advertisement and be prohibited from designing, producing, providing agency services or publishing any advertisement with nonconforming contents or without all the necessary certification documents. Internet advertising agents shall be staffed with advertisement reviews that have acquaintance with advertisement regulations and, where conditions permit, set up a separate functional body for reviewing internet advertisements.

Outdoor Advertising

According to the Advertising Law, the exhibition and display of outdoor advertisements may not: (i) utilize traffic safety facilities and traffic signs; (ii) impede the use of public facilities, traffic safety facilities, traffic signs, fire extinguishing facilities or fire control signs; (iii) obstruct production or people’s living, or damage city appearance; and (iv) be placed in restricted areas near government offices, cultural landmarks or historical or scenic sites, or be placed in areas prohibited by local governments at the county level or above from having outdoor advertisements. Administrative measures for outdoor advertisements shall be prescribed by local regulations and rules of local governments.

Advertising Fees

According to the Advertising Law, advertising agents shall make public their standards and methods for charging fees.

According to the Provisions on Clearly Marking the Prices of Advertisement Services, which was promulgated by the NDRC and the State Administration for Industry and Commerce on 28 November 2005 and became effective on 1 January 2006, an advertisement business operator shall, when providing services to advertisers, publicize the prices of and fee charges for advertisement services and other relevant contents in accordance with the relevant laws and regulations. The prices of advertisement services shall be subject to market regulation, and shall be independently determined by the advertisement business operators on the basis of the costs of services and the supply and demand in the market. An advertisement business operator may, when clearly marking prices, publicize them in advance by way of media announcement, public notice column, public notice bulletin, price list, handbook of charge rates, internet inquiry, multi-media terminal inquiry, voice messaging, and other methods recognized by the general public, and shall publicize the corresponding inquiry methods or the telephone numbers for the enquiry of clients.

We provide Out-of-Home Advertising services through both online and offline channels. As of the date of this prospectus, we are not aware of any non-compliance with regulations related to advertising that may materially and adversely affect our business.

Regulations related to Information Security

The Decisions on Protection of Internet Security enacted by the SCNPC in 2000, as amended on August 27, 2009, provides that, among other things, the following activities conducted through the internet, if constituted a crime according to PRC laws, are subject to criminal punishment: (1) intrusion into a strategically significant computer or system; (2) intentionally inventing and disseminating destructive programs, such as computer viruses, to attack the computer system and the communications network, thereby damaging the computer system and the communications networks; (3) violating national regulations, suspending the computer networks or the communication services without authorization, causing the computer network or communication system to fail to operate normally; (4) leaking state secrets; (5) spreading false commercial information; or (6) infringing intellectual property rights through internet.

On November 7, 2016, the SCNPC promulgated the Cybersecurity Law of the PRC (the “Cybersecurity Law”), effective as of June 1, 2017, which applies to the construction, operation, maintenance and use of networks as well as the supervision and administration of cybersecurity in the PRC. According to the Cybersecurity Law, network operators are broadly defined as owners and administrators of networks and network service provider and subject to various security protection-related obligations, including but not limited to (1) complying with security protection obligations under graded system for cybersecurity protection requirements, which include formulating internal security management rules and operating instructions, appointing cybersecurity responsible personnel and their duties, adopting technical measures to prevent computer viruses, cyber-attack, cyber-intrusion and other activities endangering cybersecurity, adopting technical measures to monitor and record network operation status and cybersecurity incidents; (2) formulating a emergency plan and promptly responding to and handling security risks, initiating the emergency plans, taking appropriate remedial measures and reporting to regulatory authorities in the event comprising cybersecurity threats; and (3) providing technical assistance and support to public security and national security authorities for protection of national security and criminal investigations in accordance with the law.

On June 10, 2021, the SCNPC promulgated the Data Security Law of PRC (the “Data Security Law”), which became effective on September 1, 2021. The Data Security Law mainly sets forth specific provisions regarding establishing basic systems for data security management, including hierarchical data classification management system, risk assessment system, monitoring and early warning system, and emergency disposal system. In addition, it clarifies the data security protection obligations of organizations and individuals carrying out data activities and implementing data security protection responsibility.

On December 28, 2021, the CAC and other twelve PRC regulatory authorities jointly revised and promulgated the Measures for Cybersecurity Review (the “Cybersecurity Review Measures”), which became effective on February 15, 2022. The Cybersecurity Review Measures provides that, among others, (1) critical information infrastructure operators that purchase cyber products and services, or network platform operators that engage in data processing activities, if their activities affect or may affect national security, shall be subject to the cybersecurity review by the Cybersecurity Review Office, the office responsible for the implementation of cybersecurity review under the CAC; and (2) network platform operators with personal information data of more than one million users that seek listing in a foreign country are obliged to apply for a cybersecurity review by the Cybersecurity Review Office.

Thus, if any of our PRC subsidiaries (i) possesses personal information of more than one million users; (ii) is identified as a critical information infrastructure operator; or (iii) is requested by the cyberspace administration and other data protection authorities at state or local level to perform a cybersecurity review, we shall be subject to such cybersecurity reviews.

We do not collect or retain sensitive and confidential information but rely on an external vendor to provide our Smart Community’s software infrastructure. As of the date of this prospectus, none of our PRC subsidiaries (i) possesses personal information of more than one million users; (ii) is identified as a critical information infrastructure operator; or (iii) is requested by the cyberspace administration and other data protection authorities at state or local level to perform a cybersecurity review. Therefore, we are not required to apply for a cybersecurity review. We believe that we are compliant with the regulations or policies that have been issued by the CAC to date. However, there remains uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and data security. If applicable laws, regulations, or interpretations change, we are required to perform a cybersecurity review in the future, and we fail to obtain clearance from such review on a timely basis, we may be subject to governmental investigations, fines, penalties, orders to suspend operations and rectify any non-compliance, or prohibitions from conducting certain business or any financing. See “Risk Factors—Risks Related to Doing Business in China—The development of the PRC legal system and changes in the interpretation and enforcement of PRC laws, regulations and policies in China could adversely affect us.”

Regulations Related to Intellectual Property Rights

Patent

The Patent Law of the PRC promulgated by the Standing Committee of the NPC on March 12, 1984, and was further amended in September 4, 1992, August 25, 2000, December 27, 2008 and last amended in October 17, 2020. On December 11, 2023, the State Council promulgated the Implementation Rules for the Patent Law of the PRC, which became effective on January 20, 2024. According to the Patent Law of the PRC and its implementing regulations, the State Intellectual Property Office of the PRC is primarily responsible for administering patents in the PRC. The patent administration departments of provincial or autonomous regions or municipal governments are responsible for administering patents within their respective jurisdictions. The Patent Law of the PRC and its implementation rules provide for three types of patents, “invention,” “utility model” and “design.” Invention patents are valid for twenty years, while design patents are valid for fifteen years and utility model patents for ten years, from the date of application. The Chinese patent system adopts a “first come, first file” principle, which means that where more than one person files a patent application for the same invention, a patent will be granted to the person who files the application first. To be patentable, invention or utility models must meet three criteria: novelty, inventiveness, and practicability. A third-party player must obtain consent or a proper license from the patent owner to use the patent. Otherwise, the use constitutes an infringement of the patent rights.

On October 17, 2020, the Standing Committee of the NPC adopted the amendment to the Patent Law of the PRC (the “New Patent Law”). The New Patent Law became effective on June 1, 2021, according to which the invention patents are valid for twenty years, while utility model patents and design patents are valid for ten years and fifteen years respectively, from the date of application.

Copyright

The Standing Committee of the NPC adopted the Copyright Law of the PRC in 1990 and amended it in 2001 and 2010, respectively. The amended Copyright Law extends copyright protection to Internet activities, products disseminated over the Internet and software products. On November 11, 2020, the Standing Committee of the NPC adopted the amendment to the Copyright Law of the PRC (the “New Copyright Law”). The New Copyright Law became effective on June 1, 2021. Regulations of the PRC for the Implementation of Copyright Law was promulgated by the State Council on August 2, 2002 and amended on January 30, 2013. Pursuant to the Copyright Law and its implementation rules, creators of protected works enjoy personal and property rights, including, among others, the right of disseminating the works through information networks.

In order to further protect the computer software, the Computer Software Protection Regulations promulgated by the State Council on June 4, 1991 and last amended on January 30, 2013, which became effective on March 1, 2013, provides that the software copyright holder is entitled to the right of publication, acknowledgement, alteration, reproduction, distribution, leasing, dissemination through information networks, translation, etc. In addition, the State Copyright Bureau issued the Computer Software Copyright Registration Procedures on February 20, 2002, which applies to the registration of software copyright and to the registration of exclusive software copyright licensing contracts and transfer contracts.

Trademark

Trademarks are protected by the Trademark Law of the PRC (the “Trademark Law”) promulgated by the SCNPC on August 23, 1982, taking effect on March 1, 1983 and respectively amended on February 22, 1993, October 27, 2001, August 30, 2013 and April 23, 2019, and the Regulation for the Implementation of Trademark Law of the PRC, which was promulgated by the State Council on August 3, 2002, amended on April 29, 2014, and went into effect on May 1, 2014. The trademark office under the SAMR handles trademark registration and grants registered trademarks for a validity period of 10 years. Trademarks may be renewable every ten years where a registered trademark needs to be used after the expiration of its validity period. Trademark registrants may license, authorize others to use their registered trademark by signing up a trademark license contract. For trademarks, the Trademark Law adopts the principle of “prior application” with respect to trademark registration. Where a trademark under registration application is identical with or similar to another trademark that has, in respect of the same or similar commodities or services, been registered or, after preliminary examination and approval, this application for such trademark registration may be rejected. Anyone applying for trademark registration shall not prejudice the existing right first obtained by anyone else, or forestall others by improper means in registering a trademark which others have already begun to use and enjoyed certain degree of influence.

Domain Name

Domain names are protected under the Administrative Measures on Internet Domain Names promulgated by the MIIT on August 24, 2017 and effective as of November 1, 2017. Domain name registrations are handled through domain name service agencies established under the relevant regulations, and applicants become domain name holders upon successful registration.

On November 27, 2017, the MIIT promulgated the Notice on Regulating the Use of Domain Names in Providing Internet-based Information Services, which became effective on January 1, 2018. Pursuant to the notice, the domain name used by an Internet-based information service provider in providing Internet-based information services must be registered and owned by such provider in accordance with the law. If the Internet-based information service provider is an entity, the domain name registrant must be the entity (or any of the entity’s shareholders), or the entity’s principal or senior executive.

Our PRC operating subsidiaries own a total of 55 software copyrights, 6 patents, 14 registered trademarks and 2 domain names. As of the date of this prospectus, we are not aware of any intellectual property infringement claims that may materially and adversely affect our business.

Regulations Related to Lease on Real Property

According to the Civil Code, the lease agreement shall be in writing if its term is over six months, and the term of any lease agreement shall not exceed 20 years. During the lease term, any change of ownership to the leased property does not affect the validity of the lease contract. The tenant may sub-let the leased property if it is agreed by the landlord and the lease agreement between the landlord and the tenant is still valid and binding. When the landlord is to sell a leased housing under a lease agreement, it shall give the tenant a reasonable advance notice before the sale, and the tenant has the priority to buy such leased housing on equal conditions. The tenant must pay rent on time in accordance with the lease contract. In the event of default of rental payment without reasonable cause, the landlord may ask the tenant to pay within a reasonable period of time, failing which the landlord may terminate the lease. The landlord has the right to terminate the lease agreement if the tenant sub-lets the property without consent from the landlord, or causes loss to the leased properties resulting from its using the property not in compliance with the usage as stipulated in the lease agreement, or defaults in rental payment after the reasonable period as required by the landlord, or other circumstances occurs allowing the landlord to terminate the lease agreement under relevant PRC laws and regulations, or otherwise, if the landlord wishes to terminate the lease before its expiry date, prior consent shall be obtained from the tenants.

On December 1, 2010, Ministry of Housing and Urban-Rural Development promulgated the Administrative Measures for Leasing of Commodity Housing, which became effective on February 1, 2011. According to such measures, the landlords and tenants are required to enter into a lease contract which should generally contain specified provisions, and the lease contract should be registered with the relevant construction or property authorities at municipal or county level within 30 days after its conclusion. If the lease contract is extended or terminated or if there is any change to the registered items, the landlord and the tenant are required to effect alteration registration, extension of registration or deregistration with the relevant construction or property authorities within 30 days after the occurrence of the extension, termination or alteration.

All of our facilities are rented pursuant to lease agreements. As of the date of this prospectus, we are not aware of any non-compliance with regulations related to lease on real property that may materially and adversely affect our business.

Regulations Related to Foreign Exchange and Dividend Distribution

Foreign Currency Exchange

Pursuant to the Foreign Exchange Administration Regulations, as amended on August 5, 2008, Renminbi is freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not for capital account items, such as direct investments, loans, repatriation of investments and investments in securities outside of China, unless prior approval is obtained from the State Administration of Foreign Exchange (SAFE), and prior registration with SAFE is made.

SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign Invested Enterprises, or the SAFE Circular 19, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises. SAFE further promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or the SAFE Circular 16, as effective on June 9, 2016, which, among other things, amended certain provisions of SAFE Circular 19. According to SAFE Circular 19 and SAFE Circular 16, the flow and use of the Renminbi capital converted from foreign currency denominated registered capital of a foreign investment company is regulated such that Renminbi capital may not be used for business beyond its business scope or to provide loans to persons other than affiliates unless otherwise permitted under its business scope. Violations of SAFE Circular 19 or SAFE Circular 16 could result in administrative penalties.

Since 2012, SAFE has promulgated several circulars to substantially amend and simplify the current foreign exchange procedures. Pursuant to these circulars, the opening of foreign exchange accounts with various special purpose, the reinvestment with RMB proceeds by foreign investors in the PRC and remittance of profits and dividends in foreign currency foreign investment to its foreign shareholders are no longer subject to the approval or verification of SAFE. In addition, domestic companies are allowed to provide cross-border loans not only to their offshore subsidiaries, but also to their offshore parents and affiliates. SAFE also promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents in May 2013, as amended in October 2018, which specifies that the administration by SAFE or its local branches over foreign investors’ direct investment in the PRC shall be conducted by way of registration, and banks shall process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches. In February 2015, SAFE promulgated the Notice on Further Simplifying and Improving the Foreign Exchange Management Policies for Direct Investment, or the SAFE Circular 13, which became effect on June 1, 2015. SAFE Circular 13 delegates the power to enforce the foreign exchange registration in connection with inbound and outbound direct investments under relevant SAFE rules from local branches of SAFE to banks, thereby further simplifying the foreign exchange registration procedures for inbound and outbound direct investments. On January 26, 2017, SAFE issued the Circular on Further Advancing Foreign Exchange Administration Reform to Enhance Authenticity and Compliance Reviews, which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall keep the income into the account for previous years’ losses before remitting the profits.

Foreign Exchange Registration of Overseas Investment by PRC Resident

In 2014, SAFE issued the SAFE Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or the SAFE Circular 37. SAFE Circular 37 regulates foreign exchange matters in relation to offshore investments and financing or round-trip investments of residents or entities by way of special purpose vehicles in China. Under SAFE Circular 37, a “special purpose vehicle” refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investments, using legitimate onshore or offshore assets or interests, while “round trip investment” refers to direct investments in China by PRC residents or entities through special purpose vehicles, namely, establishing foreign investment enterprises to obtain ownership, control rights and management rights. SAFE Circular 37 provides that, before making a contribution into a special purpose vehicle, PRC residents or entities are required to complete foreign exchange registration with SAFE or its local branch, and in the event the change of basic information such as the individual shareholder, name, operation term, etc., or if there is a capital increase, decrease, equity transfer or swap, merge, spin-off or other amendment of the material items, the PRC residents or entities shall complete the change of foreign exchange registration formality for offshore investments.

In 2015, SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment. This notice has amended SAFE Circular 37 by requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branches in connection in relation to their establishment or control of an offshore entities for the purpose of overseas investment or financing. PRC residents or entities who had contributed legitimate onshore or offshore interests or assets to special purpose vehicles but had not registered as required before the implementation of the SAFE Circular 37 must register their ownership interests or control in the special purpose vehicles with qualified banks. Amendments to the registration are required if there is any material change with respect to the registered special purpose vehicle, such as any change of basic information (including change of the PRC residents, name and operation term), increases or decreases in the investment amount, transfers or exchanges of shares, or mergers or divisions. Failure to comply with the registration procedures as set forth in SAFE Circular 37 and the subsequent notice, or making misrepresentations or failure to disclose the control of the foreign investment enterprise which is established through round-trip investments, may result in restrictions being imposed on the foreign exchange activities of the relevant foreign investment enterprise, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations.

Dividend Distribution

The principal regulations governing distribution of dividends of foreign-invested enterprises include the PRC Company Law, the PRC foreign Investment Law, and the Implementation Rules of the Foreign Investment Law. Under these laws and regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with China accounting standards and regulations. In addition, a PRC company, including a foreign-invested enterprise in China, is required to allocate at least 10% of its accumulated profits each year, if any, to fund certain reserve funds until these reserves have reached 50% of the registered capital of the enterprise. A PRC company may, at its discretion, allocate a portion of its after-tax profits based on China accounting standards to staff welfare and bonus funds. These reserves are not distributable as cash dividends.

As of the date of this prospectus, we are not aware of any non-compliance with regulations related to foreign exchange and dividend distribution that may materially and adversely affect our business.

Regulations Related to Labor

Labor Law and Labor Contracts Law

According to the Labor Law of the PRC promulgated on July 5, 1994, and amended on August 27, 2009 and December 29, 2018, enterprises shall establish and improve their system of work place safety and sanitation, strictly abide by state rules and standards on work place safety, and conduct employees training on labor safety and sanitation in the PRC. Labor safety and sanitation facilities shall comply with statutory standards. Enterprises and institutions shall provide employees with a safe workplace and sanitation conditions which are in compliance with relevant laws and regulations of labor protection.

The Labor Contract Law of the PRC promulgated on June 29, 2007 and amended on December 28, 2012, and the Implementation Rules of the Labor Contract Law of the PRC promulgated on September 18, 2008 set out specific provisions in relation to the execution, the terms and the termination of a labor contract and the rights and obligations of the employees and employers, respectively. At the time of hiring, the employers shall truthfully inform the employees the scope of work, working conditions, working place, occupational hazards, work safety, salary and other matters which the employees request to be informed about.

Social Insurance and Housing Fund

Employers in the PRC are required to contribute, for and on behalf of their employees, to a number of social insurance funds, including funds for pension, unemployment insurance, medical insurance, work-related injury insurance, maternity insurance and housing fund. These payments are made to local administrative authorities and employers who fail to contribute may be fined and be ordered to make up for the outstanding contributions. The various laws and regulations that govern the employers’ obligations to contribute to the social insurance funds include the Social Insurance Law of the PRC, which was promulgated by the SCNPC on October 28, 2010 and amended on December 29, 2018, the Interim Regulations on the Collection and Payment of Social Insurance Premiums, which was promulgated by the State Council on January 22, 1999 and amended on March 24, 2019, the Regulations on Work-related Injury Insurance, which was promulgated by the State Council on April 27, 2003 and amended on December 20, 2010, and the Regulations on Management of the Housing Fund, which was promulgated and became effective on April 3, 1999 and was amended on March 24, 2002 and on March 24, 2019.

According to the Notice Concerning the Safe and Orderly Collection and Administration of Social Insurance Premiums issued by the General Office of the State Administration of Taxation on September 13, 2018, the tax authorities will collect all social insurance premiums uniformly from January 1, 2019. Before the completion of the reform of the social insurance collection agency, the relevant local authorities shall continuously optimize the payment service and ensure the continuous improvement of the business environment, and shall not organize and carry out the previous year’s arrears check without permission.

As of the date of this prospectus, we are not aware of any labor disputes or other conflicts with the employees of the PRC operating subsidiaries, and no actions or investigations are currently or have been brought up by any PRC governmental agency against any of the PRC operating subsidiaries regarding labor or employment matters.

Regulations Related to Tax

Enterprise income tax

The Law of the PRC on Enterprise Income Tax and The Regulations for the Implementation of the Law on Enterprise Income Tax (collectively, the “EIT Laws”) were promulgated on March 16, 2007 and December 6, 2007, respectively, and were most recently amended on December 29, 2018 and April 23, 2019, respectively. According to the EIT Laws, taxpayers consist of resident enterprises and non-resident enterprises. Resident enterprises are defined as enterprises that are established in the PRC in accordance with PRC laws, or that are established in accordance with the laws of foreign countries but whose actual or de facto control is administered from within the PRC. Non-resident enterprises are defined as enterprises that are set up in accordance with the laws of foreign countries and whose actual administration is conducted outside the PRC, but have established institutions or premises in the PRC, or have no such established institutions or premises but have income generated from inside the PRC. Under the EIT Laws and relevant implementing regulations, a uniform EIT rate of 25% is applicable. However, if non-resident enterprises have not formed permanent establishments or premises in the PRC, or if they have formed permanent establishment institutions or premises in the PRC but there is no actual relationship between the relevant income derived in the PRC and the established institutions or premises set up by them, the enterprise income tax is, in that case, set at the rate of 10% for their income sourced from inside the PRC.

Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as the PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”), which was promulgated by SAT on April 22, 2009 and amended on January 29, 2014 and December 29, 2017, sets out the standards and procedures for determining whether the “de facto management body” of an enterprise registered outside of the PRC and controlled by PRC enterprises or PRC enterprise groups is located within the PRC.

According to Circular 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in the PRC and will be subject to PRC EIT on its worldwide income only if all of the following criteria are met: (1) the primary location of the day-to-day operational management is in the PRC; (2) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (3) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholders meeting minutes are located or maintained in the PRC; and (4) 50% or more of voting board members or senior executives habitually reside in the PRC.

The State Administration of Taxation (SAT) Public Notice 7 was issued by SAT on February 3, 2015 and most recently amended pursuant to the Announcement on Issues Concerning the Withholding of Enterprise Income Tax at Source on Non-PRC Resident Enterprises, which was issued by SAT on October 17, 2017 and became effective on December 1, 2017. Pursuant to the SAT Public Notice 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if the arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC EIT. As a result, gains derived from an indirect transfer may be subject to PRC EIT. According to the SAT Public Notice 7, “PRC taxable assets” include assets attributed to an establishment or a place of business in the PRC, immovable properties in the PRC, and equity investments in PRC resident enterprises. In respect of an indirect offshore transfer of assets of a PRC establishment or place of business, the relevant gain is to be regarded as effectively connected with the PRC establishment or a place of business and therefore included in its EIT filing, and would consequently be subject to PRC EIT at a rate of 25%. Where the underlying transfer relates to the immovable properties in the PRC or to equity investments in a PRC resident enterprise, which is not effectively connected to a PRC establishment or a place of business of a non-resident enterprise, a PRC EIT rate at 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. There is uncertainty as to the implementation details of the SAT Public Notice 7.

Value-added tax

Pursuant to the Provisional Regulations of the PRC on Value-added Tax, which was promulgated by the State Council and was latest amended in 2017, and the Implementation Rules for the Provisional Regulations the PRC on Value-added Tax, which was promulgated by the Ministry of Finance and was latest amended in 2011, entities and individuals engaging in selling goods, providing processing, repairing or replacement services or importing goods within the territory of the PRC are taxpayers of the value-added tax.

According to the Notice of the Ministry of Finance and the State Taxation Administration on the Adjusting Value-added Tax Rates effective in May 2018, the value-added tax rates of 17% and 11% on sales, imported goods shall be adjusted to 16% and 10%, respectively.

According to the Announcement of the Ministry of Finance, the State Taxation Administration and the General Administration of Customs on Relevant Policies for Deepening the Value-Added Tax Reform promulgated in March 2019, the value-added tax rates of 16% and 10% on sales, imported goods shall be adjusted to 13% and 9%, respectively.

As of the date of this prospectus, we are not aware of any non-compliance with the regulations related to tax that may materially and adversely affect our business.

Regulation Related to M&A and Oversea Listing

The M&A Rules

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”) was promulgated by six PRC ministries including MOFCOM, the State-owned Assets Supervision and Administration Commission of the State Council, the SAT, the SAMR, the CSRC, and the SAFE on August 8, 2006, became effective on September 8, 2006, and was amended and became effective on June 22, 2009. The M&A Rules stipulate that a foreign investor is required to obtain necessary approvals when it: (1) acquires the equity of a domestic enterprise so as to convert the domestic enterprise into a foreign- invested enterprise; (2) subscribes for the increased capital of a domestic enterprise so as to convert the domestic enterprise into a foreign-invested enterprise; (3) establishes a foreign-invested enterprise through which it purchases the assets of any domestic enterprise and operates these assets; or (4) purchases the assets of a domestic enterprise, and then invests such assets to establish a foreign-invested enterprise. The M&A Rules, among other things, further prescribed that a special purpose vehicle, formed for overseas listing purposes and controlled directly or indirectly by PRC companies or individuals, shall be approved by the MOFCOM prior to its establishment and obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

Pursuant to the Notice of the Foreign Investment Administration of the MOFCOM on Distributing the Manual of Guidance on Administration for Foreign Investment Access, which was issued and became effective on December 18, 2008 by the MOFCOM, notwithstanding the fact that (1) the domestic shareholder is connected with the foreign investor or not; or (2) the foreign investor is the existing shareholder or the new investor, the M&A Rules shall not apply to the transfer of an equity interest in an incorporated foreign-invested enterprise from the domestic shareholder to the foreign investor.

The Oversea Listing Rules

The PRC government has recently indicated an intent to take actions to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers. For example, on July 6, 2021, the relevant PRC government authorities made public the Opinions on Strictly Scrutinizing Illegal Securities Activities in Accordance with the Law, or the Opinions. These Opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision of overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies.

On December 24, 2021, the CSRC issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) and the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), collectively the Draft Overseas Listing Regulations, for public comment until January 23, 2022.

Following issuance of the Draft Overseas Listing Regulations, on February 17, 2023, the CSRC issued the Notice on Filing Arrangements for Overseas Securities Offering and Listing by Domestic Companies (the “CSRC Filing Notice”), stating that the CSRC has published the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and five supporting guidelines (the “Listing Guidelines”), collectively the Trial Measures and Listing Guidelines or the Oversea Listing Rules. Among others, the Oversea Listing Rules provide that overseas offerings and listings by PRC domestic companies shall:

(i) require submission of relevant materials that contain a filing report and a legal opinion, providing truthful, accurate and complete information on matters including but not limited to the shareholders of the issuer. Where the filing documents are complete and in compliance with stipulated requirements, the CSRC shall, within 20 working days after receipt of filing documents, conclude the filing procedure and publish filing results on the CSRC website. Where filing documents are incomplete or do not conform to stipulated requirements, the CSRC shall request supplementation and amendment thereto within five working days after receipt of the filing documents. The issuer should then complete supplementation and amendment within 30 working days;

(ii) abide by laws, administrative regulations and relevant state rules concerning foreign investment in China, state-owned asset administration, industry regulation and outbound investment, and shall not disrupt the PRC domestic market order, harm state or public interests or undermine the lawful rights and interests of PRC domestic investors;

(iii) abide by national secrecy laws and relevant provisions. Necessary measures shall be taken to fulfill confidentiality obligations. Divulgence of state secrets or working secrets of government agencies is strictly prohibited. Provision of personal information and important data, etc., to overseas parties in relation to overseas offering and listing of PRC domestic companies shall be in compliance with applicable laws, administrative regulations and relevant state rules; and

(iv) be made in strict compliance with relevant laws, administrative regulations and rules concerning national security in the spheres of foreign investment, cybersecurity, data security, etc., and issuers shall duly fulfill their obligations to protect national security. If the intended overseas offering and listing necessitates a national security review, relevant security review procedures shall be completed according to the law before the application for such offering and listing is submitted to any overseas parties such as securities regulatory agencies and trading venues;

The Trial Measures came into effect on March 31, 2023. PRC domestic companies seeking to offer and list securities (which, for the purposes of the Trial Measures, are defined thereunder as equity shares, depository receipts, corporate bonds convertible to equity shares, and other equity securities that are offered and listed overseas, either directly or indirectly, by PRC domestic companies) in overseas markets, either via direct or indirect means, must file with the CSRC within three working days after their application for an overseas listing is submitted.

The Trial Measures provide that where a PRC domestic company seeks to indirectly offer and list securities in overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic entity responsible, file with the CSRC. The Trial Measures stipulate that an overseas listing will be determined as “indirect” if the issuer meets both of the following conditions: (1) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year are accounted for by PRC domestic companies (“Condition I”), and (2) the main parts of the issuer’s business activities are conducted in the PRC, or its main places of business are located in the PRC, or the senior managers in charge of its business operations and management are mostly Chinese citizens or domiciled in the PRC (“Condition II”); whether Chinese citizens from Taiwan, Hong Kong, and Macau are included in the foregoing specification is not specified. The determination as to whether or not an overseas offering and listing by PRC domestic companies is indirect shall be made on a ‘substance over form’ basis; the Listing Guidelines further stipulate that if an issuer not satisfying Condition I submits an application for issuance and listing in overseas markets in accordance with relevant non-PRC issuance regulations requiring such issuer to disclose risk factors mainly related to the PRC, the securities firm(s) and the issuer’s PRC counsel should follow the principle of ‘substance over form’ in order to identify and argue whether the issuer should complete a filing under the Trial Measures.

Therefore, we are required to file with CSRC under the Trial Measures for this offering. We submitted the required filing materials to the CSRC on August 29, 2023, and obtained the final confirmation from the CSRC regarding the completion of the filing process on April 30, 2024.

Regulations Related to Food Safety

The PRC laws and regulations governing food safety primarily consist of the Food Safety Law of the PRC, effective as of April 29, 2021 (the “Food Safety Law”); and the Regulations on the Implementation of the Food Safety Law, effective as of December 1, 2019 (the “Food Safety Regulations”). The Food Safety Law of the People’s Republic of China, promulgated by the Standing Committee of the NPC on February 28, 2009, and was further amended in April 24,2015, December 29,2018, as most recently amended and effective on April 29, 2021, governs activities with respect to food manufacturing and processing (hereinafter referred to as “food manufacturing”) and circulation of foods and food and beverage services (hereinafter referred to as “food business operations”), manufacturing and business operation of packaging materials, containers, detergents and disinfectants used for foodstuffs, and tools and equipment used in food manufacturing and food business operations (hereinafter referred to as the “food-related products”). The PRC sets up a system of supervision, monitoring and appraisal on the food safety risks, compulsory adoption of food safety standards. To engage in food production, sale or catering services, the business operators shall obtain a license in accordance with the laws and regulations. Violations of these law and measures may result in civil liabilities and administrative penalties, such as compensation for damages, fines, suspension or shutdown of business, as well as confiscation of tools, equipment, raw materials and other articles used in the illegal food production or trading, or even criminal penalties.

Special Rules of the State Council on Strengthening the Supervision and Management of the Safety of Food and Other Products were promulgated and came into force on July 26, 2007. The products as mentioned in these Rules shall include edible agricultural products, and other products related to the human health and life safety, in addition to food. A business operator shall be responsible for the safety of products sold by it, and shall not sell products that do not conform to the statutory requirements. A seller must establish and implement a product supply inspection and acceptance system, examine the business qualifications of suppliers, verify the certificates of qualified products and product labels, and establish a product supply account to truly record the names, specifications, quantities, suppliers and their contacts, time of supply of products. The product supply account and sale account shall be kept for at least two years. By the production lot of products, a seller shall ask for an inspection report issued by an inspection agency in conformity with the statutory conditions or a photocopy of an inspection report signed or sealed by the suppler from the supplier; and where such an inspection report or a photocopy of an inspection report cannot be provided, the products shall not be sold.

As we sell food products like alcohol and groceries under our Local Life – Retail Sales vertical, we are subject to regulations related to food safety. As of the date of this prospectus, we are not aware of any non-compliance with the regulations related to food safety that may materially and adversely affect our business.

Cayman Islands Data Protection Act

We have certain duties under the Data Protection Act (as revised) of the Cayman Islands (the “DPA”), based on internationally accepted principles of data privacy.

Privacy Notice

This privacy notice puts shareholders of LZ Technology on notice that through your investment into us you will provide us with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”).

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment in us, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How We May Use a Shareholder’s Personal Data

We may, as the data controller, collect, store and use personal data for lawful purposes, including, in particular: (i) where this is necessary for the performance of our rights and obligations under any agreements; (ii) where this is necessary for compliance with a legal and regulatory obligation to which we are or may be subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or (iii) where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the US, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding our directors and executive officers.

NAME	AGE	POSITION
Andong Zhang	62	Chairman of the Board of Directors
Runzhe Zhang	28	Chief Executive Officer and Director
Weihua Chen	45	Chief Financial Officer
Chung Chi Ng	42	Independent Director Nominee*
Qisheng You	66	Independent Director Nominee*
Li Zhang	47	Independent Director Nominee*

*	Chung Chi Ng, Qisheng You and Li Zhang have accepted appointments as our independent directors, effective upon the effectiveness of the registration statement of which this prospectus forms a part.

Andong Zhang

Mr. Zhang is our founder and has served as the director of LZ Technology since November 23, 2022 and Chairman of Board of Directors since August 2023. He has been serving as Chairman of Lianzhang Portal since 2014. His other experiences include serving as a member of the Intelligent Building Expert Group of the Ministry of Construction from December 2003 to December 2005, a doctoral supervisor in the field of automation at Southeast University from March 2003 to present, the Vice Chairman of the Internet E-Commerce Special Committee of the China Chamber of Commerce from November 2019 to present, and the President of Xiamen National Equities Exchange and Quotations Enterprise Association from February 2017 to February 2022. Mr. Zhang has founded and served as Chairmen of both Xiamen Qiushi Intelligent Network Equipment Co., Ltd. from 1991 and Fujian Qiushi Intelligent Co., Ltd. from 2002, respectively. Mr. Zhang earned his bachelor’s degree in Automatic Control from Southeast University in 1983. We believe that Mr. Zhang is qualified to serve on our board of directors due to his long executive and board experience with us, his vision and wealth of industry expertise.

Runzhe Zhang

Mr. Runzhe Zhang has served as Chief Executive Officer of LZ Technology since August 2023, a director of LZ Technology since December 2023, and Chief Executive Officer of Lianzhang Portal since 2019. Mr. Runzhe Zhang obtained his bachelor’s degree in Business Economics from the University of California, Irvine in June 2017. We believe that Mr. Zhang is qualified to serve on our board of directors due to his leadership experience at our primary operating subsidiary, Lianzhang Portal, his global perspective and his solid knowledge of our business.

Weihua Chen

Ms. Chen has been serving as Chief Financial Officer of LZ Technology since August 2023 and Chief Financial Officer of Lianzhang Portal since October 2014. From July 2007 to May 2013, she held the position of Financial Manager at Xiamen Yongjia Plastic Co., Ltd., where she supervised the internal accounting, financial analysis, tax planning and day-to-day operation. She has over 20 years of experience in financial accounting and has participated in comprehensive budget management, capital operations, investment and financing operations, and overseas listing processes through relevant industry organizations. Ms. Chen is a fellow of the Australian Institute of Public Accountants and the United Kingdom Institute of Financial Accountants. Ms. Chen obtained her associate degree in Accounting Information Technology from Minxi University in 2000.

Chung Chi Ng

Ms. Ng has served as an accounting and financial reporting consultant for U.S. listed companies that are based in or have substantial operations in Asia Pacific since August 2022. Ms. Ng has more than 20 years of accounting and auditing experience. From May 2021 to August 2022, she was the Chief Financial Officer of Guardforce AI Co., Ltd., a Nasdaq-listed global security solutions provider (Nasdaq: GFAI). From February 2018 to June 2019, she was the Chief Financial Officer of the same issuer while it was traded on the U.S. OTC markets. Between March 2019 and May 2020, Ms. Ng served as the audit committee chair of Addentax Group Corp. before it became listed on Nasdaq. In 2017, she acted as the Asian services leader in the audit business unit of Crowe Horwath LLP in Denver, Colorado. From January 2013 to December 2016, Ms. Ng acted as the Audit Senior Manager of GHP Horwath P.C. also in Denver, Colorado. Ms. Ng specializes in SEC, PCAOB, IFRS, US GAAP and SOX 404/COSO compliance and reporting. Ms. Ng is a member of the Association of Chartered Certified Accountants and the Hong Kong Institute of Certified Public Accountants. We believe that Ms. Ng is qualified to serve on our board of directors due to her financial acumen, a deep understanding of corporate governance and compliance issues for public companies, and her extensive capital markets experience.

Qisheng You

Mr. You brings a wealth of industry experience and insight. Before retirement in 2022, Mr. You served as the general manager of CDN HOMETCH DIGITAL LTD, a private tech company in China, from 2013 to 2022. From 1999 to 2013, Mr. You acted as the chairman of the board of directors of Beijing Yihao Weiye Weak Point System Engineering Technology Co., Ltd., an engineering service provider in China. From 1997 to 1999, he was the chairman of the board of directors of Beijing Qiushi Technology Development Co., Ltd. From 1986 to 1997, Mr. You served as a senior engineer at the computer center of China National Industry Bureau of Building Materials. From 1983 to 1986, Mr. You worked at the testing center of China Academy of Building Materials as an engineer. Mr. You received a bachelor’s degree in automatic control from Southeast University in 1983. We believe that Mr. You is qualified to serve on our board of directors due to his deep understanding of technology and digital transformation, as well as his engineering expertise, which will be valuable assets to our board.

Li Zhang

Ms. Zhang is an entrepreneur, angel investor and an experienced real estate educator, investor and developer. Ms. Zhang has founded and operated three companies: ClubOneMedia Inc (2010-2019), Ourrea Holdings Inc (2019-present) and NT Capital Inc (2021-present). Ourrea Holdings Inc (ourrea.com, formerly known as Beimeidichan Academy Inc) is a real estate investment education-tech company that operates one of the largest real estate education platforms for the Chinese community in North America. NT Capital Inc is a holding company owning four subsidiaries: TopSky Home Inc, Jusha Capital Inc, Sunvalley Capital Group Inc, and House Ownership Solution LLC. TopSky Home Inc is a property tech company that utilizes big data to select and transact residential properties for investors. Jusha Capital Inc is a commercial real estate investment and advisory company. Sunvalley Capital Group Inc focuses on land acquisition, using AI to identify and acquire foreclosure lands. House Ownership Solution LLC is a rent-to-own company, employing the seller finance business model for residential properties. Ms. Zhang also has extensive experience investing in and advising startup companies. Previously, she founded ClubOneMedia Inc to invest in and advise startups in industries including fintech, e-commerce, blockchain, AI technology and advertising. Ms. Zhang received a Master of Law from Tsinghua University in 2007. We believe that Ms. Zhang is qualified to serve on our board of directors due to her global perspective, deep understanding of market trends and her ability to build strong relationships with stakeholders, which will be invaluable in steering our strategic direction.

Except for the fact that Mr. Andong Zhang is the father of Mr. Runzhe Zhang, no family relationship exists between any of our directors and executive officers. There are no arrangements or understandings with major shareholders, customers, suppliers or others pursuant to which any person referred to above was selected as a director or member of senior management.

Board of Directors

The Nasdaq Marketplace Rules generally require that a majority of an issuer’s board of directors must consist of independent directors. We currently have two employee directors, Mr. Andong Zhang and Mr. Runzhe Zhang. Prior to completion of this offering, we will have three independent directors so that a majority of the board of directors of LZ Technology will be independent.

A director is not required to hold any shares in LZ Technology to qualify to serve as a director of LZ Technology. The board of directors of LZ Technology may exercise all the powers of LZ Technology to raise or borrow money, and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock, bonds or other securities, whether outright or as collateral security for any debt, liability or obligation of the company or of any third-party.

A director of LZ Technology who is in any way, whether directly or indirectly, interested in a contract or arrangement or proposed contract or arrangement with LZ Technology is required to declare the nature of his interest to the board of directors of LZ Technology. Following a declaration being made, subject to any separate requirement for any audit committee approval under applicable law or the listing rules of Nasdaq Capital Market, and unless disqualified by the chairman of the relevant board meeting, a director may vote in respect of any contract, proposed contract, or arrangement notwithstanding that he may be interested therein, and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of our directors at which any such contract or proposed contract or arrangement is considered.

Board Committees

Prior to the completion of this offering, LZ Technology intends to establish an audit committee, a compensation committee, and a nominating and corporate governance committee of the board of directors of LZ Technology. LZ Technology intends to adopt a charter for each of the three committees prior to the completion of this offering. Each committee’s members and functions are described below.

Audit Committee

The audit committee of LZ Technology will consist of three directors, namely, Chung Chi Ng, Qisheng You and Li Zhang, each of whom satisfies the “independence” requirements of Rule 10A-3 under the Exchange Act and Section 5605 of the Nasdaq Marketplace Rules. Chung Chi Ng will be the chairperson of our audit committee. The board of directors of LZ Technology has also determined that Chung Chi Ng qualifies as an “audit committee financial expert.” The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee

The compensation committee of LZ Technology will consist of three directors, namely, Chung Chi Ng, Qisheng You and Li Zhang, each of whom satisfies the “independence” requirements of Rule 10A-3 under the Exchange Act and Section 5605 of the Nasdaq Marketplace Rules. Qisheng You will be the chairperson of our compensation committee. The compensation committee will assist the board of directors of LZ Technology in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. The chief executive officer of LZ Technology may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

●	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

●	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

●	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

●	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee of LZ Technology will consist of three directors, namely, Chung Chi Ng, Qisheng You and Li Zhang, each of whom satisfies the “independence” requirements of Rule 10A-3 under the Exchange Act and Section 5605 of the Nasdaq Marketplace Rules. Li Zhang will be the chairperson of our nominating and corporate governance committee. The nominating and corporate governance committee will assist the board of directors of LZ Technology in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

●	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

●	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

●	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

●	advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Cayman Islands law, the directors of LZ Technology owe fiduciary duties to LZ Technology, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in the best interests of LZ Technology. The directors of LZ Technology must also exercise their powers only for a proper purpose. The directors of LZ Technology also owe to LZ Technology a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to LZ Technology, its directors must ensure compliance with the memorandum and articles of association of LZ Technology, as amended and restated from time to time. LZ Technology has the right to seek damages if a duty owed by its directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in the name of LZ Technology if a duty owed by the directors of LZ Technology is breached. You should refer to “Description of Share Capital—Differences in Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

The functions and powers of the board of directors of LZ Technology include, among others:

●	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of officers;

●	exercising the borrowing powers of our company and mortgaging the property of our company; and

●	approving the transfer of shares of LZ Technology, including the registering of such shares in the share register of LZ Technology.

Terms of Directors and Officers

Directors of LZ Technology may be appointed by an ordinary resolution of its shareholders. In addition, the board of directors of LZ Technology may, by the affirmative vote of a simple majority of the directors present and voting at a board meeting appoint any person as a director either to fill a casual vacancy on its board or as an addition to the existing board. Officers of LZ Technology are elected by and serve at the discretion of the board of directors of LZ Technology. The directors of LZ Technology are not subject to a term of office and will hold office until such time as they resign or otherwise removed from office by ordinary resolution of the shareholders. A director will cease to be a director automatically if, among other thing, the director (i) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; (iv) without special leave of absence from the board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; (v) is prohibited by law from being a director or; (vi) is removed from office pursuant to the laws of the Cayman Islands or any other provisions of the post offering memorandum and articles of association

Employment and Indemnification Agreements

Lianzhang Portal, our PRC operating subsidiary, has entered into labor contracts with our executive officers under PRC laws. Each of our executive officers is employed for a specified time period, which may be renewed by the mutual agreement between us and the executive officer. The employment may be terminated in accordance with relevant laws and regulations. An executive officer may terminate his or her employment at any time with prior written notice. When the employment is terminated, the executive officer should return any company property that he or she is using and transition any work in progress to the person designated by us. Each executive officer has agreed to hold in strict confidence and not to use or disclose to any person, corporation or other entity any confidential information, including but not limited to our business secrets and intellectual property.

We expect to enter into indemnification agreements with our directors and executive officers, pursuant to which we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Compensation of Directors and Officers

For the fiscal year ended December 31, 2023, the aggregate cash compensation and benefits that we paid to our executive officers was approximately RMB760,800 ($104,919), and we did not pay any compensation separately to our employee directors for their services as directors of the Company and its subsidiaries. None of our directors or executive officers received any equity awards, including, options, restricted shares or other equity incentives in the year ended December 31, 2023. Our PRC subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

2024 Equity Incentive Plan

Purposes of the 2024 Plan

The purposes of the 2024 Plan will be to attract and retain the best available personnel for positions of substantial responsibility with LZ Technology or any parent or subsidiary of LZ Technology; to provide additional incentive to eligible employees, directors, and consultants; and to promote the success of the LZ Technology business. These incentives will be provided through the grant of share options, share appreciation rights, restricted shares, restricted share units, and performance awards as the administrator of the 2024 Plan may determine.

Eligibility

The 2024 Plan permits the grant of incentive share options, within the meaning of Section 422 of the Code, to LZ Technology’s employees and any of its parent and subsidiary corporations’ employees, and the grant of nonstatutory share options, restricted shares, restricted share units, share appreciation rights and performance awards to employees, directors and consultants of LZ Technology and employees, directors and consultants of any of its parents or subsidiaries.

Authorized Shares

Subject to the adjustment provisions contained in the 2024 Plan, a total of 15,000,000 Class B Ordinary Shares are reserved for issuance pursuant to the 2024 Plan. If restricted shares or shares issued upon the exercise of options under the 2024 Plan are forfeited or repurchased, then such shares shall again become available for awards under the 2024 Plan. If restricted share units, options or share appreciation rights under the 2024 Plan are forfeited or terminate for any other reason before being exercised or settled, then the corresponding Shares shall again become available for awards under the 2024 Plan.

In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation or any successor or replacement accounting standard) that causes the per share value of a LZ Technology Class B Ordinary Share to change, such as a share dividend, share split, share consolidation or reverse share split, spinoff, rights offering or recapitalization through a large, nonrecurring cash dividend, the administrator of the 2024 Plan, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the 2024 Plan, will adjust the number and class of shares that may be delivered under the 2024 Plan; the number, class, and price of shares covered by each outstanding award; and the numerical share limits contained in the 2024 Plan. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of LZ Technology, such equitable adjustments described in the foregoing sentence may be made to the extent and in a manner as determined to be appropriate and equitable by the administrator to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2024 Plan. In either case, the decision of the administrator regarding any such adjustment shall be final, binding and conclusive.

Plan Administration

LZ Technology’s Compensation Committee or any member(s) of the Board or officer(s) of LZ Technology whom the Compensation Committee has delegated its authority to act as the administrator shall be the 2024 Plan administrator. Any delegation under the 2024 Plan shall be subject to the restrictions and limits that the administrator specifies at the time of such delegation, and the administrator may at any time rescind the authority so delegated or appoint a new delegate.

Subject to the provisions of the 2024 Plan, the administrator has the power to administer the 2024 Plan and make all determinations deemed necessary or advisable for administering the 2024 Plan, including but not limited to, the power to determine the fair market value of LZ Technology Class B Ordinary Shares, select the service providers to whom awards may be granted, determine the number of shares or dollar amounts covered by each award, approve forms of award agreements for use under the 2024 Plan, determine the terms and conditions of awards (including, but not limited to, the exercise price, the time or times at which awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of the 2024 Plan and awards granted under it, prescribe, amend and rescind rules and regulations relating to the 2024 Plan, including creating sub-plans, modify or amend each award, and allow a participant to defer the receipt of payment of cash or the delivery of shares that otherwise would be due to such participant under an award. The administrator has the power, to the extent permitted by applicable laws, to delegate functions to subcommittees comprised of members of the LZ Technology Board or officers satisfying applicable laws and requirements of the 2024 Plan. Without obtaining the consent of the applicable participant or approval by the LZ Technology shareholders, the administrator also has the authority to allow participants the opportunity under an exchange program to transfer outstanding awards granted under the 2024 Plan to a financial institution or other person or entity selected by the administrator, and to institute an exchange program by which outstanding awards granted under the 2024 Plan may be surrendered or cancelled in exchange for awards of the same type, which may have a higher or lower exercise price and/or different terms, awards of a different type and/or cash, or by which the exercise price of an outstanding award granted under the 2024 Plan is increased or reduced. The administrator’s decisions, interpretations and other actions are final and binding on all participants and other parties and will be given the maximum deference permitted by applicable law.

Share Options

Share options may be granted under the 2024 Plan. Except with respect to substitute awards granted in connection with certain corporate transactions, the per share exercise price of options granted under the 2024 Plan must be equal to at least 100% of the fair market value of a LZ Technology Class B Ordinary Share on the date of grant. The term of an option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of all classes of LZ Technology’s (or any of its parents’ or subsidiaries’) outstanding shares, the term of an incentive share option granted to such participant must not exceed five years and the per share exercise price must equal at least 110% of the fair market value of a LZ Technology Class B Ordinary Share on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, LZ Technology Class B Ordinary Shares or other shares of another class of LZ Technology Ordinary Shares, cashless exercise, net exercise, as well as other types of consideration permitted by applicable law. After the cessation of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. In the absence of a specified time in an award agreement, if such cessation is due to death or disability, the vested portion of the option will remain exercisable for three months; if such cessation is due to termination of service for cause, the shares covered by the option (including both the vested and the unvested portion of the option) will immediately revert to the 2024 Plan on the date of such termination. In all other cases, in the absence of a specified time in an award agreement, the vested portion of the option will remain exercisable for one month following the cessation of service. An option, however, may not be exercised later than the expiration of its term. Subject to the provisions of the 2024 Plan, the administrator determines the terms of options. Until the Class B Ordinary Shares are issued (as evidenced by the appropriate entry in the Register of Members of LZ Technology), the participant will not have any right to vote or receive dividends or have any other rights as a shareholder with respect to such shares, and no adjustment will be made for a dividend or other right for which the record date is before the date such shares are issued, except as provided in the 2024 Plan, as summarized further above. The exercise of any option under the 2024 Plan shall be subject to LZ Technology having a sufficient number of authorized shares available to cover such exercise, including that LZ Technology shareholders shall have approved, in accordance with applicable laws.

Share Appreciation Rights

Share appreciation rights may be granted under the 2024 Plan. Share appreciation rights allow the recipient to receive the appreciation in the fair market value of LZ Technology Class B Ordinary Shares between the exercise date and the date of grant. The term of a share appreciation right may not exceed ten years. After the cessation of service of an employee, director or consultant, he or she may exercise his or her share appreciation right for the period of time stated in his or her share appreciation rights agreement. In the absence of a specified time in an award agreement, if such cessation is due to death or disability, the vested share appreciation rights will remain exercisable for three months following the cessation of service. In all other cases, in the absence of a specified time in an award agreement, the vested share appreciation rights will remain exercisable for one month following the cessation of service. However, in no event may a share appreciation right be exercised later than the expiration of its term. Subject to the provisions of the 2024 Plan, the administrator determines the terms of share appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with LZ Technology Class B Ordinary Shares, or a combination of both. Except with respect to substitute awards granted in connection with certain corporate transactions, the per share exercise price for the shares to be issued pursuant to the exercise of a share appreciation right will be no less than 100% of the fair market value per share on the date of grant. Until shares are issued under a share appreciation right, the participant will not have any right to vote or receive dividends or have any other rights as a shareholder with respect to such shares, and no adjustment will be made for a dividend or other right for which the record date is before the date such shares are issued, except as provided in the 2024 Plan, as summarized further above.

Restricted shares

Restricted shares may be granted under the 2024 Plan. Restricted share awards are grants of LZ Technology Class B Ordinary Shares that may have vesting requirements under any such terms and conditions established by the administrator. The administrator will determine the number of restricted shares granted to any employee, director or consultant and, subject to the provisions of the 2024 Plan, will determine the terms and conditions of such awards, although the consideration paid by the recipient for the restricted shares will be at least the par value of the shares. The administrator may impose whatever restrictions on transferability, forfeiture provisions or other restrictions or vesting conditions (if any) it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us). The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. The administrator may determine that an award of restricted shares will be fully vested and will not be subject to any period of restriction or other vesting or restriction requirement or provision, and/or that consideration for such award is paid for by past services rendered as a service provider. Recipients of restricted share awards generally will have voting rights and rights to dividends and other distributions with respect to such shares upon grant, unless the administrator provides otherwise. If such dividends or distributions are paid in shares, the shares will be subject to the same restrictions on transferability and forfeitability as the restricted share with respect to which they were paid. Restricted shares that do not vest are subject to the right of repurchase or forfeiture.

Restricted Share Units

Restricted share units may be granted under the 2024 Plan. Each restricted share unit is a bookkeeping entry representing an amount equal to the fair market value of one LZ Technology Class B Ordinary Share. Subject to the provisions of the 2024 Plan, the administrator determines the terms and conditions of restricted share units, including any vesting criteria and the form and timing of payment, although the consideration paid by the recipient for payment of the restricted share units will be at least the par value of the shares to be paid to the individual. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned restricted share units in the form of cash, shares, or a combination of both. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Performance Awards

Performance awards may be granted under the 2024 Plan. Performance awards are awards that may be earned in whole or in part on the attainment of performance goals or other vesting criteria that the administrator may determine, and that may be denominated in cash or shares. Each performance award will have an initial value that is determined by the administrator. Subject to the terms and conditions of the 2024 Plan, the administrator determines the terms and conditions of performance awards, including any vesting criteria and form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service) or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned performance awards in the form of cash, shares, or a combination of both, as set forth in the award agreement. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Non-Transferability of Awards

Unless the administrator provides otherwise, the 2024 Plan generally will not allow for the transfer of awards other than by will or the laws of descent and distribution, and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Dissolution or Liquidation

If there is a proposed liquidation or dissolution of LZ Technology, the administrator will notify participants at such time before the effective date of such event as the administrator determines and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.

Merger or Change in Control

The 2024 Plan provides that in the event of a merger of LZ Technology with or into another corporation or entity or a “change in control” (as defined in the 2024 Plan), each outstanding award will be treated as the administrator (as constituted prior to the merger or change in control) determines, without a participant’s consent. The administrator may provide that awards granted under the 2024 Plan will be assumed or substituted by substantially equivalent awards, be terminated immediately before the merger or change in control, become vested and exercisable or payable and be terminated in connection with the merger or change in control, be terminated in exchange for cash, other property or other consideration, or any combination of the above. The administrator is not required to treat all awards, all awards held by a participant, all portions of awards, or all awards of the same type, similarly.

If a successor corporation does not so assume or substitute a substantially equivalent award for any outstanding award (or a portion of such award), then such award (or its applicable portion) will fully vest, all restrictions on such award (or its applicable portion) will lapse, all performance goals or other vesting criteria applicable to such award (or its applicable portion) will be deemed achieved at 100% of target levels and such award (or its applicable portion) will become fully exercisable, if applicable, for a specified period before the transaction, unless specifically provided otherwise under the applicable award agreement or other written agreement with the participant authorized by the administrator. The award (or its applicable portion) will then terminate upon the expiration of the specified period of time. If an option or share appreciation right is not assumed or substituted, the administrator will notify the participant that such option or share appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or share appreciation right will terminate upon the expiration of such period.

With respect to awards granted to an outside director while such individual was an outside director that, in the event of a change in control, are assumed or substituted for equity awards of the acquirer, if on the date of or following such assumption or substitution the participant’s status as a director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the participant (unless such resignation is at the request of the acquirer), then the participant will fully vest in and have the right to exercise outstanding options and/or share appreciation rights as to all of the shares underlying such award, including those shares which otherwise would not be vested or exercisable, all restrictions on other outstanding Awards will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement, a LZ Technology policy related to director compensation, or other written agreement authorized by the administrator.

Forfeiture and Clawback

Awards will be subject to any clawback policy adopted by LZ Technology and in effect as of the date of grant or any clawback policy of which we are required to adopt pursuant to the listing standards of any national securities exchange or association on which LZ Technology securities are listed or as is otherwise required by applicable laws. The administrator also may specify in an award agreement that the participant’s rights, payments and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events. The administrator may require a participant to forfeit or return to LZ Technology or reimburse LZ Technology for all or a portion of the award and any amounts paid under the award in order to comply with any clawback policy of LZ Technology as described in the first sentence of this paragraph or with applicable laws.

Amendment or Termination

The 2024 Plan became effective as of July 15, 2024. The 2024 Plan will expire on, and no award may be granted pursuant to the 2024 Plan after, the tenth (10th) anniversary of July 15, 2024. Any awards that are outstanding on the tenth (10th) anniversary of July 15, 2024 shall remain in force according to the terms of the 2024 Plan and the applicable award agreement.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of ethics and business conduct, which has been filed as an exhibit to this registration statement and applicable to all of our directors, officers and employees. We will make our code of business conduct and ethics publicly available on our website prior to the closing of this public offering.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus for (i) each of our executive officers and directors; (ii) all of our executive officers and directors as a group; and (iii) each other shareholder known by us to be the beneficial owner of more than 5% of our outstanding ordinary shares (Class A Ordinary Shares or Class B Ordinary Shares). The following table assumes that the underwriters have not exercised the over-allotment option.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o LZ Technology Holdings Limited, Unit 311, Floor 3, No. 5999 Wuxing Avenue, Zhili Town, Wuxing District, Huzhou City, Zhejiang province, People’s Republic of China 313000.

	Beneficial Ownership(1)		Percent of	Percent of	Percent of Total Voting	Percent of Total Voting
	Class A Ordinary Shares	Class B Ordinary Shares	Class A Ordinary Shares(2)	Class B Ordinary Shares(3)	Shares Prior to Offering(4)	Shares After Offering(4)(5)
Directors and Executive Officers:
Andong Zhang, Chairman(6)(8)	22,500,000	65,065,243	100%	51.03%	82.29%	80.02%
Runzhe Zhang, Chief Executive Officer and Director	-	-	*		*	*
Weihua Chen, Chief Financial Officer(9)	-	38,501,140	*	30.20%	10.92%	10.62%
Chung Chi Ng, Director Nominee	-	-	*	*	*	*
Qisheng You, Director Nominee	-	-	*	*	*	*
Li Zhang, Director Nominee	-	-	*	*	*	*
All directors and executive officers as a group	22,500,000	103,566,383	100%	81.23%	93.21%	90.64%
Other Principal Shareholders:
LZ Digital Technology Holdings Co., Ltd 联掌数字科技控股有限公司(6)	22,500,000	30,978,337	100%	24.30%	72.62%	70.61%
BJ Tojoy Shared Enterprise Consulting Ltd(7)	-	14,179,946	*	11.12%	4.02%	3.91%
Vanshion Investment Group Limited 万盛投资集团有限公司(8)	-	34,086,906	*	26.73%	9.67%	9.40%
Youder Investment Group Limited 友达投资集团有限公司(9)	-	38,501,140	*	30.20%	10.92%	10.62%
Kim Full Investment Company Limited(10)	-	6,892,023	*	5.41%	1.96%	1.90%

*	Less than 1%.

(1)	Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted below, each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the ordinary shares. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(2)	Based on 22,500,000 Class A Ordinary Shares issued and outstanding as of the date of this prospectus. Holders of Class A Ordinary Shares are entitled to ten (10) votes per share. Pursuant to the Company’s current memorandum and articles of association, Class A Ordinary Shares are not convertible into Class B Ordinary Shares. The post offering memorandum and articles of association that will become effective and replace the current memorandum and articles of association upon the effectiveness of this registration statement, will make Class A Ordinary Shares convertible at the option of the holder into Class B Ordinary Shares on a 1:1 basis.

(3)	Based on 127,500,000 Class B Ordinary Shares issued and outstanding as of the date of this prospectus. Holders of Class B Ordinary Shares are entitled to one (1) vote per share.

(4)	Percentage of Total Voting Shares represents total ownership with respect to all Class A Ordinary Shares and Class B Ordinary Shares, which vote together as a single class on all matters.

(5)	Based on 137,500,000 Class B Ordinary Shares outstanding upon completion of this offering, assuming the underwriters do not exercise its over-allotment and 22,500,000 Class A Ordinary Shares issued and outstanding.

(6)	Andong Zhang is the director of LZ Digital Technology Holdings Co., Ltd, or LZ Holdings, and has voting and dispositive power over the securities held by it. Mr. Zhang disclaims beneficial ownership of such securities except to the extent of his pecuniary interests in such securities, if any. LZ Holdings is the Selling Shareholder named in the Resale Prospectus and 10,000,000 of the 30,978,337 Class B Ordinary Shares held by LZ Holdings are being registered pursuant to the Resale Prospectus.

(7)	Lyugui Lu is the director of BJ Tojoy Shared Enterprise Consulting Ltd and has voting and dispositive power over the securities held by it. Mr. Lu disclaims beneficial ownership of such securities except to the extent of his pecuniary interests in such securities, if any.

(8)	Andong Zhang is the director of Vanshion Investment Group Limited and has voting and dispositive power over the securities held by it. Mr. Zhang disclaims beneficial ownership of such securities except to the extent of his pecuniary interests in such securities, if any. Vanshion Investment Group Limited is 66.7% owned by Xiamen Dongling Weiye Investment Partnership (Limited Partnership). Dongling Partnership is managed by its executive partner, Dongling Technology which holds approximately 26.55% of Dongling Partnership. Additionally, Vanshion Investment Group Limited is 33.3% owned by Wuxi Zhanghui Anying Investment Partnership (Limited Partnership), which, in turn, is 59.75% owned by Dongling Technology. Mr. Andong Zhang and Ms. Hongling Zhang, together hold 100% equity interests of Dongling Technology. See also “Corporate History and Structure—Subsidiaries—Lianzhang Portal’s Minority Shareholder.”

(9)	Weihua Chen is the director of Youder Investment Group Limited and has voting and dispositive power over the securities held by it. Ms. Chen disclaims beneficial ownership of such securities except to the extent of her pecuniary interests in such securities, if any.

(10)	Feng Ding is the director of Kim Full Investment Company Limited and has voting and dispositive power over the securities held by it. Mr. Ding disclaims beneficial ownership of such securities except to the extent of his pecuniary interests in such securities, if any.

As of the date of this prospectus, to our knowledge, none of our outstanding Ordinary Shares are held in the United States. Except for the Class A Ordinary Shares held by LZ Holdings, none of our major shareholders have different voting rights from other shareholders. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

Changes in Major Shareholders’ Percentage Ownership

LZ Holdings was the sole shareholder of LZ Technology from November 23, 2022, the date on which LZ Technology was incorporated, until June 23, 2023.

On June 23, 2023, a series of reorganization transactions were undertaken. As a result of these transactions, as of June 23, 2023, holders who held more than 5% of each class of LZ Technology’s outstanding shares comprised (i) LZ Holdings, (ii) BJ Tojoy Shared Enterprise Consulting Ltd, (iii) Vanshion Investment Group Limited, (iv) Youder Investment Group Limited, and (v) Kim Full Investment Company Limited, as listed in the table above.

On May 24, 2024, LZ Holdings increased its shareholdings to 9,901,163 Class A Ordinary Shares and 13,632,068 Class B Ordinary Shares. LZ Technology’s 5% shareholders continue to consist of (i) LZ Holdings, (ii) BJ Tojoy Shared Enterprise Consulting Ltd, (iii) Vanshion Investment Group Limited, (iv) Youder Investment Group Limited, and (v) Kim Full Investment Company Limited.

These principal shareholders’ percentage ownership in LZ Technology, as presented in the table above, represents such information as of both May 24, 2024, and the date of this prospectus. See “Corporate History and Structure—Restructuring.” From May 24, 2024 to the date of this prospectus, there have been no changes to the percentage ownership held by any shareholders.

RELATED PARTY TRANSACTIONS

Nature of Relationships with Related Parties

No.	Names of related parties	Relationship
1	Xiamen Yinshan Longchang Investment Partnership (Limited Partnership)	Shareholder of the Company
2	Cheng’s Investment Group Co., LTD. (Hainan)	Shareholder of the Company
3	Tianjiu Shared Intelligent Enterprise Service	Shareholder of the Company
4	Zhang Andong	BoD Chairman and General Manager of Lianzhang Menhu
5	Runzhe Zhang	Chief Executive Officer and Director of LZ Technology
6	Xiamen Yiju Tianxia Investment Partnership (Limited Partnership)	Shareholder of the Company
7	Xiamen Qiushi Intelligent Network Equipment Co., LTD	80% owned by Zhang Andong
8	Fujian Qiushi Intelligent Co., LTD	Share key management team
9	Xiamen Qiushi Intelligent Network Technology Co., LTD	Share key management team
10	Zhang Hongwei	Brother in law of Zhang Andong
11	Xiamen Rongguang Information Technology Co., Ltd.	95% owned by Zhang Hongwei
12	Fujian Henduoka Network Technology Co., Ltd.	95% owned by Xiamen Rongguang Information Technology Co., Ltd.
13	Xiamen Xueyoubang Network Technology Co.	5% held by Zhang Hongwei
14	Xiamen Qiushi Intelligence Software Co., LTD	80% owned by Zhang Andong
15	Xiamen Dongling Weiye investment partnership (limited partnership)	Shareholder of the Company
16	Xiamen Zhanghui investment co., LTD	Shareholder of Lianzhang New Community Construction and Development (Jiangsu) Co.

The Company entered into the following transactions with related parties for the fiscal years ended December 31, 2021, 2022 and 2023 and up to the date of this prospectus.

	For the years ended December 31,
	2021 (Audited)	2022 (Audited)	2023 (Audited)
	(In thousands)
	RMB	RMB	RMB
Collection of loans to related parties
Xiamen Qiushi Intelligent Network Technology Co., LTD	31,326	20,647	83
Fujian Qiushi Intelligent Co., LTD	24,084	-	80,160
Xiamen Qiushi Intelligent Network Equipment Co., LTD	5,010	215	-
Xiamen Yinshan Longchang Investment Partnership (limited partnership)	-	3,980	3
Liu Jun	1,401	324	-
Cheng’s Investment Group Co., LTD. (Hainan)	-	-	5,800
Fujian Henduoka Network Technology Co., Ltd.	-	660	5,468
Total	61,821	25,826	91,514

Loans from related parties
Fujian Qiushi Intelligent Co., LTD	10,000	8,229	8,480
Xiamen Qiushi Intelligent Network Technology Co., LTD	27,039	5,682	1,450
Xiamen Qiushi Intelligent Network Equipment Co., LTD	1,700	4,937	61
Xiamen Dongling Weiye investment partnership (limited partnership)	-	-	8,400
Xiamen Xueyoubang Network Technology Co.	-	-	4,000
Xiamen Qiushi Intelligence Software Co., LTD	-	-	500
Xiamen Yinshan Longchang Investment Partnership (limited partnership)	4,900	-	-
Liu Jun	3,850	26	-
Total	47,489	18,874	22,891

Repayment of loans to related parties
Fujian Qiushi Intelligent Co., LTD	9,728	31,858	8,480
Xiamen Qiushi Intelligent Network Technology Co., LTD	2,777	7,140	1,620
Xiamen Qiushi Intelligent Network Equipment Co., LTD	-	5,676	-
Xiamen Qiushi Intelligence Software Co., LTD	-	-	500
Xiamen Dongling Weiye investment partnership (limited partnership)	-	-	8,400
Xiamen Xueyoubang Network Technology Co.	-	-	4,000
Xiamen Yinshan Longchang Investment Partnership (limited partnership)	-	4,900	-
Liu Jun	2,625	1,217	27
Total	15,130	50,791	23,027

Payment of loans to related parties
Xiamen Qiushi Intelligent Network Technology Co., LTD	54,667	483	314
Fujian Qiushi Intelligent Co., LTD	24,084	-	95,305
Xiamen Xueyoubang Network Technology Co.	-	-	6,240
Cheng’s Investment Group Co., LTD. (Hainan)	-	-	10,800
Xiamen Qiushi Intelligent Network Equipment Co., LTD	4,780	-	-
Xiamen Yinshan Longchang Investment Partnership (limited partnership)	-	3,983	-
Liu Jun	5,180	403	-
Fujian Henduoka Network Technology Co., Ltd.	-	821	3,870
Total	88,711	5,690	116,529

	For the years ended December 31,
	2021 (Audited)	2022 (Audited)	2023 (Audited)
	(In thousands)
	RMB	RMB	RMB
Service and commodity purchase from related parties
Equipment procurement
Fujian Qiushi Intelligent Co., LTD	27,809	894	-
Xiamen Qiushi Intelligent Network Technology Co., LTD	1,009	120	3,049
	28,818	1,014	3,049
Sub-contract cost
Xiamen Xueyoubang Network Technology Co.	-	43,240	28,200
	-	43,240	28,200
Service fee paid to a related party
Tianjiu Shared Intelligent Enterprise Service Co., LTD	31,211	70	-
Fujian Henduoka Network Technology Co., Ltd.	-	-	256
	31,211	70	256
Rent, utilities and cleaning fees
Xiamen Qiushi Intelligent Network Equipment Co., LTD	584	523	743
	584	523	743
Total	60,613	44,847	32,248

	For the years ended December 31,
	2021 (Audited)	2022 (Audited)	2023 (Audited)
	(In thousands)
	RMB	RMB	RMB
Transfer of Long-term investment
Xiamen Yinshan Longchang Investment Partnership (limited partnership)	-	1,726	-
Total	-	1,726	-

	For the years ended December 31,
	2021 (Audited)	2022 (Audited)	2023 (Audited)
	(In thousands)
	RMB	RMB	RMB
Share Transfer
Xiamen Rongguang Information Technology Co., Ltd.	-	150	-
Zhang Hongwei	-	8	-
Total	-	158	-

	For the years ended December 31,
	2021 (Audited)	2022 (Audited)	2023 (Audited)
	(In thousands)
	RMB	RMB	RMB
Disposal gain
Income from disposal of Fujian Henduoka Network Technology Co., Ltd.	-	4,318	-
Total	-	4,318	-

On August 25, 2023, Xiamen Lianzhanghui Intelligent Technology Co.,Ltd, Fujian Qiushi Intelligent Co., LTD and Xiamen Lianzhang Media Co.,Ltd signed a credit and debt offset agreement, which stipulated the transfer of a creditor’s rights amounting to RMB20.9 million, originally held by Fujian Qiushi intelligent, to Xiamen Lianzhanghui. After the transfer, Fujian Qiushi intelligent’s debts owned to Xiamen Lianzhanghui were extinguished.

Guarantees

On August 3, 2022, Mr. Andong Zhang, Ms. Hongling Zhang, and Xiamen Lianzhanghui Intelligent Technology Co., Ltd. (collectively, the “Guarantors”) entered into a Maximum Amount Guarantee Contract, pursuant to which the Guarantors provided joint guarantees for indebtedness arising out of a credit facility agreement (the “Credit Facility Agreement”) entered into between Fujian Qiushi Intelligent Co., Ltd. (“Fujian Qiushi Intelligent”), as debtor, and Xiamen Bank, as creditor, during the period from July 25, 2022 to July 25, 2025. The maximum aggregate principal amount that can be drawn under the Credit Facility Agreement is RMB5 million. The Maximum Amount Guarantee Contract provides that the maximum amount guaranteed by the Guarantors in connection with the Credit Facility Agreement is RMB7.5 million, which includes, without limitation, principal, interest, damages and costs and expenses for enforcing creditor rights. On August 15, 2022, Fujian Qiushi Intelligent withdrew RMB5 million from the line of credit, which was fully repaid. On September 5, 2023 Fujian Qiushi Intelligent has borrowed RMB 5 million from Xiamen Bank, within one-year term. As of December 31, 2023, Fujian Qiushi Intelligent has borrowed RMB 5 million from Xiamen Bank, with a guaranteed maturity date of September 5, 2024.

On November 2, 2022, Mr. Andong Zhang, Xiamen Qiushi Intelligent Network Equipment Co., LTD, and Xiamen Lianzhanghui Intelligent Technology Co., Ltd. provided joint guarantees for the loans and borrowings of Fujian Qiushi Intelligent from November 4, 2022 to November 4, 2025. The total principal amount of the creditor’s rights does not exceed the credit limit of RMB 10 million provided by the creditor to the debtor. As of December 31, 2023, Fujian Qiushi Intelligent has borrowed RMB 10 million from Xiamen Bank, with a guaranteed maturity date of March 10, 2024. As of the date of the prospectus, the loan has been paid off.

On June 21, 2024, the Company obtained two secured loans of RMB6 million in total from Industrial Bank with a one-year term and an annual interest rate of 3.85% for each loan. Such loans were guaranteed by Mr. Andong Zhang, our founder and Chairman, and his spouse Ms. Hongling Zhang.

Share Issuance

On May 24, 2024, Dongling Technology transferred 3.15% of Lianzhang Portal it acquired from Wuxi Fin-tech to our WFOE, LZ Menhu. Considering this transaction, LZ Technology’s board of directors amended the June 2023 Resolutions to change the numbers of Class A and Class B Ordinary Shares allotted and issued to LZ Holdings: (i) from 9,579,248 Class A Ordinary Shares to 9,891,163 Class A Ordinary Shares, and (ii) from 11,807,883 Class B Ordinary Shares to 13,632,068 Class B Ordinary Shares. On May 24, 2024, we issued 311,915 Class A Ordinary Shares and 1,824,185 Class B Ordinary Shares to LZ Holdings. For more information, please see “Corporate History and Structure—Lianzhang Portal’s Minority Shareholder.”

Employment and Indemnification Agreements

See “Management—Employment and Indemnification Agreements.”

Compensation of Directors and Officers

See “Management—Compensation of Directors and Officers.”

DESCRIPTION OF SHARE CAPITAL

LZ Technology is a Cayman Islands exempted company with limited liability and its affairs are governed by its memorandum and articles of association, as amended from time to time, and the Companies Act (As Revised) of the Cayman Islands, which is referred to as the Companies Act below, and the common law of the Cayman Islands.

Until the effectiveness of the registration statement of which this prospectus forms a part, LZ Technology’s authorized share capital is $50,000 divided into 2,000,000,000 shares with a par value of $0.000025 each comprising (a) 80,000,000 Class A Ordinary Shares with a par value of $0.000025, (b) 1,920,000,000 Class B Ordinary Shares with a par value of $0.000025. The Class A Ordinary Shares and the Class B Ordinary Shares are collectively referred to as the Ordinary Shares below.

LZ Technology’s post offering memorandum and articles of association that become effective upon the effectiveness of the registration statement of which this prospectus forms a part will change the authorized share capital to comprise: (a) 80,000,000 Class A Ordinary Shares with a par value of $0.000025, (b) 1,880,000,000 Class B Ordinary Shares with a par value of $0.000025, and (c) 40,000,000 shares with a par value of $0.000025 of such class or classes (however designated) as the Board may determine.

As of the date of this prospectus, there are 22,500,000 Class A Ordinary Shares and 127,500,000 Class B Ordinary Shares issued and outstanding.

Upon the closing of this offering, LZ Technology will have 22,500,000 Class A Ordinary Shares and 137,500,000 Class B Ordinary Shares issued and outstanding, or 22,500,000 Class A Ordinary Shares and 139,000,000 Class B Ordinary Shares issued and outstanding if the underwriter exercises the over-allotment option in full.

LZ Technology’s Post Offering Memorandum and Articles of Association

LZ Technology will adopt an amended and restated memorandum and articles of association, which will become effective and replace its current memorandum and articles of association in its entirety upon the effectiveness of this registration statement. The following are summaries of certain material provisions of the post offering memorandum and articles of association and of the Companies Act, insofar as they relate to the material terms of the Ordinary Shares.

Objects of LZ Technology. Under the post offering memorandum and articles of association, the objects of LZ Technology are unrestricted, and LZ Technology is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by section 27(2) of the Companies Act.

Ordinary Shares. Holders of the Class A Ordinary Shares and Class B Ordinary Shares will have the same rights except for voting and conversion rights. The Ordinary Shares are issued in registered form and are issued when registered in LZ Technology’s register of members. LZ Technology may not issue shares to bearer. Shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Conversion. Each Class A Ordinary Share is convertible into one Class B Ordinary Share at any time at the option of the holder thereof. Class B Ordinary Shares are not convertible into Class A Ordinary Shares under any circumstances. Upon any transfer of Class A Ordinary Shares by a holder to any person or entity which is not an affiliate of such holder, such Class A Ordinary Shares shall be automatically and immediately converted into the equivalent number of Class B Ordinary Shares.

Dividends. The holders of the Ordinary Shares are entitled to such dividends as may be declared by the board of directors of LZ Technology. The post offering memorandum and articles of association provide that dividends may be declared and paid out of the funds of LZ Technology lawfully available therefor. Under the laws of the Cayman Islands, LZ Technology may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid if this would result in LZ Technology being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Holders of the Ordinary Shares have the right to receive notice of, attend and vote at general meetings of LZ Technology. Holders of the Class A Ordinary Shares and the Class B Ordinary Shares shall, at all times (other than in respect of separate general meetings of the holders of a class or series of shares), vote together as one class on all matters submitted to a vote by the members at any such general meeting. Each Class A Ordinary Share shall be entitled to ten (10) votes on all matters subject to the vote at general meetings of the Company, and each Class B Ordinary Share shall be entitled to one (1) vote on all matters subject to the vote at general meetings of the Company. Voting at any meeting of shareholders is to be decided on a show of hands unless a poll is required by the rules and regulations of Nasdaq or a poll is demanded by:

●	the chairman of such meeting;

●	at least three shareholders present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorised representative for the time being entitled to vote at the meeting;

●	shareholder(s) present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorised representative representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting; and

●	shareholder(s) present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorised representative and holding shares in us conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes cast by those shareholders present and voting at the meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast by those shareholders present and voting at the meeting. A special resolution will be required in order for important matters, such as a change of name, making changes to the post offering memorandum and articles of association, a reduction of the share capital and the winding up of the company. Shareholders may, among other things, divide or combine their shares by ordinary resolution.

General Meetings of Shareholders. As a Cayman Islands exempted company, LZ Technology is not obliged by the Companies Act to call shareholders’ annual general meetings. The post offering memorandum and articles of association provide that LZ Technology shall, if required by the Companies Act, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by the directors. General meetings, including annual general meetings, may be held at such times and in any location in the world as may be determined by the Board. A general meeting or any class meeting may also be held by means of such telephone, electronic or other communication facilities as to permit all persons participating in the meeting to communicate with each other, and participation in such a meeting constitutes presence at such meeting.

Shareholders’ general meetings may be convened by the chairperson of the board of directors or by a majority of the board of directors. Advance notice of not less than ten clear days is required for the convening of an annual general shareholders’ meeting (if any) and any other general meeting of the shareholders. At any general meeting, two (2) shareholders entitled to vote and present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorised representative representing not less than one-third of the voting power of the total issued shares in LZ Technology throughout the meeting shall form a quorum for all purposes.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. The post offering memorandum and articles of association do not provide shareholders with any right to requisition a general meeting or put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Transfer of Ordinary Shares. Subject to the restrictions contained in the post offering memorandum and articles of association, shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in the usual or common form or in a form designated by the relevant stock exchange or any other form approved by the board of directors. Notwithstanding the foregoing, Ordinary Shares may also be transferred in accordance with the applicable rules and regulations of the relevant stock exchange.

The board of directors of LZ Technology may, in its absolute discretion, decline to register any transfer of any Ordinary Share which is not fully paid up or on which LZ Technology has a lien. The board of directors may also decline to register any transfer of any Ordinary Share unless:

●	the instrument of transfer is lodged with LZ Technology, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as the board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the shares are to be transferred does not exceed four; and

●	a fee of such maximum sum as the relevant stock exchange may determine to be payable or such lesser sum as the directors may from time to time require is paid to LZ Technology in respect thereof.

If the directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required in accordance with the rules of the relevant stock exchange, be suspended and the register closed at such times and for such periods as the board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as the board may determine.

Liquidation. On the winding up of LZ Technology, if the assets available for distribution amongst its shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to LZ Technology for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, such the assets will be distributed so that, as nearly as may be, the losses are borne by the shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares. The board of directors of LZ Technology may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. LZ Technology may issue shares on terms that such shares are subject to redemption, at its option or at the option of the holders of these shares, on such terms and in such manner as may be determined by the board of directors. LZ Technology may also repurchase any of its shares on such terms and in such manner as have been approved by its board of directors. Under the Companies Act, the redemption or repurchase of any share may be paid out of LZ Technology’s profits, share premium or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital if LZ Technology can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, LZ Technology may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. Whenever the capital of LZ Technology is divided into different classes, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares. The post offering memorandum and articles of association of LZ Technology authorize its board of directors to issue additional Ordinary Shares from time to time as the board of directors shall determine, to the extent of available authorized but unissued shares.

The post offering memorandum and articles of association also authorize the board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including, among other things:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights and voting rights; and

●	the rights and terms of redemption and liquidation preferences.

The board of directors of LZ Technology may issue preference shares without action by the shareholders to the extent of available authorized but unissued shares. Issuance of these shares may dilute the voting power of holders of Ordinary Shares.

Inspection of Books and Records. Under Cayman Islands law, a list of the names of the current directors and alternate directors (if applicable) is made available by the Cayman Islands Registrar of Companies for inspection by any person on payment of a fee. The register of mortgages is open to inspection by creditors and shareholders. Apart from the foregoing, holders of the Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of the register of members or corporate records and accounts of LZ Technology. However, the post offering memorandum and articles of association of LZ Technology have provisions that provide the shareholders the right to inspect register of members without charge, and to receive the annual audited financial statements of LZ Technology. See “Where You Can Find Additional Information.”

Anti-Takeover Provisions. Some provisions of the post offering memorandum and articles of association of LZ Technology may discourage, delay or prevent a change of control of LZ Technology or management that shareholders may consider favorable, including provisions that:

●	authorize the board of directors of LZ Technology to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by the shareholders; and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, directors of LZ Technology may only exercise the rights and powers granted to them under its post offering memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of LZ Technology.

Exempted Company.  LZ Technology is an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as an exempted limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by seventy-five per cent in value of the members or class of members, as the case may be, with whom the arrangement is to be made and a majority in number of each class of creditors with whom the arrangement is to be made, and who must in addition represent seventy-five per cent in value of each such class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that Class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

The Companies Act also contains statutory provisions which provide that a company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company (a) is or is likely to become unable to pay its debts within the meaning of section 93 of the Companies Act; and (b) intends to present a compromise or arrangement to its creditors (or classes thereof) either, pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring. The petition may be presented by a company acting by its directors, without a resolution of its members or an express power in its articles of association. On hearing such a petition, the Cayman Islands court may, among other things, make an order appointing a restructuring officer or make any other order as the court thinks fit.

Shareholders’ Suits. In principle, LZ Technology will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than the number of votes which have actually been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against LZ Technology where the individual rights of that shareholder have been infringed or are about to be infringed.

Our post-offering articles of association contains a provision by which our shareholders waive any claim or right of action that they may have, both individually and on our behalf, against any director in relation to any action or failure to take action by such director in the performance of his or her duties with or for our Company, except in respect of any fraud, wilful default or dishonesty of such director.

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The post offering memorandum and articles of association of LZ Technology provide that that LZ Technology shall indemnify its directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, wilful default or fraud, in or about the conduct of LZ Technology’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning LZ Technology or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in the post offering memorandum and articles of association of LZ Technology.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The post offering articles of association of LZ Technology provide that any action required or permitted to be taken at any general meetings may be taken upon the vote of shareholders at a general meeting duly noticed and convened in accordance with our post offering articles of association and may be taken by written consent of the shareholders without a meeting.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. LZ Technology’s post offering articles of association do not provide its shareholders with such right. As an exempted Cayman Islands company, LZ Technology is not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but the post offering articles of association of LZ Technology do not provide for cumulative voting. As a result, shareholders of LZ Technology are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the post offering articles of association, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. Under the post offering articles of association of LZ Technology, a director’s office shall be vacated if the director (i) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; (iv) without special leave of absence from the board of directors of LZ Technology, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; (v) is prohibited by law from being a director or; (vi) is removed from office pursuant to the laws of the Cayman Islands or any other provisions of the post offering memorandum and articles of association of LZ Technology.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the post offering articles of association of LZ Technology, if the share capital of LZ Technology is divided into more than one class of shares, the rights attached to any such class may only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, the post offering memorandum and articles of association of LZ Technology may only be amended with a special resolution of shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by the post offering memorandum and articles of association of LZ Technology on the rights of non-resident or foreign shareholders to hold or exercise voting rights on the shares of LZ Technology. In addition, there are no provisions in the post offering memorandum and articles of association of LZ Technology governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

Upon LZ Technology’s incorporation on November 23, 2022, it had an authorized share capital of $50,000 divided into 50,000 shares of a par value of $1.00 each. On November 23, 2022, one ordinary share, par value of $1.00, was allotted and issued to the initial subscriber, Sertus Nominees (Cayman) Limited, who transferred the share to LZ Holdings, on the same day. In addition, an additional 49,999 ordinary shares, par value of $1.00 each, were allotted and issued to LZ Holdings for a total consideration of $49,999. As a result, LZ Technology had 50,000 ordinary shares, par value of $1.00 each, issued and outstanding on November 23, 2022.

On June 23, 2023, LZ Technology repurchased 49,999 ordinary shares, $1.00 par value, from LZ Holdings for $49,999. LZ Technology paid the purchase price out of its capital and the repurchased shares were immediately cancelled. As a result of the repurchase, LZ Technology had one ordinary share, $1.00 par value issued and outstanding, which was owned by LZ Holdings.

Immediately following the above repurchase of shares, each issued and unissued share of LZ Technology, par value of $1.00 was subdivided into 10,000 shares, par value of $0.0001 each. As a result of the subdivision, the authorized share capital of LZ Technology changed from $50,000 divided into 50,000 shares with a par value of $1.00 each to $50,000 divided into 500,000,000 shares with a par value of $0.0001 each. In addition, immediately after the subdivision, the authorized share capital of LZ Technology was re-classified and re-designated into $50,000 divided into 20,000,000 Class A Ordinary Shares, par value of $0.0001 each and 480,000,000 Class B Ordinary Shares, par value of $0.0001 each. The then issued, post-subdivision 10,000 ordinary shares owned by LZ Holdings, were re-classified and re-designated as 10,000 Class A Ordinary Shares.

Following the re-classification and re-designation referred to above, LZ Technology allotted and issued the following shares:

●	9,579,248 Class A Ordinary Shares to LZ Holdings for $957,9248;

●	11,807,883 Class B Ordinary Shares to LZ Holdings for $1180.7883;

●	6,239,909 Class B Ordinary Shares to BJ Tojoy Shared Enterprise Consulting Ltd for $623.9909;

●	15,000,000 Class B Ordinary Shares to Vanshion Investment Group Limited (万盛投资集团有限公司)for $1,500;

●	16,942,491 Class B Ordinary Shares to Youder Investment Group Limited (友达投资集团有限公司)for $1,694.2491;

●	1,259,273 Class B Ordinary Shares to Sing Family Investment Limited for $125.9273; and

●	3,032,846 Class B Ordinary Shares to Kim Full Investment Company Limited for $303.2846.

Upon completion of the above reorganization, the authorized share capital of LZ Technology became $50,000 divided into 500,000,000 shares of a nominal or par value of $0.0001 each, comprising of 20,000,000 Class A Ordinary Shares of a par value of $0.0001 each and 480,000,000 Class B Ordinary Shares of a par value of $0.0001 each. As of June 23, 2023, there were 9,589,248 Class A Ordinary Shares and 54,282,402 Class B Ordinary Shares issued and outstanding.

On May 24, 2024, Dongling Technology transferred 3.15% of Lianzhang Portal it acquired from Wuxi Fin-tech to our WFOE, LZ Menhu. Considering this transaction, LZ Technology’s board of directors amended the June 2023 Resolutions to change the numbers of Class A and Class B Ordinary Shares allotted and issued to LZ Holdings: (i) from 9,579,248 Class A Ordinary Shares to 9,891,163 Class A Ordinary Shares, and (ii) from 11,807,883 Class B Ordinary Shares to 13,632,068 Class B Ordinary Shares. On May 24, 2024, we issued 311,915 Class A Ordinary Shares and 1,824,185 Class B Ordinary Shares to LZ Holdings. For more information, please see “Corporate History and Structure—Lianzhang Portal’s Minority Shareholder.” As of May 24, 2024, there were 9,901,163 Class A Ordinary Shares, and 56,106,587 Class B Ordinary Shares issued and outstanding.

On July 15, 2024, LZ Technology effected a subdivision of each of its existing issued and unissued Ordinary Shares with a par value of $0.0001 each into four (4) shares with a par value of $0.000025 each. As a result of the Share Subdivision, the authorized share capital of the Company became $50,000 divided into 2,000,000,000 Ordinary Shares, consisting of 80,000,000 Class A Ordinary Shares and 1,920,000,000 Class B Ordinary Shares, with a par value of $0.000025 each. Additionally, the total number of the Company’s issued and outstanding Class A Ordinary Shares increased from 9,901,163 shares to 39,604,652 shares and issued and outstanding Class B Ordinary Shares increased from 56,106,587 shares to 224,426,348.

Immediately upon the completion of the Share Subdivision, the shareholders of LZ Technology surrendered the following Ordinary Shares for no consideration and for cancellation:

●	17,104,652 Class A Ordinary Shares surrendered by LZ Holdings;

●	23,549,935 Class B Ordinary Shares surrendered by LZ Holdings;

●	10,779,690 Class B Ordinary Shares surrendered by BJ Tojoy Shared Enterprise Consulting Ltd;

●	25,913,094 Class B Ordinary Shares surrendered by Vanshion Investment Group Limited (万盛投资集团有限公司);

●	29,268,824 Class B Ordinary Shares surrendered by Youder Investment Group Limited (友达投资集团有限公司);

●	2,175,444 Class B Ordinary Shares surrendered by Sing Family Investment Limited; and

●	5,239,361 Class B Ordinary Shares surrendered by Kim Full Investment Company Limited.

Upon the completion of the Share Surrender, the total number of issued and outstanding Class A Ordinary Shares of LZ Technology was reduced from 39,604,652 to 22,500,000 shares and the total number of issued and outstanding Class B Ordinary Shares was reduced from 224,426,348 to 127,500,000. The ownership percentages of LZ Technology’s shareholders remained the same after the Share Subdivision and Share Surrender. We have retrospectively reflected the Share Subdivision and Share Surrender in all financial periods presented in this prospectus.

As of the date of this prospectus, there are 22,500,000 Class A Ordinary Shares and 127,500,000 Class B Ordinary Shares issued and outstanding.

On July 15, 2024, in consideration for business consulting services to be provided by JW, commencing on July 15, 2024 and ending on the fourth (4th) anniversary of the date on which the Class B Ordinary Shares begin trading on the Nasdaq, LZ Technology issued JW a pre-funded warrant to purchase 7,500,000 Class B Ordinary Shares. The JW Warrant has an exercise price of $0.01 per share and provides for piggyback registration rights with respect to the Class B Ordinary Shares issuable upon exercise of the JW Warrant, excluding this registration in connection with the Company’s initial public offering. The JW Warrant will vest in five (5) equal annual installments over a four-year period with the first 20% vesting and becoming exercisable on the date the Class B Ordinary Shares begin trading on the Nasdaq. The JW Warrant is subject to a limitation on beneficial ownership to 4.99% of the Company’s Class B Ordinary Shares that would be outstanding immediately after exercise. The JW Warrant and the Class B Ordinary Shares issuable upon exercise thereof are subject to the 180-day lock-up required by the underwriters in connection with this offering. A copy of the JW Warrant is filed as an exhibit to this registration statement and the description above is qualified in its entirety by reference to the full text of such exhibit.

Listing

We have applied to have the Class B Ordinary Shares listed on the Nasdaq Capital Market under the symbol “LZMH”. We cannot guarantee that we will be successful in listing the Class B Ordinary Shares on the Nasdaq Capital Market; however, we will not complete this offering unless we are so listed.

Transfer Agent and Registrar

The transfer agent and registrar for the Class B Ordinary Shares is Transhare Corporation. The transfer agent and registrar’s address is 17755 North US Highway 19 Suite 140, Clearwater, Fl 33764.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have issued and outstanding 137,500,000 Class B Ordinary Shares (or 139,000,000 Class B Ordinary Shares if the underwriters exercise the over-allotment option in full). All of the Class B Ordinary Shares sold in this offering will be freely transferable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, executive officers and 10% shareholders. Sales of substantial amounts of the Class B Ordinary Shares in the public market could adversely affect prevailing market prices of Class B Ordinary Shares. All outstanding Class B Ordinary Shares prior to this offering are “restricted securities” as that term is defined in Rule 144 and may be sold only if they are sold pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act such as those provided in Rules 144 and 701 promulgated under the Securities Act, which rules are summarized below. Restricted Class B Ordinary Shares may also be sold outside of the United States in accordance with Regulation S under the Securities Act. This prospectus may not be used in connection with any resale of the Class B Ordinary Shares acquired in this offering by our affiliates.

Rule 144

In general, under Rule 144 of the Securities Act, a person or entity that has beneficially owned the Class B Ordinary Shares for at least six months and is not our “affiliate” will be entitled to sell the Class B Ordinary Shares, subject only to the availability of current public information about us, and will be entitled to sell Class B Ordinary Shares held for at least one year without any restriction. A person or entity that is our “affiliate” and has beneficially owned Class B Ordinary Shares for at least six months will be able to sell, within a rolling three month period, the number of Class B Ordinary Shares that does not exceed the greater of the following:

(i)	1% of the then outstanding Class B Ordinary Shares, which immediately after this offering will equal approximately 1,375,000 Class B Ordinary Shares (or 1,390,000 Class B Ordinary Shares if the underwriter exercises the over-allotment option in full); and

(ii)	the average weekly trading volume of Class B Ordinary Shares on Nasdaq Capital Market during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates under Rule 144 must be made through unsolicited brokers’ transactions. They are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, directors or consultants who purchases the Class B Ordinary Shares from us pursuant to a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such Class B Ordinary Shares 90 days after we become a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, such as the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

Lock-up Agreements

See “Underwriting—Lock-up Agreements.”

We are not aware of any plans by any significant shareholders to dispose of significant numbers of the Class B Ordinary Shares. However, we cannot predict what effect, if any, future sales of the Class B Ordinary Shares, or the availability of Class B Ordinary Shares for future sale, will have on the trading price of the Class B Ordinary Shares from time to time. Sales of substantial amounts of the Class B Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of the Class B Ordinary Shares.

The underwriters have agreed to waive the lock-up requirement for Class B Ordinary Shares being sold by the Selling Shareholder named in the Resale Prospectus.

TAXATION

The following sets forth material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in the Class B Ordinary Shares. It is based upon laws and relevant interpretations thereof as of the date of this prospectus, all of which are subject to change. This discussion does not address all possible tax consequences relating to an investment in the Class B Ordinary Shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it is the opinion of Conyers Dill & Pearman, our special Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it is the opinion of Beijing Hylands Law Firm, our special PRC counsel. To the extent that the discussion relates to matters of U.S. federal income tax law it is the opinion of Potomac Law Group, our U.S. counsel as to the material U.S. federal income tax consequences to the U.S. Holders described herein of an investment in the Class B Ordinary Shares.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within, the jurisdiction of the Cayman Islands. The Cayman Islands are a party to a double tax treaty entered into with the United Kingdom in 2010 but otherwise is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of Ordinary Shares, nor will gains derived from the disposal of Ordinary Shares be subject to Cayman Islands income or corporation tax.

Under the laws of the Cayman Islands, no stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands or if the transfer documents are executed in or brought into the Cayman Islands.

PRC Taxation

In March 2007, the National People’s Congress of China enacted the Enterprise Income Tax Law, which became effective on January 1, 2008 and amended on February 24, 2017. Generally, our PRC subsidiaries, which are considered PRC resident enterprises under the Enterprise Income Tax Law, are subject to enterprise income tax on their worldwide taxable income as determined under the Enterprise Income Tax Law and accounting standards at a rate of 25%.

In addition, the Enterprise Income Tax Law provides that enterprises organized under the laws of jurisdictions outside of China with their “de facto management bodies” located within China may be considered PRC resident enterprises and therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. The Implementing Rules of the Enterprise Income Tax Law further defines the term “de facto management body” as the management body that exercises substantial and overall management and control over the business, personnel, accounts and properties of an enterprise. While we do not currently consider LZ Technology or any of its overseas subsidiaries to be a PRC resident enterprise, there is a risk that the PRC tax authorities may deem LZ Technology or any of its overseas subsidiaries as a PRC resident enterprise since a substantial majority of the members of their management team as well as the management team of the overseas subsidiaries are located in China.

If the PRC tax authorities determine that LZ Technology or any of its overseas subsidiaries is a “resident enterprise” for PRC enterprise income tax purpose, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, under the Enterprise Income Tax Law and its implementing rules, we may be required to withhold a 10% withholding tax from dividends LZ Technology pays to the shareholders that are non-resident enterprises, including the holders of the Class B Ordinary Shares. Finally, non-resident enterprise shareholders may be subject to a 10% PRC tax on gains realized on the sale or other disposition of Class B Ordinary Shares, if such income is treated as sourced from within China. Furthermore, if LZ Technology is deemed a PRC resident enterprise, dividends paid to individual investors who are non-PRC residents and any gain realized on the transfer of Class B Ordinary Shares by such investors may be subject to PRC tax at a current rate of 20% (which in the case of dividends may be withheld at source). Any PRC tax liability may be reduced under applicable tax treaties or tax arrangements between China and other jurisdictions. If LZ Technology or any of its subsidiaries established outside of China are considered a PRC resident enterprise, it is unclear whether holders of the Class B Ordinary Shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. See “Risk Factors—Risks Related to Doing Business in China—We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income.”

U.S. Federal Income Taxation

The following summarizes the material U.S. federal income tax consequences to the U.S. Holders described below of owning and disposing of the Class B Ordinary Shares. This discussion does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s decision to acquire our Class B Ordinary Shares.

This discussion applies only to a U.S. Holder that acquires the Class B Ordinary Shares in this offering and holds the Class B Ordinary Shares as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including the alternative minimum tax, the Medicare contribution tax on net investment income and tax consequences applicable to U.S. Holders subject to special rules, such as:

●	certain financial institutions;

●	securities dealers or traders in securities that use a mark-to-market method of tax accounting;

●	persons holding Class B Ordinary Shares as part of a straddle, conversion transaction, integrated transaction or similar transaction;

●	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

●	entities classified as partnerships for U.S. federal income tax purposes and their partners or investors;

●	tax-exempt entities, “individual retirement accounts” or “Roth IRAs”;

●	persons that own or are deemed to own Class B Ordinary Shares representing 10% or more of the voting power or value; or

●	persons holding Class B Ordinary Shares in connection with a trade or business outside the United States.

If a partnership (or other entity that is classified as a partnership for U.S. federal income tax purposes) owns Class B Ordinary Shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships owning Class B Ordinary Shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of our Class B Ordinary Shares.

This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, and the income tax treaty between the United States and the PRC, or the Treaty, all as of the date hereof, any of which is subject to change, possibly with retroactive effect.

As used herein, a “U.S. Holder” is a beneficial owner of the Class B Ordinary Shares that is, for U.S. federal income tax purposes:

●	a citizen or individual resident of the United States;

●	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

●	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of Class B Ordinary Shares in their particular circumstances.

Taxation of Distributions

Except as described below under “—Passive Foreign Investment Company Rules,” distributions paid on the Class B Ordinary Shares, other than certain pro rata distributions of Class B Ordinary Shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. Dividends will not be eligible for the dividends received deduction generally available to U.S. corporations under the Code. Subject to applicable limitations and the discussion above regarding concerns expressed by the U.S. Treasury, and subject to the passive foreign investment company rules described below, dividends paid to certain non-corporate U.S. Holders may be taxable at favorable rates. Non-corporate U.S. Holders should consult their tax advisers regarding the availability of these favorable rates in their particular circumstances.

Dividends will be included in a U.S. Holder’s income on the date of receipt by the U.S. Holder. The amount of any dividend income paid in foreign currency will be the U.S. dollar amount calculated by reference to the spot rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars on such date. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the amount received. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Dividends will be treated as foreign-source income for foreign tax credit purposes. As described in “—PRC Taxation,” dividends paid by the Company may be subject to PRC withholding tax. For U.S. federal income tax purposes, the amount of the dividend income will include any amounts withheld in respect of PRC withholding tax. Subject to applicable limitations, which vary depending upon the U.S. Holder’s circumstances, and subject to the discussion above regarding concerns expressed by the U.S. Treasury, PRC taxes withheld from dividend payments (at a rate not exceeding the applicable rate provided in the Treaty in the case of a U.S. Holder eligible for the benefits of the Treaty) generally will be creditable against a U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex, and U.S. Holders should consult their tax advisers regarding the creditability of foreign tax credits in their particular circumstances. In lieu of claiming a credit, a U.S. Holder may elect to deduct such PRC taxes in computing its taxable income, subject to applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits must apply to all foreign taxes paid or accrued in the taxable year.

Sale or Other Taxable Disposition of Class B Ordinary Shares

Except as described below under “—Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss on a sale or exchange or other taxable disposition of the Class B Ordinary Shares in an amount equal to the difference between the amount realized on the sale or exchange or other taxable disposition and the U.S. Holder’s tax basis in the Class B Ordinary Shares disposed of, in each case as determined in U.S. dollars. The gain or loss will be long-term capital gain or loss if, at the time of the sale or disposition, the U.S. Holder has owned the Class B Ordinary Shares for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders may be subject to tax rates that are lower than those applicable to ordinary income. The deductibility of capital losses is subject to limitations.

As described in “—PRC Taxation,” gains on the sale of Class B Ordinary Shares may be subject to PRC taxes. A U.S. Holder is entitled to use foreign tax credits to offset only the portion of its U.S. federal income tax liability that is attributable to foreign-source income. Because under the Code capital gains of U.S. persons are generally treated as U.S.-source income, this limitation may preclude a U.S. Holder from claiming a credit for all or a portion of any PRC taxes imposed on any such gains. However, U.S. Holders eligible for the benefits of the Treaty may be able to elect to treat the gain as PRC-source and therefore claim foreign tax credits in respect of PRC taxes on such disposition gains. U.S. Holders should consult their tax advisers regarding their eligibility for the benefits of the Treaty and the creditability in their particular circumstances of any PRC tax on disposition gains.

Passive Foreign Investment Company Rules

In general, a non-U.S. corporation is a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and certain gains. Cash is a passive asset for these purposes.

Based on the expected composition of our income and assets and the value of our assets, including goodwill, which in turn is based on the expected price of our shares in this offering, we do not expect to be a PFIC for our current taxable year. However, the proper application of the PFIC rules to a company with a business such as ours is not entirely clear. We will hold a substantial amount of cash following this offering, and because our PFIC status for any taxable year will depend on the composition of our income and assets and the value of our assets from time to time (which may be determined, in part, by reference to the market price of the Class B Ordinary Shares, which could be volatile), there can be no assurance that we will not be a PFIC for our current taxable year or any future taxable year.

If we were a PFIC for any taxable year and any of our subsidiaries were also a PFIC (any such entity referred to as a Lower-tier PFIC), U.S. Holders would be deemed to own a proportionate amount (by value) of the shares of each Lower-tier PFIC and would be subject to U.S. federal income tax according to the rules described in the subsequent paragraph on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower-tier PFICs, in each case as if the U.S. Holders held such shares directly, even though the U.S. Holders did not receive the proceeds of those distributions or dispositions.

In general, if we were a PFIC for any taxable year during which a U.S. Holder holds Class B Ordinary Shares, gain recognized by such U.S. Holder on a sale or other disposition (including certain pledges) of its Class B Ordinary Shares would be allocated ratably over that U.S. Holder’s holding period. The amounts allocated to the taxable year of the sale or disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the resulting tax liability for each such year. Furthermore, to the extent that distributions received by a U.S. Holder in any year on its Class B Ordinary Shares exceed 125% of the average of the annual distributions on Class B Ordinary Shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, such distributions would be subject to taxation in the same manner. In addition, if we were a PFIC (or with respect to a particular U.S. Holder were treated as a PFIC) for a taxable year in which we paid a dividend or for the prior taxable year, the favorable tax rates described above with respect to dividends paid to certain non-corporate U.S. Holders would not apply.

Alternatively, if we were a PFIC and if the Class B Ordinary Shares were “regularly traded” on a “qualified exchange,” a U.S. Holder could make a mark-to-market election that would result in tax treatment different from the general tax treatment for PFICs described in the preceding paragraph. The Class B Ordinary Shares would be treated as “regularly traded” for any calendar year in which more than a de minimis quantity of the shares were traded on a qualified exchange on at least 15 days during each calendar quarter. The Nasdaq Capital Market, where the Class B Ordinary Shares are expected to be listed, is a qualified exchange for this purpose. If a U.S. Holder makes the mark-to-market election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the Class B Ordinary Shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the Class B Ordinary Shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the Class B Ordinary Shares will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of Class B Ordinary Shares in a year in which we are a PFIC will be treated as ordinary income, and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election, with any excess treated as capital loss). If a U.S. Holder makes the mark-to-market election, distributions paid on Class B Ordinary Shares will be treated as discussed under “—Taxation of Distributions” above.

We do not intend to provide the information necessary for U.S. Holders to make qualified electing fund elections, which if available could materially affect the tax consequences of the ownership and disposition of the Class B Ordinary Shares if we were a PFIC for any taxable year. Therefore, U.S. Holders will not be able to make such elections.

If we were a PFIC for any taxable year during which a U.S. Holder owns Class B Ordinary Shares, we would generally continue to be treated as a PFIC with respect to that U.S. Holder for all succeeding years during which the U.S. Holder owns Class B Ordinary Shares, even if we ceased to meet the threshold requirements for PFIC status.

If we were a PFIC for any taxable year during which a U.S. Holder owned any Class B Ordinary Shares, the U.S. Holder would generally be required to file annual reports with the IRS. U.S. Holders should consult their tax advisers regarding the determination of whether we are a PFIC for any taxable year and the potential application of the PFIC rules to their ownership of Class B Ordinary Shares.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding, unless (i) the U.S. Holder is a corporation or other “exempt recipient” and (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Certain U.S. Holders who are individuals (or certain specified entities) may be required to report information relating to their ownership of Class B Ordinary Shares, unless the Class B Ordinary Shares are held in accounts at financial institutions (in which case the accounts may be reportable if maintained by non-U.S. financial institutions). U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to the Class B Ordinary Shares.

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

LZ Technology is incorporated under the laws of the Cayman Islands as an exempted company with limited liability. It is incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

LZ Technology’s constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between LZ Technology, its officers, directors and shareholders, be subject to arbitration.

Substantially all of our assets are located outside the United States. In addition, most of the directors and executive officers of LZ Technology are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

LZ Technology has appointed Cogency Global Inc. as its agent to receive service of process with respect to any action brought against it under the federal or state securities law of the United States.

Conyers Dill & Pearman, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against LZ Technology or its directors or officers that are predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against LZ Technology or its directors or officers that are predicated upon the securities laws of the United States or any state in the United States.

We have been advised by Conyers Dill & Pearman that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States, the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts of the United States against LZ Technology under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands.

People’s Republic of China

Most of our directors and officers are nationals or residents of PRC or Hong Kong and all or a substantial portion of their assets are located outside the U.S. As a result, it may be difficult for investors to effect service of process within the U.S. upon us or these persons, or to enforce against us or them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws or securities laws of any U.S. state.

Our PRC counsel, Beijing Hylands Law Firm has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts shall recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on international treaties concluded or participated by the People’s Republic of China or on principles of reciprocity between jurisdictions, where the PRC courts find that the basic principle of the laws of the People’s Republic of China or the sovereignty, security or public interest of the State is not violated. As a result, judgments rendered by United States courts shall be enforced if such judgements meet the aforesaid standard.

UNDERWRITING

In connection with this offering, we have entered into an underwriting agreement with EF Hutton LLC, as representative of the underwriters (the “representative”), in this offering. The representative may retain other brokers or dealers to act as sub-agents or selected dealers on their behalf in connection with this offering. Subject to the terms and conditions of the underwriting agreement, the underwriters have agreed to purchase from us, on a firm commitment basis, the number of Class B Ordinary Shares set forth opposite their respective names below, at the offering price less the underwriting discounts set forth on the cover page of this prospectus:

Underwriters	Number of Class B Ordinary Shares
EF Hutton LLC	10,000,000
Total	10,000,000

The underwriting agreement provides that the obligation of the underwriters to purchase all of the Class B Ordinary Shares being offered to the public is subject to specific conditions, including the absence of any material adverse change in our business or in the financial markets and the receipt of certain legal opinions, certificates and letters from us, our counsel and the independent auditors. Subject to the terms of the underwriting agreement, the underwriters will purchase all of the shares being offered to the public, other than those covered by the over-allotment option described below, if any of these shares are purchased.

Over-Allotment Option

We have granted to the underwriters an option, exercisable not later than 45 days from the closing of this offering, to purchase up to 15% additional Class B Ordinary Shares sold in this offering, excluding the 10,000,000 Class B Ordinary Shares offered by the Selling Shareholder, at the public offering price, less the underwriting discounts. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares offered by this prospectus. To the extent that the underwriters exercise this option, the underwriters will become obligated, subject to conditions, to purchase, and we will be obligated to sell, the additional shares. If any additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the other shares are being offered hereunder.

Discounts and Expenses

The underwriting discounts are 7% of the gross proceeds of the offering originating from investors introduced by the underwriters and 3.5% of the gross proceeds of the offering originating from investors sourced by the Company. We have agreed to pay the underwriters the discounts set forth below, assuming either no exercise or full exercise by the underwriters of the underwriters’ over-allotment option. We have been advised by the underwriters that the underwriters propose to offer the shares to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $[ ] per Class B Ordinary Share under the offering price. After the offering, the underwriters may change the offering price and other selling terms.

The following table shows the underwriting discounts payable to the underwriters by us in connection with this offering.

	Fee Per Class B Ordinary Share(1)	Total Without Exercise of Over- Allotment	Total With Exercise of Over-Allotment
Public offering price	$	$	$
Discount	$	$	$
Proceeds to our company before expenses	$	$	$

(1)	The fees do not include the underwriters’ expense reimbursement as described below.

In addition, we have agreed to pay all expenses relating to the offering, including, without limitation: (a) all filing fees and expenses relating to the registration of the securities of the Company with the SEC; (b) all fees and expenses relating to the listing of the Class B Ordinary Shares on Nasdaq Capital Market; (c) all fees associated with the review of the offering by FINRA; (d) all fees, expenses and disbursements relating to the required registration or qualification of Class B Ordinary Shares offered under “blue sky” securities laws of states and other jurisdictions designated by the representative, including the reasonable fees and disbursements of the representative’s counsel; (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of the Class B Ordinary Shares of the Company under the securities laws of such foreign jurisdictions as the representative may reasonably designate; (e) the costs of mailing and printing the offering documents; (f) transfer and/or stamp taxes, if any, payable upon our transfer of the securities to the representative; (g) the fees and expenses of our accountants; (i) up to $20,000 actual accountable road show expenses for the offering; (j) the $29,500 cost associated with the use of Ipreo’s book building, prospectus tracking and compliance software for the offering; (k) the costs associated with bound volumes of the offering materials as well as commemorative mementos and lucite tombstones in an aggregate amount not to exceed $5,000; and (l) the fees for representative’s U.S. and PRC legal counsels, in an amount not to exceed $225,000. The Company will be responsible for the representative’s external counsel legal costs irrespective of whether the offering is consummated or not, subject to $100,000 if there is not a closing. We have paid $50,000 to the representative as an advance to be applied towards the reasonably anticipated out-of-pocket expenses. Any unused portion of the advances shall be returned to the Company to the extent the underwriters’ out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

In addition, we agreed to pay the representative 1.0% of the gross proceeds of the offering for non-accountable expenses.

We estimate that expenses payable by us in connection with the offering of the Class B Ordinary Shares, other than the underwriting discounts and the representative’s non-accountable expenses referred to above, will be approximately $1.21  million.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

We have agreed that, without the prior written consent of the representative, subject to certain exceptions as described below, we will not, for a period from the date of this prospectus and for 180 days after the closing of this offering (the “Lock-up Period”):

●	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any Class B Ordinary Shares of LZ Technology or any securities convertible into or exercisable or exchangeable for the Class B Ordinary Shares, other than the Class B Ordinary Shares issued upon the exercise of stock options or warrants or the conversion of a security outstanding on the date of the closing of this public offering or the issuance by LZ Technology of any security under any existing equity compensation plan;

●	file or caused to be filed any registration statement with the SEC relating to the offering of any Class B Ordinary Shares or any securities convertible into or exercisable or exchangeable for the Class B Ordinary Shares, other than any registration statement on Form S-8 in connection with the registration of Class B Ordinary Shares issuable under any employee equity-based compensation plan, incentive plan, stock plan, dividend reinvestment plan adopted and approved by LZ Technology’s board of directors;

●	complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank; or

●	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class B Ordinary Shares, whether any such transaction described above is to be settled by delivery of the Class B Ordinary Shares or such other securities, in cash or otherwise.

During the Lock-up Period, our directors, executive officers, and any holders of outstanding Class B Ordinary Shares or securities exercisable, exchangeable or convertible for Ordinary Shares, including the JW Warrant, as of the effective date of the registration statement of which this prospectus is a part, have agreed, without the prior written consent of the representative, subject to limited exceptions, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any Class B Ordinary Shares or any securities convertible into or exercisable or exchangeable for the Class B Ordinary Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class B Ordinary Shares, or (iii) engage in any short selling of our Class B Ordinary Shares.

The underwriters have agreed to waive the lock-up requirement for Class B Ordinary Shares being sold by the Selling Shareholder named in the Resale Prospectus. See “Shares Eligible For Future Sale—Lock-Up Agreements.”

Right of First Refusal

We have granted the representative a right of first refusal, for a period of 12 months from the closing of the public offering, to act as sole investment banker, sole book-runner, and/or sole placement agent, at the representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such 12-month period, of the Company, or any successor to or any current or future subsidiary of the Company, on terms and conditions customary to the representative for each such transaction.

Listing

We have applied to list the Class B Ordinary Shares on the Nasdaq Capital Market under the symbol “LZMH.” We make no representation that such application will be approved or that the Class B Ordinary Shares will trade on such market either now or at any time in the future. However, we will not complete this offering unless Class B Ordinary Shares are listed on the Nasdaq Capital Market.

Electronic Distribution

A prospectus in electronic format may be made available on the internet sites or through other online services maintained by the underwriter, or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than the prospectus in electronic format, the information on the underwriter’s website is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of Class B Ordinary Shares over-allotted by the underwriters is not greater than the number of Class B Ordinary Shares that may be purchased in the over-allotment option. In a naked short position, the number of Class B Ordinary Shares involved is greater than the number of Class B Ordinary Shares in the over-allotment option. The underwriters may close out any covered short position by either exercising the over-allotment option and/or purchasing Class B Ordinary Shares in the open market.

●	Syndicate covering transactions involve purchases of Class B Ordinary Shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of Class B Ordinary Shares to close out the short position, the underwriters will consider, among other things, the price of Class B Ordinary Shares available for purchase in the open market as compared to the price at which it may purchase Class B Ordinary Shares through the over-allotment option. If the underwriters sell more Class B Ordinary Shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying Class B Ordinary Shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the Class B Ordinary Shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the Class B Ordinary Shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

●	Passive market making makers in the shares who are the underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of the Class B Ordinary Share until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Class B Ordinary Shares or preventing or retarding a decline in the market price of the Class B Ordinary Shares. As a result, the price of the Class B Ordinary Shares may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Class B Ordinary Shares. In addition, neither we nor the underwriters make any representations that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

No Prior Public Market

Prior to this offering, there has been no public market for the Class B Ordinary Shares and the offering price for the Class B Ordinary Shares will be determined through negotiations between us and the underwriters. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the offering price will correspond to the price at which the Class B Ordinary Shares will trade in the public market subsequent to this offering or that an active trading market for the Class B Ordinary Shares will develop and continue after this offering.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect to such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Offers Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares offered by this prospectus in any jurisdiction where action for that purpose is required. The shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Class B Ordinary Shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriters are expected to make offers and sales both in and outside the United States through its selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the Underwritten Offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. Any offer in Australia of the Class B Ordinary Shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Class B Ordinary Shares without disclosure to investors under Chapter 6D of the Corporations Act. The Class B Ordinary Shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the Underwritten Offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Class B Ordinary Shares must observe such Australian on-sale restrictions. This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any Class B Ordinary Shares recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Bermuda

The Class B Ordinary Shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

British Virgin Islands

No invitation, whether directly or indirectly may be made to the public in the BVI to subscribe for our Ordinary Shares This prospectus does not constitute a public offer of the Ordinary Shares, whether by way of sale or subscription, in the BVI. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any Ordinary Shares to the public in the BVI.

Canada

The Ordinary Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Ordinary Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

No invitation, whether directly or indirectly may be made to the public in the Cayman Islands to subscribe for our Ordinary Shares. This prospectus does not constitute a public offer of the Ordinary Shares, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any Ordinary Shares to the public in the Cayman Islands.

Dubai International Financial Center

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The Class B Ordinary Shares which are the subject of the Underwritten Offering contemplated by this document may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Class B Ordinary Shares offered should conduct their own due diligence on the Class B Ordinary Shares. If you do not understand the contents of this document, you should consult an authorized financial advisor.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of Class B Ordinary Shares which are the subject of the Underwritten Offering contemplated by this prospectus to the public in that Relevant Member State other than:

●	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Class B Ordinary Shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Class B Ordinary Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Class B Ordinary Shares to be offered so as to enable an investor to decide to purchase or subscribe the Class B Ordinary Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each of the underwriters severally represents warrants and agrees as follows:

●	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FSMA) received by it in connection with the issue or sale of the Class B Ordinary Shares in circumstances in which Section 21 of the FSMA does not apply to us; and

●	it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Class B Ordinary Shares in, from or otherwise involving the United Kingdom.

France

Neither this prospectus nor any other offering material relating to the Class B Ordinary Shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The Class B Ordinary Shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the Class B Ordinary Shares has been or will be:

●	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

●	to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

●	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

●	used in connection with any offer for subscription or sale of the Class B Ordinary Shares to the public in France.

Such offers, sales and distributions will be made in France only:

●	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

●	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

●	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The Class B Ordinary Shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Germany

This prospectus does not constitute a Prospectus Directive-compliant prospectus in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and does therefore not allow any public offering in the Federal Republic of Germany (“Germany”) or any other Relevant Member State pursuant to § 17 and § 18 of the German Securities Prospectus Act. No action has been or will be taken in Germany that would permit a public offering of the Class B Ordinary Shares, or distribution of a prospectus or any other offering material relating to the Class B Ordinary Shares. In particular, no securities prospectus (Wertpapierprospekt) within the meaning of the German Securities Prospectus Act or any other applicable laws of Germany, has been or will be published within Germany, nor has this prospectus been filed with or approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) for publication within Germany.

Each underwriter will represent, agree and undertake, (i) that it has not offered, sold or delivered and will not offer, sell or deliver the Class B Ordinary Shares within Germany other than in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and any other applicable laws in Germany governing the issue, sale and offering of Class B Ordinary Shares, and (ii) that it will distribute in Germany any offering material relating to the Class B Ordinary Shares only under circumstances that will result in compliance with the applicable rules and regulations of Germany.

This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Hong Kong

The Class B Ordinary Shares may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Class B Ordinary Shares may be issued or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Class B Ordinary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Israel

This prospectus does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters purchasing for their own account, venture capital funds, entities with equity in excess of NIS 50 million and qualified individuals, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors may be required to submit written confirmation that they meet the criteria for one of the categories of investors set forth in the prospectus.

Italy

The Underwritten Offering of Class B Ordinary Shares has not been registered with the Commissione Nazionale per le Società e la Borsa(“CONSOB”) pursuant to Italian securities legislation and, accordingly, no Class B Ordinary Shares may be offered, sold or delivered, nor copies of this prospectus or any other documents relating to the Class B Ordinary Shares may not be distributed in Italy except:

●	to “qualified investors”, as referred to in Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the “Decree No. 58”) and defined in Article 26, paragraph 1, letter d) of CONSOB Regulation No. 16190 of 29 October 2007, as amended (“Regulation No. 16190”) pursuant to Article 34-ter, paragraph 1, letter b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended (“Regulation No. 11971”); or

●	in any other circumstances where an express exemption from compliance with the offer restrictions applies, as provided under Decree No. 58 or Regulation No. 11971.

Any offer, sale or delivery of the Class B Ordinary Shares or distribution of copies of this prospectus or any other documents relating to the Class B Ordinary Shares in the Republic of Italy must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993, as amended (the “Banking Law”), Decree No. 58 and Regulation No. 16190 and any other applicable laws and regulations;

●	in compliance with Article 129 of the Banking Law, and the implementing guidelines of the Bank of Italy, as amended; and

●	in compliance with any other applicable notification requirement or limitation which may be imposed, from time to time, by CONSOB or the Bank of Italy or other competent authority.

Please note that, in accordance with Article 100-bis of Decree No. 58, where no exemption from the rules on public offerings applies, the subsequent distribution of the Class B Ordinary Shares on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971.

Furthermore, the Class B Ordinary Shares which are initially offered and placed in Italy or abroad to qualified investors only but in the following year are regularly (“sistematicamente”) distributed on the secondary market in Italy to non-qualified investors become subject to the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971. Failure to comply with such rules may result in the sale of the Class B Ordinary Shares being declared null and void and in the liability of the intermediary transferring the Class B Ordinary Shares for any damages suffered by such non-qualified investors.

Japan

The Class B Ordinary Shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the Class B Ordinary Shares, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the shares has been or will be registered with the Securities Commission of Malaysia, or Commission, for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the shares, as principal, if the offer is on terms that the shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding 12 months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding 12 months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the shares is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

PRC

This prospectus has not been and will not be circulated or distributed in the PRC, and the Class B Ordinary Shares may not be offered or sold, and will not be offered or sold, directly or indirectly, to any resident of the PRC or to persons for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, the PRC does not include Taiwan and the Special Administrative Regions of Hong Kong and Macao.

Qatar

The Class B Ordinary Shares have not been and will not be offered, sold or delivered at any time, directly or indirectly, in the State of Qatar (“Qatar”) in a manner that would constitute a public offering. This prospectus has not been reviewed or approved by or registered with the Qatar Central Bank, the Qatar Exchange or the Qatar Financial Markets Authority. This prospectus is strictly private and confidential, and may not be reproduced or used for any other purpose, nor provided to any person other than the recipient thereof.

Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Class B Ordinary Shares may not be circulated or distributed, nor may the Class B Ordinary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than

●	to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”),

●	to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or

●	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Class B Ordinary Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

●	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

●	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Class B Ordinary Shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the Class B Ordinary Shares described herein. The Class B Ordinary Shares may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Class B Ordinary Shares constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the Class B Ordinary Shares may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the Underwritten Offering, nor the Company nor the Class B Ordinary Shares have been or will be filed with or approved by any Swiss regulatory authority. The Class B Ordinary Shares are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA (FINMA), and investors in the Class B Ordinary Shares will not benefit from protection or supervision by such authority.

Taiwan

The Class B Ordinary Shares have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Class B Ordinary Shares in Taiwan.

United Arab Emirates

(Excluding the Dubai International Financial Center)

The Class B Ordinary Shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (“U.A.E.”) other than in compliance with the laws of the U.A.E. Prospective investors in the Dubai International Financial Centre should have regard to the specific selling restrictions on prospective investors in the Dubai International Financial Centre set out below.

The information contained in this prospectus does not constitute a public offer of Class B Ordinary Shares in the U.A.E. in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the U.A.E., as amended) or otherwise and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority, or DFSA. If you do not understand the contents of this prospectus, you should consult an authorized financial adviser. This prospectus is provided for the benefit of the recipient only, and should not be delivered to, or relied on by, any other person.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters and their respective affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of shares on our behalf or on behalf of the underwriters.

No action has been taken by us or the Representatives that would permit a public offering of the Class B Ordinary Shares in any jurisdiction outside the United States where action for that purpose is required. None of the Class B Ordinary Shares included in the Underwritten Offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any such securities offered hereby be distributed or published in any jurisdiction except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to the Underwritten Offering of Class B Ordinary Shares and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy the Class B Ordinary Shares in any jurisdiction where that would not be permitted or legal.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of our total expenses, excluding underwriting discounts and the non-accountable expense allowance, which are expected to be incurred in connection with the offer and sale of the Class B Ordinary Shares by us. With the exception of the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee, all amounts are estimates.

Amount
SEC registration fee	$19,040
FINRA filing fee	11,210
Nasdaq listing fee	5,000
Legal fees and expenses	895,254
Accounting fees and expenses	227,920
Printing fees and expenses	6,620
Miscellaneous	47,066
TOTAL	$1,212,110

*	to provide by amendment

LEGAL MATTERS

Certain legal matters as to the United States federal and New York law in connection with this offering will be passed upon for us by Bevilacqua PLLC. Certain legal matters as to the United States federal and New York law in connection with this offering will be passed upon for the underwriter by Hunter Taubman Fischer & Li LLC. The validity of the Class B Ordinary Shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Legal matters as to PRC laws will be passed upon for us by Beijing Hylands Law Firm, and for the underwriter by Jingtian & Gongcheng. Bevilacqua PLLC may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law and Beijing Hylands Law Firm with respect to matters governed by PRC law. Hunter Taubman Fischer & Li LLC may rely upon Jingtian & Gongcheng with respect to matters governed by PRC law.

EXPERTS

Our consolidated financial statements as of December 31, 2022 and 2023 and for the years then ended included in this prospectus have been audited by Marcum Asia CPAs LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The offices of Marcum Asia CPAs LLP are located at 7 Pennsylvania Plaza Suite 830, New York, NY 10001.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules, under the Securities Act with respect to the Class B Ordinary Shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and the Class B Ordinary Shares.

Immediately upon completion of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov. Additionally, we will make these filings available, free of charge, on our website at http://lz-qs.com/ as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of LZ Technology Holdings Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of LZ Technology Holdings Limited (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations and comprehensive loss, changes in (deficit)/equity and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum Asia CPAs LLP

We have served as the Company’s auditor since 2022.

Beijing, China

June 10, 2024, except for the Note 13 and 17, as to which the date is July 24, 2024.

LZ TECHNOLOGY HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data or otherwise noted)

	As of December 31,
	2022	2023	2023
	RMB	RMB	US$ Note 3 (f)
ASSETS
Current assets
Cash and cash equivalents	6,982	10,776	1,518
Accounts receivable, net	44,617	191,105	26,917
Advance to suppliers	794	15,011	2,114
Prepaid expenses and other current assets, net	5,627	9,579	1,349
Due from related parties	25,653	28,041	3,949
Total current assets	83,673	254,512	35,847

Non-current assets
Property and equipment, net	34,217	24,441	3,442
Deferred offering costs	554	4,104	578
Intangible assets, net	4,030	3,082	434
Total non-current assets	38,801	31,627	4,454
TOTAL ASSETS	122,474	286,139	40,301

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings	43,904	30,033	4,230
Accounts payable	32,276	162,313	22,861
Accounts payable- a related party	3,000	741	104
Contract liabilities	445	4,575	644
Accrued expenses and other current liabilities	4,132	13,667	1,926
Due to related parties	23,841	10,841	1,527
Total current liabilities	107,598	222,170	31,292

Non-current liabilities
Deferred tax liabilities, net	-	2,302	324
Total non-current liabilities	-	2,302	324
TOTAL LIABILITIES	107,598	224,472	31,616

Commitments and contingencies (Note 14)

Shareholders’ equity
Class A ordinary shares (par value of US$0.000025 per share; 80,000,000 Class A ordinary shares authorized, 21,791,187 Class A ordinary shares issued and outstanding as of December 31, 2022 and 2023, respectively)*	4	4	1
Class B ordinary shares (par value of US$0.000025 per share; 1,920,000,000 Class B ordinary shares authorized, 119,240,090 and 123,354,611 Class B ordinary shares issued and outstanding as of December 31, 2022 and 2023, respectively)*	21	22	3
Additional paid in capital	168,162	218,284	30,744
Accumulated deficit	(154,269)	(160,757)	(22,642)
Total LZ Technology Holdings Limited shareholders’ equity	13,918	57,553	8,106
Non-controlling interests	958	4,114	579
Total equity	14,876	61,667	8,685
TOTAL LIABILITIES AND EQUITY	122,474	286,139	40,301

*	Ordinary shares and shares data are presented on a retroactive basis to reflect the reorganization (Note 1(b)) and the Share Subdivision and the Share Surrender implemented on July 15, 2024 (Note 13).

The accompanying notes are an integral part of these consolidated financial statements.

LZ TECHNOLOGY HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data or otherwise noted)

	For the years ended December 31,
	2022	2023	2023
	RMB	RMB	US$ Note 3 (f)
Revenues:
Revenues from services	162,952	441,320	62,160
Revenues from sales of products	-	127,545	17,963
Total revenues	162,952	568,865	80,123
Cost of revenues:
Cost of revenues from services-related parties	(40,792)	(26,604)	(3,747)
Cost of revenues from services- third parties	(102,308)	(388,863)	(54,770)
Cost of products sold- related parties	-	(2,776)	(391)
Cost of products sold- third parties	-	(119,366)	(16,813)
Total Cost of revenues	(143,100)	(537,609)	(75,721)
Gross profit	19,852	31,256	4,402

Operating expenses
Selling and marketing expenses	(22,049)	(16,789)	(2,365)
General and administrative expenses	(12,859)	(15,428)	(2,171)
Research and development expenses	(6,927)	(5,478)	(772)
Total operating expenses	(41,835)	(37,695)	(5,308)
Operating loss	(21,983)	(6,439)	(906)

Other income, net
Financial expenses, net	(18)	(408)	(57)
Income from disposal of a subsidiary	4,318	-	-
Income from disposal of long-term investments	475	-	-
Other income, net	2,411	2,843	400
Total other income, net	7,186	2,435	343

Loss before income tax expenses	(14,797)	(4,004)	(563)
Income tax expenses	-	(2,368)	(334)
Net loss	(14,797)	(6,372)	(897)
Less: net loss attributable to non-controlling interests	(1,152)	(163)	(23)
Net loss attributable to LZ Technology Holdings Limited’s ordinary shareholders	(13,645)	(6,209)	(874)
Total comprehensive loss	(14,797)	(6,372)	(897)
Less: total comprehensive loss attributable to non-controlling interests	(1,152)	(163)	(23)
Comprehensive loss attributable to LZ Technology Holdings Limited	(13,645)	(6,209)	(874)

Net loss per share - Basic and diluted	(0.10)	(0.04)	(0.01)

Weighted average shares outstanding used in calculating basic and diluted loss per share*	132,654,939	143,590,637	143,590,637

*	Ordinary shares and shares data are presented on a retroactive basis to reflect the reorganization (Note 1(b)) and the Share Subdivision and the Share Surrender implemented on July 15, 2024 (Note 13).

The accompanying notes are an integral part of these consolidated financial statements.

LZ TECHNOLOGY HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN (DEFICITS)/EQUITY

(In thousands, except share and per share data or otherwise noted)

	Class A Ordinary shares*		Class B Ordinary shares*		Additional paid-in	Accumulated	Total LZ Technology shareholders’	Non- controlling	Total
	Share*	Amount	Share*	Amount	capital	Deficit	(deficit)/equity	interests	(deficits)/equity
	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of December 31, 2021	21,791,187	4	110,089,623	20	112,389	(139,925)	(27,512)	(1,907)	(29,419)
Net loss	-	-	-	-	-	(13,645)	(13,645)	(1,152)	(14,797)
Contribution from shareholders	-	-	9,150,466	1	17,942	(699)	17,244	4,017	21,261
Debt-to-equity conversion	-	-	-	-	37,831	-	37,831	-	37,831
Balance as of December 31, 2022	21,791,187	4	119,240,089	21	168,162	(154,269)	13,918	958	14,876
Net loss	-	-	-	-	-	(6,209)	(6,209)	(163)	(6,372)
Contribution from shareholders	-	-	4,114,522	1	44,673	(279)	44,395	3,319	47,714
Debt-to-equity conversion	-	-	-	-	5,449	-	5,449	-	5,449
Balance as of December 31, 2023	21,791,187	4	123,354,611	22	218,284	(160,757)	57,553	4,114	61,667
Balance as of December 31, 2023(US$)	21,791,187	1	123,354,611	3	30,744	(22,642)	8,106	579	8,685

*	Ordinary shares and shares data are presented on a retroactive basis to reflect the reorganization (Note 1(b)) and the Share Subdivision and the Share Surrender implemented on July 15, 2024 (Note 13).

The accompanying notes are an integral part of these consolidated financial statements.

LZ TECHNOLOGY HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, except share and per share data or otherwise noted)

	For the years ended December 31,
	2022	2023	2023
	RMB	RMB	US$ Note 3 (f)
Cash flows from operating activities:
Net loss	(14,797)	(6,372)	(897)

Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Allowance for credit losses	-	678	95
Depreciation and amortization	9,736	10,131	1,427
Amortization of operating lease right-of-use assets	270	-	-
Loss on long-term investments	27	-	-
Loss from disposal of property, equipment and software	-	704	99
Income from disposal of subsidiary	(4,318)	-	-
Income from disposal of long-term investments	(475)	-	-
Deferred income taxes	-	2,302	324

Changes in operating assets and liabilities:
Accounts receivable, net	(11,600)	(147,166)	(20,728)
Advance to suppliers	2,591	(14,217)	(2,002)
Prepaid expenses and other current assets	(1,371)	(3,952)	(557)
Due from related parties	(2,898)	(109)	(15)
Accounts payable	15,403	130,037	18,315
Accounts payable- a related party	2,493	(2,259)	(318)
Contract liabilities	(62)	4,130	582
Accrued expenses and other current liabilities	6,033	9,535	1,344
Operating lease liabilities	(278)	-	-
Due to related parties	1,732	(286)	(40)
Net cash provided by/(used in) operating activities	2,486	(16,844)	(2,371)

Cash flows from investing activities:
Purchase of property and equipment	(1,469)	(111)	(16)
Proceed from disposal of long-term investments	992	1,723	243
Proceed from disposal of subsidiary	-	158	22
Purchase of intangible assets	(4,742)	-	-
Cash loss of disposal of a subsidiary	(1,330)	-	-
Loans to related parties	(5,690)	(116,529)	(16,413)
Collection of loans to related parties	25,826	91,514	12,889
Net cash provided by/(used in) investing activities	13,587	(23,245)	(3,275)

Cash flows from financing activities:
Proceeds from short-term borrowings	9,000	14,000	1,972
Repayments of short-term borrowings	(11,910)	(14,145)	(1,992)
Payment for deferred offering costs	(554)	(3,550)	(500)
Proceeds of loans from related parties	18,874	22,891	3,224
Repayment of loans from related parties	(50,791)	(23,027)	(3,243)
Proceeds from capital injection	21,261	47,714	6,720
Other financing activities	(105)	-	-
Net cash (used in)/provided by financing activities	(14,225)	43,883	6,181
Net increase in cash and cash equivalents:	1,848	3,794	535
Cash and cash equivalents at the beginning of year	5,134	6,982	983
Cash and cash equivalents at the end of year	6,982	10,776	1,518

Supplemental disclosure of cash flow information:
Income tax paid	-	19	3
Interest paid	57	340	48

Supplemental schedule of non-cash financing activities:
Debt-to-equity conversion (Note 9)	37,831	5,449	767
Repayments of short-term borrowings by a related party on behalf of the Company (Note 11)	-	8,277	1,166
Obtaining right-of-use assets in exchange for operating lease liabilities and prepaid expenses	115	-	-
Elimination of related party loan through transfer agreement (Note 11)	-	20,855	2,937

The accompanying notes are an integral part of these consolidated financial statements.

LZ TECHNOLOGY HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

1.	Organization and principal activities

(a)	Principal activities

LZ Technology Holdings Limited (“LZ Technology”, “Company”) was incorporated under the law of the Cayman Islands as an exempted company with limited liability on November 30, 2022. The Company is a holding company and conducts its businesses primarily through its subsidiaries (collectively, the “Group”). The Group is an integrated advertising and promotion service provider with principal operations and geographic markets in the People’s Republic of China (“PRC”).

(b)	Reorganization

In anticipation of an initial public offering (“IPO”) of its equity securities, the Company incorporated Dongrun Technology Holdings Limited (“Dongrun Technology”) under the laws of British Virgin Islands, as its direct wholly-owned subsidiary, on December 5, 2022. Mr. Zhang Andong incorporated LZ Digital Technology Group Limited (“LZ Digital”) under the laws of Hong Kong, PRC, on November 21, 2022. On March 10, 2023, Mr. Zhang Andong transferred 100% of his shares in LZ Digital to Dongrun Technology and the Company controls LZ Digital through Dongrun Technology since then.

On January 13, 2023, LZ Digital directly invested in Lianzhang Menhu (Zhejiang) Holding Co., Ltd. (“LZ Menhu”), as its direct wholly-owned subsidiary. On June 23, 2023, shareholders of Lianzhang Portal Internet Technology Co.,Ltd (“Lianzhang Portal”) transferred 93.70% of equity interests to LZ Menhu and the Company controls Lianzhang Portal and its subsidiaries since then.

Due to the fact that the Company and its subsidiaries were effectively controlled by the same shareholders immediately before and after the reorganization completed in August 2023, as described above, the reorganization was accounted for as a recapitalization. As a result, the Group’s consolidated financial statements have been prepared as if the current corporate structure has been in existence throughout the periods presented.

As of December 31, 2023, the Company’s principal subsidiaries are as follows.

	Date of incorporation/ acquisition	Place of incorporation	Percentage of direct or indirect economic interest	Principal activities
Main subsidiaries:
Dongrun Technology	December 5, 2022	British Virgin Islands	100%	Investment holding
LZ Digital	November 30, 2022	Hong Kong	100%	Investment holding
LZ Menhu	January 13, 2023	PRC	100%	Investment holding
Lianzhang Portal	September 10, 2014	PRC	93.70%	Advertising and Technical service
Xiamen Lianzhang Media Co., Ltd (“Xiamen Media”)	October, 05, 2014	PRC	93.70%	Advertising promotion service
Wuxi Lianzhang Media Co., Ltd (“Wuxi Media”)	January, 16, 2018	PRC	93.70%	Advertising promotion service
Xiamen Lianzhanghui Intelligent Technology Co., Ltd	October 31, 2014	PRC	93.70%	Retail sales and sales of devices
Xiamen Infinitism Internet Technology Co., Ltd	August, 16, 2021	PRC	93.70%	Retail sales and E-commerce promotion service
Xiamen Finitism Internet Technology Co., Ltd	April 7, 2022	PRC	93.70%	Retail sales and E-commerce promotion service
Lianzhang Digital Technology (Xiamen) Co., Ltd	May 6, 2023	PRC	93.70%	Retail sales and Tourism service
Lianzhang New Community Construction and Development(Jiangsu) Co., Ltd	June 21, 2018	PRC	74.96%	Retail sales and sales of devices

LZ TECHNOLOGY HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

2.	Liquidity

The Group’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations. The Group incurred net losses from operations of RMB21,983 and RMB6,439 for the years ended December 31, 2022 and 2023, respectively. Net cash used by operating activities was RMB16,844 for the year ended December 31, 2023, and net cash provided in operating activities was RMB2,486 for the year ended December 31, 2022. As of December 31, 2023, the Group’s accumulated deficits were RMB160,757, with a working capital of RMB32,342, and the Group had cash and cash equivalents of RMB10,776. The Group’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Group will be able to reduce or eliminate its net losses for the foreseeable future. Such conditions and events casted substantial doubt on the Group’s ability to continue as a going concern.

The COVID-19 pandemic has negatively impacted the Group’s business operations for the past two fiscal years. However, the management expects that the operating results will improve as the economy has gradually recovered from the impacts of the COVID-19 pandemic. Management has developed business plans to mitigate the above adverse conditions and events, including obtaining funds amounting to approximately RMB14,200 (US$2,000) from an investor as capital injection. Moreover, the Group has proactively taken actions to fundamentally optimize overall cost structure by upgrading its business and service model and implemented other cost control measures. Actions include standardizing the Group’s finance and operation policies throughout the Group, enhancing internal controls, and creating a synergy of the Group’s resources. Taking into consideration all these actions mentioned above, management concluded that the substantial doubt on the Group’s ability to continue as a going concern will be alleviated through the effective implementation of the business plans.

3.	Summary of significant accounting policies

(a)	Basis of presentation

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) to reflect the financial position, results of operations and cash flows of the Group. Significant accounting policies followed by the Group in the preparation of the accompanying consolidated financial statements are summarized below. All amounts, except for share, per share data or otherwise noted, are rounded to the nearest thousand.

(b)	Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All transactions and balances among the Group have been eliminated upon consolidation. All intercompany transactions and balances among the Group have been eliminated upon consolidation.

(c)	Reclassification

Certain prior year amounts have been reclassified to conform to the fiscal 2023 presentation.

(d)	Business combinations

The Company accounts for its business combinations using the acquisition method of accounting in accordance with ASC 805 “Business Combinations.” The cost of an acquisition is measured as the aggregate of the acquisition date fair value of the assets transferred to the sellers, liabilities incurred by the Company and equity instruments issued by the Company. Transaction costs directly attributable to the acquisition are expensed as incurred. Identifiable assets acquired and liabilities assumed are measured separately at their fair values as of the acquisition date, irrespective of the extent of any noncontrolling interests. The excess of (i) the total costs of acquisition, fair value of the noncontrolling interests and acquisition date fair value of any previously held equity interest in the acquiree over (ii) the acquisition date amounts of the identifiable net assets of the acquiree is recorded as goodwill. If the cost of acquisition is less than the acquisition date amounts of the net assets of the subsidiary acquired, the difference is recognized directly in the consolidated income statements.

When there is a change in ownership interests that results in a loss of control of a subsidiary, the Company deconsolidates the subsidiary from the date control is lost. Any retained noncontrolling investment in the former subsidiary is measured at fair value and is included in the calculation of the gain or loss upon deconsolidation of the subsidiary.

LZ TECHNOLOGY HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

3.	Summary of significant accounting policies – Continued

(e)	Use of estimates

The preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reported periods in the consolidated financial statements and accompanying notes. Significant accounting estimates include, but not limited to revenue recognition, allowance for credit losses, useful lives and impairment of long-lived assets, accounting for deferred income taxes and valuation allowance for deferred tax assets. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

(f)	Foreign currency translation

The Group uses Renminbi (“RMB”) as its reporting currency. The functional currency of the Company and the Company’s subsidiaries incorporated in Cayman, British Virgin Islands and Hong Kong is US dollars (“US$”), while the functional currency of the Company’s PRC subsidiaries is RMB. The determination of the respective functional currency is based on the criteria set out by ASC 830, Foreign Currency Matters.

Transactions denominated in foreign currencies other than functional currency are translated into the functional currency at the exchange rates prevailing on the transaction dates. Monetary assets and liabilities denominated in foreign currencies other than functional currency are remeasured into the functional currency at the exchange rates prevailing at the balance sheet date. Non-monetary items that are measured in terms of historical cost in foreign currency are remeasured using the exchange rates at the dates of the initial transactions. Exchange gains or losses arising from foreign currency transactions are recorded in the consolidated statements of operations and comprehensive income.

The financial statements of the Group’s non-PRC entities are translated from their respective functional currency into RMB. Assets and liabilities are translated into RMB using the applicable exchange rates at the balance sheet date. Equity accounts other than earnings generated in current period are translated into RMB at the appropriate historical rates. Revenues, expenses, gains and losses are translated into RMB using the average exchange rates for the relevant period. The resulting foreign currency translation adjustments are recorded as a component of accumulated other comprehensive income in the consolidated statements of changes in equity and a component of other comprehensive income in the consolidated statement of operations and comprehensive income.

(f)	Convenience translation

Amounts in US$ are presented for the convenience of the reader and are translated at the rate of US$1.00 = RMB7.0999, representing the noon buying rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board on December 31, 2023. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate, or at any other rate.

(g)	Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, and deposits that can be added to or withdrawn without limitation, which are unrestricted as to withdrawal and use.

LZ TECHNOLOGY HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

3.	Summary of significant accounting policies – Continued

(h)	Credit Losses

On January 1, 2023, the Group adopted ASU 2016-13, “Financial Instruments—Credit Losses (Topic 326): Measurement on Credit Losses on Financial Instruments” using the modified retrospective method, including certain subsequent amendments, transitional guidance and other interpretive guidance within ASU 2018-19.ASU 2019-04, ASU 2019-05, ASU 2019-11, ASU 2020-02 and ASU 2020-03 (collectively, including ASU 2016-13,“ASC 326”). ASC 326 introduces an approach based on expected losses to estimate the allowance for credit losses, which replaces the previous incurred loss impairment model. The adoption of ASU 2016-13 did not have a material impact on the Group’s financial statements.

The Group’s accounts receivable, amounts due from related parties and other receivable which is included in current and non-current prepaid expenses and other assets line item in the balance sheet are within the scope of ASC Topic 326. The Group uses the roll-rate method to measure the expected credit losses of account receivables, amounts due from related parties and other receivables, on a collective basis when similar risk characteristics exist. The roll-rate method stratifies the receivables balance by delinquency stages and projected forward in one-year increments using historical roll rate. In each year of the simulation, losses on the receivables are captured, and the ending delinquency stratification serves as the beginning point of the next iteration. This process is repeated on a yearly rolling basis. The loss rate calculated for each delinquency stage is then applied to respective receivables balance. The management adjusts the allowance that is determined by the roll-date method for both current conditions and forecast of economic conditions. When establishing the loss rate, the Group makes the assessment on various factors, including historical experience, credit-worthiness of debtors, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect its ability to collect from, the debtors. The Group also provides specific provisions for allowance when facts and circumstances indicate that the receivable is unlikely to be collected.

(i)	Accounts receivable, net

Accounts receivable, net are stated at the original amount less allowances for doubtful accounts. Accounts receivable is recognized in the period when the Group has provided services to its customers and when its right to consideration is unconditional. The allowance for credit losses as of December 31, 2022 and 2023 was RMB268 and RMB931, respectively.

(j)	Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment, if any, and depreciated on a straight-line basis over the estimated useful lives of the assets. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its intended use. Residual value rate is determined to 5% based on the economic value of the property and equipment at the end of the estimated useful lives as a percentage of the original cost. Estimated useful lives are as follows:

Category	Estimated useful lives
Machinery equipment	5-10 years
Electronic equipment	5 years
Vehicles	5 years
Office equipment	3-5 years

Repair and maintenance costs are charged to expenses as incurred, whereas the cost of renewals and betterment that extends the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the costs, accumulated depreciation and impairment with any resulting gain or loss recognized in the consolidated statements of operations and comprehensive loss.

(j)	Intangible assets, net

Intangible assets are initially recognized and measured at cost upon acquisition. Separately identifiable intangible assets that have determinable lives continued to be amortized over their estimated economic useful lives using the straight-line method as follows:

Category	Estimated useful lives
Software and others	5 years

LZ TECHNOLOGY HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

3.	Summary of significant accounting policies – Continued

(k)	Long-term investments

The Group applies the equity method of accounting to equity investments, in common stock or in-substance common stock, over which it has significant influence but does not own a majority equity interest or otherwise control. Under the equity method, the Group initially records its investment at cost. The difference between the cost of the equity investment and the amount of the underlying equity in the net assets of the equity investee is recognized as equity method goodwill or as an intangible asset as appropriate, which is included in the equity method investment on the consolidated balance sheets. The Group subsequently adjusts the carrying amount of the investment to recognize the Group’s proportionate share of each equity investee’s net income or loss into consolidated statements of operations and comprehensive income after the date of acquisition. The Group makes assessment of whether an investment is impaired based on performance and financial position of the investee as well as other evidence of market value at each reporting date. Such assessment includes, but is not limited to, reviewing the investee’s cash position, recent financing, as well as the financial and business performance. The Group recognizes an impairment loss equal to the difference between the carrying value and fair value in the consolidated statements of operations and comprehensive income if any.

The impairment recognized for long-term investments for the year ended December 31, 2022 and 2023 was nil.

(l)	Impairment of long-lived assets

The Group reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Group measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, using the expected future discounted cash flows. No impairments of long-lived assets were recognized as of December 31, 2022 and 2023.

(m)	Fair value measurement

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs are:

●	Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

●	Level 3—Unobservable inputs which are supported by little or no market activity.

Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

Financial assets and liabilities of the Group primarily consist of cash and cash equivalents, accounts receivable, amounts due from related parties, other receivables included in prepayments and other current assets, short-term borrowings, accounts payable, amounts due to related parties, other payables included in accrued expenses and other current liabilities. As of December 31, 2022 and 2023, the carrying amounts of above financial assets and liabilities approximated to their fair values due to the short-term nature of these instruments.

LZ TECHNOLOGY HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

3.	Summary of significant accounting policies – Continued

(n)	Revenue recognition

The Group’s revenues are mainly generated from Out-of-Home Advertising and Local Life services.

The Group recognizes revenues pursuant to ASC 606, Revenue from Contracts with Customers (“ASC 606”). In accordance with ASC 606, revenues from contracts with customers are recognized when control of the promised goods or services is transferred to the Group’s customers, in an amount that reflects the consideration the Group expects to be entitled to in exchange for those goods or services, reduced by value added tax (“VAT”). To achieve the core principle of this standard, the Group applies the following five steps:

1.	Identification of the contract, or contracts, with the customer;

2.	Identification of the performance obligations in the contract;

3.	Determination of the transaction price;

4.	Allocation of the transaction price to the performance obligations in the contract; and

5.	Recognition of the revenue when, or as, a performance obligation is satisfied.

Each of significant performance obligations and the application of ASC 606 to the Group’s revenue arrangements are discussed in further detail below.

Out-of-Home Advertising

The Group primarily generates revenues from providing Out-of-Home Advertising (i.e. advertising promotion) by displaying advertisements in its own community access control devices (“Channel One”) or via other channels provided by subcontractors (“Channel Two”). The arrangements might include advertising only on Channel One, or on both. The customers can benefit from advertising promotion provided through each channel promised in the contract on their own. Besides, the Group’s promise to perform services through each channel is separately identifiable from other promises in the contract. Therefore, Channel One and Channel Two are considered distinct and should be regarded as two performance obligations. The Group generates revenues by rending advertising promotion services according to the specific advertising location, time and media agreed in the advertising release plan. The customer can simultaneously receive and consume the benefits provided by the Group during the scheduled period. Therefore, the Group recognizes revenue generated from Out-of-Home Advertising service over a period in time. The Group uses a time-elapsed basis ratably over the period from the beginning to the end of the advertising schedule, to measure progress as the fees are fixed for each advertising schedule and the advertisements are displayed evenly throughout the advertising schedule. The Group applies the expected cost plus a margin approach to estimate the standalone selling price for each performance obligation as there is no directly observable standalone selling price or similar market selling price. No significant returns, refund and other similar obligations during each reporting period.

Revenues generated from Channel One were RMB103,174 and RMB199,525 for the years ended December 31, 2022 and 2023, respectively. Revenues generated from Channel Two were RMB45,850 and RMB229,541 for the years ended December 31, 2022 and 2023, respectively.

The Group considers itself the principal for transactions and recognizes revenues on a gross basis due to the Group’s: i) direct engagement with the customer and having sole responsibility for fulfilling the promises to provide advertising promotion, as well as its ability to subcontract based on its arrangements with or display effect requirement of the customers; ii) control of establishing the transaction price, irrespective of subcontracting costs; iii) being liable for the actions of the subcontractors for unsatisfied deliverables, including services performed by subcontractors; and iv) payment being paid to subcontractors regardless of receipt from customers.

Local Life-Retail Sales

Local Life-Retail Sales include sales of 1) vouchers of hotel service and 2) diversified products such as alcohol, sugar, eggs, meet, fruits, vegetables, and so on.

LZ TECHNOLOGY HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

3.	Summary of significant accounting policies – Continued

Sales of vouchers of hotel service

The Group sells vouchers of hotel service the Group owns. Such business has only one performance obligation, which is to transfer control of the vouchers of hotel service to the customer. The price for each voucher is fixed. The hotel vouchers are non-refundable once the order has been confirmed. The Group recognizes revenue from sales of vouchers of hotel service at a point in time when an order is confirmed and the vouchers have been transferred to the customer.

No significant returns, refund and other similar obligations during each reporting period.

The Group acts as a principal for sales of vouchers of hotel service, which is because, i) The Group is primarily responsible to ensure that the end users of the customer can use vouchers and enjoy corresponding services unobstructed; ii) The Group bears inventory risk of the vouchers and the Group can direct the use of vouchers before transferring it to the customer. Before sales of the vouchers, the Group enters into purchase agreements with suppliers of providing the underlying hotel service, which defined a minimum quantity of vouchers the Group is required to purchase and the Group faces penalty for not meeting the minimum required purchase quantity. Any losses resulted from expired vouchers are borne by the Group as well; iii) The Group has the discretion in setting up the price of the vouchers.

Sales of diversified products

There is only one performance obligation which is to provide customers with the specific products explicitly stated in a sales contract at a fixed price. The Group recognizes revenue at a point in time when the control of the products is transferred to the customer upon the customer’s acceptance of products. The Group only provides assurance warranty for return and exchange for goods with quality issue within 7 days after the customer receives the goods and such promise is within the general requirement of the industry and cannot be purchased separately. No significant returns, refund and other similar obligations during each reporting period.

The Group determines whether it acts as principal or agent for sales of products on a case-by-case basis.

The Group acts as agent when the Group does not obtain control of the products at any time during the sales of the products.

The Group acts as principal for transactions and recognizes revenues on a gross basis when i) The Group is primarily responsible for ensuring the products that meet agreed-upon requirements; ii) The Group bears inventory risk, because the Group can direct the use of products before transferring it to the customer. Before sales of products, the Group enters into purchase agreements with suppliers of the products, which the Group undertook purchase obligations to certain quantity of products and faced penalty for not meeting the minimum quantity. Also, the Group is responsible for any damages during transit, decline in value, and credit risk of services.; iii) The Group has the discretion in setting up the price, instead of accepting a fixed percentage of transaction amount imposed by the supplier.

Revenues generated from sales of products on gross basis were nil and RMB117,654 for the years ended December 31, 2022 and 2023, respectively. Revenues generated from sales of products on net basis were nil and RMB4,709 for the years ended December 31, 2022 and 2023, respectively.

Local Life-E-commerce promotion services

The Group also generates revenues by providing e-commerce promotion service to merchants through different channels operated by the Group, such as (1) WeChat mini programs operated by Henduoka and (2) self-owned official accounts on the third party’s platforms like WeChat or TikTok. For this type of service, the Group only identifies one performance obligation, which is to assist merchants to promote vouchers through e-commerce platforms, as services provided within each contract are considered a series of distinct goods that are substantially the same and that have the same pattern of transfer to customers. The Group adopts the practical expedient that allows it to recognize revenue in the amount to which the Group has a right to invoice the customer, as that amount corresponds directly with the value to the customer of the Group’s performance completed to date. No significant returns, refund and other similar obligations during each reporting period.

LZ TECHNOLOGY HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

3.	Summary of significant accounting policies – Continued

The Group considers itself the agent as (i) the inventory risk is controlled by the merchant, and (ii) the pricing right of the vouchers sold is controlled by the merchant. Therefore, such revenues are reported on a net basis, which are recognized based on a pre-determined percentage of the selling price for the merchandise purchased using redeemed vouchers (the fees earned from the merchant).

Others

The Group also provides other services including tourism service, software development, devices sales, advertisement design and production, operation service for the merchants’ online account and so on. The Group mainly recognizes the revenue at the fixed price at the time when the performance obligation is satisfied.

	For the years ended December 31,
	2022	2023
	RMB	RMB
By revenue type:
Out of Home Advertising	149,024	429,066
Local Life - Retail Sales	-	122,363
Local Life - E-Commerce Promotion	9,057	3,170
Others	4,871	14,266
Total	162,952	568,865

Contract balances

Timing of revenue recognition may differ from the timing of invoicing the customers. Accounts receivable represent revenue recognized for the amounts invoiced and/or prior to invoicing when the Group has satisfied its performance obligation and has unconditional right to the payment. Contract assets represent the Group’s right to consideration in exchange for goods or services that the Group has transferred to a customer. The Group has no contract assets as of December 31, 2022 and 2023.

Contract liabilities represents the obligation to transfer goods or services to a customer for which the entity has received consideration from the customer. Contract liabilities of the Group mainly consist of advance payments from customers for advertising promotion. Contract liabilities related to advance payments from customers were RMB445 and RMB4,575 as of December 31, 2022 and 2023, respectively. The Group expects to recognize this balance as revenue over the next 12 months. Contract liabilities of RMB149 and RMB221 as of December, 2021 and 2022 were recognized as revenues in the fiscal years ended December 31, 2022 and 2023, respectively. All unsatisfied performance obligation will be performed within the next twelve months and no significant financing component is involved.

(o)	Cost of revenues

Amounts recorded as cost of revenues relate to direct expenses incurred in order to generate revenue. Cost of revenues primarily consists of (i) advertising commissions paid to agents and subcontractors, (ii) depreciation expenses for community access control devices, (iii) cost of goods sold for retail sales, and (iv) other costs. Such costs are recorded as incurred.

(p)	Selling and marketing expenses

Selling and marketing expenses mainly consist of (i) labor expenses for sales personnel, (ii) maintenance fee, (iii) information technology service fee related to selling and marketing activities, (iv) advertisement and business promotion expenses and (v) other miscellaneous selling expenses.

(q)	General and administrative expenses

General and administrative expenses mainly consist of (i) salary and welfare for general and administrative personnel, (ii) professional service fee, (iii) rental fee, (iv) office expenses, (v) depreciation related to general and administrative departments and (vi) other corporate expenses.

LZ TECHNOLOGY HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

3.	Summary of significant accounting policies – Continued

(r)	Research and development expenses

Research and development expenses consist primarily of (i) salary and welfare for research and development personnel, (ii) information technology service fee, (iii) professional fee, and (iv) other miscellaneous research and development expenses. Research and development expenses that do not qualify to be capitalized are expensed as incurred.

The Group recognizes internal use software development costs in accordance with guidance on intangible assets and internal use software. This requires capitalization of qualifying costs incurred during the software’s application development stage and to expense costs as they are incurred during the preliminary project and post implementation/operation stages. The Group has not capitalized any costs related to internal use software for the years ended December 31, 2022 and 2023, respectively.

(s)	Employee benefits

The Company’s subsidiaries in PRC participate in a government mandated, multiemployer, defined contribution plan, pursuant to which certain retirement, medical, housing and other welfare benefits are provided to employees. PRC labor laws require the entities incorporated in the PRC to pay to the local labor bureau a monthly contribution calculated at a stated contribution rate on the monthly basic compensation of qualified employees. The Group has no further commitments beyond its monthly contribution. The total expenses recorded for such employee benefits amounted to RMB2,059 and RMB 1,480 for the years ended December 31, 2022 and 2023 respectively.

(t)	Other income

Other income primarily consists of investment income and government grants. Government grants represent cash subsidies received from the PRC government. Government grants are recognized when there is reasonable assurance that the Group will comply with the conditions attach to it and the grant will be received. Government grants for the purpose of giving immediate financial support to the Group with no future related costs or obligation is recognized in the Group’s consolidated statements of income and comprehensive income when the grant becomes receivable.

(u)	Income taxes

The Group accounts for current income taxes in accordance with the laws and regulations of the relevant tax jurisdictions. The charge for taxation is based on the results for the fiscal year as adjusted for items which are non-assessable or disallowed. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the end of the reporting period.

The Group accounts for income taxes under ASC 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases (“Temporary differences”).

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those Temporary differences are expected to be recovered or settled. Deferred income tax is calculated at the tax rates that are expected to apply in the periods in which the asset or liability will be settled, based on rates enacted or substantively enacted at the end of the reporting period. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. The Group believes there were no uncertain tax positions and unrecognized tax benefits at December 31, 2022 and 2023, respectively.

LZ TECHNOLOGY HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

3.	Summary of significant accounting policies – Continued

(u)	Income taxes – Continued

ASC 740 also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. Significant judgment is required in evaluating the Group’s uncertain tax positions and determining its provision for income taxes. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. The Group did not recognize any interest and penalties associated with uncertain tax positions for the years ended December 31, 2022 and 2023, respectively, as there were no uncertain tax positions.

The Group’s operating subsidiaries in PRC are subject to examination by the relevant tax authorities. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB 100,000 ($14,085). In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion.

(v)	Value added tax (“VAT”)

The Group is subject to VAT and related surcharges on revenue generated from services and retail sales. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded in the line item of accrued expenses and other current liabilities on the face of balance sheet. The Group records revenue net of value added tax and related surcharges. The Group is subject to VAT at the rate of 6% on revenue generated from providing services, and 13% on revenue generated from retail sales.

(w)	Leases

From January 1, 2020, the Group adopted Accounting Standards Update (“ASU”) 2016-02, Lease (FASB ASC Topic 842). The adoption of Topic 842 resulted in the presentation of operating lease right-of-use (“ROU”) assets and operating lease liabilities on the consolidated balance sheet. The Group has elected the package of practical expedients, which allows the Group not to reassess (1) whether any expired or existing contracts as of the adoption date are or contain a lease, (2) lease classification for any expired or existing leases as of the adoption date and (3) initial direct costs for any expired or existing leases as of the adoption date. Lastly, the Group elected the short-term lease exemption for all contracts with lease terms of 12 months or less.

At inception of a contract, the Group assesses whether a contract is, or contains, a lease. A contract is or contains a lease if it conveys the right to control the use of an identified asset for a period of time in exchange of a consideration. To assess whether a contract is or contains a lease, the Group assess whether the contract involves the use of an identified asset, whether it has the right to obtain substantially all the economic benefits from the use of the asset and whether it has the right to control the use of the asset.

The right-of-use assets and related lease liabilities are recognized at the lease commencement date. The Group recognizes operating lease expenses on a straight-line basis over the lease term.

Right-of-use of assets

The right-of-use of asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and less any lease incentive received.

Lease liabilities

Lease liability is initially measured at the present value of the outstanding lease payments at the commencement date, discounted using the Group’s incremental borrowing rate. Lease payments included in the measurement of the lease liability comprise fixed lease payments, variable lease payments that depend on an index or a rate, amounts expected to be payable under a residual value guarantee and any exercise price under a purchase option that the Group is reasonably certain to exercise. Lease liability is measured at amortized cost using the effective interest rate method. It is re-measured when there is a change in future lease payments, if there is a change in the estimate of the amount expected to be payable under a residual value guarantee, or if there is any change in the Group assessment of option purchases, contract extensions or termination options.

LZ TECHNOLOGY HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

3.	Summary of significant accounting policies – Continued

(x)	Net loss per share

In accordance with ASC 260, Earnings per Share, basic net loss per share is computed by dividing net loss attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period. For the calculation of diluted net loss per share, the weighted average number of ordinary shares is adjusted by the effect of dilutive potential ordinary shares, including unvested restricted shares, ordinary shares issuable upon the exercise of outstanding share options using the treasury stock method. The effect mentioned above is not included in the calculation of the diluted income per share when inclusion of such effect would be anti-dilutive.

(y)	Segment reporting

The Group uses the management approach in determining its operating segments. The Group’s chief operating decision maker (“CODM”) identified as the Group’s Chief Executive Officer, relies upon the consolidated results of operations as a whole when making decisions about allocating resources and assessing the performance of the Group. As a result of the assessment made by CODM, the Group has only one reportable segment. The Group does not distinguish between markets or segments for the purpose of internal reporting. As the Group’s long-lived assets are substantially located in the PRC, no geographical segments are presented.

(z)	Recent accounting pronouncements

The Group is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.

In July 2023, the FASB issued ASU 2023-03, Presentation of Financial Statements (Topic 205), Income Statement-Reporting Comprehensive Income (Topic 220), Distinguishing Liabilities from Equity (Topic 480), Equity (Topic 505), and Compensation-Stock Compensation (Topic 718), which amends or supersedes various SEC paragraphs within the Codification to conform to past SEC announcements and guidance issued by the SEC. The ASU does not provide any new guidance so there is no transition or effective date associated with it. This ASU did not have a significant impact on the Group’s consolidated financial statements.

In October 2023, the FASB issued ASU 2023-06, “Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative.” This ASU incorporates certain U.S. Securities and Exchange Commission (SEC) disclosure requirements into the FASB Accounting Standards Codification. The amendments in the ASU are expected to clarify or improve disclosure and presentation requirements of a variety of Codification Topics, allow users to compare entities subject more easily to the SEC’s existing disclosures with those entities that were not previously subject to the requirements, and align the requirements in the Codification with the SEC’s regulations. For entities subject to the SEC’s existing disclosure requirements and for entities required to file or furnish financial statements with or to the SEC in preparation for the sale of or for purposes of issuing securities that are not subject to contractual restrictions on transfer, the effective date for each amendment will be the date on which the SEC removes that related disclosure from its rules. For all other entities, the amendments will be effective two years later. However, if by June 30, 2027, the SEC has not removed the related disclosure from its regulations, the amendments will be removed from the Codification and not become effective for any entity. The Group is currently evaluating the impact the adoption of ASU 2023-06 will have on its consolidated financial statements and related disclosures.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740)-improvements to Income Tax Disclosures ASU No. 2023-09 requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as additional information on income taxes paid. The guidance is effective for annual periods beginning after December 15, 2024 on a prospective basis. Early adoption is permitted. The Group does not expect to adopt ASU No. 2023-09 early and is currently evaluating the impact of adopting this standard on its consolidated financial statements.

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Group does not discuss recent standards that are not anticipated to have an impact on or are unrelated to its consolidated financial condition, results of operations, cash flows or disclosures.

LZ TECHNOLOGY HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

4.	Deconsolidation of a subsidiary

On November 23, 2022, the Group deconsolidated Fujian Henduoka Network Technology Co., Ltd. (“Henduoka”), and transferred 100% of equity interests of Henduoka to Mr. Zhang Hongwei and Xiamen Rongguang Information Technology Co., Ltd, both of which are related parties of the Group, with the total consideration of RMB158.

Therefore, the Group was no longer able to operate and exert control over Henduoka, which were deconsolidated accordingly since disposal date. The Group recorded a gain from the disposal of RMB4,318 in the income from disposal of subsidiary in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2022 as Henduoka had accumulated deficits. The disposal of subsidiaries did not represent a strategic shift and did not have a major effect on the Group’s operation as any of the significance test does not exceed 10%.

5.	Accounts receivable, net

The accounts receivable, net consists of the following:

	As of December 31,
	2022	2023
	RMB	RMB
Accounts receivables	44,885	192,036
Less: allowance for credit losses	(268)	(931)
Total accounts receivable, net	44,617	191,105

The movement of allowance for credit losses is as follows:

	For the years ended December 31,
	2022	2023
	RMB	RMB
Balance at beginning of the year	(268)	(268)
Addition in allowance for credit losses	-	(946)
Reversal in allowance for credit losses	-	268
Written off	-	15
Balance at end of the year	(268)	(931)

The Group recorded credit losses of nil and RMB946 for the years ended December 31, 2022 and 2023, respectively.

6.	Prepaid expenses and other current assets, net

Prepaid expenses and other current assets, net consist of the following:

	As of December 31,
	2022	2023
	RMB	RMB
Deductible input tax	5,119	5,960
Prepaid expenses (1)	543	3,807
Deposits	296	217
Others	205	131
Subtotal	6,163	10,115
Less: allowance for credit losses (2)	(536)	(536)
Total prepaid expenses and other current assets, net	5,627	9,579

(1)	Prepaid expenses mainly represent prepaid commissions for promotion services, rent, water and electricity expenses, communication expenses, maintenance premiums, and other expenses related to the daily operation of the enterprise.

(2)	Allowance for credit losses mainly include unrecoverable advertising funds, compensation, etc. No additional provision was made for the years ended December 31, 2022 and 2023.

LZ TECHNOLOGY HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

7.	Property and equipment, net

Property and equipment, net consists of the following:

	As of December 31,
	2022	2023
	RMB	RMB
Machinery equipment(1)	46,570	44,721
Office Equipment	3,135	3,221
Vehicles	713	713
Gross amount	50,418	48,655
Less: accumulated depreciation	(16,201)	(24,214)
Total property and equipment, net	34,217	24,441

(1)	The balance represented the community access control devices that the Group installed but did not sell.

(2)	Depreciation expenses for the years ended December 31, 2022 and 2023 were RMB9,025 and RMB9,183, respectively.

8.	Long-term investments

Long-term investments consist of equity investments accounted for using the equity method. The Group has significant influence over these investments but does not own a majority equity interest or otherwise control using the equity method.

The following table sets forth the changes in the Group’s long-term investments:

Investments accounted for using the equity method
RMB
Balance as of December 31, 2021	1,279
Receivable from disposal of investments	(1,727)
Income from disposal of investments	475
Loss from equity method investments	(27)
Balance as of December 31, 2022	-
Receivable from disposal of investments	-
Balance as of December 31, 2023	-

There is no addition of long-term investment for the year ended December 31, 2023.

9.	Short-term borrowings

The balance of short-term borrowings consists of the following:

	As of December 31,
	2022	2023
	RMB	RMB
Short-term borrowings from banks (1)
Wuxi Branch of Bank of Communications Co., Ltd (a)	5,000	-
Industrial Bank Co., Ltd. Xiamen Branch (b)	4,000	4,000
Xiamen Software Park branch of Agricultural Bank (c)	-	10,000
	9,000	14,000

Short-term borrowings from several third-party investors (the “Investors”) (2)	34,904	16,033
Short-term borrowings, total	43,904	30,033

(1)	Short-term borrowings from banks

Short-term borrowings from banks represent amounts due to various banks to be matured within one year. The principal of the borrowings is due at maturity. Accrued interest is due either monthly or quarterly. The bank borrowings are for working capital and capital expenditure purposes.

LZ TECHNOLOGY HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

9.	Short-term borrowings – Continued

(a)	On November 22, 2022, Wuxi Media entered into a loan agreement with Wuxi Branch of Bank of Communications Co., Ltd in the total amount of RMB5,000 with one-year term. The Group fully repaid during the year ended December 31, 2023.

(b)	On September 27, 2022, Xiamen Media initially entered into a loan agreement with Industrial Bank Co., Ltd. Xiamen Branch in the total amount of RMB4,000 with one-year term. The Group fully repaid during the year ended December 31, 2023. On September 15,2023, Xiamen Media entered into a loan agreement with Industrial Bank Co., Ltd. Xiamen Branch in the total amount of RMB4,000 with one-year term. The interest rate is composed of the one-year LPR interest rate on the date of signing the contract which is 3.45% and floating upward by 0.55%. As of December 31, 2023, no payment has been made. The Group will make bullet repayment when it is due.

(c)	On August 30, 2023, Xiamen Infinitism initially entered into a loan agreement with Xiamen Software Park branch of Agricultural Bank in the total amount of RMB10,000 with one-year term. On September 14, 2023 Xiamen Infinitism withdrew RMB 10 and on September 15, 2023, Xiamen Infinitism withdrew RMB 9,990 within one-year term. The interest rate is composed of the one-year LPR interest rate on the date of signing the contract which is 3.45% and floating downward by 0.05%. Zhang hongling, the wife of Chairman of LZ Technology, provides the loan with a collateral guarantee of her own property. As of December 31, 2023, no payment has been made. The Group will make bullet repayment when it is due.

Interest expenses were RMB54 and RMB417 for short-term borrowings for the years ended December 31, 2022 and 2023. The weighted average interest rates of bank borrowings were 3.36% and 3.40% per annum as of December 31, 2022 and 2023, respectively.

(2)	Short-term borrowings from third-party cooperators (the “Cooperators”)

In 2020 and 2021, the Group entered into joint operating agreements with 89 third-party companies facilitated by an investment institution named Tianjiu Shared Intelligent Enterprise Service (“Tianjiu”), who was responsible for brand promotion and identifying parties with whom the Group could cooperate with to provide advertising promotion services to customers (“Cooperators”), which resulted in generating a total of RMB95,790, which is equal to the amount of cash received under the joint operating agreements (the “Original Subscription Amount”). Under the joint operating agreements, (i) Cooperators purchased community access control devices (the “Devices”) from the Group; (ii) the Group operated the Devices for the Cooperators, including equipment installation, providing technical support, running advertisements, equipment maintenance and so on; (iii) joint operating agreements were valid for five years; (iv) the Cooperators should pay the price of the device in full (the “Original Subscription Amount”) at the beginning of the cooperation period; and (v) the Cooperators and the Group shared revenues generated from the Devices.

The Group considers the funds, in substance, as interest-free investments payable to the Cooperators on their demand based on the following reasons: i) the Cooperators signed the joint operating agreements with the intention to invest in the Group; ii) the Group maintains the control over the Devices and enjoy the economic benefits of the Devices; iii) the Group repaid the Original Subscription Amount in the form of revenue sharing distribution. No conversion feature nor redemption feature was specified in the joint operating agreements. Therefore, the Group recognized the Original Subscription Amount as liabilities and classified as short-term borrowing as of December 31, 2022 and 2023. There was no revenue recognized for the sale of Devices as the control of Devices has never been transferred to the Cooperators but resided within the Group as machinery equity (Note 7). Instead, the proceeds received was accounted for as short-term borrowings, which were expected to be repaid or to be converted into equity, on the demand of the Cooperators.

In 2022, 45 of the Cooperators decided to terminate their joint operating agreements, and among which 41 (the “Investors”) entered into investment agreements (the “Investment Agreements”) with the Group and its shareholder, and 4 needed to be repaid with the Original Subscription Amount. Under the Investment Agreements, the Investors would invest in the Group in exchange for equity interests of the Group, directly or indirectly. The total amount of investment was RMB37,831, in exchange for 4.119% equity interests of the Group. As part of the Investment Agreement, the Group would retain the ownership of the Devices from the Investors.

LZ TECHNOLOGY HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

9.	Short-term borrowings – Continued

In 2023, 20 of the Cooperators decided to terminate their joint operating agreements and invested into the Group in exchange for 1.74% equity interests of the Group indirectly. Among them, 8 Cooperators have completed the investment and total amount of RMB5,449 was invested into the Group’s equity, and 12 Cooperators purchased shares from an existing shareholder who indirectly holds equity interests of the Group. The Group repaid the short-term borrowings by paying the share transfer consideration of RMB8,277 to the existing shareholder on behalf of the 12 Cooperators. As of December 31, 2023, as the industrial and commercial change procedure has not yet been completed, the Group has not yet made the payment to the existing shareholder (Note 11).

As of December 31, 2023, there were still 24 Cooperators who have not signed the Investment Agreements or termination agreement. As of December 31, 2023, the Group had repaid the Original Subscription Amount in the amount of RMB28,200 in aggregate, for reduction of the borrowings.

As of the issuance date of this consolidation financial statements, there were other Cooperators who decided to terminate their joint operating agreements, see Note 16 Subsequent Events for details.

10.	Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consist of the following:

	As of December 31,
	2022	2023
	RMB	RMB
Accrued service fee (1)	1,274	2,600
Payables to employees	-	1,342
Accrued payroll and welfare	2,083	1,181
Other tax payable(2)	310	8,041
Deposit payables	154	155
Merchant settlement payable (3)	158	68
Others (4)	153	280
Total accrued expenses and other current liabilities	4,132	13,667

(1)	Accrued service fees represent service fees mainly includes operation and maintenance expenses, installation expenses, information technology service expenses and other expenses related to the daily operation.

(2)	Other tax payable mainly includes accrued output VAT payable.

(3)	Merchant settlement payable mainly includes the distribution commissions for e-commerce promotion services.

(4)	Others mainly including daily reimbursement expenses.

LZ TECHNOLOGY HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

11.	Related party transactions

The table below sets forth the major related parties and their relationships with the Group as of December 31, 2022 and 2023:

No.	Names of related parties	Relationship
1	Xiamen Yinshan Longchang Investment Partnership (Limited Partnership)	Shareholder of the Company
2	Cheng’s Investment Group Co., LTD. (Hainan)	Shareholder of the Company
3	Tianjiu Shared Intelligent Enterprise Service	Shareholder of the Company
4	Zhang Andong	BoD Chairman and General Manager of Lianzhang Menhu
5	Xiamen Yiju Tianxia Investment Partnership (Limited Partnership)	Shareholder of the Company
6	Xiamen Qiushi Intelligent Network Equipment Co., LTD	80% owned by Zhang Andong
7	Fujian Qiushi Intelligent Co., LTD	61% owned by CEO of the Company
8	Xiamen Qiushi Intelligent Network Technology Co., LTD	61% owned by CEO of the Company
9	Zhang Hongwei	Brother in law of Zhang Andong
10	Xiamen Rongguang Information Technology Co., Ltd.	95% owned by Zhang Hongwei
11	Fujian Henduoka Network Technology Co., Ltd.	95% owned by Xiamen Rongguang Information Technology Co., Ltd.
12	Xiamen Xueyoubang Network Technology Co.	5% held by Zhang Hongwei
13	Xiamen Qiushi Intelligence Software Co., LTD	80% owned by Zhang Andong
14	Xiamen Dongling Weiye investment partnership (limited partnership)	Shareholder of the Company
15	Xiamen Zhanghui investment co., LTD	Shareholder of Lianzhang New Community Construction and Development (Jiangsu) Co.
16	Zhang Runzhe	Chief Executive Officer and Director of LZ Technology

LZ TECHNOLOGY HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

11.	Related party transactions – Continued

The Group entered into the following transactions with related parties:

	For the years ended December 31,
	2022	2023
	RMB	RMB
Collection of loans to related parties
Xiamen Qiushi Intelligent Network Technology Co., LTD	20,647	83
Fujian Qiushi Intelligent Co., LTD	-	80,160
Xiamen Qiushi Intelligent Network Equipment Co., LTD	215	-
Xiamen Yinshan Longchang Investment Partnership (limited partnership)	3,980	3
Liu Jun	324	-
Cheng’s Investment Group Co., LTD. (Hainan)	-	5,800
Fujian Henduoka Network Technology Co., Ltd.	660	5,468
Total	25,826	91,514

Loans from related parties
Fujian Qiushi Intelligent Co., LTD	8,229	8,480
Xiamen Qiushi Intelligent Network Technology Co., LTD	5,682	1,450
Xiamen Qiushi Intelligent Network Equipment Co., LTD	4,937	61
Xiamen Dongling Weiye investment partnership (limited partnership)	-	8,400
Xiamen Xueyoubang Network Technology Co.	-	4,000
Xiamen Qiushi Intelligence Software Co., LTD	-	500
Liu Jun	26	-
Total	18,874	22,891

Repayment of loans from related parties
Fujian Qiushi Intelligent Co., LTD	31,858	8,480
Xiamen Qiushi Intelligent Network Technology Co., LTD	7,140	1,620
Xiamen Qiushi Intelligent Network Equipment Co., LTD	5,676	-
Xiamen Qiushi Intelligence Software Co., LTD	-	500
Xiamen Dongling Weiye investment partnership (limited partnership)	-	8,400
Xiamen Xueyoubang Network Technology Co.	-	4,000
Xiamen Yinshan Longchang Investment Partnership (limited partnership)	4,900	-
Liu Jun	1,217	27
Total	50,791	23,027

Payment of loans to related parties
Xiamen Qiushi Intelligent Network Technology Co., LTD	483	314
Fujian Qiushi Intelligent Co., LTD	-	95,305
Xiamen Xueyoubang Network Technology Co.	-	6,240
Cheng’s Investment Group Co., LTD. (Hainan)	-	10,800
Xiamen Yinshan Longchang Investment Partnership (limited partnership)	3,983	-
Liu Jun	403	-
Fujian Henduoka Network Technology Co., Ltd.	821	3,870
Total	5,690	116,529

LZ TECHNOLOGY HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

11.	Related party transactions – Continued

	For the years ended December 31,
	2022	2023
	RMB	RMB
Service and commodity purchase from related parties
Equipment procurement from related parties
Fujian Qiushi Intelligent Co., LTD	894	-
Xiamen Qiushi Intelligent Network Technology Co., LTD	120	3,049
	1,014	3,049
Sub-contract cost
Xiamen Xueyoubang Network Technology Co.	43,240	28,200
	43,240	28,200
Service fee paid to a related party
Tianjiu Shared Intelligent Enterprise Service Co., LTD	70	-
Fujian Henduoka Network Technology Co., Ltd.	-	256
	70	256
Rent, utilities and cleaning fees
Xiamen Qiushi Intelligent Network Equipment Co., LTD	523	743
	523	743
Total	44,847	32,248

	For the years ended December 31,
	2022	2023
	RMB	RMB
Transfer of Long-term investment
Xiamen Yinshan Longchang Investment Partnership (limited partnership)	1,726	-
Total	1,726	-

	For the years ended December 31,
	2022	2023
	RMB	RMB
Share Transfer
Xiamen Rongguang Information Technology Co., Ltd.	150	-
Zhang Hongwei	8	-
Total	158	-

	For the years ended December 31,
	2022	2023
	RMB	RMB
Disposal gain
Income from disposal of Fujian Henduoka Network Technology Co., Ltd.	4,318	-
Total	4,318	-

(a)	The Group had the following balances with related parties:

Accounts payable- a related party consisted of the following for the periods indicated:

		As of December 31,
		2022	2023
		RMB	RMB
Xiamen Qiushi Intelligent Network Technology Co., LTD	Service and commodity purchase from related parties	-	(741)
Xiamen Xueyoubang Network Technology Co.	Service and commodity purchase from related parties	(3,000)	-
Accounts payable- a related party		(3,000)	(741)

LZ TECHNOLOGY HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

11.	Related party transactions – Continued

Due from related parties consisted of the following for the periods indicated:

		As of December 31,
RPT	Nature	2022	2023
		RMB	RMB
Xiamen Qiushi Intelligent Network Equipment Co., LTD	Service and commodity purchase from related parties	118	231
Xiamen Xueyoubang Network Technology Co.	Loan to related parties	-	6,240
Xiamen Qiushi Intelligent Network Technology Co., LTD	Loan to related parties	20,855	231
Xiamen Yinshan Longchang Investment Partnership (limited partnership)	Loan to related parties	3	-
Fujian Qiushi Intelligent Co., LTD	Loan to related parties	-	15,145
Fujian Henduoka Network Technology Co., Ltd.	Loan to related parties	2,791	1,194
Cheng’s Investment Group Co., LTD. (Hainan)	Loan to related parties	-	5,000
Sun Qiang	Expenses paid on behalf of the Company	5	-
Xiamen Yinshan Longchang Investment Partnership (limited partnership)	Transfer of Long-term investment	1,723	-
Zhang Hongwei	Share Transfer	8	-
Xiamen Rongguang Information Technology Co., Ltd.	Share Transfer	150	-
Total		25,653	28,041
Less: allowance for credit losses		-	-
Due from related parties, net		25,653	28,041

Due to related parties consisted of the following for the periods indicated:

		As of December 31,
		2022	2023
		RMB	RMB
Tianjiu Shared Intelligent Enterprise Service	Service and commodity purchase from related parties	(48)	(48)
Xiamen Qiushi Intelligent Network Equipment Co., LTD	Service and commodity purchase from related parties	(276)	-
Xiamen Qiushi Intelligent Network Technology Co., LTD	Loan from related parties	(23,001)	(1,975)
Xiamen Qiushi Intelligent Network Equipment Co., LTD	Loan from related parties	(32)	(93)
Liu Jun	Loan from related parties	(184)	-
Zhang Runzhe	Expenses paid on behalf of the Company	(4)	-
Zhang Andong	Expenses paid on behalf of the Company	-	(448)
Fujian Henduoka Network Technology Co., Ltd.	Expenses paid on behalf of the Company	(296)	-
Xiamen Zhanghui investment co., LTD	Share Transfer	-	(8,277)
Due to related parties		(23,841)	(10,841)

The amount due to a related party are unsecured interest-free and repayable on demand.

On August 25,2023, Xiamen Lianzhanghui Intelligent Technology Co.,Ltd (“Xiamen Lianzhanghui”), Fujian Qiushi Intelligent Co., LTD (“Fujian Qiushi Intelligent”) and Xiamen Lianzhang Media Co., Ltd signed a credit and debt offset agreement, which stipulated the transfer of a creditor’s rights amounting to RMB20,855, originally held by Fujian Qiushi intelligent, to Xiamen Lianzhanghui. After the transfer, Fujian Qiushi intelligent’s debts owed to Xiamen Lianzhanghui were extinguished.

On November 20, 2023, Sun Qiang resigned from Lianzhang Menhu and on November 30,2023 Liu Jun resigned from Wuxian Zhuyi. Thus, Sun Qiang and Liu Jun were no longer deemed as the Group’s related parties relationships as of December 31,2023.

(b)	Guarantee

On August 3, 2022, Zhang Andong, Zhang Hongling, Xiamen Lianzhang Media Co., Ltd and Xiamen Lianzhanghui Intelligent Technology Co., Ltd. provided joint guarantees for the loans and borrowings of Fujian Qiushi Intelligent from July 25, 2022 to July 25, 2025. The total principal amount of the creditor’s rights does not exceed the credit limit of RMB 5,000 provided by the creditor to the debtor (the maximum amount including interest, liquidated damages, compensation and other amounts of the creditor’s rights is RMB 7,500). On August 15, 2022, Fujian Qiushi Intelligent withdrew RMB5,000 from the line of credit, which was fully repaid. On September 5,2023 Fujian Qiushi Intelligent has borrowed RMB 5,000 from Xiamen Bank, within one-year term. As of December 31, 2023, Fujian Qiushi Intelligent has borrowed RMB 5,000 from Xiamen Bank, a guaranteed maturity date of September 5, 2024.

On November 2, 2022, Zhang Andong, Xiamen Qiushi Intelligent Network Equipment Co., LTD, and Xiamen Lianzhanghui Intelligent Technology Co., Ltd. provided joint guarantees for the loans and borrowings of Fujian Qiushi Intelligent from November 4, 2022 to November 4, 2025. The total principal amount of the creditor’s rights does not exceed the credit limit of RMB 10,000 provided by the creditor to the debtor. As of December 31, 2023, Fujian Qiushi Intelligent has borrowed RMB 10,000 from Xiamen Bank, with a guaranteed maturity date of March 10, 2024.

LZ TECHNOLOGY HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

12.	Income tax

Cayman Islands

The Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. Additionally, upon payments of dividends by the Company to its shareholders, no Cayman withholding tax will be imposed.

British Virgin Islands (“BVI”)

Dongrun Technology is incorporated in the British Virgin Islands. Under the current laws of the British Virgin Islands, Dongrun Technology is not subject to tax on income or capital gains. Additionally, upon payments of dividends by the Company to its shareholders, no BVI withholding tax will be imposed.

Hong Kong

The Company’s subsidiary incorporated in Hong Kong is subject to profits tax in Hong Kong at the rate of 16.5%. According to Tax (Amendment) (No. 3) Ordinance 2018 published by Hong Kong government, effective April 1, 2018, under the two-tiered profits tax rates regime, the profits tax rate for the first HKD2 million of assessable profits will be lowered to 8.25% (half of the rate specified in Schedule 8 to the Inland Revenue Ordinance (IRO)) for corporations. The Group was not subject to Hong Kong profit tax for the years ended December 31, 2022 and 2023, respectively, as it did not have assessable profit during the periods presented.

PRC

Under the PRC Enterprise Income Tax Law (the “EIT Law”), the standard enterprise income tax rate for domestic enterprises and foreign invested enterprises is 25%. EIT grants preferential tax treatment to High and New Technology Enterprises (“HNTEs”) at a rate of 15%, subject to a requirement that they re-apply for HNTE status every three years.

The EIT Law also provides that an enterprise established under the laws of a foreign country or region but whose “de facto management body” is located in the PRC be treated as a resident enterprise for PRC tax purposes and consequently be subject to the PRC income tax at the rate of 25% for its global income. The Implementing Rules of the EIT Law merely define the location of the “de facto management body “as” the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, property, of a non-PRC company is located.”

According to Circular 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in the PRC and will be subject to PRC EIT on its worldwide income only if all of the following criteria are met: (1) the primary location of the day-to-day operational management is in the PRC; (2) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (3) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholders meeting minutes are located or maintained in the PRC; and (4) 50% or more of voting board members or senior executives habitually reside in the PRC.

Based on a review of surrounding facts and circumstances, the Group does not believe that it is likely that its operations outside of the PRC should be considered as a resident enterprise for the PRC tax purposes for the years ended December 31, 2022 and 2023. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, we could be subject to PRC tax at a rate of 25% on our worldwide income, which could materially reduce our net income, and we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders may be subject to PRC tax on gains realized on the sale or other disposition of ordinary shares, if such income is treated as sourced from within China. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to our non-PRC individual shareholders and any gain realized on the transfer of ordinary shares by such shareholders may be subject to PRC tax at a rate of 10% in the case of non-PRC enterprises or a rate of 20% in the case of non-PRC individuals unless a reduced rate is available under an applicable tax treaty. It is unclear whether non-PRC shareholders of our Company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ordinary shares.

LZ TECHNOLOGY HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

12.	Income tax – Continued

For qualified small and low-profit enterprises, from January 1, 2022 to December 31, 2022, 12.5% of the first RMB 1.0 million of the assessable profit before tax is subject to preferential tax rate of 20% and the 25% of the assessable profit before tax exceeding RMB 1.0 million but not exceeding RMB 3.0 million is subject to preferential tax rate of 20%. From January 1, 2023 to December 31, 2027, 25% of the first RMB 3.0 million of the assessable profit before tax is subject to the tax rate of 20%. For the years ended December 31, 2023, except for Lianzhang Menhu (Zhejiang) Holding Co., Ltd. and Lianzhang Portal Network Technology Co., the remaining subsidiaries are qualified small and low-profit enterprises, and thus are eligible for the above preferential tax rates for small and low-profit enterprises.

The following table sets forth current and deferred portion of income tax expense of the Company’s subsidiaries:

	For the years ended December 31,
	2022	2023
	RMB	RMB
Current income tax expenses	-	66
Deferred income tax expenses	-	2,302
Total	-	2,368

A reconciliation between the Group’s actual provision for income taxes and the provision at the PRC, mainland statutory rate is as follows:

	For the years ended December 31,
	2022	2023
	RMB	RMB
Loss before income tax	14,797	4,004
Expected taxation at PRC statutory tax rate	(3,699)	(1,001)
Effect of income tax rate differences	3,616	(292)
Research and development additional deduction	(498)	(878)
Effect of tax rate changes on deferred taxes	(3,961)	(4,234)
Non-deductible expenses	(110)	18
Income not subject to tax	(175)	-
Change in valuation allowance	4,827	8,755
Income tax expenses	-	2,368

The significant components of the net deferred tax assets are summarized below:

	As of December 31,
	2022	2023
	RMB	RMB
Deferred tax assets:
Net operating loss carried forward	19,506	27,145
Advertisement expense	37	37
Impairment/disposal of property and equipment	6,079	6,847
Deferred revenue	7,719	7,412
GAAP difference-others	53	392
Allowance for credit losses	126	335
Net off against deferred tax liabilities	-	(790)
Less: Valuation allowance	(33,520)	(41,378)
Total deferred tax assets, net	-	-

Deferred tax liabilities:
Unbilled revenue	-	(3,092)
Deferred tax liabilities	-	(3,092)
Net off against deferred tax assets	-	790
Deferred tax liabilities, net with deferred tax assets	-	(2,302)

LZ TECHNOLOGY HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

12.	Income tax – Continued

The Group operates through subsidiaries and valuation allowance is considered for each of the entities on an individual basis. The Group recorded valuation allowance against deferred tax assets of those entities that are in a cumulative financial loss position and are not forecasting profits in the near future as of December 31, 2022 and 2023. In making such determination, the Group also evaluates a variety of factors including the Group’s operating history, accumulated deficit, existence of taxable temporary differences and reversal periods. The Group has recognized a valuation allowance of RMB33,520 and RMB41,378 for the years ended December 31, 2022 and 2023, respectively.

Changes in valuation allowance are as follows:

	As of December 31,
	2022	2023
	RMB	RMB
Balance at beginning of the year	28,693	33,520
Additions	6,525	9,672
Decreases	(1,698)	(917)
Prior year true-up	-	(897)
Balance at end of the year	33,520	41,378

For entities incorporated in PRC mainland, net loss can be carried forward for five years, for entities qualified as HTNEs, net loss can be carried forward for ten years. As of December 31, 2022 and 2023, the Group had deferred tax assets of net operating loss carryforwards of approximately RMB19,506 and RMB27,145, respectively.

As of December 31, 2023, net operating loss carryforwards from PRC will expire, if unused, in the following amounts:

Net operating loss carryforwards due by schedule
RMB
2024	212
2025	2,287
2026	7,003
2027	25,376
2028	24,391
2029	13,321
2030	12,565
2031	9,223
2032	14,081
2033 and thereafter	-
Total	108,459

As of December 31, 2022 and 2023, the Company did not have any significant unrecognized uncertain tax positions and the Company does not believe that its unrecognized tax benefits will change over the next twelve months. For the years ended December 31, 2022 and 2023 the Company did not have any significant interest or penalties associated with uncertain tax positions. As of December 31, 2023, the tax years ended December 31, 2018 through 2022 for the Group’s subsidiaries in the PRC are generally subject to examination by the PRC tax authorities.

13.	Equity

Ordinary shares

On June 23, 2023, the Company issued 63,871,650 ordinary shares, comprised of (i) 9,589,248 Class A ordinary shares of par value US$0.0001 each and (ii) 54,282,402 Class B ordinary shares of par value US$0.0001 each. The issuance on June 23, 2023 and the share reorganization (Note1(b)) on June 23, 2023 were considered as being part of the reorganization of the Group completed on August 18 2023.

In May 2024, Dongling Technology Co., Ltd. (“Dongling Technology”) acquired 3.15% equity interest of Lianzhang Portal from Wuxi Xinqu Fin-tech Venture Capital Co., Ltd., one of the minority shareholders of Lianzhang Portal at the consideration of RMB23,692. On May 24, 2024, Dongling Technology transferred 3.15% equity interest of Lianzhang Portal to LZ Menhu at the consideration of RMB2,146.

LZ TECHNOLOGY HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

13.	Equity – Continued

Considering this transaction, the Company issued (i) 311,915 Class A Ordinary Shares, and (ii) 1,824,185 Class B Ordinary Shares to LZ Holdings. As of the date of issuance of the consolidated financial statements, there are 9,901,163 Class A Ordinary Shares, and 56,106,587 Class B Ordinary Shares issued and outstanding.

Upon completion of the acquisition, the Company controls 96.85% equity interest of Lianzhang Portal. Changes in controlling ownership interest that do not result in a loss of control of the subsidiary are accounted for in accordance with ASC 810, Any difference between the consideration paid by the parent to a non-controlling interest shareholder and the adjustment to the carrying amount of the non-controlling interest in the subsidiary is recognized directly in equity (i.e. additional paid-in capital) and attributable to the controlling interest.

On July 15, 2024, the Company effected a subdivision of each of its existing issued and unissued Ordinary Shares with a par value of $0.0001 each into four (4) shares with a par value of $0.000025 each. As a result of the Share Subdivision, the authorized share capital of the Company became $50,000 divided into 2,000,000,000 Ordinary Shares, consisting of 80,000,000 Class A Ordinary Shares and 1,920,000,000 Class B Ordinary Shares, with a par value of $0.000025 each. Additionally, the total number of the Company’s issued and outstanding Class A Ordinary Shares increased from 9,901,163 shares to 39,604,652 shares and issued and outstanding Class B Ordinary Shares increased from 56,106,587 shares to 224,426,348.

Immediately upon the completion of the Share Subdivision, the shareholders of the Company surrendered the following Ordinary Shares for no consideration and for cancellation: (i)17,104,652 Class A Ordinary Shares surrendered by LZ Holdings; (ii) 23,549,935 Class B Ordinary Shares surrendered by LZ Holdings; (iii) 10,779,690 Class B Ordinary Shares surrendered by BJ Tojoy Shared Enterprise Consulting Ltd; (iv) 25,913,094 Class B Ordinary Shares surrendered by Vanshion Investment Group Limited; (v)29,268,824 Class B Ordinary Shares surrendered by Youder Investment Group Limited; (vi) 2,175,444 Class B Ordinary Shares surrendered by Sing Family Investment Limited; and (vii) 5,239,361 Class B Ordinary Shares surrendered by Kim Full Investment Company Limited.

Upon the completion of the Share Surrender, the total number of issued and outstanding Class A Ordinary Shares of the Company was reduced from 39,604,652 to 22,500,000 shares and the total number of issued and outstanding Class B Ordinary Shares was reduced from 224,426,348 to 127,500,000. The ownership percentages of the Company’s shareholders remained the same after the Share Subdivision and Share Surrender. The Company has retrospectively reflected the Share Subdivision and Share Surrender in the consolidated financial statements in this report.

As of the date of issuance of the consolidated financial statements, there are 22,500,000 Class A Ordinary Shares and 127,500,000 Class B Ordinary Shares issued and outstanding.

Capital injection

For the year ended December 31, 2022, the Group obtains capital injection of RMB1,800 from Cheng’s and RMB21,964 from Huayuan Hengying (Xiamen) Equity Investment Partnership (limited partnership), respectively.

For the year ended December 31, 2023, the Group obtained capital injection of RMB47,500 from Jinfu No.1 (Huzhou) Equity Investment Partnership (Limited Partnership) and RMB 214 from Xiamen Yijutianxia Investment Partnership (Limited partnership), among which RMB44,674 attributable to LZ Technology Holdings Limited and RMB3,040 attributable to minority shareholders due to the change in shareholding ratio resulting from the capital injection.

Restricted net assets

A significant portion of the Group’s operations are conducted through its PRC (excluding Hong Kong) subsidiaries, the Company’s ability to pay dividends is primarily dependent on receiving distributions of funds from subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations, and after it has met the PRC requirements for appropriation to statutory reserves. The Group is required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the surplus reserve are made at the discretion of the Board of Directors. Paid-in capital of subsidiaries included in the Group’s consolidated net assets are also non-distributable for dividend purposes.

As a result of these PRC laws and regulations, the Company’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company. As of December 31, 2022 and 2023, net assets restricted in the aggregate, which include paid-in capital and additional paid-in capital of the Company’s subsidiaries, that are included in the Company’s consolidated net assets were approximately RMB168,144 and RMB218,284, respectively.

14.	Commitments and contingencies

(a)	Operating lease commitments

As of December 31, 2023, there were no unconditional purchase obligations, such as future lease payment under non-cancelable agreements, that have not been recognized on the balance sheet.

LZ TECHNOLOGY HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

14.	Commitments and contingencies – Continued

(b)	Contingencies

In the ordinary course of business, the Group may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Group records contingent liabilities resulting from such claims, when a loss is assessed to be probable and the amount of the loss is reasonably estimable. In the opinion of management, there were no significant pending or threatened claims and litigation as of December 31, 2023 and through the issuance date of these consolidated financial statements.

(c)	Unconditional purchase obligations

For the Retail Sales vertical, the Group entered into agreement with unconditional purchase obligations with suppliers. Details were as follows:

Products	Minimum purchase amounts	Period for completion
	RMB’000
Alcohol products	3,000	From July 1, 2023 to December 31, 2023
Alcohol products	3,500	From August 1, 2023 to December 31, 2023
Alcohol products	10,000	From August 1, 2023 to December 31, 2023
Alcohol products	50,000	From May 1, 2023 to December 31, 2024
Vouchers of hotel service	30,000	From January 1, 2023 to December 31, 2024
Vouchers of hotel service	800	From October 1, 2023 to December 31, 2024
Vouchers of hotel service	550	From October 1, 2023 to December 31, 2024
Vouchers of hotel service	600	From October 1, 2023 to December 31, 2024
Vouchers of hotel service	900	From October 1, 2023 to December 31, 2024
Vouchers of hotel service	400	From October 1, 2023 to December 31, 2024
Fruits and vegetables	1,500	From June 19, 2023 to December 31, 2023
Fruits and vegetables	2,500	From May 10, 2023 to December 31, 2023
Fruits and vegetables	2,800	From August 21, 2023 to December 31, 2023
Fruits and vegetables	15,000	From September 10, 2023 to December 31, 2023
Fruits and vegetables	6,000	From November 10, 2023 to December 31, 2024

As of December 31, 2023, we had fulfilled purchase amounts of alcohol products amounting to RMB64,238, vouchers of hotel service amounting to RMB27,694 and fruits and vegetables amounting to RMB26,342.

15.	Concentration of credit risk

Assets that potentially subject the Group to a significant concentration of credit risk primarily consist of cash, accounts receivable and other current assets. The maximum exposure of such assets to credit risk is their carrying amounts as at the balance sheet dates. As of December 31, 2022 and 2023, the aggregate amount of cash of RMB6,982 and RMB10,776 respectively, was held at major financial institutions in mainland PRC, where there RMB500 deposit insurance limit for a legal entity’s aggregated balance at each bank. To limit the exposure to credit risk relating to deposits, the Group primarily places cash deposits with large financial institutions in the PRC. The Group conducts credit evaluations of its customers and suppliers, and generally does not require collateral or other security from them, The Group establishes an accounting policy to provide for allowance for doubtful accounts based on the individual customer’s and supplier’s financial condition, credit history, and the current economic conditions. The Group conducts credit evaluations of its customers, and generally does not require collateral or other security from them. The Group evaluates its collection experience and long outstanding balances to determine the need for an allowance for credit losses. The Group conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.

The following table sets forth a summary of single customers who represent 10% or more of the Group’s total accounts receivable:

	As of December 31,
	2022	2023
Percentage of the Group’s accounts receivables
Customer A	51%	*
Customer B	25%	*
Customer C	*	20%
Customer D	*	10%

*	Represented the percentage below 10%

LZ TECHNOLOGY HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

15.	Concentration of credit risk – Continued

The following table sets forth a summary of single customers who represent 10% or more of the Group’s total revenue.

	As of December 31,
	2022	2023
Percentage of the Group’s total revenue
Customer A	32%	*
Customer E	28%	*
Customer B	25%	*

*	Represented the percentage below 10%

The following table sets forth a summary of single suppliers who represent 10% or more of the Group’s total purchases:

	As of December 31,
	2022	2023
Percentage of the Group’s total purchase
Supplier A	33%	*
Supplier B	29%	*
Supplier C	18%	*

*	Represented the percentage below 10%

	As of December 31,
	2022	2023
Percentage of the Group’s accounts payable
Supplier D	*	17%
Supplier A	64%	14%
Supplier E	*	12%

*	Represented the percentage below 10%

16.	Subsequent events

The Group has evaluated subsequent events through June 10, 2024, the date of issuance of the consolidated financial statements, except for the events mentioned below, the Group did not identify any subsequent events with material financial impact on the Group’s consolidated financial statements.

a) Termination of joint operating agreements with Cooperators

As of the issuance date of this consolidation financial statements, seven Cooperators decided to terminate their joint operating agreements and invested into the Group in exchange for equity interests of the Group indirectly. The total amount of investment was RMB6,500 in exchange of 0.42% equity interests of the Group. The seven Cooperators exchanged equity interests with existing shareholders.

b) Acquisition of non-controlling interests from a minority shareholder

In May 2024, Dongling Technology Co., Ltd. (“Dongling Technology”) acquired 3.15% equity interest of Lianzhang Portal from Wuxi Xinqu Fin-tech Venture Capital Co., Ltd., one of the minority shareholders of Lianzhang Portal at the consideration of RMB23,692. On May 24, 2024, Dongling Technology transferred 3.15% equity interest of Lianzhang Portal to LZ Menhu at the consideration of RMB2,146.

Considering this transaction, the Company issued (i) 311,915 Class A Ordinary Shares, and (ii) 1,824,185 Class B Ordinary Shares to LZ Holdings. As of the date of issuance of the consolidated financial statements, there are 9,901,163 Class A Ordinary Shares, and 56,106,587 Class B Ordinary Shares issued and outstanding.

Upon completion of the acquisition, the Company controls 96.85% equity interest of Lianzhang Portal. Changes in controlling ownership interest that do not result in a loss of control of the subsidiary are accounted for in accordance with ASC 810, Any difference between the consideration paid by the parent to a non-controlling interest shareholder and the adjustment to the carrying amount of the non-controlling interest in the subsidiary is recognized directly in equity (i.e. additional paid-in capital) and attributable to the controlling interest.

c) Incorporation of a new subsidiary

On May 23, 2024, Lianzhang Digital Technology (Xiamen) Co., Ltd established Lianzhang (Xiamen) Audiovisual Technology Co., Ltd. under the laws of PRC as its direct wholly-owned subsidiary.

LZ TECHNOLOGY HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

17.	Other subsequent event

On July 15, 2024, the Company’s shareholders and Board of Directors approved: (i) the Share Subdivision of each of its existing issued and unissued Ordinary Shares with a par value of $0.0001 each into four (4) shares with a par value of $0.000025 each, and (ii) the Share Surrender of the shareholders for no consideration and for cancellation, includes: 17,104,652 Class A Ordinary Shares surrendered by LZ Holdings, 23,549,935 Class B Ordinary Shares surrendered by LZ Holdings, 10,779,690 Class B Ordinary Shares surrendered by BJ Tojoy Shared Enterprise Consulting Ltd, 25,913,094 Class B Ordinary Shares surrendered by Vanshion Investment Group Limited, 29,268,824 Class B Ordinary Shares surrendered by Youder Investment Group Limited, 2,175,444 Class B Ordinary Shares surrendered by Sing Family Investment Limited, and 5,239,361 Class B Ordinary Shares surrendered by Kim Full Investment Company Limited.

As a result of the Share Subdivision, the authorized share capital of the Company became $50,000 divided into 2,000,000,000 Ordinary Shares, consisting of 80,000,000 Class A Ordinary Shares and 1,920,000,000 Class B Ordinary Shares, with a par value of $0.000025 each. Additionally, the total number of the Company’s issued and outstanding Class A Ordinary Shares increased from 9,901,163 shares to 39,604,652 shares and issued and outstanding Class B Ordinary Shares increased from 56,106,587 shares to 224,426,348. Upon the completion of the Share Surrender, the total number of issued and outstanding Class A Ordinary Shares of the Company was reduced from 39,604,652 to 22,500,000 shares and the total number of issued and outstanding Class B Ordinary Shares was reduced from 224,426,348 to 127,500,000.

The ownership percentages of the Company’s shareholders remained the same after the Share Subdivision and Share Surrender. The Company has retrospectively reflected the Share Subdivision and Share Surrender in the consolidated financial statements presented in this report. As of the date of issuance of the consolidated financial statements, there are 22,500,000 Class A Ordinary Shares and 127,500,000 Class B Ordinary Shares issued and outstanding.

18.	Condensed financial information of the parent company

The Company performed a test on the restricted net assets of consolidated subsidiary in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3), “General Notes to Financial Statements” and concluded that it was applicable for The Company to disclose the financial statements for the parent Company.

Condensed Balance Sheets

	As of December 31,
	2022	2023
	RMB	RMB
ASSETS
Investment in subsidiaries	13,918	57,553
Total assets	13,918	57,553

LIABILITIES
Investment deficit in subsidiaries	-	-
Total liabilities	-	-

Shareholders’ equity
Class A ordinary shares (par value of US$0.000025 per share; 80,000,000 Class A ordinary shares authorized, 21,791,187 Class A ordinary shares issued and outstanding as of December 31, 2022 and 2023, respectively)*	4	4
Class B ordinary shares (par value of US$0.000025 per share; 1,920,000,000 Class B ordinary shares authorized, 119,240,090 and 123,354,611 Class B ordinary shares issued and outstanding as of December 31, 2022 and 2023, respectively)*	21	22
Additional paid-in capital	168,162	218,284
Accumulated deficit	(154,269)	(160,757)
Total shareholders’ equity	13,918	57,553
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	13,918	57,553

*	Ordinary shares and shares data are presented on a retroactive basis to reflect the reorganization (Note 1(b)) and the Share Subdivision and the Share Surrender implemented on July 15,2024 (Note 13).

LZ TECHNOLOGY HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

18.	Condensed financial information of the parent company – Continued

Condensed Statements of operations and comprehensive income

	For the years ended December 31,
	2022	2023
	RMB	RMB
Operating loss:
Equity in loss of subsidiaries	(13,645)	(6,209)
Loss before income tax expense	(13,645)	(6,209)
Income tax expense	-	-
Net loss	(13,645)	(6,209)

Condensed Statements of Cash Flows

For the years ended December 31,
	2022	2023
	RMB	RMB
Cash flows from operating activities:
Net loss	(13,645)	(6,209)
Adjustments to reconcile net loss to net cash provided by operating activities:
Equity in loss of subsidiaries	13,645	6,209
Net cash provided by operating activities	-	-
Net cash provided by investing activities	-	-
Net cash provided by financing activities	-	-
Net increase in cash and cash equivalents	-	-
Cash and cash equivalents at beginning of year	-	-
Cash and cash equivalents at end of year	-	-

Class B Ordinary Shares

LZ Technology Holdings Limited

PROSPECTUS

EF Hutton LLC

[   ], 2024

Until [●], 2024 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

[Alternate Page for Resale Prospectus]

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 24, 2024

LZ Technology Holdings Limited

10,000,000 Class B Ordinary Shares

This prospectus relates to 10,000,000 Class B Ordinary Shares, $0.000025 par value per share (“Class B Ordinary Share(s)”), of LZ Technology Holdings Limited (“LZ Technology”) that may be sold from time to time by the Selling Shareholder named in this prospectus.

LZ Technology is not a Chinese operating company, but a Cayman Islands holding company with with substantially all of its operations in China, through its subsidiary, Lianzhang Portal Network Technology Co., Ltd., a company incorporated on September 10, 2014 in China. Throughout this prospectus, unless the context indicates otherwise, references to “LZ Technology” refer to LZ Technology Holdings Limited, the Cayman Islands holding company, and references to “we,” the “Company” or “our company” are to the combined business of LZ Technology and its consolidated subsidiaries.

We will not receive any proceeds from the sales of outstanding Class B Ordinary Shares by the Selling Shareholder.

Our issued and outstanding share capital consists of Class A ordinary shares, par value $0.000025 per share (the “Class A Ordinary Shares”), and Class B Ordinary Shares. Class A Ordinary Shares are entitled to ten (10) votes per share. Class B Ordinary Shares are entitled to one (1) vote per share. Pursuant to the Company’s current memorandum and articles of association, Class A Ordinary Shares are not convertible into Class B Ordinary Shares. The post offering memorandum and articles of association that will become effective and replace the current memorandum and articles of association upon the effectiveness of this registration statement, will make Class A Ordinary Shares convertible at the option of the holder into Class B Ordinary Shares on a 1:1 basis. Class A Ordinary Shares and Class B Ordinary Shares, collectively, are referred to as “Ordinary Shares” in this prospectus.

Prior to this offering, there has been no public market for either our Class A Ordinary Shares or Class B Ordinary Shares. We have applied for listing the Class B Ordinary Shares on the Nasdaq Capital Market under the symbol “LZMH.” We believe that upon the completion of this offering, we will meet the standards for listing the Class B Ordinary Shares on the Nasdaq Capital Market. We cannot guarantee that we will be successful in listing the Class B Ordinary Shares on the Nasdaq Capital Market; however, we will not complete this offering unless the Class B Ordinary Shares are so listed.

No sales of the Class B Ordinary Shares covered by this prospectus will occur until the Class B Ordinary Shares begin trading on the Nasdaq Capital Market. Once our Class B Ordinary Shares are listed on the Nasdaq, any shares sold by the Selling Shareholder will occur at prevailing market prices or privately negotiated prices. The Selling Shareholder may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder, the purchasers of the shares, or both. Any participating broker-dealers and any Selling Shareholders who are affiliates of broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions or discounts given to any such broker-dealer or affiliates of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act of 1933, as amended. The Selling Shareholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute its Class B Ordinary Shares. See “Plan of Distribution” for a more complete description of the ways in which the shares may be sold.

Investing in our Class B Ordinary Shares involves a high degree of risk. See “Risk Factors” beginning on page 21 of the Public Offering Prospectus for a discussion of information that should be considered in connection with an investment in our Class B Ordinary Shares.

We are an “emerging growth company” and a “foreign private issuer” as defined under the U.S. federal securities laws, and, as such, are eligible for reduced public company reporting requirements for this and future filings. As of the date of this prospectus, our founder and Chairman, Mr. Andong Zhang, the beneficial owner of all of our outstanding Class A Ordinary Shares and 65,065,243 Class B Ordinary Shares, held approximately 82.29% of the voting power of our outstanding share capital. Following this offering, taking into consideration the Class B Ordinary Shares expected to be offered hereby, Mr. Andong Zhang will retain controlling voting power in the Company based on having approximately 80.02% (or approximately 79.69% if the underwriters exercise the over-allotment option in full) of all voting rights and we will meet the definition of a “controlled company” under the corporate governance standards for Nasdaq listed companies. As a “controlled company,” we will be eligible to utilize certain exemptions from the corporate governance requirements of the Nasdaq Stock Market although we do not intend to avail ourselves of these exemptions. See “Prospectus Summary—Implications of Being an Emerging Growth Company,” “Prospectus Summary—Implications of Being a Foreign Private Issuer” and “Prospectus Summary—Implications of Being a Controlled Company.”

INVESTORS PURCHASING SECURITIES IN THIS OFFERING ARE PURCHASING SECURITIES OF LZ Technology, A CAYMAN ISLANDS HOLDING COMPANY, RATHER THAN SECURITIES OF LZ Technology’s SUBSIDIARIES THAT CONDUCT SUBSTANTIVE BUSINESS OPERATIONS IN CHINA. This structure involves unique risks to investors aND investors may never hold equity interests in the Chinese operating companies. Chinese regulatory authorities could disallow this structure, which would likely result in a material change in OUR operations and/or a material change in the value of the securities WE are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless. See “Risk Factors—Risks Related to Doing Business in China” beginning on page 21. LZ Technology is not a Chinese operating company but rather a holding company incorporated in the Cayman Islands. Because LZ Technology has no material operations of its own, we conduct all of our operations through the operating entities established in China, or the PRC, primarily Lianzhang Portal Network Technology Co., Ltd. (“Lianzhang Portal”), LZ Technology’s 96.85% owned indirect subsidiary and Lianzhang Portal’s subsidiaries. All of our subsidiaries are controlled by LZ Technology through direct or indirect equity ownership and we do not have a variable interest entities (“VIE”) structure. For a description of our corporate structure, see “Our Corporate History and Structure” beginning on page 8.

You are specifically cautioned that there are significant legal and operational risks associated with having substantially all of our operations in China, including risks related to the legal, political and economic policies of the Chinese government, the relations between China and the United States, and applicable PRC and United States regulations, which risks could result in a material change in our operations and/or cause the value of the Class B Ordinary Shares to significantly decline or become worthless and affect LZ Technology’s ability to offer or continue to offer its securities to investors. Moreover, the Chinese regulatory authorities may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our PRC subsidiaries’ operations at any time. Recent statements by the Chinese regulatory authorities indicate an intent to strengthen oversight and control over offerings conducted overseas and/or foreign investment in China-based issuers, including without limitation, the cybersecurity review and regulatory review requirements for overseas listing by Chinese companies, whether or not through an offshore holding company. The PRC regulatory authorities also initiated a series of actions and statements to regulate business operations in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement.

On February 17, 2023, the China Securities Regulatory Commission (“CSRC”) promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and five supporting guidelines (collectively, the “Overseas Listing Rules”), which came into effect on March 31, 2023. We are required to make a filing with the CSRC for this offering under the Trial Measures. We submitted the required filing materials to the CSRC on August 29, 2023, and obtained the final confirmation from the CSRC regarding the completion of the filing process on April 30, 2024. Notwithstanding the foregoing, as of the date of this prospectus, according to our PRC counsel, Beijing Hylands Law Firm, no other relevant PRC laws or regulations in effect require that we obtain permission from any PRC authorities to issue securities to foreign investors, and we have not received any inquiry, notice, warning, sanction, or any regulatory objection to this offering from the CSRC, the CAC, or any other PRC authorities that have jurisdiction over our operations. See “Risk Factors—Risks Related to Doing Business in China” beginning on page 21 of this prospectus for a discussion of these legal and operational risks that should be considered before making a decision to purchase the Class B Ordinary Shares.

Furthermore, as more stringent standards have been imposed by the U.S. Securities and Exchange Commission (the “SEC”) and the Public Company Accounting Oversight Board (the “PCAOB”) recently, LZ Technology’s securities may be prohibited from trading if our auditor cannot be fully inspected. Pursuant to the Holding Foreign Companies Accountable Act (the “HFCA Act”) enacted in 2020, if the auditor of a U.S. listed company’s financial statements is not subject to PCAOB inspections for three consecutive “non-inspection” years, the SEC is required to prohibit the securities of such issuer from being traded on a U.S. national securities exchange, such as NYSE and Nasdaq, or in U.S. over-the-counter markets. On December 23, 2022, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. On December 16, 2021, the PCAOB issued its determination that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in China, because of positions taken by authorities in the jurisdiction, and the PCAOB included in the report of its determination a list of the accounting firms that are headquartered in China. This list does not include our auditor, Marcum Asia CPAs LLP. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”) governing inspections and investigations of accounting firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB made a statement announcing that it was able, in 2022, to inspect and investigate completely issuer audit engagements of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong. However, uncertainties still exist as to whether the PCAOB will have continued access for complete inspections and investigations in the future. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCA Act if needed.

While our auditor is based in the U.S. and is registered with PCAOB and subject to PCAOB inspection, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a jurisdiction outside the United States, then such lack of inspection could cause our securities to be delisted from the stock exchange. See “Risk Factors—Risks Related to Doing Business in China—The recent joint statement by the SEC, proposed rule changes submitted by Nasdaq, and acts passed by the U.S. Senate and the U.S. House of Representatives, all call for additional and more stringent criteria to be applied to U.S.-listed companies with significant operations in China. These developments could add uncertainties to our listing, future offerings, business operations, share price and reputation” on page 24. We cannot assure you that Nasdaq or regulatory agencies will not apply additional or more stringent requirements to us. Such uncertainty could cause the market price of the Class B Ordinary Shares to be materially and adversely affected.

Funds may be transferred among LZ Technology and its subsidiaries in the following manners: (1) funds may be transferred to Lianzhang Menhu (Zhejiang) Holding Co., Ltd., a wholly foreign-owned enterprise (the “WFOE” or “LZ Menhu”) from LZ Technology as needed through our subsidiaries in the BVI and/or Hong Kong in the form of capital contribution or shareholder loan, as the case may be; (2) dividends or other distributions may be paid by the WFOE to LZ Technology through our subsidiaries in Hong Kong and the BVI; and (3) our PRC subsidiaries may lend to and borrow from each other from time to time for business operation purposes. LZ Technology, our subsidiaries in BVI and Hong Kong are permitted under PRC laws and regulations to provide funding to our subsidiaries in the form of loans or capital contributions, provided that the applicable governmental registration and approval requirements are satisfied. In the future, cash proceeds raised from financings conducted outside of China, including this offering, may be transferred by LZ Technology to our PRC subsidiaries via capital contribution or shareholder loans, as the case may be. As a holding company, LZ Technology may rely on dividends and other distributions on equity paid by our PRC operating subsidiaries for its cash and financing requirements. Current PRC regulations permit PRC companies to distribute dividends only out of their accumulated profits, and additionally, PRC companies are required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of the company’s registered capital. Funds under such reserve is not distributable as cash dividends. The articles of association of each of our PRC subsidiaries contain provisions that incorporate the foregoing legal restrictions on distribution of dividends under PRC regulations. In addition, if any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends. None of our subsidiaries has made any dividends or other distributions to LZ Technology as of the date of this prospectus. As of the date of this prospectus, neither LZ Technology nor its subsidiaries have made any dividend or distribution to U.S. investors.  LZ Technology and its subsidiaries currently do not have plans to distribute earnings in the foreseeable future. See “Prospectus Summary—Transfer of Funds Through Our Organization” beginning on page 13, “Dividend Policy” on page 51 and the consolidated financial statements and the accompanying footnotes beginning on page F-1 of this prospectus.

As of the date of this prospectus, no cash flows or transfers of other assets have occurred between LZ Technology, our Cayman Islands holding company, and its subsidiaries. However, funds are sometimes transferred among our PRC subsidiaries for working capital purposes. As advised by our PRC counsel, Beijing Hylands Law Firm, the PRC regulations allow affiliated companies to provide each other operating funds through loans, provided that such loans should have a clear term and the interest rate does not exceed the legal maximum limits stipulated by relevant laws or regulations. Currently, other than complying with the applicable PRC laws and regulations, we do not have our own cash management policy and procedures that dictate how funds are transferred. See “Prospectus Summary—Transfer of Funds Through Our Organization” beginning on page 13. While there are currently no foreign exchange restrictions affecting the transfer of funds or assets among LZ Technology, the BVI Subsidiary and the HK Subsidiary, if relevant PRC regulations change, such funds or assets may not be available due to the PRC government’s interventions in or imposition of restrictions on the transfer of funds by our PRC subsidiaries to LZ Technology, whether directly or through HK and/or BVI Subsidiaries, which may adversely affect our business, financial condition and results of operations. See “Risk Factors—Risks Related to Doing Business in China—Currency conversion policies may limit the Company’s ability to utilize the Company’s revenues effectively and affect the value of your investment” on page 26.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2024

[Alternate Page for Resale Prospectus]

The Offering

Class B Ordinary Shares offered by the Selling Shareholder:	This prospectus relates to 10,000,000 Class B Ordinary Shares that may be sold from time to time by the Selling Shareholder named in this prospectus.

Sale Price	No sales of the Class B Ordinary Shares covered by this prospectus will occur until the Class B Ordinary Shares begin trading on the Nasdaq Capital Market. Once our Class B Ordinary Shares are listed on the Nasdaq, any shares sold by the Selling Shareholder will occur at prevailing market prices or privately negotiated prices.

Ordinary Shares outstanding:*	22,500,000 Class A Ordinary Shares and 137,500,000 Class B Ordinary Shares (or 139,000,000 Class B Ordinary Shares if the underwriters exercise the over-allotment option in full).

Use of proceeds:	We will not receive any proceeds from the sales of outstanding Class B Ordinary Shares by the Selling Shareholder.

Risk factors:	Investing in our Class B Ordinary Shares involves risks and purchasers of our Class B Ordinary Shares may lose part or all of their investment. See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in our Class B Ordinary Shares.

Lock-up	The underwriters have agreed to waive the lock-up requirement for the 10,000,000 Class B Ordinary Shares being sold by the Selling Shareholder.

*	The number of Class B Ordinary Shares outstanding excludes:

●	15,000,000 Class B Ordinary Shares that are reserved for issuance under our 2024 Equity Incentive Plan; and

●	7,500,000 Class B Ordinary Shares issuable upon the exercise of the JW Warrant.

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[Alternate Page for Resale Prospectus]

USE OF PROCEEDS

We will not receive any proceeds from the sale of Class B Ordinary Shares by the Selling Shareholder.

The Selling Shareholder will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

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[Alternate Page for Resale Prospectus]

SELLING SHAREHOLDER

We are registering Class B Ordinary Shares in order to permit the Selling Shareholder to offer the shares for resale from time to time. Except for the ownership of these securities or as otherwise disclosed below, the Selling Shareholder has not had any material relationship with us within the past three years and based on the information provided to us by the Selling Shareholder, the Selling Shareholder is neither a broker-dealer nor an affiliate of a broker-dealer.

Andong Zhang is the director of LZ Digital Technology Holdings Co., Ltd, or LZ Holdings, has voting and dispositive power over the securities held by it, and is deemed to be the beneficial owner of such securities. Andong Zhang is our founder, Chairman of the Board and controlling shareholder. For more details, please see the section captioned “Corporate History and Structure.”

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any Class B Ordinary Shares that such person or any member of such group has the right to acquire within sixty (60) days of the date of this prospectus. For purposes of computing the percentage of outstanding Class B Ordinary Shares held by each person or group of persons named below, any shares that such person or persons has the right to acquire within sixty (60) days of the date of this prospectus are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

The table below lists the Selling Shareholder and other information regarding the beneficial ownership of Class B Ordinary Shares by the Selling Shareholder. The second column lists the number of Class B Ordinary Shares beneficially owned by the Selling Shareholder. The third column lists the shares of Class B Ordinary Shares being offered by this prospectus by the Selling Shareholder.

The Selling Shareholder can offer all, some or none of their Class B Ordinary Shares. See “Plan of Distribution.” We therefore have no way of determining the number of Class B Ordinary Shares the Selling Shareholder will hold after this offering. Therefore, the fourth and fifth columns assume that the Selling Shareholder will sell all Class B Ordinary Shares covered by this prospectus.

	Class B Ordinary Shares Beneficially Owned Prior to this		Number of Shares Being	Class B Ordinary Shares Beneficially Owned After this Offering
Name of Selling Shareholder	Offering		Offered	Shares	Percent(1)
LZ Digital Technology Holdings Co., Ltd(2)	30,978,337	(2)	10,000,000	—	—

(1)	Applicable percentage ownership of the class after this offering is based on 127,500,000 Class B Ordinary Shares deemed to be outstanding as of the date of this prospectus.

(2)	Excludes 22,500,000 Class A Ordinary Shares held by LZ Digital Technology Holdings Co., Ltd, or LZ Holdings. Pursuant to the Company’s current memorandum and articles of association, Class A Ordinary Shares are not convertible into Class B Ordinary Shares. The post offering memorandum and articles of association that will become effective and replace the current memorandum and articles of association upon the effectiveness of this registration statement, will make Class A Ordinary Shares convertible at the option of the holder into Class B Ordinary Shares on a 1:1 basis. Each Class A Ordinary Share is entitled to ten (10) votes and each Class B Ordinary Share is entitled to one (1) vote. Andong Zhang is the director of LZ Holdings, has voting and dispositive power over the securities held by it, and is deemed to be the beneficial owner of such securities. The address of the registered office of LZ Holdings is offices of Sertus Incorporations (BVI) Limited, Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

The underwriters have agreed to waive the lock-up requirement for the 10,000,000 Class B Ordinary Shares being sold by the Selling Shareholder.

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[Alternate Page for Resale Prospectus]

PLAN OF DISTRIBUTION

The Selling Shareholder and any of its pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of its Class B Ordinary Shares being offered pursuant to this Resale Prospectus on any stock exchange, market or trading facility on which our Class B Ordinary Shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholder may use any one or more of the following methods when disposing of shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Shareholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended, or the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

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In connection with the sale of the securities or interests therein, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incidental to the registration of the securities. We have agreed to indemnify the Selling Shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The resale securities covered hereby will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Class B Ordinary Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Class B Ordinary Shares by the Selling Shareholder or any other person. We will make copies of this prospectus available to the Selling Shareholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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LEGAL MATTERS

Bevilacqua PLLC has acted as our counsel in connection with the preparation of this prospectus. The validity of the Class B Ordinary Shares covered by this prospectus and certain other legal matters as to Cayman Islands law will be passed upon by Conyers Dill & Pearman. Legal matters as to PRC law will be passed upon for us by Beijing Hylands Law Firm.

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Class B Ordinary Shares

LZ Technology Holdings Limited

RESALE PROSPECTUS

Through and including (the 25th day after the date of this prospectus), all dealers that effect transactions in our Class B Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The post offering memorandum and articles of association of LZ Technology provide that LZ Technology shall indemnify its directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, wilful default or fraud, in or about the conduct of LZ Technology’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such person in defending (whether successfully or otherwise) any civil proceedings concerning LZ Technology or its affairs in any court whether in the Cayman Islands or elsewhere.

Under the form of indemnification agreement filed as an exhibit to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement filed as an exhibit to this registration statement will also provide for indemnification by the underwriter of us and our officers and directors for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered sales of our securities since our inception on November 23, 2022.

All of these sales were exempt from registration under the Securities Act by reason of Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering, or were exempt from registration pursuant to Regulation S. The recipients of securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities, and appropriate legends were affixed to the share certificates issued in such transactions and there were no investors who are citizens or residents of the United States. We relied on information from purchasers that they were accredited investors and/or such investors were provided adequate information and were otherwise determined to be suitable. In all cases, there was no public solicitation. The issuances of the securities described below were effected without the involvement of underwriters.

Upon LZ Technology’s incorporation on November 23, 2022, it had an authorized share capital of $50,000 divided into 50,000 shares of a par value of $1.00 each. On November 23, 2022, one ordinary share, par value of $1.00, was allotted and issued to the initial subscriber, Sertus Nominees (Cayman) Limited, who transferred the share to LZ Holdings, on the same day. In addition, an additional 49,999 ordinary shares, par value of $1.00 each, were allotted and issued to LZ Holdings for a total consideration of $49,999. As a result, LZ Technology had 50,000 ordinary shares, par value of $1.00 each, issued and outstanding on November 23, 2022.

On June 23, 2023, LZ Technology repurchased 49,999 ordinary shares, $1.00 par value, from LZ Holdings for $49,999. LZ Technology paid the purchase price out of its capital and the repurchased shares were immediately cancelled. As a result of the repurchase, LZ Technology had one ordinary share, $1.00 par value issued and outstanding, which was owned by LZ Holdings.

Immediately following the above repurchase of shares, each issued and unissued share of LZ Technology, par value of $1.00 was subdivided into 10,000 shares, par value of $0.0001 each. As a result of the subdivision, the authorized share capital of LZ Technology changed from $50,000 divided into 50,000 shares with a par value of $1.00 each to $50,000 divided into 500,000,000 shares with a par value of $0.0001 each. In addition, immediately after the subdivision, the authorized share capital of LZ Technology was re-classified and re-designated into $50,000 divided into 20,000,000 Class A Ordinary Shares, par value of $0.0001 each and 480,000,000 Class B Ordinary Shares, par value of $0.0001 each. The then issued, post-subdivision 10,000 ordinary shares owned by LZ Holdings, were re-classified and re-designated as 10,000 Class A Ordinary Shares.

Following the re-classification and re-designation referred to above, LZ Technology allotted and issued the following shares:

●	9,579,248 Class A Ordinary Shares to LZ Holdings for $957,9248;

●	11,807,883 Class B Ordinary Shares to LZ Holdings for $1180.7883;

●	6,239,909 Class B Ordinary Shares to BJ Tojoy Shared Enterprise Consulting Ltd for $623.9909;

●	15,000,000 Class B Ordinary Shares to Vanshion Investment Group Limited (万盛投资集团有限公司)for $1,500;

●	16,942,491 Class B Ordinary Shares to Youder Investment Group Limited (友达投资集团有限公司)for $1,694.2491;

●	1,259,273 Class B Ordinary Shares to Sing Family Investment Limited for $125.9273; and

●	3,032,846 Class B Ordinary Shares to Kim Full Investment Company Limited for $303.2846.

Upon completion of the above reorganization, the authorized share capital of LZ Technology became $50,000 divided into 500,000,000 shares of a nominal or par value of $0.0001 each, comprising of 20,000,000 Class A Ordinary Shares of a par value of $0.0001 each and 480,000,000 Class B Ordinary Shares of a par value of $0.0001 each. As of June 23, 2023, there were 9,589,248 Class A Ordinary Shares and 54,282,402 Class B Ordinary Shares issued and outstanding.

On May 24, 2024, Dongling Technology transferred 3.15% of Lianzhang Portal it acquired from Wuxi Fin-tech to our WFOE, LZ Menhu. Considering this transaction, LZ Technology’s board of directors amended the the June 2023 Resolutions to change the numbers of Class A and Class B Ordinary Shares allotted and issued to LZ Holdings: (i) from 9,579,248 Class A Ordinary Shares to 9,891,163 Class A Ordinary Shares, and (ii) from 11,807,883 Class B Ordinary Shares to 13,632,068 Class B Ordinary Shares. On May 24, 2024, we issued 311,915 Class A Ordinary Shares and 1,824,185 Class B Ordinary Shares to LZ Holdings. For more information, please see “Corporate History and Structure—Lianzhang Portal’s Minority Shareholder.”

As of May 24, 2024, there were 9,901,163 Class A Ordinary Shares, and 56,106,587 Class B Ordinary Shares issued and outstanding.

On July 15, 2024, LZ Technology effected a subdivision of each of its existing issued and unissued Ordinary Shares with a par value of $0.0001 each into four (4) shares with a par value of $0.000025 each. As a result of the Share Subdivision, the authorized share capital of the Company became $50,000 divided into 2,000,000,000 Ordinary Shares, consisting of 80,000,000 Class A Ordinary Shares and 1,920,000,000 Class B Ordinary Shares, with a par value of $0.000025 each. Additionally, the total number of the Company’s issued and outstanding Class A Ordinary Shares increased from 9,901,163 shares to 39,604,652 shares and issued and outstanding Class B Ordinary Shares increased from 56,106,587 shares to 224,426,348.

Immediately upon the completion of the Share Subdivision, the shareholders of LZ Technology surrendered the following Ordinary Shares for no consideration and for cancellation:

●	17,104,652 Class A Ordinary Shares surrendered by LZ Holdings;

●	23,549,935 Class B Ordinary Shares surrendered by LZ Holdings;

●	10,779,690 Class B Ordinary Shares surrendered by BJ Tojoy Shared Enterprise Consulting Ltd;

●	25,913,094 Class B Ordinary Shares surrendered by Vanshion Investment Group Limited (万盛投资集团有限公司);

●	29,268,824 Class B Ordinary Shares surrendered by Youder Investment Group Limited (友达投资集团有限公司);

●	2,175,444 Class B Ordinary Shares surrendered by Sing Family Investment Limited; and

●	5,239,361 Class B Ordinary Shares surrendered by Kim Full Investment Company Limited.

Upon the completion of the Share Surrender, the total number of issued and outstanding Class A Ordinary Shares of LZ Technology was reduced from 39,604,652 to 22,500,000 shares and the total number of issued and outstanding Class B Ordinary Shares was reduced from 224,426,348 to 127,500,000. The ownership percentages of LZ Technology’s shareholders remained the same after the Share Subdivision and Share Surrender. We have retrospectively reflected the Share Subdivision and Share Surrender in all financial periods presented in this prospectus.

As of the date of this prospectus, there are 22,500,000 Class A Ordinary Shares and 127,500,000 Class B Ordinary Shares issued and outstanding.

On July 15, 2024, in consideration for business consulting services to be provided by JW, commencing on July 15, 2024 and ending on the fourth (4th) anniversary of the date on which the Class B Ordinary Shares begin trading on the Nasdaq, LZ Technology issued JW a pre-funded warrant to purchase 7,500,000 Class B Ordinary Shares. The JW Warrant has an exercise price of $0.01 per share and provides for piggyback registration rights with respect to the Class B Ordinary Shares issuable upon exercise of the JW Warrant, excluding this registration in connection with the Company’s initial public offering. The JW Warrant will vest in five (5) equal annual installments over a four-year period with the first 20% vesting and becoming exercisable on the date the Class B Ordinary Shares begin trading on the Nasdaq. The JW Warrant is subject to a limitation on beneficial ownership to 4.99% of the Company’s Class B Ordinary Shares that would be outstanding immediately after exercise. The JW Warrant and the Class B Ordinary Shares issuable upon exercise thereof are subject to the 180-day lock-up required by the underwriters in connection with this offering. A copy of the JW Warrant is filed as an exhibit to this registration statement and the description above is qualified in its entirety by reference to the full text of such exhibit.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description
1.1**	Form of Underwriting Agreement
3.1	Amended and Restated Memorandum and Articles of Association of the registrant (currently effective)
3.2	Form of Second Amended and Restated Memorandum and Articles of Association of the registrant (to be effective upon the effectiveness of this registration statement)
4.1	Form of Prefunded Class B Ordinary Shares Purchase Warrant, dated July 15, 2024 (included in Exhibit 10.11)
5.1	Opinion of Conyers Dill & Pearman regarding the validity of the Class B Ordinary Shares being registered
8.1	Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters
8.2	Opinion of Beijing Hylands Law Firm regarding certain PRC tax matters (included in Exhibit 99.2)
8.3	Opinion of Potomac Law Group regarding certain U.S. tax matters
10.1**	Form of Indemnification Agreement between the Registrant and its directors and executive officers
10.2†**	Form of Employment Agreement between the Registrant and its executive officers
10.3**	Business Cooperation Agreement between Fujian Henduoka Network Technology Co., Ltd. and Lianzhang Portal Network Technology Co., Ltd., dated January 1, 2023
10.4**	Platform Service Agreement between Xiamen Infinity Network Technology Co., Ltd. and Fujian Henduoka Network Technology Co., Ltd. dated December 1, 2022
10.5**	Strategic Cooperation Framework Agreement between Guangzhou Xie Lv Information Technology Co., Ltd. and Xiamen LianZhang Culture Media Co., Ltd. dated June 5, 2022
10.6**	Form of Advertising Placement Agreement between East Entertainment (Fujian) Culture Media Co., Ltd. and LianZhang Media Co., Ltd.
10.7**	Form of Baidu Alliance Membership Registration Agreement between LianZhang Media Co., Ltd. and Beijing Baidu Netcom Science Technology Co., Ltd.
10.8	LZ Technology Holdings Limited 2024 Equity Incentive Plan
10.9	Form of Share Option Agreement for LZ Technology Holdings Limited 2024 Equity Incentive Plan
10.10	Form of Restricted Share Unit Award Agreement for LZ Technology Holdings Limited 2024 Equity Incentive Plan
10.11	Consulting Agreement between the registrant and JW Investment Management Limited dated July 15, 2024
21.1**	List of subsidiaries of the registrant
23.1	Consent of Marcum Asia CPAs LLP
23.2	Consent of Conyers Dill & Pearman (contained in Exhibits 5.1 and 8.1)
23.3	Consent of Beijing Hylands Law Firm (included in Exhibit 99.2)
23.4	Consent of Potomac Law Group (included in Exhibit 8.3)
99.1**	Code of Ethics and Business Conduct of the registrant
99.2	Opinion of Beijing Hylands Law Firm regarding certain PRC law matters
99.3**	Consent of Independent Director Chung Chi Ng
99.4**	Consent of Independent Director Qisheng You
99.5**	Consent of Independent Director Li Zhang
99.6**	Audit Committee Charter
99.7**	Compensation Committee Charter
99.8**	Nominating and Corporate Governance Committee Charter
99.9**	Consent of Frost & Sullivan
107	Filing Fee Table

**	Previously filed
†	Executive Compensation Plan or Agreement

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a)	The undersigned Registrant hereby undertakes:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huzhou, China, on the 24th day of July, 2024.

LZ Technology Holdings Limited

By:	/s/ Runzhe Zhang
Name:	Runzhe Zhang
Title:	Chief Executive Officer

Signature	Title	Date

/s/ Runzhe Zhang	Chief Executive Officer (Principal Executive Officer) and Director	July 24, 2024
Runzhe Zhang

/s/ Weihua Chen	Chief Financial Officer (Principal Financial and Accounting Officer)	July 24, 2024
Weihua Chen

/s/ Andong Zhang	Chairman of the Board of Directors	July 24, 2024
Andong Zhang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of LZ Technology Holdings Limited has signed this registration statement or amendment thereto in New York on July 24, 2024.

Cogency Global Inc.
Authorized U.S. Representative

By:	/s/ Colleen A De Vries
Name:	Colleen A De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.